As filed with the Securities and Exchange Commission on November 14, 2025.
Registration No. 333-290778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Akston Biosciences Corporation
(Exact name of registrant as specified in its charter)

Delaware	2834	45-4562397
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Akston Biosciences Corporation
100 Cummings Center, Suite 454C
Beverly, MA 01915
(978) 969-3381
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Todd C. Zion, Ph.D.
President and Chief Executive Officer
100 Cummings Center, Suite 454C
Beverly, MA 01915
(978) 969-3381
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stephanie A. Richards, Esq. Justin S. Platt, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Jeffrey J. Fessler, Esq. Sean F. Reid, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10012 (212) 653-8700
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 14, 2025
2,222,222 Shares
Common Stock
Akston Biosciences Corporation

This is a firm commitment initial public offering of shares of common stock of Akston Biosciences Corporation. We are offering 2,222,222 shares of our common stock.
Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $8.00 and $10.00. We intend to apply to list our common stock on the NYSE American under the symbol “AXTN.” We believe that upon the completion of this offering, we will meet the standards for listing on the NYSE American, and the completion of this offering is contingent upon such listing.
We are an “emerging growth company” and “smaller reporting company” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements in this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of the material risks of investing in our common stock under the heading “Risk Factors” beginning on page 14 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	—	—
Underwriting discounts and commissions(1)	—	—
Proceeds to us, before expenses	—	—

(1)
Underwriting discounts do not include (i) a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters and (ii) warrants to purchase up to a total of 5% of the shares of common stock sold in the offering to be issued to the underwriter upon closing, which will be exercisable during the five year period commencing 180 days following the first business day following the date of this prospectus, at a price per share equal to 125% of the public offering price per share of common stock in the offering. See the section titled “Underwriting” on page 194 for additional information regarding compensation payable to the underwriters.

We have granted a 45-day option to purchase up to the representative of the underwriters to purchase up to 333,333 additional shares of our common stock, solely to cover over-allotments, if any.
The underwriters expect to deliver the shares against payment on or about                  , 2025.
ThinkEquity
Prospectus dated                  , 2025

akston

BIOTECH BUILT FOR PETS

We are pioneering the next generation of veterinary medicine with our proprietary Ambifect® Fc-fusion protein platform. Our precision-targeted and immuno-enhancing proteins are designed to disrupt companion animal care by reducing dosing frequency, lowering costs for pet owners, and expanding access to innovative treatments. With a vertically integrated approach—from cutting-edge R&D to commercial-scale manufacturing—we are poised to accelerate development from discovery to market, delivering breakthrough biologic medicines for pets, subject to the successful completion of clinical trials and regulatory approval.

CANCER | ATOPIC DERMATITIS | CHRONIC PAIN | OBESITY

Our companion animal product candidates are in development and not approved by any regulatory authority. References in this graphic should not be taken as assurances of successful development, regulatory approval, or future availability. Veterinary therapeutic R&D involves significant risks, including the successful completion of clinical trials, extensive testing, and regulatory approval. This information is provided for illustrative purposes only, and investors should not place undue reliance on it.

Through and including          , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
Neither we nor the underwriters have authorized anyone to provide you any information or make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
We own, have applied for or have rights to use one or more registered and common law trademarks, service marks and/or trade names in connection with our business in the United States, which may be used

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throughout this prospectus. This prospectus also includes trademarks, tradenames, and service marks of third-parties which are the property of their respective owners. Our use or display of third-parties’ trademarks, service marks, tradenames or products in this prospectus and our other public filings is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus and our other public filings may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable owner of or licensor to these trademarks, service marks and trade names.
Market, Industry and Other Data
The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” beginning on page 14 and elsewhere in this prospectus. Some data are also based on our good faith estimates.

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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated, all references in this prospectus to “Akston,” the “company,” “we,” “our,” “us” or similar terms refer to Akston Biosciences Corporation and its wholly owned subsidiary, or either or both of them as the context may require.
Company Overview
We are a pet biotechnology company focused on the development and commercialization of innovative biopharmaceutical products for cats, dogs, and other companion animals. We believe the pet health market is experiencing rapid growth, with increasing demand for innovative treatments that enhance pet longevity and quality of life. According to the American Pet Products Association, U.S. consumers spent an estimated $152 billion on their pets in 2024. Within this total, the veterinary care and pharmaceutical sales segment accounted for $39.8 billion. A key driver of this growth has been the companion animal therapeutics segment, which has expanded from $12.5 billion in 2015 to a projected $23.7 billion in 2025, representing a compound annual growth rate of 6.6%. Our current product portfolio includes multiple product candidates consisting of large molecule biologics that are designed to target significant opportunities in serious medical conditions in pets such as urothelial carcinoma (bladder cancer) in dogs, atopic dermatitis in dogs, chronic pain associated with arthritis in dogs, and obesity and metabolic disease in cats.
Monoclonal antibodies, or mAbs, have emerged as a therapeutic class in companion animal health, already driving over a billion dollars in annual sales globally. However, current mAb therapies come with limitations, including high costs and frequent dosing requirements. Our Ambifect® platform is designed to help overcome these challenges, offering a potentially transformative approach that reduces the number of doses required of traditional mAb therapies while significantly lowering costs. We believe this positions us to capture and expand market share, potentially setting a new standard for innovation in veterinary medicine. Our proprietary Ambifect® Fc-fusion protein platform is engineered to induce and sustain the production of therapeutic antibodies for cancer, dermatitis, and pain. It works by presenting validated disease-target molecules to the immune system, promoting the development of target-specific immune cells and the subsequent generation of disease-specific therapeutic antibodies as illustrated in the figure below. Our targeted precision proteins are engineered using the same Fc-fusion protein technology as Ambifect® but modified to avoid immune system interactions. By leveraging Fc-mediated recycling, they achieve extended duration of action — delivering long-lasting effects with fewer doses and greater convenience.
We believe our pioneering approach is poised to make a significant impact, with a well-defined roadmap for commercial success. Our lead product candidate, AKS-701d, is a mAb therapy targeting Programmed Death-Ligand 1, or PD-L1, an immune checkpoint protein expressed on tumor cells and immune cells within the tumor microenvironment. AKS-701d was originally developed at Purdue University independently from our proprietary Ambifect® Fc-fusion protein platform. We currently hold an option to exclusively license from Purdue University the patent covering AKS-701d. AKS-701d has undergone formal jurisdictional review and has been deemed eligible for a conditional license by the U.S. Department of Agriculture, or USDA, Center for Veterinary Biologics, or CVB. Contingent upon the successful completion of our clinical trials, which are subject to inherent risks and uncertainties, we anticipate securing the first approval of AKS-701d in 2027, establishing the commercial viability of PD-L1 as a therapeutic target in canine bladder cancer with potential expansion to multiple tumor types. Subsequently, we expect the development and potential approval of AKS-619d, which is also subject to inherent risks and uncertainties of clinical development, to occur in 2029. AKS-619d, an Ambifect® candidate targeting the same PD-L1 molecule but offering the advantages of fewer doses, lower costs, and broader applicability to additional canine cancers, is eligible for a conditional license from the USDA-CVB based on the results of a formal jurisdictional review received in June 2025, for the treatment of urothelial carcinoma in dogs. We have not submitted an Investigational New Animal Drug application for AKS-701d or AKS-619d, as such applications are only required for new animal drugs regulated by the FDA Center for Veterinary Medicine, not by the USDA-CVB. We intend to build on these initial product candidates with a robust pipeline of follow-on candidates to drive sustained growth and long-term success.
Our Pipeline
We have assembled a portfolio of product candidates that are in various stages of development in either cats or dogs as summarized in the table below:
Lead compound	Backups	Species	Indication	Development Status	Expected next steps	Additional Steps for Regulatory Approval
AKS-701d (Monoclonal Antibody)	N/A	Dog	Urothelial carcinoma	Completing pilot field safety and effectiveness study	• Complete up to three pre-registration serial batches
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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and reasonable expectation of efficacy (RXE) studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit conditional license application

• Complete pilot field study and initiate pivotal field safety and effectiveness study
• Complete master cell stock (MCS) development
AKS-619d (Ambifect® Immuno-enhancing Protein)	AKS-616d, AKS-622d	Dog	Urothelial carcinoma with expanded indications including mast cell tumors and melanoma	Completing laboratory dog safety and dose optimization	• Complete master cell stock (MCS) development • Initiate pilot field safety and effectiveness study in client-owned dogs
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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and reasonable expectation of efficacy (RXE) studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit conditional license application

Lead compound	Backups	Species	Indication	Development Status	Expected next steps	Additional Steps for Regulatory Approval
AKS-699 (Ambifect® Immuno-enhancing Protein)	AKS-635, AKS-637d	Dog	Atopic dermatitis (anti-IL31)	Completing laboratory dog safety and dose optimization
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Measure safety, dose, and dose frequency in laboratory dogs

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Initiate pivotal field pilot field safety and effectiveness study in client-owned dogs

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Initiate master cell stock (MCS) development

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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and effectiveness studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit full license application

AKS-548d (Ambifect® Immuno-enhancing Protein)	AKS-555d, AKS-649 AKS-734	Dog	Chronic pain associated with osteoarthritis (anti-NGF)	Completing laboratory dog safety and dose optimization
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Measure safety, dose, and dose frequency in laboratory dogs

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Initiate pivotal field pilot field safety and effectiveness study in client-owned dogs

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Initiate master cell stock/bank (MCS/MCB) development

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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and effectiveness studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit full license application

AKS-562c (Targeted Precision Protein)	AKS-568c	Cat	Obesity (GLP-1)	INAD active with FDA-CVM. Initiating pilot field safety and effectiveness study	• Complete pilot field study and initiate pivotal field safety and effectiveness study • Initiate master cell bank (MCB) development
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Develop and validate product release assays

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Validate commercial equipment, facility, and processes

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Manufacture three consecutive process validation batches

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Complete stability studies

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Conduct target animal safety and pivotal effectiveness studies

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Submit NADA to FDA-CVM with safety, effectiveness, CMC, environmental, and labeling data

Our Ambifect® Platform
Our proprietary Ambifect® technology platform is designed to harness the animal’s own cells to produce therapeutic levels of targeted antibodies, leveraging the immune system to sustain long-term antibody production through simple intramuscular injection. Compared to traditional mAbs, which require high doses and frequent infusions, Ambifect® compounds can be dosed infrequently and in significantly lower amounts, lowering production costs and simplifying veterinary administration. Furthermore, we own the key technical and manufacturing resources, ensuring full control over development and production. With a disruptive technology platform, a strategically positioned pipeline, and a team with a track record of success, we believe Akston presents a unique opportunity in the evolving animal health sector. We believe our Ambifect® platform is set to disrupt treatment paradigms, delivering better health outcomes for pets while creating substantial value for investors. The key features and potential benefits of Ambifect® versus mAbs are summarized in the figure below.

100x
greater max revenue per $ in CapEx*
5x
higher gross margins at lower prices
6x
fewer injections/year
Ambifect®
$2,500M in max revenue
$5M in capital
Gross Margin
Price
96% at half current market price
Monoclonal Antibody
$2,500M in max revenue
$500M in capital
Gross Margin
Price
20% at half current market price

*Assumption - Each 1,000L bioreactor train requires $5 million in capital investment.

Assumed production yields per train: 2 kg of Ambifect |. 6 kg of mAb

Assumed pricing: Ambifect: $250/dog/year | mAb: $500/dog/year

Assumed dosing/dog: Ambifect: 0.1 mg/dose, 2 doses/year → 0.2 mg/year | mAb: 10 mg/dose, 12 doses/year → 120 mg/year

Our Other Product Candidates
In addition to the product candidates shown in our pipeline, we are developing additional molecules designed to help target various diseases, including a canine-specific version of AKS-562c for a once-a-week Glucagon-Like Peptide-1, or GLP-1, therapy targeting obesity in dogs. Initial candidates have been produced at a small scale and are undergoing evaluation for GLP-1 receptor binding activity in vitro and in vivo in mice to assess preliminary safety and duration of action. Successful candidates from these screens will be tested in laboratory dogs to measure safety and evaluate duration of activity. Additionally, through leveraging technology recently optioned from Energesis Pharmaceuticals, Inc., we are developing alternative obesity treatments for dogs focused on increasing energy expenditure rather than appetite suppression, following the same screening and evaluation process. Concurrently, we are advancing anti-nerve growth factor, or anti-NGF, -specific Ambifect® candidates for a potentially cost-effective, long-lasting therapy for osteoarthritis (OA) pain in horses, where traditional mAb therapies are impractical due to their weight-based dosing and high cost. Through our collaboration with The Nutraceutical Alliance Inc. (Ontario, Canada), we are evaluating lead candidates in horses. We anticipate that future development efforts will focus on adapting the AKS-619d and AKS-548d families of molecules to create feline-specific therapies targeting cancer and chronic pain in cats, respectively.
We intend to pursue U.S. drug approval for our existing product candidates and potentially seek similar regulatory filings in Europe, where we intend to partner with other vet pharma companies to manage approval, sales, marketing, and distribution as described in more detail below. Our strategy focuses on developing proprietary biologic therapeutics by applying established insights from human biology to veterinary medicine. Additionally, we will continue exploring partnerships and product opportunities that align well with our development and manufacturing capabilities. During the pre-commercialization phase, we will work to build awareness of our company and product candidates among veterinarians and pet owners. If approved, we believe our product candidates will empower veterinarians to provide enhanced medical care to pets while creating valuable opportunities for their practices.

Divested Assets
We have divested significant assets that have a material impact on our results of operations. In July 2024, we agreed to sell our interests in our veterinary insulin programs to Dechra Ltd., or Dechra. Prior to the sale, we had a commercial relationship with Dechra, and the revenue generated from this was a significant concentration, accounting for $15.6 million, or 95% of our revenues for the year ended December 31, 2024. Dechra is no longer our customer. We also sold intellectual property, including our SARS-CoV-2 vaccine candidate AKS-452, to Vakston, Inc., or Vakston, for nominal consideration. Vakston was subsequently sold to Twilight Bioscience, Inc. We have no right to any revenues from the intellectual property, including AKS-452.
Our Strategy
Our goal is to become a leading provider of biotherapeutics developed and approved specifically for the treatment of conditions where there are unmet medical needs in pets. Key components of our strategy to achieve this goal include:
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Develop a product pipeline based on staged risk reduction.

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Use a direct sales organization and distributors to commercialize our oncology products in the United States.

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Engage active partners to co-develop and build a commercial presence for our follow-on pipeline products in obesity, dermatitis, and chronic pain.

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Continue to expand our product pipeline by developing and in-licensing additional compounds.

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Develop targeted precision proteins and Ambifect® immuno-enhancing proteins.

Our Team
We have assembled a team of accomplished experts to complement our own team of seasoned entrepreneurs, scientists, engineers, and biotechnology industry experts. Key members of our executive and leadership team include:
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Todd Zion, Ph.D. — President and CEO.   Dr. Zion is a seasoned entrepreneur and chemical engineer with expertise in protein engineering, drug delivery, and company leadership, having previously founded and sold SmartCells, Inc. to Merck.

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Thomas Lancaster, Ph.D. — Chief Scientific Officer.    Dr. Lancaster brings deep expertise in biopharmaceutical manufacturing, process optimization, and early-stage biologic development.

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Thillainayagam Sathiyaseelan, Ph.D. — Vice President, Quality and Compliance.    Dr. Sathiyaseelan combines two decades of technical excellence in biologics with operational leadership in quality assurance, regulatory submissions, and compliance for complex protein therapeutics.

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Sylaja Murikipudi, Ph.D. — Senior Director of Quality Control.   Dr. Murikipudi is an expert in biochemical analysis and assay development with years of leadership in quality control operations for biotechnology products.

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Antonella Borgatti, DVM, MS, DACVIM (Oncology), DECVIM-CA — Director of Clinical Development.   Dr. Borgatti is a double-boarded veterinary oncologist with over 17 years of clinical and research experience. She brings expertise in oncology drug development, biologics, and clinical trial leadership, advancing targeted therapies and immunotherapies for companion animals.

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Kristina Camp, DVM, Ph.D. — Director of Regulatory Affairs.   Dr. Camp is a veterinary scientist and regulatory leader with extensive experience in oncology, vaccines, and biologics. She previously led global regulatory efforts at Boehringer Ingelheim Animal Health, supporting product development, licensure, and compliance across more than 200 biologics worldwide.

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Manuel Valerio — Senior Director of Manufacturing Operations.   Mr. Valerio has extensive experience in scaling biologic production processes and managing high-volume cGMP manufacturing facilities.

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Lauren Martin — Director of Human Resources.   Ms. Martin specializes in organizational development, recruitment strategies, and fostering a high-performance corporate culture within biotech companies.

Risks associated with our business
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We have a limited operating history and have incurred significant losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future, and our limited operating history makes it difficult to assess our future viability.

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Even if this offering is successful, we will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product portfolio expansion, product development, other operations or commercialization efforts.

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We are substantially dependent on the success of our current product candidates.

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Development of pet therapeutics is inherently expensive, time consuming and uncertain, and results of earlier studies may not be predictive of future study results.

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We may not be successful in our efforts to identify or discover additional product candidates, or we may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

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Our ability to market our product candidates, if approved, will be limited to use for the treatment of the indications for which they are approved, and if we want to expand the indications for which we may market our product candidates, we will need to obtain additional United States Department of Agriculture — Center for Veterinary Biologics, or USDA-CVB, United States Food and Drug Administration’s Center for Veterinary Medicine, or FDA-CVM, or European Medicines Agency, or EMA approvals, which may not be granted.

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We will need to increase the size of our organization, and we may experience difficulties in managing growth.

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We currently rely on third parties to develop cell lines to produce our product candidates and/or for the characterization of our Master Cell Stocks or Master Cell Banks for the commercial manufacturing of our products. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our current or future product candidates.

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We currently rely on third parties to conduct all of our target animal studies and certain other development efforts. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our current or future product candidates.

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The development of our biologic product candidates is dependent upon relatively novel technologies and uncertain regulatory pathways.

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The regulatory approval process is uncertain, requires us to utilize significant resources, and may prevent us from obtaining conditional or full approvals for the commercialization of some or all of our product candidates.

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The regulatory approval process, particularly with USDA-CVB, places heightened emphasis on the oversight of cell lines used in the manufacture of biologic therapeutics. This focus requires us to dedicate significant resources to secure cell line approvals and may impede our ability to obtain conditional or full approval for the commercialization of some or all of our product candidates.

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Our product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration.

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We rely on our own facilities, personnel, and processes to manufacture most of the supplies for the development of our product candidates and we intend to rely primarily on our own facilities, personnel, and processes to produce commercial quantities of any approved product candidate.

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The third parties upon whom we rely for the supply of single-use disposables, chromatography resins and columns, filtration devices, and raw materials used to manufacture our product candidates are limited in number, and the loss of any of these suppliers could significantly harm our business.

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If we fail to comply with our obligations under our intellectual property licenses with third parties, we could lose license rights that are essential to our business.

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If our efforts to protect the proprietary nature of the intellectual property related to any of our current or future product candidates are not adequate, we may not be able to compete effectively in our market.

The summary risk factors described above should be read together with the text of the full risk factors in the section titled “Risk Factors” and the other information set forth in this prospectus, including our consolidated financial statements and the related notes, as well as in other documents that we file with the Securities and Exchange Commission, or SEC. The risks summarized above or described in full elsewhere in this prospectus are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations, and future growth prospects.
Corporate Information
We were incorporated under the laws of the State of Delaware in December 2011 under the name Akston Biosciences Corporation. Our principal executive offices are located at 100 Cummings Center, Suite 454C, Beverly MA 01915, and our telephone number is (978) 969-3381. We have one subsidiary, Siege Therapeutics, LLC, formed in November 2015 under the laws of Delaware. Our website address is www.akstonbio.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of being an emerging growth company and a smaller reporting company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:
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being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

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reduced disclosure about our executive compensation arrangements;

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not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;

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an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

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an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We have in the past chosen and may in the future choose to early adopt any new or revised accounting standards whenever such early adoptions is permitted for private companies.
We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING
Common stock offered by us
2,222,222 shares
Over-allotment option to purchase additional shares of common stock offered by us
The underwriters have an option for a period of 45 days to purchase up to 333,333 additional shares of common stock to cover over-allotments, if any.
Common stock to be outstanding immediately after this
offering
11,676,878 shares (or 12,010,211 shares if the underwriters exercise their over-allotment option to purchase additional shares of common stock in full)
Use of proceeds
We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $16.1 million (or approximately $18.9 million if the underwriters exercise their option to purchase additional shares of common stock in full), based on the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds we receive from this offering, together with our existing cash, cash equivalents and short-term investments to complete renovation, build-out, and equipment installation at our new USDA manufacturing facility, manufacture and release pre-license serial batches of AKS-701d at our new USDA manufacturing facility, initiate a pivotal safety and efficacy study in dogs with bladder cancer to support conditional approval of AKS-701d, establish regulatory jurisdiction for AKS-699 and AKS-548d through a formal USDA-CVB/FDA-CVM jurisdictional review, conduct pilot field efficacy studies in dogs with cancer, dermatitis, and pain using AKS-619d, AKS-699, and AKS-548d, complete pilot field studies in cats with obesity using AKS-562c and pursue potential licensing and acquisition opportunities and the remainder for general corporate purposes, including additional development efforts, working capital and operating expenses. See the section titled “Use of Proceeds” for additional information.
Risk factors
See the section titled “Risk Factors” for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
Proposed NYSE American trading symbol
“AXTN”
The number of shares of our common stock that will be outstanding after this offering is based on 9,454,656 shares of common stock outstanding as of September 30, 2025, which gives effect to (i) the automatic conversion of all shares of our convertible preferred stock outstanding as of September 30, 2025 into an aggregate of 3,812,109 shares of common stock, (ii) the automatic conversion of all our outstanding simple agreements for future equity, or the SAFEs, in the aggregate amount of $15.6 million into 2,667,361 shares of common stock, (iii) the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common stock, and (iv) the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock, in each case immediately prior to the completion of this offering, and excludes:

•
525,657 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2025 under our 2012 Stock Option and Grant Plan, as amended, or the 2012 Plan, and 2024 Stock Option Plan, or the 2024 Plan, with a weighted average exercise price of $9.22 per share;

•
724,221 shares of common stock reserved for future issuance as of September 30, 2025 under the 2024 Plan, which will cease to be available for issuance at the time that our 2025 Stock Option and Incentive Plan, or the 2025 Plan, becomes effective;

•
29,244 warrants to purchase common stock that will be cancelled upon the effectiveness of this offering if the offering price of our common stock is below $12.70 per share;

•
29,109 warrants to purchase common stock that will be cancelled upon the effectiveness of this offering if the offering price of our common stock is below $12.01 per share;

•
        shares of common stock reserved for future issuance under our 2025 Employee Stock Purchase Plan, or the ESPP, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

•
        shares of our common stock that will become available for future issuance under our 2025 Plan, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2025 Plan and any shares underlying outstanding stock awards granted under the 2012 Plan and 2024 Plan that expire or are repurchased, forfeited, cancelled, or withheld; and

•
111,111 shares of common stock issuable upon the exercise of the Representative’s Warrants.

Unless otherwise indicated, the information in this prospectus reflects or assumes the following:

•
a 3.0-for-1 forward stock split of our common stock, which will become effective prior to the completion of this offering;

•
the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 3,812,109 shares of common stock immediately prior to the completion of this offering;

•
the automatic conversion of all our outstanding SAFEs in the aggregate amount of $15.6 million into an aggregate of 2,667,361 shares of common stock immediately prior to the completion of this offering;

•
the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common stock immediately prior to the completion of this offering;

•
the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock immediately prior to the completion of this offering;

•
no exercise of the outstanding stock options described above after September 30, 2025;

•
no exercise of the underwriters’ over-allotment option to purchase up to an additional         shares of common stock in this offering;

•
no exercise of the Representative’s Warrants; and

•
the filing and effectiveness of our eighth amended and restated certificate of incorporation immediately prior to the completion of this offering, which will, among other things, increase the authorized shares of our common stock to a number sufficient to satisfy any share conversions or share issuances contemplated in this prospectus, and the effectiveness of our amended restated bylaws upon the effectiveness of the registration statement of which this prospectus forms a part.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth our summary consolidated statements of operations for Akston Biosciences Corporation and its consolidated subsidiary. We have derived the summary consolidated statements of operations data for the years ended December 31, 2024 and December 31, 2023, and the summary consolidated balance sheet data as of December 31, 2024, from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations for the nine months ended September 30, 2025 and 2024 and the consolidated balance sheet data as of September 30, 2025 have been derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus, which have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by our consolidated financial statements and the related notes included elsewhere in this prospectus.
	Nine months ended September 30, 2025	Nine months ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Net revenue	$25	$10,379	16,485	5,114
Cost of revenue	7	8,646	13,446	1,865
Gross profit	$18	1,733	3,039	3,249
Operating expenses
Selling, general and administrative	7,144	8,910	11,305	7,172
Research and development	8,639	5,687	6,577	5,159
Total operating expenses	15,783	14,597	17,882	12,331
Loss from operations.	(15,765)	(12,864)	(14,843)	(9,082)
Other income (expense)
Gain on sale of assets	3,715	18,602	21,529	—
Loss on disposal of assets	—	—	(116)	—
Change in fair value of derivative liability	(106)	(307)	(457)	(102)
Gain on extinguishment	753	—	—	—
Change in fair value of SAFEs	(3,562)	—	—	—
Interest income	8	7	9	3
Interest expense	(926)	(2,069)	(2,209)	(366)
Total other income (expense), net	(118)	16,233	18,756	(465)
Income (loss) before income tax	(15,883)	3,369	3,913	(9,547)
Provision for income taxes	—	—	(105)	—

	Nine months ended September 30, 2025	Nine months ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(in thousands, except share and per share data)
Net income (loss)	(15,883)	3,369	3,808	(9,547)
Net (loss) income per share, basic(1)	$(24.89)	$0.53	$(0.21)	$(17.65)
Net (loss) income per share, diluted(1)	$(24.89)	$0.44	$(0.21)	$(17.65)
Weighted-average shares of common stock outstanding, basic(1)	758,160	758,160	758,160	757,317
Weighted-average shares of common Stock outstanding, diluted(1)	758,160	905,412	758,160	757,317
Pro forma net loss per share, basic and diluted(2)	$(2.00)		$(0.02)
Pro forma weighted-average shares of common stock outstanding, basic and diluted(2)	9,454,656		9,446,915

1)
See Note 14 of our audited financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net (loss) income per share attributable to common stockholders and the weighted-average number of shares outstanding used in the computation of the per share amounts.

2)
Unaudited pro forma net loss per shares and weighted average shares of common stock outstanding attributable to common stockholders have been prepared to give effect to (i) the automatic conversion of all shares of our convertible preferred stock outstanding as of September 30, 2025 into an aggregate of 3,812,109 shares of common stock, (ii) the automatic conversion of all our outstanding SAFEs into 2,667,361 shares of common stock, (iii) the automatic conversion of convertible promissory notes into an aggregate of 739,248 shares of common stock, and (iv) the automatic conversion of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock as if they had been converted at the beginning of the reporting period or the date in which they were originally issued, if later.

	As of September 30, 2025
	Actual	Pro Forma(1)	Pro Forma As adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,624	$10,325	$26,937
Working capital(3)	(4,740)	8,145	25,061
Total assets	16,794	24,494	40,290
Total liabilities	36,575	13,995	13,691
Convertible preferred stock	50,021	—	—
Total stockholders’ (deficit) equity	(19,781)	10,499	26,599

1)
The pro forma consolidated balance sheet data give effect to the (i) the automatic conversion of all shares of our convertible preferred stock outstanding as of September 30, 2025 into an aggregate of 3,812,109 shares of common stock, (ii) the automatic conversion of all our outstanding SAFEs in the aggregate amount of $15.6 million into 2,667,361 shares of common stock, (iii) the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common stock, and (iv) the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock, in each case immediately prior to the completion of this offering.
2)
The pro forma as adjusted consolidated balance sheet data give effect to (i) the pro forma adjustments set forth in footnote (1) above and (ii) the issuance and sale of 2,222,222 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Pro forma as adjusted balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $8.4 million, assuming no change in the assumed initial offering price per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

3)
We define working capital as current assets less current liabilities. See our consolidated financial statements included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to Our Limited Operating History, Financial Condition and Need for Additional Capital
We have a limited operating history and have incurred significant losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future, and our limited operating history makes it difficult to assess our future viability.
We are a development-stage biopharmaceutical company in the pet therapeutics industry with a limited operating history. Biopharmaceutical product development in the pet therapeutics industry is a highly speculative undertaking and involves a substantial degree of risk. Since the commencement of our business in 2011, our operations have been primarily limited to developing biopharmaceutical product candidates for cats, dogs, and other companion animals, developing and ultimately divesting our human product technologies and product candidates, and raising capital. We currently have a product pipeline with over five product candidates under development, including our lead product candidate, AKS-701d, for the treatment of urothelial carcinoma in dogs which is eligible for a U.S. Department of Agriculture, or USDA, conditional license with the earliest expected conditional license in 2027.
We are not profitable and, other than in 2024, have incurred losses in each year since our inception in 2011. We have a limited operating history upon which you can evaluate our business and prospects. In addition, as an early-stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. To date, we have not generated any revenue from products that have regulatory clearance. We have historically funded our operations through sales of our convertible preferred stock, convertible debt notes and term loans, program related loans, revenue producing activities, and in 2025, simple agreements for future equity. We are currently seeking other partnerships to provide co-development funding to support the product development, commercialization, sales, marketing, and distribution of one or more of our product candidates and during that time, we expect to continue to incur significant research and development and other expenses related to our ongoing operations.
Our Net Income for the year ended December 31, 2024 was $3.8 million and for the year ended December 31, 2023 our Net Loss was $9.5 million. Our Net Loss for the nine months ended September 30, 2025 was $15.9 million and our Net Income for the nine months ended September 30, 2024 was $3.4 million. As of September 30, 2025, we had an accumulated deficit of $77.9 million, and cash, cash equivalents and marketable investments of $2.6 million.
We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our product candidates and begin to commercialize them if they are approved by the USDA Center for Veterinary Biologics, or CVB, or the U.S. Food and Drug Administration’s, or FDA, Center for Veterinary Medicine, or CVM, depending on jurisdictional review by the two regulatory authorities. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

RISK FACTORS

Even if this offering is successful, we will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product portfolio expansion, product development, other operations or commercialization efforts.
Completing the development and obtaining regulatory approval of our product candidates is a very time-consuming, expensive, and uncertain process that takes years to complete. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the development of our current product candidates and any future product candidates we may choose to pursue. These expenditures will include costs associated with identifying potential product candidates, licensing or acquisition payments, conducting target animal studies, completing other research and development, obtaining regulatory approvals and manufacturing and supply, as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because the outcome of any target animal study is uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any of our current or future product candidates.
We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will allow us to fund our operations and meet our debt obligations through October 2026. Our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. Further, our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. We may choose to sign partnership agreements with pharmaceutical companies which, in return for funding, give them rights to our product candidates, that reduce our commercial revenues from those product candidates. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert the attention of our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates.
Our future capital requirements depend on many factors, including, but not limited to:
•
the results of our target animal studies for our current and future product candidates;

•
the amount and timing of any milestone payments or royalties we must pay pursuant to our current or future license agreements or collaboration agreements;

•
the amount and timing of any payments or royalties to us pursuant to our current or future license agreements or collaboration agreements;

•
the timing of, and the costs involved in, obtaining regulatory approvals for any of our current or future product candidates;

•
the jurisdictional authority presiding over the regulatory approvals of any of our current or future product candidates in the United States (i.e., United States Department of Agriculture — Center for Veterinary Biologics, or USDA-CVB, United States Food and Drug Administration’s Center for Veterinary Medicine, or FDA-CVM), in Europe (i.e. European Medicines Agency, or EMA), or in other countries;

•
the upfront and other payments, and associated costs, related to identifying, acquiring and in-licensing new product candidates;

•
the number and characteristics of the product candidates we pursue;

•
the scope, progress, results, and costs of researching and developing any of our current or future product candidates and conducting target animal studies;

RISK FACTORS

•
whether we acquire any other companies, assets, intellectual property, or technologies in the future;

•
our ability to partner with companies with an established commercial presence in the United States, Europe, or other territories to provide our products in those markets;

•
the cost of commercialization activities, if any of our current or future product candidates are approved for sale, including marketing, sales, and distribution costs;

•
the time and costs associated with regulatory inspection and/or approval of our manufacturing facilities for commercial production;

•
the cost of manufacturing our current and future product candidates and any products we successfully commercialize;

•
our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

•
our dependence on third-party service providers and/or suppliers of materials;

•
the expenses needed to attract and retain skilled personnel;

•
the costs associated with being a public company; and

•
the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims, including litigation costs and the outcome of such litigation.

Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate:
•
our target animal studies or other development activities for our current or future product candidates;

•
our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize any of our current or future product candidates;

•
the number and characteristics of the product candidates we pursue;

•
our capacity to manufacture our products once cleared for sale;

•
the number and size of markets in which we commercialize our current and future product candidates; or

•
our in-licensing and acquisition efforts and expansion of our product portfolio.

Any inability or delay in obtaining additional funds could materially and adversely impact our business prospects and the value of your investment could substantially decline.
There is substantial doubt about our ability to continue as a going concern.
We have determined that there is substantial doubt about our ability to continue as a going concern. If we are unable to raise additional capital as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we may be forced to delay our development efforts, limit our activities and reduce research and development costs. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into licensing arrangements, or other contractual relationships with third parties, and otherwise execute our development strategy.

RISK FACTORS

Risks Related to Our Business Operations, Industry, Employee Matters, and Managing Growth
We are substantially dependent on the success of our current product candidates.
We currently have no products approved for commercial distribution. To date, we have invested significant efforts and financial resources in the research and development of AKS-701d, AKS-619d, AKS-699, AKS-548d, AKS-562c, and multiple backup candidates. AKS-701d was originally developed at Purdue University independently from our proprietary Ambifect® Fc-fusion protein platform. We currently hold an option to exclusively license from Purdue University the patent covering AKS-701d. AKS-701d, has undergone formal jurisdictional review and has been deemed eligible for a conditional license by the USDA for treating dogs with urothelial carcinoma. We must complete pre-license serial batches, initiation and completion of pivotal safety studies demonstrating a likelihood of efficacy using material from the pre-license serial batches, and USDA inspection of our manufacturing facility, among other items, before receiving a conditional license. Furthermore, prior to commercialization, we must exercise the option to exclusively license the patents covering AKS-701d from Purdue University, in accordance with the material terms outlined in the binding term sheet with the Purdue Research Foundation signed in June 2024. Key terms of the license include a non-refundable license fee of $10,000, followed by annual license maintenance fees of $20,000, beginning on the first anniversary of the license’s effective date and continuing each year until the calendar year in which the first commercial sale of a licensed product occurs. Our other product candidates are approximately one year or more behind the development of AKS-701d and face similar requirements before commercial approval. Based on the results of a formal jurisdictional review received in June 2025, AKS-619d is eligible for a conditional license from the USDA-CVB for the treatment of urothelial carcinoma in dogs. Furthermore, given the regulatory treatment for precedent products and the current products on the market, we expect that AKS-699, AKS-548d, or AKS-562c or their backup candidates will not be eligible for conditional licensure, which will increase the time until they are approved for sale. Furthermore, AKS-548d may be regulated by the FDA instead of the USDA, pending jurisdictional review, and we similarly anticipate that AKS-562c will be regulated by the FDA. The FDA’s jurisdiction of both these candidates may require a different manufacturing facility, increase the cost of their development, and delay their commercial introduction. The USDA-CVB and the FDA-CVM have a memorandum of understanding concerning their joint responsibilities for resolving jurisdictional issues over products of this nature. Under the memorandum of understanding, animal products are to be regulated by the USDA as biologics, if they are intended for use to diagnose, prevent, or treat infectious diseases in animals, particularly when their primary mechanism of action is immunological, or by the FDA as drugs, if they are intended for use in the diagnosis, cure, mitigation, treatment, or prevention of animal disease if the primary mechanism of action is not immunological or is undefined.
Our near-term prospects, including our ability to finance our company and to enter into strategic collaborations and generate revenue, will depend heavily on the successful development and commercialization of our current product candidates. The development and commercial success of our current product candidates will depend on a number of factors, including the following:
•
timely initiation and completion of our target animal studies for our current product candidates, which may be significantly slower than we currently anticipate and will depend substantially upon the satisfactory performance of third-party contractors;

•
our ability to demonstrate to the satisfaction of the FDA-CVM, the USDA-CVB, and/or the European Medicines Agency, or EMA, or the applicable EU Member State national competent authorities, the safety and efficacy of our product candidates and to obtain regulatory approval in the United States and Europe;

•
our success in educating veterinarians and pet owners about the benefits, administration and use of our product candidates;

•
the prevalence and severity of adverse side effects, including a continued acceptable safety profile of the product following approval;

RISK FACTORS

•
achieving and maintaining compliance with all regulatory requirements applicable to our product candidates;

•
the availability, perceived advantages, relative cost, relative safety, and relative efficacy of alternative and competing treatments;

•
the effectiveness of our marketing, sales and distribution strategy and operations or that of any strategic partner taking responsibility over these areas;

•
the ability of our manufacturing team and facilities or any third-party manufacturer to supply any of our current or future product candidates and to develop, validate and maintain commercially viable manufacturing processes that are compliant with USDA-CVB standards or current Good Manufacturing Practices, or cGMP, as appropriate;

•
our ability to successfully launch commercial sales of our current product candidates, assuming FDA-CVM, USDA-CVB or EMA approval is obtained, whether alone or in collaboration with others;

•
our ability to enforce our intellectual property rights in and to our product candidates and avoid third-party patent interference, third-party initiated, United States Patent and Trade Office, or the U.S. PTO-initiated, and foreign patent office-initiated administrative patent proceedings or patent infringement claims; and

•
acceptance of our product candidates as safe and effective by veterinarians, pet owners, and the animal health community.

Many of these factors are beyond our control. Accordingly, we cannot assure you that we will ever be able to generate revenue through the sale of our product candidates. If we are not successful in commercializing one or more of our product candidates, or are significantly delayed in doing so, our business will be materially harmed, and the value of your investment could substantially decline.
We face an unproven market for our product candidates.
The animal biopharmaceutical market is less developed than the related human market and as a result no assurance can be given that our existing and future product candidates will be successful. Animal owners, veterinarians, or other veterinary health providers in general may not accept or utilize any product candidates that we may develop or acquire. The animal care industry is characterized by rapid technological changes, frequent new product introductions and enhancements, and evolving industry standards, all of which could make our product candidates obsolete. Our future success will depend on our ability to keep pace with the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop because of technological and scientific advances. We must continuously enhance our product offerings to keep pace with evolving standards of care. If we do not update our product offerings to reflect new scientific knowledge or new standards of care, our products could become obsolete, which would have a material adverse effect on our business, prospects, financial condition, and results of operations.
Development of pet therapeutics is inherently expensive, time consuming and uncertain, and results of earlier studies may not be predictive of future study results.
Development of pet therapeutics remains an inherently lengthy, expensive, and uncertain process, and there is no assurance that our development activities will be successful. To gain approval to market a pet therapeutic for a particular species of pet, we must provide the FDA-CVM, the USDA-CVB, or other applicable U.S. or foreign regulatory authorities, as applicable, with data from animal safety and effectiveness studies that adequately demonstrate the safety and efficacy of that product in the target animal for the intended indication applied for in the New Animal Drug Application, or NADA, USDA-CVB product license, or other regulatory filing. We rely on contract research organizations, or CROs, and other third parties to ensure the proper and timely conduct of our studies and development efforts and, while we have agreements governing their committed activities, we have limited influence over their actual performance. Failure can occur at any time during the development process. Success in prior target animal studies or in the treatment of human beings with a product candidate does not ensure that our target animal studies will be

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successful, and the results of development efforts by other parties may not be indicative of the results of our target animal studies and other development efforts. Product candidates in our studies may fail to show the desired safety and efficacy despite showing such results in initial data or previous human or animal studies conducted by other parties. Even if our studies and other development efforts are completed, the results may not be sufficient to obtain regulatory approval for our product candidates.
Once our target animal studies commence, we may experience delays in such studies and other development efforts, and we do not know whether planned studies will begin on time, need to be redesigned, or be completed on schedule, if at all. Pet therapeutics studies can be delayed or discontinued for a variety of reasons, including delay or failure to:
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reach agreement on acceptable terms with prospective CROs and study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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complete target animal studies due to deviations from study protocol;

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enroll an adequate number of animals;

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address any safety concerns that arise during the course of testing;

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address any conflicts with new or existing laws or regulations;

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add new study sites; or

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manufacture sufficient quantities of formulated drug for use in studies.

If we experience delays in the completion or termination of any development efforts for our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our development efforts will increase our costs, slow down our product candidate development and approval process, and jeopardize our ability to commence product sales and generate revenues. In addition, if our studies are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be limited.
Any of these occurrences may harm our business, financial condition, and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of our development efforts may also ultimately lead to the denial of regulatory approval of our product candidates, which would adversely affect our business, prospects, financial condition and results of operations, and the value of your investment could substantially decline.
If we experience delays or difficulties in the enrollment of patients in clinical studies, our receipt of necessary regulatory approvals could be delayed or prevented.
We may not be able to initiate or continue clinical studies for our current or future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials. Our ability to enroll eligible participants in studies for less prevalent diseases may be limited or may result in slower enrollment than we anticipate. Some of our competitors have ongoing clinical studies for current or future product candidates that treat the same patient populations as our current or future product candidates, and participants who would otherwise be eligible for our clinical studies may instead enroll in clinical studies of our competitors’ current or future product candidates.
We may not be successful in our efforts to identify or discover additional product candidates, or we may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
The success of our business depends primarily upon our ability to identify, develop, and commercialize our product candidates. Although some of our current product candidates are in early development, our scientific hypotheses may be incorrect, or our research programs may fail to identify other potential product

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candidates for clinical development for a number of reasons. Our research methodologies may be unsuccessful in identifying potential product candidates, or our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.
Because we have limited financial and management resources, we focus on a limited number of research programs and product candidates and are currently focused on our core programs, including our lead candidate, AKS-701d. As a result, we may forego or delay pursuit of opportunities with other current or future product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial biologics or profitable market opportunities. Our spending on current and future research and development programs and current or future product candidates for specific indications may not yield any commercially viable biologics. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through future collaboration or licensing arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
If any of these events occur, we may be forced to abandon our development efforts for a program, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or current or future product candidates that ultimately prove to be unsuccessful.
Our ability to market our product candidates, if approved, will be limited to use for the treatment of the indications for which they are approved, and if we want to expand the indications for which we may market our product candidates, we will need to obtain additional USDA-CVB, FDA-CVM, or EMA approvals, which may not be granted.
We are seeking a conditional U.S. Veterinary Biological Product License in the United States under the USDA-CVB for AKS-701d for the treatment of urothelial carcinoma (bladder cancer) in dogs. Initial conditional approval may be issued in special circumstances. We understand that, if granted, initial conditional approval may carry restrictions or conditions and is issued for a finite period of time (typically one or two years), depending on the circumstances, and may be reissued upon request at the discretion of USDA-CVB for additional periods of time. During this period, among other requirements, the preparation of any products under a conditional license must still be in compliance with all applicable regulations and standards and distribution may potentially be limited. We further understand that the product label must clearly indicate that the product license is conditional and must acknowledge that efficacy and potency have not been fully demonstrated. In addition, marketing language and materials will be restricted in scope and subject to USDA-CVB review and approval.
Similarly, AKS-619d is also eligible for a conditional license from the USDA-CVB, based on the results of a formal jurisdictional review received in June 2025, for the treatment of urothelial carcinoma in dogs. Given its target and mechanism of action, AKS-619d may prove effective in treating other types of cancer in dogs, and veterinarians may choose to prescribe it off-label. However, we are only permitted to market or advertise the product for its approved indication, which could limit broader adoption by veterinarians and pet owners. While we intend to develop, promote, and commercialize additional treatment indications for AKS-619d, we cannot predict if or when we will obtain the necessary regulatory approvals. Any expansion of indications would require, among other things, additional target animal studies, consuming further resources and carrying the risk that the results may not support approval, ultimately limiting our ability to grow our business.
We may not obtain USDA-CVB conditional approval or, if we do, renew such conditional approval for any guaranteed amount of time. Even with USDA-CVB conditional approval, some U.S. states may restrict or delay the sale or distribution of the product. State veterinary boards or departments of agriculture may impose additional requirements or choose not to permit the use of conditionally approved products within their jurisdictions. During the conditional approval period, we must work towards demonstrating progress for

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full licensure, including completion and submission of results from pivotal efficacy trials; providing all necessary manufacturing, safety, potency, and labeling data; and demonstrating that the product meets all USDA-CVB requirements for full licensure. If satisfactory progress toward full licensure is not demonstrated, or if safety or efficacy concerns arise, the conditional license may be terminated or otherwise not renewed.
We may not ultimately be able to obtain full USDA-CVB approval for AKS-701d or AKS-619d. Even if we obtain USDA-CVB approval, we cannot guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the U.S., including additional animal studies, as animal studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of any of our current or future product candidates in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our current or future product candidates will be harmed, which would adversely affect our business, prospects, financial condition, and results of operations.
The misuse or off-label use of our product candidates, if approved, may harm our reputation or result in financial or other damages.
There may be increased risk of product liability claims if veterinarians, pet owners, or others attempt to use our product candidates, if approved, off-label, including the use of our product candidates in species (including humans) for which they have not been approved. Furthermore, the use of our product candidates, if approved, for indications other than those for which our product candidates may be approved may not be effective, which could harm our reputation and lead to an increased risk of litigation. If we are deemed by a governmental or regulatory agency to have engaged in the promotion of any of our product candidates, if approved, for off-label use, such agency could request that we modify our training or promotional materials and practices, and we could be subject to significant fines and penalties. The imposition of these sanctions could also affect our reputation and position within the industry. Any of these events could materially adversely affect our business, prospects, financial condition, and results of operations.
We will need to increase the size of our organization, and we may experience difficulties in managing growth.
As of the date of this prospectus, we have 56 full-time and 3 part-time employees. We will need to continue to expand our managerial, operational, financial, and other resources in order to manage our operations and target animal studies, continue our development activities, and commercialize any of our current or future product candidates. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:
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manage our target animal studies and other development efforts effectively;

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manage regulatory submissions across multiple products and multiple agencies;

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develop, scale-up, and commercially manufacture multiple products regulated by different regulatory agencies;

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identify, recruit, maintain, motivate, and integrate additional employees;

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manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

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continue to improve our operational, financial and management controls, reporting systems, and procedures.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.
We are highly dependent on the research and development, clinical, and business development expertise of Todd Zion, Ph.D., our President and Chief Executive Officer and the manufacturing and research and

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development expertise of Thomas Lancaster, Ph.D., our Chief Scientific Officer, as well as the other principal members of our management, scientific, and clinical teams. Although we have entered into employment agreements or arrangements with our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.
Recruiting and retaining qualified scientific, clinical, manufacturing, and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development, and commercialization objectives and seriously harm our ability to successfully implement our growth strategy. Further, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of, and commercialize drugs. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain, or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Failure to succeed in animal trials may make it more challenging to recruit and retain qualified scientific personnel.
As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to achieve and maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting for the fiscal year ending December 31, 2026. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal controls over financial reporting and will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. When we lose our status as an “emerging growth company” and do not otherwise qualify as a “smaller reporting company” with less than $100 million in annual revenue, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Prior to this offering, we have not been required to test our internal controls within a specified time period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business.
We may discover new weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. We are currently remediating a material weakness in our internal controls over financial reporting related to fiscal years 2024 and 2023. The root cause of this material weakness is the lack of a formalized policies and procedures manual for financial reporting. This has resulted in an ineffective control environment, including a lack of formal, documented risk assessment and monitoring controls, as well as insufficient information technology controls, including access and change management controls over financial reporting. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be

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met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, or if we determine we have a new material weakness or significant deficiency in our internal control over financial reporting once that firm begins its Section 404 reviews, our investors could lose confidence in our reported financial information, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, NYSE American or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
We have previously identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate a material weakness or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results and may adversely affect investor confidence and business operations.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2024 and 2023, we identified a material weakness in our internal control over financial reporting, the root cause of which is the lack of a formalized policies and procedures manual for financial reporting. We are currently working to remediate such material weakness in our internal control over financial reporting, which includes an ineffective control environment, a lack of formally documented risk assessment and monitoring controls, and insufficient information technology controls, including access and change management controls over financial reporting.
We started our remediation efforts during the year ended December 31, 2024 and have continued into 2025 by documenting our policies and procedures for financial reporting. To continue to remediate this material weakness, we intend to include our documented policies and procedures in an accounting manual and train our personnel in its use. Using the findings of our independent registered public accounting firm, we will work to improve our accounting manual. This will include further developing our accounting policies, documenting the key processes and internal controls over our information and technology, adding procedures to establish and document our assessment of risks, and improving our financial reporting procedures, including documenting our senior management and audit committee oversight.
We are focused on designing and implementing effective internal control measures to improve our evaluation of disclosure controls and procedures, including internal control over our information technology and related financial reporting, and remediating the material weakness. However, we cannot assure you that the measures we are taking to remediate the material weakness will prevent or avoid potential future material weaknesses. Further, additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such a case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of the NYSE American, investors may lose confidence in our financial reporting and our stock price may decline as a result.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon the completion of this offering, we will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We must design our disclosure controls

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and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
Our business is subject to risk based on customer exposure to rising costs and reduced customer income.
Concerns about the financial resources of pet owners could cause veterinarians to alter their treatment recommendations in favor of lower-cost alternatives to our product candidates, which could result in a decrease in sales of our product candidates, if approved, especially in developed countries where there is a higher rate of pet ownership. Rising costs or reduced income for our customers could have a material adverse effect on our business, financial condition, and results of operations.
Consolidation of our customers could negatively affect the pricing of our products.
Veterinarians are our primary customers. In recent years, there has been a trend towards the concentration of veterinarians in large clinics and hospitals. If this trend towards consolidation continues, these customers could attempt to improve their profitability by leveraging their buying power to obtain favorable pricing. The resulting decrease in our prices could have a material adverse effect on our operating results and financial condition.
Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.
At December 31, 2024, we had gross U.S. Federal income tax net operating loss, or NOL, carryforward of approximately $27.8 million, that may be used to offset future taxable income. The majority of our federal NOL was generated after 2017 and can be carried forward indefinitely under the Tax Cuts and Jobs Act. We also had $29.7 million of gross state NOL carryforward that will begin to expire in 2038. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards to offset future taxable income. We have not performed a detailed analysis under Section 382 and therefore our net operating loss carryforwards may be subject to limitation due to previous changes in our stock ownership. If we undergo an ownership change in connection with or after this public offering, our ability to use our NOLs could be limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to use NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to use a material portion of the NOLs reflected on our balance sheet, even if we attain profitability.
Our products may eventually be subject to generic competition.
We may face competition from other companies, including the development and commercialization of lower-priced generic alternatives to our product candidates. We rely on patent protection to provide exclusive marketing rights for all of our products.
We currently hold the option to exclusively license patent applications from Purdue University covering AKS-701d, which include composition of matter claims, methods of treatment and methods of manufacturing. Patent applications are currently pending in the United States, Australia, Brazil, Canada,

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China, Europe, Israel, India, Japan, South Korea, New Zealand, Singapore, and South Africa. These patents, if granted are expected to expire on or around November 14, 2043.
AKS-619d is protected by PCT and European patent applications covering composition of matter, treatment methods, and manufacturing processes. AKS-619d is also protected in the United States patent US12,454,565 which was granted in October 2025. These patent applications have an anticipated expiration date of March 5, 2045.
AKS-548d is covered by a PCT patent application covering composition of matter, treatment methods, and manufacturing processes, with an anticipated expiration date of October 15, 2045.
AKS-562c is covered by a PCT patent application covering composition of matter, treatment methods, and manufacturing processes, with an anticipated expiration date of August 11, 2045.
AKS-699 is protected by a U.S. provisional application covering composition of matter, treatment methods, and manufacturing processes, with an anticipated expiration date of July 25, 2046 assuming the PCT patent application is filed in 2026.
The scope and duration of patent protection vary by jurisdiction and are subject to the terms of the specific patents and the availability of legal enforcement mechanisms in each country. As a result, our ability to maintain market exclusivity may be limited, and we may face competition from generic versions of our products once patent protection expires or if our patents are challenged or circumvented.
Risks Related to Dependence Upon Third Parties
The commercialization of any of our product candidates could be stopped, delayed or made less profitable if we or any third-party manufacturers fail to provide sufficient quantities of drug product or fail to do so at acceptable quality levels or prices and in a timely manner.
The development of commercial-scale manufacturing capabilities at our own facilities may require additional capital investment and the recruitment and retention of technical personnel with relevant manufacturing expertise. Projected manufacturing costs for all our product candidates are based on preliminary assumptions regarding yields, labor, facility costs, and dose levels — none of which have been finalized. Any changes to these variables could significantly affect the cost of goods sold and gross margins, potentially rendering some product candidates commercially unviable.
If AKS-548d falls under FDA-CVM jurisdiction following regulatory jurisdictional review, the associated development costs and timelines will be substantially greater than if it is regulated by the USDA-CVB. FDA-CVM-regulated development may also require additional financial and technical resources to support manufacturing and commercialization at our Beverly, MA site, while USDA-regulated product candidates are developed and manufactured at a separate facility.
Due to the anticipated dose level and frequency of administration for AKS-701d, and the shared use of our USDA-CVB-compliant facility for other products, market penetration may be limited to only 20-30% of the total addressable market for dogs with bladder cancer in the U.S.
The projected cost of our Ambifect®, or Ambifect, product candidates, including AKS-619d, AKS-699, and AKS-548d, depends in part on the ability to use multi-dose vials, thereby spreading fill-finish and packaging costs over multiple doses. If regulatory agencies impose restrictions on the number of doses per vial, the cost of goods sold could increase significantly, reducing gross margins.
While the raw materials used in our manufacturing processes are generally commercially available from multiple suppliers, future shortages or price increases could disrupt production timelines and raise costs. In the event of operational disruptions at our facilities or those of our third-party manufacturers, we would lack immediate alternative means of production until affected operations are restored or new facilities or

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suppliers are secured. Additionally, any damage to or destruction of critical manufacturing infrastructure could severely impact our ability to produce product candidates in a timely manner.
To meet anticipated market demand for AKS-562c, we may need to engage third-party manufacturers to expand production capacity. Manufacturers of biologic products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with regulations. Furthermore, if contaminants are discovered in our supply of our product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We cannot assure you that any stability or other issues relating to the manufacture of our product candidates will not occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. Neither we nor our contract manufacturers may be able to complete the necessary scale-up activities in a timely manner, or at all.
We currently rely on third parties to develop cell lines to produce our product candidates and/or for the characterization of our Master Cell Stocks, or MCS, or Master Cell Banks, or MCB, for the commercial manufacturing of our products. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our current or future product candidates.
Our reliance on third-party contractors for the generation of monoclonal research cell banks (RCB) and for the release testing of master cell banks (MCB, FDA-CVM specific) or master cell stocks (MCS, USDA-CVB specific) presents a significant operational risk. The generation of a monoclonal RCB is a highly technical process that begins with the transfection of host cells, such as Chinese hamster ovary cells, or CHO cells, with the genetic material encoding the desired therapeutic protein. Following transfection, cells undergo selection to isolate those that have successfully integrated the genetic material, and are subsequently subjected to cloning techniques, such as limiting dilution or automated single-cell isolation, to ensure monoclonality. Once a suitable clone is identified, it is expanded and cryopreserved under carefully controlled conditions to create the RCB. Each step in this process must be meticulously documented to ensure genetic stability, traceability, and compliance with regulatory expectations.
After the RCB has been established, we prepare a MCB or MCS in-house in compliance with cGMP or USDA regulatory standards and then subject it to a battery of characterization tests to confirm its suitability for commercial manufacturing. These tests include identity assays to verify the origin of the cells. Purity assessments, including sterility testing, mycoplasma detection, and adventitious agent testing, are conducted to ensure the absence of microbial contamination. Additional evaluations assess cell viability, growth kinetics, and productivity to confirm the robustness of the production clone. Genetic stability studies, including karyotyping and transgene integration analysis, are essential to demonstrate the long-term fidelity of the cell line. In some cases, cell line-specific tests, such as assays for endogenous viral contaminants, are also required.
Because these activities require specialized expertise, sophisticated equipment, and validated methodologies, we engage third-party contractors who possess the necessary capabilities. However, reliance on external contractors introduces risks that could adversely impact our operations. There is a risk of delays due to contractor scheduling conflicts, equipment failures, or resource constraints, any of which could postpone the generation of research cell banks or the release testing of master cell banks. Such delays could, in turn, cascade into broader impacts on clinical development timelines or commercial readiness.
There is also a risk related to the quality and compliance of the deliverables provided by third-party contractors. Despite our efforts to qualify and monitor our vendors, lapses in quality systems or deviations from cGMPs or USDA-CVB regulations could result in the generation of non-compliant or unsuitable MCBs or MCSs. Failures at this stage may necessitate costly and time-consuming rework, retesting, or even redevelopment of the cell bank, and could expose us to regulatory scrutiny or delay regulatory approvals. Furthermore, because we do not have direct control over day-to-day operations within third-party facilities,

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our ability to quickly identify and correct process deviations is limited. This lack of direct oversight heightens the importance of robust vendor qualification and ongoing monitoring.
We currently rely on third parties to conduct all of our target animal studies and certain other development efforts. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our current or future product candidates.
We currently do not conduct our target animal studies ourselves, and we rely on CROs to conduct these studies. The third parties with whom we contract for the execution of our studies play a significant role in the conduct of these studies and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we rely on these third parties to conduct our studies, we remain responsible for ensuring that each of our studies is conducted in accordance with the development plan and protocol. Moreover, the FDA-CVM, the USDA-CVB, and the EMA require us to comply with regulations and standards, commonly referred to as current good clinical practices, or cGCPs, or good laboratory practices, or GLPs, for conducting, monitoring, recording, and reporting the results of our studies to ensure that the data and results are scientifically credible and accurate.
In addition, the execution of target animal studies and the subsequent compilation and analysis of the data produced requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. Many of our agreements with these third parties may be terminated by these third parties upon as little as 30 days’ prior written notice of a material breach by us that is not cured within 30 days. Many of these agreements may also be terminated by such third parties under certain other circumstances, including our insolvency or our failure to comply with applicable laws. In general, these agreements require such third parties to reasonably cooperate with us at our expense for an orderly winding down of services of such third parties under the agreements. If the third parties conducting our target animal studies do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our development protocols or cGCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties, which could be difficult and costly, and our target animal studies may be extended, delayed or terminated or may need to be repeated. If any of the foregoing were to occur, the regulatory approval for and commercialization of the product candidate being tested in such studies may be delayed or require us to utilize additional resources.
The failure of any CRO to perform adequately or the termination of any arrangements with any of them may adversely affect our business.
Our success is dependent on our executive management team’s ability to successfully pursue business development, strategic partnerships, and investment opportunities as our company matures. We may also form or seek strategic alliances or acquisitions or enter into collaboration and licensing arrangements in the future, and we may not realize the benefits of such collaborations, alliances, acquisitions or licensing arrangements.
We may in the future form or seek strategic alliances or acquisitions, create joint ventures, or enter into collaboration and licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our current product candidates and any future product candidates that we may develop.
Going forward, we are seeking strategic partners for the potential further development and commercialization of our product candidates. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.
In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process is time-consuming and complex. We may not be successful in our efforts to establish a strategic

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partnership or acquisition or other alternative arrangements for our current or future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort, and third parties may not view our current or future product candidates as having the requisite potential to demonstrate safety and efficacy and obtain marketing approval.
As a result, we may not be able to realize the benefit of any future strategic partnerships, acquisitions, or license arrangements we may enter, if we are unable to successfully integrate them with our existing operations and company culture, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction, license, collaboration, or other business development partnership, we will achieve the revenue or specific net income that justifies such a transaction. Any delays in entering into new collaborations or strategic partnership agreements related to our current or future product candidates could delay the development and commercialization of our current or future product candidates in certain geographies for certain indications, which would harm our business prospects, financial condition, and results of operations.
Risks Related to Government Regulation
The development of our biologic product candidates is dependent upon relatively novel technologies and uncertain regulatory pathways.
We are developing a class of medicines known as biologics, including monoclonal antibodies and Fc-fusion proteins, for companion animals. The identification, optimization, and manufacturing of therapeutic biologics for veterinary use is a relatively new field in which unanticipated difficulties or challenges could arise, and we expect the discovery, development, manufacturing, and sale of biologic products to be a long, expensive, and uncertain process.
As of the date of this prospectus, we are aware of only three monoclonal antibodies that have received full marketing approval for veterinary use in the United States: Lokivetmab (Cytopoint) — approved by the USDA-CVB in 2016 to treat atopic dermatitis in dogs; Frunevetmab (Solensia) — approved by the FDA-CVM in 2022 for the management of osteoarthritis-related pain in cats; and Bedinvetmab (Librela®) — approved by the FDA-CVM in 2023 to control pain associated with osteoarthritis in dogs.
In addition, we are aware that two monoclonal antibodies are commercially available under conditional licenses from the USDA-CVB: Gilvetmab, for treating mast cell tumors and melanoma in dogs, and the Canine Parvovirus Monoclonal Antibody (CPMA), intended to improve survival rates in puppies infected with parvovirus.
While at least 13 Fc-fusion proteins have been approved for use in humans, as of the date of this prospectus, none have been approved for use in veterinary medicine.
In some cases, it may be unclear whether our product candidates meet the definition of a biological product subject to regulation by the USDA-CVB or an animal drug subject to regulation by the FDA-CVM. Regulatory oversight of biologics for pets is complex and depends largely on the mechanism of action and the intended indication, and there may be jurisdictional overlap. Biologics are regulated either by the USDA-CVB or the FDA-CVM. The USDA’s Center for Veterinary Biologics and the FDA’s Center for Veterinary Medicine have a memorandum of understanding concerning their joint responsibilities for resolving jurisdictional issues over products of this nature. Under the memorandum of understanding, animal products are to be regulated by the USDA as biologics, if they are intended for use to diagnose, prevent, or treat diseases in animals and their primary mechanism of action is immunological, or by the FDA as animal drugs, if they are intended for use in the diagnosis, cure, mitigation, treatment, or prevention of the signs of animal disease without addressing the underlying cause of the disease and the primary mechanism of action is not immunological or is undefined.
Manufacturing and quality requirements also differ between the two agencies. The USDA-CVB’s applicable regulatory framework for veterinary biologics in the U.S. is primarily defined under the Virus-Serum-Toxin Act of 1913, as amended, and its implementing regulations (9 CFR), along with USDA-CVB-issued

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memoranda and guidance. The FDA-CVM’s framework is governed by the Federal Food, Drug, and Cosmetic Act, as amended, and its implementing regulations (21 CFR) and FDA-CVM-issued guidance documents, typically aligned with current Good Manufacturing Practices, or cGMPs. There may be other statutes or regulations applicable to the product candidates at the federal, state, and/or local level.
While the relevant USDA-CVB and FDA-CVM regulations share similar goals — to ensure consistent production of pure, safe, potent, and effective biologics — they differ enough that products regulated by the USDA-CVB and FDA-CVM are generally manufactured in different facilities. Jurisdiction is determined on a product-by-product basis through a formal review process jointly conducted by the USDA-CVB and FDA-CVM.
As of the date of this prospectus, only AKS-701d and AKS-619d have undergone formal jurisdictional review and have been deemed eligible for conditional approval by the USDA-CVB. Based on published criteria and precedent, we believe AKS-699 falls under USDA-CVB jurisdiction. We expect AKS-562c will ultimately be regulated by the FDA-CVM. We expect AKS-548d, a biologic intended to treat chronic pain associated with arthritis in dogs through an immunological mechanism, will ultimately be regulated by the USDA-CVB. However, the USDA-CVB and the FDA-CVM may not agree with our assessment, or disputes may arise between the USDA-CVB and the FDA-CVM over regulatory jurisdiction for one or more of such biologics. If so, the development of our biologics may be delayed while any such disputes are adjudicated by the agencies. Furthermore, if the agencies were to determine that one or more of our animal biologics will be regulated by the FDA-CVM instead of the USDA-CVB, the time and cost of developing such biologics may be longer and more expensive than we currently anticipate, and we may decide to discontinue development of such biologics. It is also possible that the USDA-CVB’s regulatory standards for novel biologics may be more difficult to satisfy than we anticipate. In addition, because we expect some of our product candidates to be regulated by the USDA-CVB while competing products may be regulated by the FDA-CVM, veterinarians may perceive our product candidates, if approved, as less rigorously reviewed or held to different standards than products regulated by the FDA-CVM. Any such perception may create a competitive disadvantage for our product candidates, if approved, in the market, regardless of safety or efficacy profile, which may adversely affect the adoption of our product candidates, if approved. We intend to complete jurisdictional review for all current product candidates by the end of 2026.
Given this regulatory complexity, the development, manufacturing, and commercialization of veterinary biologics carry unique risks, potential limitations and restrictions, and uncertainties. The regulatory requirements for biologics may be more extensive and complex than those applicable to small molecule therapeutics.
The regulatory approval process is uncertain, requires us to utilize significant resources, and may prevent us from obtaining conditional or full approvals for the commercialization of some or all of our product candidates.
The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of pet therapeutics are subject to extensive regulation by the USDA-CVB, the FDA-CVM, the EMA, and other regulatory authorities in the United States and other countries, which regulations differ from country to country. Even with USDA-CVB conditional license, we will experience significant restrictions on our ability to market such future product candidates in the United States until we receive full approval from the USDA-CVB. We have not yet submitted an application for or received marketing approval for any of our current product candidates. Obtaining full or conditional product license from the USDA-CVB or approval of a NADA from FDA-CVM can be an uncertain process that requires us to utilize significant resources. The USDA-CVB, the FDA-CVM, or any foreign regulatory bodies can delay, limit, or deny approval of any of our product candidates for many reasons, including:
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we are unable to demonstrate to the satisfaction of the USDA-CVB, the FDA-CVM, the EMA, or the applicable foreign regulatory body that the product candidate is safe and effective for the requested indication;

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the USDA-CVB, the FDA-CVM, or the applicable foreign regulatory body may disagree with our interpretation of data from our target animal studies and other development efforts;

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we may be unable to demonstrate that the product candidate’s benefits outweigh any safety or other perceived risks;

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the USDA-CVB, the FDA-CVM, or the applicable foreign regulatory body may require additional studies;

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the USDA-CVB, the FDA-CVM, or the applicable foreign regulatory body may not approve of the formulation, labeling, and/or the specifications of our current and future product candidates;

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the USDA-CVB, the FDA-CVM, or the applicable foreign regulatory body may fail to approve our manufacturing processes or facilities, or the manufacturing processes or facilities of any third-party manufacturers with which we contract; and

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the approval policies or regulations of the USDA-CVB, the FDA-CVM, or the applicable foreign regulatory body may significantly change in a manner rendering the data from our studies insufficient for approval.

Failure to comply with the USDA-CVB, the FDA-CVM, and other applicable United States and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions, including: warning letters, civil and criminal penalties, injunctions, withdrawal of approved products from the market, product seizure or detention, product recalls, total or partial suspension of production, and refusal to approve pending NADAs or product licenses or supplements to approved NADAs or product licenses.
Regulatory approval of an NADA or supplement NADA, or of a product license, is not guaranteed, and the approval process requires us to utilize significant resources, may take several years, and is subject to the substantial discretion of the USDA-CVB, the FDA-CVM, or the applicable foreign regulatory body. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat studies or perform additional studies.
If any of our current or future product candidates fails to demonstrate safety and efficacy in our studies, or for any other reason does not gain regulatory approval, our business and results of operations will be materially and adversely harmed.
The regulatory approval process, particularly with USDA-CVB, places heightened emphasis on the oversight of cell lines used in the manufacture of biologic therapeutics. This focus requires us to dedicate significant resources to secure cell line approvals and may impede our ability to obtain conditional or full approval for the commercialization of some or all of our product candidates.
In addition to the general regulation of pet therapeutics by the USDA-CVB, the FDA-CVM, the EMA, and other regulatory authorities in the United States and abroad, the USDA-CVB specifically scrutinizes MCSs used in biologic manufacturing. The agency requires that these manufacturing cell lines pass a defined set of qualification tests conducted first by the manufacturer and then again independently by the USDA-CVB. Only after successful completion of both testing stages will the USDA-CVB approve the MCS for manufacturing use.
Furthermore, the USDA-CVB may require additional risk mitigation measures for cell line development activities conducted outside the United States. These requirements may pertain to parental cell lines, monoclonal RCBs, or MCSs. Currently, we conduct cell line development from parental cells through monoclonal RCBs at vendor facilities located outside the United States; however, we plan to manufacture our MCS domestically. We are committed to working collaboratively with the USDA-CVB to implement any necessary risk mitigation strategies related to non-U.S.-developed cell lines.
If the USDA-CVB identifies risks associated with our non-domestic cell line development and we are unable to adequately demonstrate that these risks have been mitigated, we could face significant restrictions on our ability to manufacture product candidates for commercial use. In such a scenario, we may be required to develop new monoclonal RCBs and MCSs, which could result in substantial delays and increased costs to our commercial development activities.

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Even if we receive regulatory approval for any of our current or future product candidates, we will be subject to ongoing FDA-CVM, USDA-CVB, or EMA obligations and continued regulatory review, which may result in significant additional expense. Additionally, any product candidates, if approved, will be subject to labeling and manufacturing requirements and could be subject to other restrictions. Failure to comply with these regulatory requirements or the occurrence of unanticipated problems with our products could result in significant penalties.
Any regulatory approvals that we or any of our collaborators receive for any of our current or future product candidates may be subject to conditions of approval or limitations on the approved indicated uses for which the product may be marketed, or may contain requirements for potentially costly surveillance to monitor the safety and efficacy of the product candidate. In addition, if the USDA-CVB, the FDA-CVM, or the applicable foreign regulatory body approves any of our current or future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with manufacturing regulations including cGMP, GLP, and cGCP, as applicable, for any studies that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:
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restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

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fines, warning letters, or holds on target animal studies;

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refusal by the USDA-CVB, the FDA-CVM or the applicable foreign regulatory body to approve pending applications or supplements to approved applications filed by us or our strategic collaborators, or suspension or revocation of product license approvals;

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product seizure or detention, or refusal to permit the import or export of products; and

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injunctions or the imposition of civil or criminal penalties.

The USDA-CVB’s, the FDA-CVM’s, or the applicable foreign regulatory body’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.
Failure to obtain regulatory approvals in foreign jurisdictions for our product candidates would prevent us from marketing our products internationally.
In order to market any product outside of the United States, including in the EEA (which is comprised of the 27 member states of the European Union plus Norway, Iceland, and Liechtenstein) and many other foreign jurisdictions, separate regulatory approvals are required. More concretely, in the EEA, pet therapeutics can only be commercialized after obtaining a Marketing Authorization, or MA. Before granting the MA, the EMA or the competent national authorities of the member states of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety, and efficacy.
The approval procedures vary among countries and can involve additional studies and testing, and the time required to obtain approval may differ from that required to obtain USDA-CVB or FDA-CVM approval. Animal studies conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the USDA-CVB or FDA-CVM does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the USDA-CVB or FDA-CVM. However, a failure or delay in

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obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining USDA-CVB or FDA-CVM approval. Furthermore, some foreign regulatory jurisdictions may prohibit the sale or marketing of a USDA-CVB-approved product, even with a USDA-issued export license. This may necessitate additional time and investment in modified manufacturing processes, infrastructure, and/or supplementary clinical studies to meet the requirements of foreign regulators. We may not be able to file for regulatory approvals or to do so on a timely basis and, even if we do file them, we may not receive necessary approvals to commercialize our products in any market. Furthermore, if we choose to rely on strategic partners to obtain approvals in foreign jurisdictions, such partners may experience failures or delays in obtaining such approvals due to the reasons stated above.
If approved, any of our current or future products may cause or contribute to adverse events that we are required to report to the USDA-CVB, FDA-CVM, and regulatory authorities in other countries and, if we fail to do so, we could be subject to sanctions that would materially harm our business.
If we are successful in commercializing any of our current or future products, regulations of the USDA-CVB, the FDA-CVM, and of the regulatory authorities in other countries require that we report certain information about adverse events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the USDA-CVB, FDA-CVM, and regulatory authorities in other countries could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.
Legislative or regulatory reforms with respect to pet therapeutics may make it more difficult and costly for us to obtain regulatory clearance or approval of any of our current or future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.
From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the testing, regulatory clearance or approval, manufacture, and marketing of regulated products. In addition, USDA-CVB and FDA-CVM regulations and guidance are often revised or reinterpreted by the USDA-CVB and FDA-CVM in ways that may significantly affect our business and our products. Similar changes in laws or regulations can occur in other countries. Any new regulations or revisions or reinterpretations of existing regulations in the United States or in other countries may impose additional costs or lengthen review times of any of our current or future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation, or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:
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changes to manufacturing methods or physical locations;

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recall, replacement, or discontinuance of certain products; and

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additional record keeping.

Each of these would likely entail substantial time and cost and could materially harm our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products would harm our business, financial condition, and results of operations.
Our research and development relies on evaluations in animals, which may become subject to bans or additional regulations.
As a biopharmaceutical company with a focus on pet therapeutics, the evaluation of our existing and new product candidates in animals is required to register our products. Animal testing in certain industries has

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been the subject of controversy and adverse publicity. Some organizations and individuals have attempted to ban animal testing or encourage the adoption of additional regulations applicable to animal testing. To the extent that the activities of such organizations and individuals are successful, our research and development, and by extension our operating results and financial condition, could be materially adversely affected. In addition, negative publicity about us or our industry could harm our reputation.
Disruptions at the USDA-CVB, FDA-CVM, and other government agencies caused by funding shortages, a reduction in staffing or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the USDA-CVB, FDA-CVM, and other government agencies to review and approve new products can be affected by a variety of factors, including government budget and funding levels, reduced staffing, statutory, regulatory, and policy changes, their ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect their ability to perform routine functions. Average review times at the agencies have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the USDA-CVB, FDA-CVM, and other government agencies, including substantial leadership departures, personnel cuts, and policy changes, may also slow the time necessary for biologics or modifications to approved biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. Changes and cuts in USDA-CVB, FDA-CVM, and other government agency staffing also could result in delays in their respective responsiveness or in their ability to review regulatory submissions or applications, issue regulations or guidance, or implement or enforce regulatory requirements in a timely fashion or at all.
A prolonged government shutdown, significant leadership, personnel, and/or policy changes, or other substantial modification in agency activities (including due to global health concerns or geopolitical factors) could significantly impact the ability of the USDA-CVB, FDA-CVM, and other government agencies to timely review and process our regulatory submissions, which could have a material adverse effect on our business. In addition, government funding of other agencies on which our operations may rely, including those that fund research and development activities and animal studies, is subject to the political process, which is inherently fluid and unpredictable. Disruptions at agencies that fund our research and development activities and our animal studies, or changes to such agencies’ budgets, may negatively impact our operations and ongoing animal studies and may limit our ability to seek additional funding in the future. Notably, we are conducting a pilot field efficacy study in dogs with bladder cancer at the Purdue University College of Veterinary Medicine that is supported in part by a grant from the National Cancer Institute in the PRE-medical Cancer Immunotherapy Network Canine Trials Consortium (PRECINCT) U01 program and may be subject to such disruptions. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact our business by delaying review of our public filings, to the extent such review is necessary, and our ability to access the public markets.
With the change in the U.S. presidential administration in 2025, there is substantial uncertainty as to whether and how the Trump administration will seek to modify or revise the requirements and policies of the USDA-CVB, FDA-CVM, and other government agencies with jurisdiction over our product candidates and any products for which we obtain approval. This uncertainty could present new challenges and/or opportunities as we navigate development and approval of our product candidates. Additionally, the new administration could issue or promulgate executive orders, regulations, policies, or guidance that adversely affect us or create a more challenging or costly environment to pursue the development of new biologics.
Risks Related to Commercialization
We may be unable to obtain regulatory approval for our existing or future product candidates under applicable regulatory requirements. The denial or delay of any such approval would delay commercialization efforts and adversely impact our potential to generate revenue, our business and our results of operations.
Our current or future product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling,

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storage, approval, advertising, promotion, sale, distribution, import, and export are subject to comprehensive regulation by the by the USDA-CVB and FDA-CVM in the United States and comparable authorities in other countries, including the EMA in Europe. We are not permitted to market our products in the United States until we receive approval of a NADA from the FDA-CVM or a full product license from the USDA-CVB depending on the agency with jurisdictional authority, or in Europe until we receive approval from the European Commission or applicable EU State national competent authorities. We have not received approval to market any of our current product candidates and may not obtain regulatory approvals for our future product candidates, if any, from regulatory authorities in any jurisdiction, and it is possible that none of our current or future product candidates or any current or future product candidates we may seek to develop in the future will ever obtain regulatory approval. We have only limited experience in filing and supporting the applications necessary to gain regulatory approvals and expect to rely on third-party CROs and/or regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive laboratory and clinical data and supporting information to the various regulatory authorities for each therapeutic indication and line of treatment to establish the product candidate’s safety and efficacy in the target species. Securing regulatory approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Our current or future product candidates may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities, or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use.
The process of obtaining regulatory approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials and/or manufacturing data are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity, and novelty of the current or future product candidates involved. Changes in marketing approval requirements or policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted new drug application or product license application may delay regulatory approval. The USDA-CVB, FDA-CVM, EMA, and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional laboratory, clinical, manufacturing, or other studies. Our current or future product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:
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the regulatory authorities may disagree with the design or implementation of our pivotal studies;

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we may be unable to demonstrate to the satisfaction of the regulatory authorities that a product candidate is safe and effective for its proposed indication or that it is suitable to identify appropriate patient populations;

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the results of pivotal studies may not meet the level of statistical significance required by the regulatory authorities for approval;

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we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

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the regulatory authorities may disagree with our interpretation of data from laboratory or pilot studies or pivotal clinical studies;

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the data collected from the pivotal studies of our current or future product candidates may not be sufficient to support the submission of a new animal drug application, product license application, or other similar application or to obtain regulatory approval in the United States or elsewhere;

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the regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

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the approval requirements or policies or regulations of the USDA-CVB, FDA-CVM, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

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Even if our current or future product candidates obtain regulatory approval, they may never achieve market acceptance or commercial success.
Even if we obtain USDA-CVB, FDA-CVM, EMA, or other regulatory approvals, our current or future product candidates may not achieve market acceptance among veterinarians and pet owners, and may not be commercially successful. Market acceptance of any of our current or future product candidates for which we receive approval depends on several factors, including:
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the safety of our products as demonstrated in our target animal studies;

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the indications for which our products are approved;

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the acceptance by veterinarians and pet owners of the product as a safe and effective treatment;

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the proper training and administration of our products by veterinarians;

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the potential and perceived advantages of our product candidates over alternative treatments;

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the cost of treatment in relation to alternative treatments and willingness to pay for our products, if approved, on the part of veterinarians and pet owners;

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the willingness of pet owners to pay for our treatments, relative to other discretionary items, especially during economically challenging times;

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the relative convenience and ease of administration;

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the prevalence and severity of side effects; and

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the effectiveness of our go-to-market, sales, and marketing efforts or those of our strategic partner(s).

Any failure by our product candidates that obtain regulatory approval to achieve market acceptance or commercial success would adversely affect our business, prospects, financial condition, and results of operations, and the value of your investment could substantially decline.
Our product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration.
The development and commercialization of pet therapeutics is highly competitive, with significant activity from major pharmaceutical, biotechnology, and specialty animal health companies. As a result, we expect continued and substantial investment in research and development aimed at discovering and advancing new therapies for companion animals.
Our potential competitors include leading animal health companies such as Zoetis Inc.; Elanco Animal Health Inc.; Merck Animal Health (a division of Merck & Co., Inc.); Boehringer Ingelheim Animal Health (a division of Boehringer Ingelheim GmbH); Virbac Group; Ceva Animal Health; Vetoquinol; and Dechra Topco Limited, or Dechra (including its InvetX division). In addition, several smaller, early-stage companies are actively developing pet therapeutics, including ELIAS Animal Health, VetmAbBio, Pexxes, Vetigenics, Loyal, Gallant Therapeutics, Rejuvenate Bio, Evax AG, Xeptiva Therapeutics, and Torigen Pharmaceuticals. In recent years, there has been an increase in consolidation in the pet therapeutics industry, which could result in existing competitors realizing additional efficiencies or improving portfolio bundling opportunities, thereby potentially increasing their market share and pricing power, which could lead to an increase in competition. We may also face competition from lower-priced generic alternatives to our products that no longer have patent protection.
If approved, AKS-701d may face competition from the off-label use of Gilvetmab (Merck Animal Health), which targets the PD-1 receptor — a component of the same pathway as the PD-L1-specific AKS-701d. Although Gilvetmab is not currently approved for the treatment of bladder cancer in dogs, Merck Animal Health could conduct the necessary clinical studies and pursue regulatory approval to expand its label to include this indication. AKS-701d may also compete with other therapies used off-label, including Palladia,

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Kinavet-CA1, Tanovea-CA1, Stelfonta, Oncept, Laverdia, and human generic chemotherapies such as doxorubicin, none of which are specifically approved for treating canine bladder cancer.
Since AKS-619d is the Ambifect version of AKS-701d, we anticipate it will face similar competitive pressures, especially as we seek label expansion beyond bladder cancer to indications such as mast cell tumors and melanoma. Both AKS-701d and AKS-619d, if approved, may also encounter future competition from pipeline candidates being developed by the companies listed above.
If approved, AKS-699 would directly compete with Cytopoint (Zoetis) for the treatment of atopic dermatitis in dogs. While AKS-699 is designed to require fewer injections and veterinary visits and to offer a lower annual treatment cost, it may prove challenging to displace the current market leader or compete in a price-driven market. AKS-699 will also face competition from small-molecule, non-injectable therapies such as Apoquel (Zoetis), Zenrelia (Elanco), Atopica (Elanco), and Cortavance (Virbac). Additionally, Zoetis, Elanco, and Dechra are developing longer-acting monoclonal antibodies targeting IL-31, the same molecule targeted by Cytopoint and AKS-699, which could pose further competition if approved.
If approved, AKS-548d will directly compete with Librela® (Zoetis) for the treatment of chronic osteoarthritis pain in dogs. While AKS-548d is similarly designed to reduce dosing frequency and lower the annual cost of treatment, competing with an established product may be difficult. It will also face competition from widely used small-molecule NSAIDs, including carprofen (generic Rimadyl), meloxicam (generic Metacam), and grapiprant (Galliprant; Elanco). As with dermatitis, companies such as Zoetis, Elanco, and Dechra are developing longer-acting monoclonal antibodies targeting nerve growth factor, or NGF, the same molecule targeted by both Librela® and AKS-548d. In addition, because we expect AKS-548d to be regulated by the USDA-CVB while Librela®, a direct competitor, is regulated by the FDA-CVM, veterinarians may perceive AKS-548d, if approved, as less rigorously reviewed or held to different standards than products regulated by the FDA-CVM. Any such perception may create a competitive disadvantage for AKS-548d, if approved, in the market, regardless of its safety or efficacy profile, which may adversely affect the adoption of AKS-548d, if approved.
AKS-562c, if approved, may not face immediate direct competition, as there are currently no approved therapies for the treatment of obesity in cats. However, due to the large market opportunity and unmet need, one or more of the aforementioned companies may develop competing products.
With respect to our Ambifect platform designed to induce and maintain therapeutic antibodies for treating cancer, dermatitis, and pain, it is worth noting that in 2024, Boehringer Ingelheim Animal Health acquired Saiba Animal Health AG, a Swiss company focused on therapeutic vaccines for chronic pet diseases. While our platform utilizes Fc-fusion proteins, Saiba’s technology leverages virus-like particles to stimulate immune responses for conditions such as allergies, inflammation, and pain. Although Saiba-derived products are not yet on the market, if approved, they would directly compete with our Ambifect candidates.
As an early-stage company with a limited operating history, we face considerable challenges in competing with organizations that possess significantly greater financial and technical resources. Many of our competitors and potential competitors have substantially more financial, technical, and human resources than we do. Many also have far more experience in the development, manufacturing, regulatory approval, and global commercialization of animal health products. Additionally, we also expect to compete with academic institutions, government agencies, and private organizations engaged in animal health research and development. If such competing products achieve regulatory approval and commercialization prior to our product candidates, or if our intellectual property protection and efforts to obtain regulatory exclusivity fail to provide us with exclusive marketing rights for some of our products, we may be unable to compete effectively in the markets in which we participate.
We rely on our own facilities, personnel, and processes to manufacture most of the supplies for the development of our product candidates and we intend to rely primarily on our own facilities, personnel, and processes to produce commercial quantities of any approved product candidate.
Prior to the sale of our veterinary long-acting insulin programs to Dechra, we built and commissioned a manufacturing facility for low-bioburden active biologic drug substance to meet FDA-CVM and EMA

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cGMP regulations. This facility, located in rented space at our headquarters in Beverly, MA, is wholly owned by us and is free of any current partnership responsibilities. The Beverly, MA facility is available for the clinical and commercial manufacture of our FDA-CVM and EMA-regulated product candidates.
The Beverly facility occupies an approximately 66,320 square-foot space in a multi-tenant building zoned for mixed-use, including industrial operations. The space includes office suites, R&D laboratories with synthetic chemistry and a mouse vivarium, two process development labs capable of supporting up to 200L bioreactor batch sizes, warehouse space, a GLP analytical laboratory, a cGMP quality control, or QC, laboratory, 10,000 square feet of cGMP Grade B, C, and D cleanrooms, and an additional 15,185 square feet of buildable manufacturing space.
Due to regulatory distinctions between the FDA-CVM and USDA-CVB, the Beverly facility is currently suited only for FDA-CVM-regulated products, such as AKS-562c. It will be subject to inspection by the FDA-CVM or EMA following submission of our NADA or equivalent application for AKS-562c. While the facility has previously passed both internal and external quality audits, final confirmation of compliance with FDA-CVM regulations will depend on full process validation and a formal regulatory inspection, expected to occur in the late stages of product development. If the facility fails to meet regulatory standards or produce material according to our specifications, regulatory approval for AKS-562c may be delayed or denied, which may have an adverse impact on our business.
Capacity at the Beverly facility is limited, and for products requiring more than approximately 10 kg of material annually, we may rely on contract manufacturers to meet commercial demand. Additionally, the final drug product vials must be produced and released by a contract manufacturer, as this capability is not available in-house. These contract manufacturers will be subject to inspection by the FDA-CVM or EMA post-submission of our regulatory filings. As we do not control these external manufacturing processes, we are entirely dependent on their ability to comply with cGMP requirements. Any failure to meet regulatory standards, maintain adequate quality control and quality assurance systems, or retain qualified personnel could result in delayed or failed approvals, which may have an adverse impact on our business.
Additionally, if the FDA-CVM or a comparable foreign regulatory authority does not approve our contract manufacturers’ facilities used for the manufacture of our product candidates, or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would adversely impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. These third-party manufacturing providers may not be able to provide adequate resources or capacity to meet our needs and may incorporate their own proprietary process into our product candidate manufacturing process. We have limited control and oversight of a third-party’s proprietary process, and a third-party may elect to modify its process without our consent or knowledge. These modifications could negatively impact our manufacturing, including product loss or failure that requires additional manufacturing runs or a change in manufacturer, both of which could significantly increase the cost of and significantly delay the manufacture of our current or future product candidates. Moreover, reliance on third-party manufacturing increases the risk of misappropriation or disclosure of our proprietary information.
For product candidates regulated by the USDA-CVB, the Beverly facility poses a significant regulatory risk. While no USDA-CVB regulations explicitly prohibit manufacturing in communal buildings, USDA-CVB policy discourages it. Although this policy could change, the likelihood of such a shift is low. Therefore, we have identified several alternative, single-tenant facilities better aligned with USDA-CVB regulations outlined in 9 CFR and related memoranda. Any delay in our ability to identify and contract with an alternative facility on commercially reasonable terms, or at all, would have an adverse impact upon our business.
In May 2025, we signed a lease for a facility in Shreveport, LA, comprising an approximately 31,000 square foot building equipped with appropriate cleanroom space, analytical laboratories, utilities, warehousing, and shipping docks. This site also includes space for the installation of vial-filling equipment suitable for final product manufacturing without reliance on third-party contractors if we choose to pursue such a path. The lease contains an out-clause in the event that the necessary local, state, or federal incentives cannot be secured for the Shreveport site. If we deem the site unsuitable based on these considerations, we will need to secure an alternative site, potentially delaying commercialization timelines.

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Prior to initiating production, we must purchase, install, and validate production and processing equipment — or transfer equipment from the Beverly, MA site — and possibly complete additional construction. Any delays in facility readiness could impact regulatory submissions and product launches.
The lease specifies an initial work-period through November 2025, during which time we intend to renovate certain aspects of the site, modify the physical layout, and install equipment to prepare for commercial manufacturing. If during that period we deem the site unsuitable for our purposes, we may terminate the lease and receive our security deposit. Canceling the lease at that stage would require securing an alternative site, again potentially delaying commercialization timelines.
The Shreveport facility will also be subject to USDA inspection after submission of our first product application. Any deficiencies noted during the inspection will require remediation, further impacting development timelines.
If the Shreveport facility economic incentives or initial work periods are not complete to our satisfaction, we have identified two viable alternatives located in Alachua, FL, and Plattsburgh, NY. Both sites include the required cleanroom space necessary for operations; however, each may require structural modifications and additional equipment installation, which could result in further delays to our timeline. These alternative facilities are subject to the same regulatory and operational risks as the Shreveport site, including challenges related to equipment installation and compliance with USDA inspection requirements. However, if the Shreveport facility is ultimately deemed unviable following the due diligence or initial work periods, we cannot guarantee the continued availability of the two backup sites.
Further, we have contracted with Diamond Animal Health, a USDA-compliant contract manufacturer, for filling, labeling, and packaging of final product vials using bulk drug substance from any of the selected facilities for AKS-701d — should we be unable to install the required fill-finish equipment at the USDA-CVB manufacturing site. However, Diamond may require more advanced development of our manufacturing processes and release testing protocols before accepting bulk drug substance for pre-license serial production. This requirement could result in additional delays in product development timelines.
The third parties upon whom we rely for the supply of single-use disposables, chromatography resins and columns, filtration devices, and raw materials used to manufacture our product candidates are limited in number, and the loss of any of these suppliers could significantly harm our business.
The single-use disposables, chromatography resins and columns, filtration devices, and raw materials used to manufacture our product candidates are supplied to us from a small number of suppliers, and in some cases sole source suppliers. Our ability to successfully develop our current or future product candidates, and to ultimately supply our commercial drugs in quantities sufficient to meet the market demand, depends in part on our ability to obtain the single-use disposables, chromatography resins and columns, filtration devices and raw materials in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. We do not currently have arrangements in place for a redundant or second-source supply of single-use disposables, chromatography resins and columns, filtration devices, and raw materials in the event any of our current suppliers of such single-use disposables, chromatography resins and columns, filtration devices and raw materials cease their operations for any reason. The raw materials used to manufacture our products may be subject to availability constraints and price volatility caused by changes in demand, weather conditions, supply conditions, government regulations, economic climate, and other factors. In addition, labor costs may be subject to volatility caused by the supply of labor, governmental regulations, economic climate, and other factors. Increases in the demand for, availability, or the price of raw materials used to manufacture our products and increases in labor costs could increase the costs to manufacture our products, result in product delivery delays or shortages, and impact our ability to launch new products on a timely basis or at all. We may not be able to pass all or a material portion of any higher product, material, transportation, or labor costs on to our customers, which could materially adversely affect our operating results and financial condition.
For all of our current or future product candidates, we intend to identify and qualify additional manufacturers to provide such single-use disposables, chromatography resins and columns, filtration devices, and raw

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materials. We are not certain, however, that our single-source and dual source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers, or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.
Establishing additional or replacement suppliers for the single-use disposables, chromatography resins and columns, filtration devices, and raw materials used to manufacture our current or future product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory approval, which could result in further delay. While we seek to maintain adequate inventory of single-use disposables, chromatography resins and columns, filtration devices, and raw materials used to manufacture our current or future product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such single-use disposables, chromatography resins and columns, filtration devices, and raw materials from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, prospects, financial condition, and results of operations.
Our pet therapeutics are subject to unanticipated safety or efficacy concerns, which may harm our reputation.
The success of our commercialization efforts will depend upon the perceived safety and effectiveness of biologics for animals, in general, and of our product candidates, in particular. Unanticipated safety or efficacy concerns may arise with respect to pet therapeutics, whether or not they are scientifically or clinically substantiated, which could lead to product recalls, market withdrawals, suspension of sales, declines in sales, as well as product liability and other claims. These concerns may also result in product liability claims and other legal or reputational consequences. We rely heavily on positive perceptions of the safety and quality of our products, as well as of pet therapeutics more broadly, by veterinarians, customers, and pet owners. Any negative perceptions regardless of accuracy could damage our reputation and have a material adverse effect on our operating results and financial condition.
While at least 13 Fc-fusion proteins have been approved for use in humans, none have yet been approved for use in companion animals. Although we have conducted numerous studies in target animals using our Fc-fusion protein candidates, the novelty of this technology in the veterinary market introduces the potential for unanticipated safety or efficacy issues when deployed at commercial scale.
Additionally, we are not aware of any product that has been commercialized that is specifically designed to induce antibodies against autologous proteins, as we are pursuing with PD-L1 (cancer), IL-31 (dermatitis), and NGF (pain). Although our studies to date have not revealed significant safety issues, we cannot rule out the risk of long-term side effects, induction of autoimmune responses, or the development of tolerance, which could reduce efficacy over time.
We currently have no sales organization. If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell our current or future product candidates, if approved, or generate commercial revenue.
We currently do not have a sales organization. In order to commercialize any of our current or future product candidates in the United States and any jurisdictions outside the United States, we must build our marketing, sales, distribution, managerial, and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If our current or any future product candidates receive regulatory approval, we expect to establish a direct sales organization in the United States, complemented by distributors, to commercialize our product candidates, which will be expensive and time-consuming. Outside of the United States we intend to partner with companies with an established commercial presence to market our products in those locations. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our current product candidates or any future product candidates that receive regulatory approval. We have no prior experience in the marketing, sale, and distribution of pet therapeutics, and there are significant risks involved

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in building and managing a sales organization, including our ability to hire, retain, and motivate qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively oversee a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities would adversely impact the commercialization of these products.
If we are not successful in commercializing any of our current or future product candidates, either on our own or through collaborations with one or more distributors, our future commercial revenue will suffer, and we would incur significant additional losses, which would adversely affect our business, prospects, financial condition, and results of operations, and the value of your investment could substantially decline.
Changes in distribution channels for pet therapeutics could negatively impact our market share, margins, and distribution of our products.
In most markets, pet owners typically purchase their pet therapeutics directly from veterinarians. Pet owners increasingly could purchase pet therapeutics from sources other than veterinarians, such as Internet-based retailers, “big-box” retail stores, or other over-the-counter distribution channels. This trend has been demonstrated by the significant shift away from the veterinarian distribution channel in the sale of parasiticides and vaccines in recent years. Pet owners also could decrease their reliance on, and visits to, veterinarians as they rely more on Internet-based animal health information. Because we expect to market our pet prescription products through the veterinarian distribution channel, any decrease in visits to veterinarians by pet owners could reduce our market share for such products and materially adversely affect our operating results and financial condition.
Legislation has also been proposed in the United States and may be proposed in the United States or abroad in the future, that could impact the distribution channels for our pet products. For example, such legislation may require veterinarians to provide pet owners with written prescriptions and disclosure that the pet owner may fill prescriptions through a third party, which may further reduce the number of pet owners who purchase their pet therapeutics directly from veterinarians. Such requirements may lead to increased use of generic alternatives, if available, to our products or the increased substitution of our products with other pet therapeutics or human health products if such other products are deemed to be lower-cost alternatives. Many states already have regulations requiring veterinarians to provide prescriptions to pet owners upon request, and the American Veterinary Medical Association has long-standing policies in place to encourage this practice.
Over time, these and other competitive conditions may increase our reliance on Internet-based retailers, “big-box” retail stores, or other over-the-counter distribution channels to sell our pet products. Any of these events could materially adversely affect our operating results and financial condition.
Risks Related to Intellectual Property
We currently own 20 granted patents covering legacy products related to our Ambifect technology, 22 patent applications and one granted patent related to our current product candidates, exclusive, field-limited licenses in the animal health space to two allowed patents and 30 granted patents covering legacy products related to our Ambifect technology, and options to license patent applications and technology related to certain product candidates.
We currently own 20 granted patents covering various legacy products related to our Ambifect technology. However, the claims in these patents may only cover portions of the molecules used in our current product candidates. These patents are set to expire at various times between 2036 and 2040. We also currently own 22 patent applications and one granted patent related to our current product candidates, exclusive, field-limited licenses in the animal health space to two allowed patents and 30 granted patents covering legacy products related to our Ambifect technology, and options to license patent applications and technology related to certain product candidates.
As part of Dechra’s acquisition of our long-acting insulin products and related patents, we received an exclusive license to use these divested patents in the field of cancer in non-human animals (with specific

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exceptions related to the insulin moiety), and outside any non-insulin-related conditions in non-human animals. Under this license, Fc and linker compositions covered by these patents are available to us for use in companion animals outside the insulin-Fc field. This includes potential application to other potential future long-acting therapeutic proteins. These patents acquired by Dechra expire between 2038 and 2040.
Additionally, following the transfer of our human vaccine technologies and patents and patent applications to our wholly-owned subsidiary Vakston, Inc. (which was subsequently sold to Twilight Bioscience, Inc. (formerly Twilight Neuroscience, Inc.), or Twilight), we received an exclusive license to use these patents in the field of animal health, including veterinary therapeutics. These patents and patent applications cover the AKS-452 and AKS-457 COVID-19 vaccine technologies and may have applications to our Ambifect platform for inducing antibody production in animals. AKS-452 patents are granted in Australia, Canada, Europe, Israel, Japan, and the United States. AKS-452 patent applications are in prosecution in Europe, the United States, Brazil, China, India, Korea, New Zealand, Singapore, and South Africa. AKS-457 is protected by patent applications in the United States, Australia, Brazil, Canada, China, Eurpoe, Israel, India, Japan, South Korea, New Zealand, Singapore, and South Africa. These patents expire between 2040 and 2043.
Under each of the license agreements with Dechra and Twilight, the licensors retain ownership and control over the maintenance and prosecution of the licensed patents and patent applications.
We have also signed an exclusive option to license patent applications from Purdue University covering the AKS-701d product candidate. The material terms of the license agreement are detailed in a binding term sheet that we entered into with the Purdue Research Foundation in June 2024. Under the proposed license, Purdue would retain ownership and control over the maintenance and prosecution of these patents. Failure to secure this license or to comply with its terms would prevent the commercialization of AKS-701d. Furthermore, we cannot guarantee that patents will be issued from the licensed applications. If valid claims are granted, they are expected to expire on November 14, 2043.
Our canine Fc-PD-L1 technology, AKS-619d, is covered by PCT, Europe and U.S. patent applications, including a granted patent application in the U.S., claiming composition of matter, methods of treatment, and manufacturing processes, with an anticipated expiration date of March 5, 2045. AKS-548d (canine Fc-NGF technology) is currently protected by a PCT patent application. If valid claims are granted, they are expected to expire on October 15, 2045. AKS-562c (long-acting Fc-GLP-1 technology) is currently protected by a PCT application. If valid claims are granted, they are expected to expire on August 11, 2045. Our canine IL-31 technology, AKS-699, is covered by a U.S. provisional application, with an anticipated expiration date of July 25, 2046 assuming the PCT application is filed before July 25, 2026. To preserve priority rights, we must convert this provisional application to a non-provisional application within one year of the priority filing date. Failure to do so would result in the loss of priority and potential rights to the inventions. In all cases — AKS-619d, AKS-548d, AKS-562c, and AKS-699 — we cannot be assured that patents will ultimately be granted.
If we are unable to obtain or enforce patents — either through ownership or licensing — covering our product candidates, our business, operating results, financial condition, and future prospects could be materially and adversely affected.
If we fail to comply with our obligations under our intellectual property licenses with third parties, we could lose license rights that are essential to our business.
We are party to option and license agreements that cover technology related to our product candidates and that may be essential to our business operations and future growth.
We have signed an exclusive option agreement to license patent applications from Purdue University, or Purdue, covering the AKS-701d product candidate. The agreement requires us to exercise the option to obtain an exclusive license by the later of June 10, 2025 or six months from the date that we receive the final written report from the pilot clinical study currently underway at Purdue. As of the date of this prospectus, we are actively engaged in research-phase development under the Purdue Research Foundation exclusive

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option contract within the option term, and we have not yet executed the option for the full license. While the in vivo study being conducted at Purdue is underway, we have not yet received the final written report from the study. The material terms of the license agreement are detailed in a binding term sheet that we entered into with the Purdue Research Foundation in June 2024 and summarized in “Business — Intellectual Property and License Agreements.” Once executed, the license will impose various payment and performance obligations on us. If we fail to meet these obligations, Purdue may have the right to terminate the license, which would prevent us from developing or commercializing AKS-701d.
We have also signed an exclusive option agreement to license patent applications from Energesis Pharmaceuticals, Inc., or Energesis, related to the development of product candidates for the treatment of pet obesity using Energesis’ methods and compounds that target the generation of brown adipose tissue, or BAT to increase energy expenditure. This option agreement, the material terms of which are summarized in “Business — Intellectual Property and License Agreements,” similarly requires us to exercise the option to an exclusive license by no later than August 1, 2026, and we are responsible for covering all associated costs of evaluating the technology during the option period. The material terms of the proposed license are outlined in Schedule B of the agreement. Once executed, the license will impose certain financial and performance obligations on us. If we fail to comply with those obligations, Energesis may terminate the agreement, in which case we would no longer be able to develop or commercialize products in this category.
The MCBs and MCSs used to manufacture our product candidates are derived from proprietary cell lines, for which we will need to secure appropriate licenses. As of the date of this prospectus, these licenses have not yet been finalized, and failure to obtain them may limit or prevent our ability to commercialize affected product candidates. Typical license terms may include upfront and milestone payments as well as royalties on net sales, which could affect the profitability of our products. In addition, failure to comply with the terms of such licenses, financial or otherwise, could result in termination of the license, thereby preventing us from manufacturing or selling products derived from the licensed cell lines.
If we lose any of our option or license rights, our business, operating results, financial condition, and future prospects could be materially adversely affected. We may enter into additional license agreements in the future, and failure to comply with the obligations under those agreements could also result in adverse consequences.
We may become subject to third parties’ claims alleging infringement of patents and proprietary rights or seeking to invalidate our patents or proprietary rights, which would be costly, time-consuming and, if successfully asserted against us, delay or prevent the development and commercialization of our current or future product candidates.
There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the field of pet therapeutics, as well as patent challenge proceedings, including interference and administrative law proceedings before the U.S. PTO, and oppositions and other comparable proceedings in foreign jurisdictions. Under U.S. patent laws, procedures including inter partes review and post grant review have been implemented. As stated below, the implementation of such laws presents uncertainty regarding the outcome of challenges to our patents in the future.
We cannot assure you that any of our current or future product candidates will not infringe existing or future patents. Because we have not conducted a formal freedom to operate analysis for patents related to our products, we may not be aware of patents that have already issued that a third party might assert are infringed by one of our current or future product candidates. As of the date of this prospectus, we are not aware of any issued patents that will prevent us from marketing our product candidates. Because patent applications can take many years to issue and may be confidential for eighteen months or more after filing, there may be applications now pending of which we are unaware and which may later result in issued patents that we may infringe by commercializing any of our current or future product candidates. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may face claims from non-practicing entities, which have no relevant commercial revenue and against whom our own patent portfolio may thus have no deterrent effect.

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We may be subject to third-party claims in the future against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing a third party’s patents. If a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing, or sales of the product candidate that is the subject of the suit. As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to redesign it, or to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. Even if we are successful in defending such claims, infringement and other intellectual property litigation can be expensive and time-consuming to litigate and divert management’s attention from our core business. Any of these events could harm our business significantly.
In addition to infringement claims against us, if third parties have prepared and filed patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the U.S. PTO to determine the priority of invention. Third parties may also attempt to initiate reexamination, post grant review, or inter partes review of our patents in the U.S. PTO. We may also become involved in similar opposition proceedings in the European Patent Office or similar offices in other jurisdictions regarding our intellectual property rights with respect to our products and technology.
If our efforts to protect the proprietary nature of the intellectual property related to any of our current or future product candidates are not adequate, we may not be able to compete effectively in our market.
We rely upon a combination of patents, trade secret protection, confidentiality, and license agreements to protect the intellectual property related to our current product candidates and our development programs.
Composition-of-matter patents on the active pharmaceutical ingredient are generally considered to be the strongest form of intellectual property protection for pharmaceutical products, including pet therapeutics, as such patents provide protection without regard to any particular method of use or manufacture. Method-of-use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, veterinarians may recommend that pet owners use these products off label, or pet owners may do so themselves.
Although off-label use may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to prevent or prosecute. Method-of-manufacturing patents protect a specific way to make a product and do not prevent a third party from making the product by a different method and then using the product for our uses. We cannot be certain that the claims in our patent applications will be considered patentable by the U.S. PTO and courts in the United States, or by the patent offices and courts in foreign countries.
The strength of patents in the field of pet therapeutics involves complex legal and scientific questions and can be uncertain. The patent applications that we own or license may fail to result in issued patents in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated, or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our products or our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents and patent applications we own, in-license, or pursue with respect to any of our current or future product candidates is threatened, it could threaten our ability to commercialize any of our current or future product candidates. Further, if we

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encounter delays in our development efforts, the period of time during which we could market any of our current or future product candidates under patent protection would be reduced.
Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to file patent applications related to certain product candidates. This risk specifically applies to our recently filed PCT applications governing AKS‑619d and related compounds, AKS-562c and related compounds, and AKS-548d and related compounds, as well as recently filed provisional applications for AKS-699 and related compounds.
Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. Moreover, any actions we may bring to enforce our intellectual property against our competitors could cause them to bring counterclaims against us, and some of our competitors have substantially greater intellectual property portfolios than we have.
We also rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce, and any other elements of our product development processes that involve proprietary know-how, information, or technology that is not covered by patents. Although we require all of our employees to assign their inventions to us, and endeavor to execute confidentiality agreements with all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or had access to our proprietary information, nor that our agreements will not be breached. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.
Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market.
We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming, and unsuccessful.
Competitors may infringe our patents, or patents that may issue to us in the future, or the patents of our licensors that are licensed to us. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, if we or one of our future collaborators were to initiate legal proceedings against a third party to enforce a patent covering our current product candidates, or one of our future products, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. PTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar claims before the U.S. PTO, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our current or future product candidates. Such a loss of patent protection could have a material adverse impact on our business.

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Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be unsuccessful, it could have an adverse effect on the price of our common stock. Finally, we may not be able to prevent, alone or with the support of our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.
As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming, and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. The Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing owned or licensed patents and patents that we might obtain in the future.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
The U.S. PTO, the European Patent Office, and various other foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.
In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which would have an adverse effect on our business.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting, and defending patents on product candidates throughout the world would be prohibitively expensive. Our current approach is to prosecute and defend patent claims in the Unites States, Europe, Australia, Brazil, Canada, China, Japan, and Korea. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

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We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.
We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology, pharmaceutical, or animal health companies. We may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise improperly used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.
Risks Related to Our Common Stock and this Offering
There has been no prior public market for our common stock, and an active trading market may not develop or be sustained.
There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock was determined through negotiations among the underwriter and us and may vary from the market price of our common stock following this offering. An active or liquid market in our common stock may not develop upon closing of this offering or, if it does develop, it may not be sustainable. The lack of an active market may impair the value of your shares, your ability to sell your shares at the time you wish to sell them, and the prices that you may obtain for your shares. An inactive market may also impair our ability to raise capital by selling our common stock and our ability to acquire other companies, products, or technologies by using our common stock as consideration.
Our stock price may be volatile and you may not be able to resell shares of our common stock at or above the price you paid.
The trading price of our common stock may be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this “Risk Factors” section of this prospectus and others, such as:
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results from, and any delays in, our current and future target animal studies;

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announcements of regulatory approval or disapproval of any of our current or future product candidates;

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failure or discontinuation of any of our research programs;

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the termination of any of our existing license option agreements;

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announcements relating to future licensing or development agreements;

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delays in the commercialization of our current or future product candidates;

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acquisitions and sales of new product candidates, technologies, or businesses;

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manufacturing and supply issues related to our current or future product candidates for our development programs and commercialization;

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quarterly variations in our results of operations or those of our future competitors;

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changes in earnings estimates or recommendations by securities analysts;

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announcements by us or our competitors of new product candidates, significant contracts, commercial relationships, acquisitions, or capital commitments;

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developments with respect to intellectual property rights;

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our commencement of, or involvement in, litigation;

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any major changes in our board of directors or management;

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new legislation in the United States relating to the sale or pricing of pet therapeutics;

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USDA-CVB, FDA-CVM, or other U.S. or foreign regulatory actions affecting us or our industry;

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product liability claims, other litigation or public concern about the safety of our product candidates or future products;

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market conditions in the animal health sector and in the pet therapeutics market; and

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general economic conditions in the United States and abroad.

In addition, the stock market in general, or the market for stocks in our industry or industries related to our industry, may experience extreme volatility unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.
Our quarterly and annual operating results may fluctuate significantly, due to a variety of factors, many of which are outside of our control and may be difficult to predict, including:
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the timing and cost of, and level of investment in, research, development and, if approved, commercialization activities relating to our current and future product candidates, which may change from time to time;

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the cost of manufacturing our product candidates, as well as building out our supply chain, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

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expenditures that we may incur to acquire, develop, or commercialize additional product candidates and technologies;

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timing and amount of any milestone, royalty, or other payments due under any collaboration or license agreement;

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future accounting pronouncements or changes in our accounting policies;

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the timing and success or failure of preclinical studies and clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

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the timing of receipt of approvals for our product candidates from regulatory authorities in the United States and internationally;

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exchange rate fluctuations;

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coverage and reimbursement policies with respect to our product candidates, if approved, and potential future drugs that compete with our products; and

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the level of demand for our product candidates, if approved, which may vary significantly over time.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our future revenue or operating results fall below the

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expectations of analysts or investors or below any forecasts we may provide to the market, or if any forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.
Our executive officers, directors, principal stockholders, and their respective affiliates own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.
Based on the beneficial ownership of our common stock as of November 7, 2025, prior to this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 55.1% of our voting stock and, upon the completion of this offering, that same group will hold approximately 44.7% of our outstanding voting stock (assuming no exercise of the underwriter’s option to purchase additional shares, no exercise of outstanding options and no purchases of shares in this offering by any of this group), in each case assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock. As a result, these stockholders, if acting together, will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, amendment of our organizational documents, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.
Future sales of our common stock in the public market could cause our common stock price to fall.
Our common stock price could decline as a result of sales of a large number of shares of common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.
Upon the completion of this offering, 11,676,878 shares of common stock will be outstanding (or 12,010,211 shares if the underwriters exercise their option to purchase additional shares from us in full), based on the number of shares outstanding as of September 30, 2025.
All shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates” as defined in Rule 144 under the Securities Act. The resale of the remaining      shares, or   % of our outstanding shares of common stock following this offering, is currently prohibited or otherwise restricted, subject to certain limited exceptions, as a result of securities law provisions, market standoff agreements entered into by all stockholders with us or lock-up agreements entered into by our stockholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning on the 181st day after the date of this prospectus. Shares issued upon the exercise of stock options outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions

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of applicable vesting schedules, market stand-off agreements, and/or lock-up agreements, as well as Rules 144 and 701 under the Securities Act. For more information, see the section titled “Shares Eligible for Future Sale.”
Upon the completion of this offering, the holders of approximately      shares, or   % of our outstanding shares following this offering, of our common stock will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or our other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Once we register the offer and sale of shares for the holders of registration rights and shares that may be issued under our equity incentive plans, these shares will be able to be sold in the public market upon issuance, subject to the lock-up agreements described under “Underwriting.”
In addition, in the future, we may issue additional shares of common stock, or other equity or debt securities convertible into common stock, in connection with a financing, acquisition, employee arrangement, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the price of our common stock to decline.
If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution.
The assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock immediately following the completion of this offering. If you purchase shares of common stock in this offering, you will experience substantial and immediate dilution in the pro forma as adjusted net tangible book value per share of $6.77 per share as of September 30, 2025. That is because the price that you pay will be substantially greater than the pro forma as adjusted net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution if the underwriters exercise their option to purchase additional shares in this offering, when those holding stock options exercise their right to purchase common stock under our equity incentive plans, upon the vesting of outstanding restricted stock awards or when we otherwise issue additional shares of common stock. For additional details see the section titled “Dilution.”
Participation in this offering by our existing stockholders and/or their affiliated entities will reduce the public float for our common stock.
To the extent our existing stockholders who are our affiliates or their affiliated entities participate in this offering, such purchases would reduce the non-affiliate public float of our common stock after this offering, which is the number of shares of common stock that are not held by our officers, directors, and affiliated stockholders. A reduction in the public float could reduce the number of shares of common stock that can be traded at any given time, which could adversely impact the liquidity of our common stock and depress the price at which you may be able to sell shares of common stock purchased in this offering.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring

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additional debt, making capital expenditures, or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.
If we raise additional funds through future collaborations, licenses, and other similar arrangements, we may be required to relinquish valuable rights to our future revenue streams, product candidates, research programs, intellectual property, or proprietary technology, or grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed or on terms acceptable to us, we would be required to delay, limit, reduce, or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we might otherwise prefer to develop and market ourselves, or on less favorable terms than we would otherwise choose.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current directors and members of management.
Our eighth amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, will contain provisions that may discourage, delay, or prevent a merger, acquisition, or other change in control of our company that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:
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establish a classified board of directors such that only one of three classes of directors is elected each year;

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allow the authorized number of our directors to be changed only by resolution of our board of directors;

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limit the manner in which stockholders can remove directors from our board of directors;

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establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

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require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

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limit who may call stockholder meetings;

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authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

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require the approval of not less than two-thirds of the votes that all our stockholders would be entitled to cast to amend or repeal specified provisions of our third amended and restated certificate of incorporation or amended and restated bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

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Our amended and restated bylaws that will become effective upon the effectiveness of this registration statement designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated bylaws that will become effective upon the completion of this offering provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of, or a claim based on, fiduciary duty owed by any of our current or former directors, officers, and employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation, or our bylaws (including the interpretation, validity, or enforceability thereof), or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, or the Federal Forum Provision. In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
The Delaware Forum Provision and the Federal Forum Provision in our amended and restated bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, the forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, or employees, which may discourage such lawsuits against us and our directors, officers, and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the U.S. may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
We will have broad discretion in how we use the proceeds of this offering and may use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.
We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section of this prospectus titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders, in ways that are otherwise ineffective or in ways with which you disagree, and the failure of our management to apply these funds effectively could harm our business. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest or apply

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the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline.
We are eligible to be treated as an “emerging growth company” and a “smaller reporting company” and our election of reduced reporting requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements in this prospectus. We could be an emerging growth company for up to five years following the completion of this offering, although circumstances could cause us to lose that status earlier, including if we are deemed to be a “large accelerated filer,” which occurs when the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company.

Even after we no longer qualify as an emerging growth company, we could still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can also take advantage of an extended transition period for complying with new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take

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advantage of these scaled disclosures for so long as our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
We do not currently intend to pay dividends on our common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund the growth and development of our business. In addition, any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which our holders have purchased it.
General Risk Factors
Unfavorable global economic conditions could adversely affect our business, financial condition, stock price, and results of operations.
The global credit and financial markets have experienced extreme volatility and disruptions (including as a result of actual or perceived changes in interest rates, inflation, and macroeconomic uncertainties), which has included severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, high inflation, uncertainty about economic stability, global supply chain disruptions, and increases in unemployment rates. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of tariffs and other trade restrictions (or the threat of such actions), military conflict, including the ongoing conflicts between Russia and Ukraine, and ongoing conflict in the Middle East, terrorism, or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts may also continue to adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including a decrease in the demand for our biologics and in our ability to raise additional capital when needed on acceptable terms, if at all. For example, there has been proposed U.S. legislation that may restrict the ability of U.S. biopharmaceutical companies to purchase services or products from, or otherwise collaborate with, certain Chinese biotechnology companies of concern without losing the ability to contract with, or otherwise receive funding from, the U.S. government. We continue to assess the legislation as it develops to determine whether it could have an effect on our contractual relationships. Furthermore, any disruptions to our supply chain as a result of unfavorable global economic conditions, including due to geopolitical conflicts or public health crises, could negatively impact the timely execution of our ongoing and future clinical trials. In addition, current inflationary trends in the global economy may impact salaries and wages, costs of goods, and transportation expenses, among other things, and recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures may create market and economic instability. We cannot anticipate all of the ways in which the foregoing, and the current economic climate and financial market conditions generally, could adversely impact our business.
We, or the third parties upon whom we depend, may be adversely affected by natural disasters, public health crises or other business interruptions and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Natural disasters or public health crises could severely disrupt our operations and have a material adverse impact on our business, results of operations, financial condition, and prospects. If a natural disaster, power outage, public health crisis, or other event occurred that prevented us from conducting our clinical trials,

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releasing clinical trial results, or delaying our ability to obtain regulatory approval for our product candidates, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time.
We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American and other applicable securities rules and regulations. Complying with these rules and regulations has increased and will increase our legal and financial compliance costs, make some activities more difficult, time consuming, or costly, and increase demand on our systems and resources. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain sufficient coverage. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could significantly harm our business, financial condition, results of operations, and prospects. As of the date of this prospectus, we have 56 full-time and 3 part-time employees. We may need to hire additional financial reporting, internal controls, and other finance personnel or consultants in order to develop and implement appropriate internal controls and reporting procedures, which will increase our costs and expenses.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. The increased costs will decrease our net income or increase our net loss, and may require us to reduce expenditures in other areas of our business or increase the prices of our products, if approved. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations, and prospects may be significantly harmed.
Changes in tax law could adversely affect our business and financial condition.
U.S. federal, state, local, and foreign tax laws, regulations, and administrative guidance are subject to change as a result of the legislative process and review and interpretation by the U.S. Internal Revenue Service, the U.S. Treasury Department, and other taxing authorities. Changes to tax laws (which changes may have retroactive application), including with respect to net operating losses and research and development tax credits, could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition, or results of operations. We urge investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in our common stock.

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Product liability lawsuits against us could divert our resources and could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.
We face an inherent risk of clinical trial and product liability exposure related to the testing of our product candidates in animal studies, and we will face an even greater risk if we commercially sell any products that we develop. While we currently have no products that have been approved for commercial sale, the ongoing, planned, and future use of product candidates by us in animal studies, and the sale of any approved products in the future, may expose us to liability claims. These claims might be made by pet owners and their advocates. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
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regulatory investigations, product recalls or withdrawals, or labeling, marketing, or promotional restrictions;

•
decreased demand for any product candidates or products that we may develop;

•
termination of animal studies;

•
injury to our reputation and significant negative media attention;

•
withdrawal of animal study participants;

•
significant costs to defend any related litigation;

•
substantial monetary awards to consumers of our therapeutics;

•
loss of revenue;

•
reduced resources of our management to pursue our business strategy; and

•
the inability to commercialize any products that we may develop.

As is common in the animal health industry, we do not hold clinical trial liability insurance. If a successful clinical trial or product liability claim or series of claims is brought against us, our assets may not be sufficient to cover such claims and our business operations could be impaired.
We may become involved in litigation that could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.
From time to time we may be subject to litigation claims through the ordinary course of our business operations regarding, but not limited to, securities litigation, employment matters, security of patient and employee personal data, contractual relations with collaborators and licensors, and intellectual property rights. In the past, securities class action litigation has often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, the announcement of negative events, such as negative results from clinical trials, or periods of volatility in the market price of a company’s securities. These events may also result in or be concurrent with investigations by the SEC. We may be exposed to such litigation or investigation even if no wrongdoing occurred. Litigation and investigations are usually expensive and divert management’s attention and resources, which could adversely affect our business and cash resources and our ability to consummate a potential strategic transaction or the ultimate value our stockholders receive in any such transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of preclinical studies, clinical trials, research and development costs, regulatory approvals, commercial strategy, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•
our ability to identify, develop, and commercialize current and future product candidates based on our platform;

•
the initiation, timing, progress, and results of our research and development programs, laboratory studies, and clinical trials;

•
the translation of endpoints in our current and planned clinical trials to future pivotal trials;

•
our ability to replicate positive results from earlier laboratory studies, laboratory animal pharmacokinetic and/or safety studies, pilot efficacy studies, or clinical trials conducted by us or third parties in current or future studies;

•
our ability to demonstrate that our current and future product candidates are safe and effective for their proposed indications;

•
the number of subjects with the diseases or disorders we elect to pursue with our product candidates, and the willingness of those patient populations to use and adhere to our product candidates if approved in the future;

•
the implementation of our business model, and strategic plans for our business, programs, future product candidates, platform, and technology;

•
our ability to advance any product candidates through applicable regulatory approval processes;

•
our ability to obtain additional cash and the sufficiency of our existing cash, cash equivalents, and short-term investments to fund our future operating expenses and capital expenditure requirements;

•
the accuracy of our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

•
our ability to comply with our obligations under our intellectual property licenses and option agreements to intellectual property licenses with third parties, including Purdue University and Energesis;

•
our ability to maintain, expand and protect our intellectual property portfolio;

•
developments relating to our competitors and our industry;

•
existing regulations and regulatory developments in the United States, Europe, and other jurisdictions;

•
our ability to identify and enter into future license agreements and collaborations;

•
general economic, industry, and market conditions, including rising interest rates and inflation;

•
our ability to attract, hire, and retain our key personnel and additional qualified personnel; and

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

•
our anticipated use of our existing cash, cash equivalents, and short-term investments and the proceeds from this offering.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $16.1 million (or approximately $18.9 million if the underwriters exercise their option to purchase additional shares of our common stock in full) based on an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by $2.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by $8.4 million, assuming the assumed initial public offering price of $9.00 per share remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to create a public market for our common stock and thereby facilitate future access to the public equity markets, increase our visibility in the marketplace, and obtain additional capital to support our operations. We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, as follows, with amounts listed that may change from time to time as projects progress:
•
approximately $3.1 million to complete renovation, build-out, and equipment installation at the new USDA manufacturing facility;

•
approximately $2.1 million to manufacture and release pre-license serial batches of AKS-701d at the new USDA manufacturing facility;

•
approximately $0.8 million to initiate a pivotal safety and efficacy study in dogs with bladder cancer to support conditional approval of AKS-701d and establish regulatory jurisdiction for AKS-699 and AKS-548d through a formal USDA-CVB/FDA-CVM jurisdictional review;

•
approximately $1.4 million to conduct pilot field efficacy studies in dogs with cancer, dermatitis, and pain using AKS-619d, AKS-699,and AKS-548d, respectively;

•
approximately $1.6 million to complete pilot field studies in cats with obesity using AKS-562c and pursue potential licensing and acquisition opportunities; and

•
the remainder for general corporate purposes, including additional development efforts, working capital and operating expenses.

We may also use a portion of the remaining net proceeds and our existing cash, cash equivalents, and short-term investments to in-license, acquire, or invest in complementary businesses, technologies, products, or assets. However, we have no current commitments, agreements, understandings or obligations to do so.
We believe, based on our current operating plan, that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, will be sufficient to fund our operations through October 2026. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We do not have any committed external source of funds.
Our expected use of proceeds from this offering described above represents our current intentions based on our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. We expect that we will require additional funds in order to fully accomplish the specified uses of the proceeds of this offering. The amounts and

USE OF PROCEEDS

timing of our actual expenditures will depend on numerous factors, including progress of our research and development, the status of and results from preclinical studies and clinical trials that we are conducting or may conduct in the future, and other factors described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs. Therefore, our actual expenditures may differ materially from the estimates described above. We may find it necessary or advisable to use the net proceeds for other purposes.
We will have broad discretion over how to use the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term and long-term interest-bearing instruments, investment-grade securities, and direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.
In addition, our ability to pay cash dividends on our capital stock in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

 CAPITALIZATION
The following table sets forth our existing cash, cash equivalents and short-term investments, excluding restricted cash, and our total capitalization as of September 30, 2025:
•
on an actual basis;

•
on a pro forma basis, giving effect to (i) the automatic conversion of all shares of convertible preferred stock outstanding as of September 30, 2025 into an aggregate of 3,812,109 shares of our common stock immediately prior to the completion of this offering, (ii) the automatic conversion of all our outstanding SAFEs in the aggregate amount of $15.6 million into an aggregate of 2,667,361 shares of common stock, (iii) the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common stock, (iv) the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock, and (v) the filing and effectiveness of our eighth amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering; and

•
on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above and (ii) the issuance and sale of 2,222,222 shares of common stock in this offering at the assumed initial public offering price of $9.00 per share, the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.
You should read this information together with our consolidated financial statements and the related notes included elsewhere in this prospectus, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Capitalization

	As of September 30, 2025		Pro Forma As adjusted
	Actual	Pro Forma
	(in thousands, except share and per share information)
Cash, cash equivalents and short-term investments	$2,624	$10,325	$26,937
Current Liabilities
Term loan – related party, net of discount	$5,185	—	—
Non-current Liabilities:
Convertible notes payable, net of discount	612	$—	$—
Convertible notes payable – related parties, net of discount	1,623	—	—
SAFE liability	7,008	—	—
SAFE liability – related parties	4,492	—	—
Derivative liability	3,660	—	—
Program-related loan, net of discount	2,477	2,477	2,477
Stockholders’ equity (deficit):
Convertible preferred stock, $0.000001 par value; 1,332,113 shares authorized and 1,270,703 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	50,021	—	—
Preferred stock, $0.000001 par value; no shares authorized, issued or outstanding, actual; shares authorized, and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.000001 par value; 2,050,000 shares authorized and 758,160 shares issued and outstanding, actual; 2,050,000 shares authorized and 9,454,656 shares issued and outstanding, pro forma; 2,050,000 shares authorized, 11,676,878 shares issued and outstanding, pro forma as adjusted	—	—	—
Treasury stock, at cost, 300,000 shares	(3)	(3)	(3)
Additional paid-in capital	8,121	88,422	104,522
Accumulated deficit	(77,920)	(77,920)	(77,920)
Total stockholders’ (deficit) equity	(19,781)	10,499	26,599
Total capitalization	$5,276	$12,976	$29,076

1)
Each $1.00 increase or decrease, as applicable, in the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease, as applicable, of 1.0 million shares in the number of shares of common stock offered by us would increase or decrease, as applicable the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by $8.4 million, assuming no change in the assumed initial public offering price per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Capitalization

The number of shares of our common stock that will be outstanding after this offering on a pro forma and pro forma as adjusted basis is based on 9,454,656 shares of common stock outstanding as of September 30, 2025 which gives effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock into the aggregate of 3,812,109 shares of common stock, (ii) the automatic conversion of all our outstanding SAFEs in the aggregate amount of $15.6 million into an aggregate of 2,667,361 shares of common stock, (iii) the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common stock, and (iv) the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock, in each case immediately prior to the completion of this offering, and excludes:

•
525,657 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2025 under our 2012 Plan and 2024 Plan, with a weighted average exercise price of $9.22 per share;

•
724,221 shares of common stock reserved for future issuance as of September 30, 2025 under the 2024 Plan, which will cease to be available for issuance at the time that our 2025 Plan becomes effective;

•
29,244 warrants to purchase common stock that will be cancelled upon the effectiveness of this offering if the offering price of our common stock is below $12.70 per share;

•
29,109 warrants to purchase common stock that will be cancelled upon the effectiveness of this offering if the offering price of our common stock is below $12.01 per share;

•
       shares of common stock reserved for future issuance under the ESPP, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

•
       shares of our common stock that will become available for future issuance under our 2025 Plan, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2025 Plan and any shares underlying outstanding stock awards granted under the 2012 Plan and 2024 Plan that expire or are repurchased, forfeited, cancelled, or withheld; and

•
111,111 shares of common stock issuable upon the exercise of the Representative’s Warrants.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.
Our historical net tangible book value (deficit) as of September 30, 2025 was $(71.1) million, or $(93.83) per share of our common stock. Our historical net tangible book value (deficit) represents the amount of our total tangible assets, less our deferred offering costs, our total liabilities and the carrying value of our convertible preferred stock, which is not included within stockholders’ deficit. Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the number of shares of our common stock outstanding as of September 30, 2025.
Our pro forma net tangible book value as of September 30, 2025 was $9.2 million, or $0.97 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets, less our deferred offering costs, and our total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2025, which gives effect to (i) the automatic conversion of all outstanding shares of convertible preferred stock into 3,812,109 shares of common stock, (ii) the automatic conversion of all our outstanding SAFEs in the aggregate amount of $15.6 million into 2,667,361 shares of common stock, (iii) the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common stock, and (iv) the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock, in each case immediately prior to the completion of this offering.
After giving further effect to the sale of 2,222,222 shares of common stock that we are offering at the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been $26.1 million, or $2.23 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.26 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $6.77 per share to new investors purchasing shares of common stock in this offering.
Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):
Assumed initial public offering price per share		$9.00
Historical net tangible book value (deficit) per share as of September 30, 2025	$(93.83)
Increase per share as of September 30, 2025 attributable to the pro forma adjustment described above	94.80
Pro forma net tangible book value per share as of September 30, 2025	0.97
Increase in pro forma as adjusted net tangible book value per share attributable to new investors participating in this offering	1.26
Pro forma as adjusted net tangible book value per share after this offering		2.23
Dilution per share to new investors in this offering		$6.77

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. Each $1.00 increase or decrease, as applicable, in the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on

DILUTION

the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted net tangible book value per share after this offering by $0.18, and dilution per share to new investors purchasing common stock in this offering by $0.82, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase of 1.0 million shares in the number of shares of common stock offered by us would increase our pro forma as adjusted net tangible book value per share after this offering by $0.49 per share and decrease the dilution to investors participating in this offering by $0.49 per share, assuming no change in the assumed initial public offering price, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each decrease of 1.0 million shares in the number of shares of common stock offered by us would decrease our pro forma as adjusted net tangible book value per share after this offering by $0.57 per share and increase the dilution to investors participating in this offering by $0.57 per share, assuming no change in the assumed initial public offering price, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their over-allotment option to purchase 333,333 additional shares of our common stock, our pro forma as adjusted net tangible book value after the offering would be $2.40 per share, representing an immediate increase in pro forma as adjusted net tangible book value of $1.43 per share to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value dilution of $6.60 per share to new investors, in each case assuming an initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes on the pro forma as adjusted basis described above, as of September 30, 2025, the total number of shares of common stock purchased from us on an as converted basis, the total consideration paid or to be paid to us, and the average price per share paid by existing stockholders or to be paid by new investors in this offering, based on the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. New investors purchasing shares of our common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.
	Shares Purchased		Total Consideration		Weighted- Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders before this offering	4,570,269	67%	$50,037,842	71%	$10.95
New investors purchasing shares in this offering	2,222,222	33%	$19,999,998	29%	$9.00
Total	6,792,491	100%	$70,037,840	100%

The table above assumes no exercise of the underwriters’ over-allotment option to purchase additional shares in this offering. If the underwriters exercise their option to purchase additional shares of common stock from us in full, our existing stockholders would own 64%, and new investors purchasing shares of our common stock in this offering would own 36%, of the total number of shares of our common stock outstanding immediately after the completion of this offering.
The number of shares of our common stock that will be outstanding after this offering is based on          shares outstanding as of September 30, 2025 which gives effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 3,812,109 shares of common stock, (ii) the automatic conversion of all our outstanding SAFEs in the aggregate amount of $15.6 million into 2,667,361 shares of common stock, (iii) the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common

DILUTION

stock, and (iv) the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock, and excludes:

•
525,657 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2025 under our 2012 Plan and 2024 Plan, with a weighted average exercise price of $9.22 per share;

•
724,221 shares of common stock reserved for future issuance as of September 30, 2025 under the 2024 Plan, which will cease to be available for issuance at the time that our 2025 Plan, becomes effective;

•
29,244 warrants to purchase common stock that will be cancelled upon the effectiveness of this offering if the offering price of our common stock is below $12.70 per share;

•
29,109 warrants to purchase common stock that will be cancelled upon the effectiveness of this offering if the offering price of our common stock is below $12.01 per share;

•
       shares of common stock reserved for future issuance under our ESPP, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

•
       shares of our common stock that will become available for future issuance under our 2025 Plan, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2025 Plan and any shares underlying outstanding stock awards granted under the 2012 Plan and 2024 Plan that expire or are repurchased, forfeited, cancelled, or withheld; and

•
111,111 shares of common stock issuable upon the exercise of the Representative’s Warrants.

To the extent any outstanding options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon our current plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, strategies, objectives, expectations, intentions and beliefs. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see “Special Note Regarding Forward-Looking Statements.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We are a pet biotechnology company focused on the development and commercialization of innovative biopharmaceutical products for cats, dogs, and other companion animals. We believe the pet health market is experiencing rapid growth, with increasing demand for innovative treatments that enhance pet longevity and quality of life. According to the American Pet Products Association, U.S. consumers spent an estimated $152 billion on their pets in 2024. Within this total, the veterinary care and pharmaceutical sales segment accounted for $39.8 billion. A key driver of this growth has been the companion animal therapeutics segment, which has expanded from $12.5 billion in 2015 to a projected $23.7 billion in 2025, representing a compound annual growth rate of 6.6%. Our current product portfolio includes multiple product candidates consisting of large molecule biologics that are designed to target significant opportunities in serious medical conditions in pets such as urothelial carcinoma (bladder cancer) in dogs, atopic dermatitis in dogs, chronic pain associated with arthritis in dogs, and obesity and metabolic disease in cats.
Our lead technologies are built around the Ambifect® immuno-enhancing protein platform and a growing portfolio of targeted precision proteins. Our proprietary Ambifect® technology platform is designed to harness the animal’s own cells to produce therapeutic levels of targeted antibodies, leveraging the immune system to sustain long-term antibody production through simple intramuscular injection. Compared to traditional monoclonal antibodies, or mAbs, which require high doses and frequent infusions, Ambifect® compounds can be dosed infrequently and in significantly lower amounts, lowering production costs and simplifying veterinary administration. These immune-enhancing biologics offer the potential to replace costly and complex monthly injections with just two annual treatments, addressing key barriers to adoption in veterinary practices. Our targeted precision proteins are engineered using the same Fc-fusion protein technology as Ambifect® but modified to avoid immune system interactions. By leveraging Fc-mediated recycling, they achieve extended duration of action — delivering long-lasting effects with fewer doses and greater convenience.
Our business strategy focuses on staged risk-reduction and early revenue opportunities. We are pursuing conditional U.S. Department of Agriculture, or USDA, Center for Veterinary Biologics, or CVB, approval for AKS-701d, a Programmed Death- Ligand 1, or PD-L1-targeting monoclonal antibody for bladder cancer in dogs, and AKS-619d, an Ambifect®-based follow-on product with the same target, intended to reduce dosing level and frequency and expand indications. Additional candidates in development include AKS-699 for canine atopic dermatitis, AKS-548d for osteoarthritis-associated chronic pain, and AKS-562c, a long-acting Glucagon-Like Peptide-1, or GLP-1 precision protein for feline obesity. These products are strategically positioned to address high-value, under-treated conditions where owner demand and veterinary engagement are strong. The table below summarizes the key attributes, current development status, and upcoming milestones for our lead product candidates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Lead compound	Backups	Species	Indication	Development Status	Expected next steps	Additional Steps for Regulatory Approval
AKS-701d (Monoclonal Antibody)	N/A	Dog	Urothelial carcinoma	Completing pilot field safety and effectiveness study	• Complete up to three pre-registration serial batches • Complete pilot field study and initiate pivotal field safety and effectiveness study • Complete master cell stock (MCS) development
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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and reasonable expectation of efficacy (RXE) studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit conditional license application

AKS-619d (Ambifect® Immuno-enhancing Protein)	AKS-616d, AKS-622d	Dog	Urothelial carcinoma with expanded indications including mast cell tumors and melanoma	Completing laboratory dog safety and dose optimization	• Complete master cell stock (MCS) development • Initiate pilot field safety and effectiveness study in client-owned dogs
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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and reasonable expectation of efficacy (RXE) studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit conditional license application

AKS-699 (Ambifect® Immuno-enhancing Protein)	AKS-635, AKS-637d	Dog	Atopic dermatitis (anti-IL31)	Completing laboratory dog safety and dose optimization
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Measure safety, dose, and dose frequency in laboratory dogs

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Initiate pivotal field pilot field safety and effectiveness study in client-owned dogs

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Initiate master cell stock (MCS) development

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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batche sand complete stability studies

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Conduct pivotal safety and effectiveness studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit full license application

AKS-548d (Ambifect® Immuno-enhancing Protein)	AKS-555d, AKS-649, AKS-734	Dog	Chronic pain associated with osteoarthritis (anti-NGF)	Completing laboratory dog safety and dose optimization
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Measure safety, dose, and dose frequency in laboratory dogs

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Initiate pivotal field pilot field safety and effectiveness study in client-owned dogs

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Initiate master cell stock/bank (MCS/MCB) development

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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and effectiveness studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit full license application

AKS-562c (Targeted Precision Protein)	AKS-568c	Cat	Obesity (GLP-1)	INAD active with FDA-CVM. Initiating pilot field safety and effectiveness study	• Complete pilot field study and initiate pivotal field safety and effectiveness study • Initiate master cell bank (MCB) development
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Develop and validate product release assays

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Validate commercial equipment, facility, and processes

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Manufacture three consecutive process validation batches

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Complete stability studies

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Conduct target animal safety and pivotal effectiveness studies

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Submit NADA to FDA-CVM with safety, effectiveness, CMC, environmental, and labeling data

In addition to the above-listed product candidates, we are advancing several preclinical programs that expand the reach of our platform across additional species and disease areas. These include a canine-specific version of AKS-562c, designed as a once-weekly GLP-1 precision protein for treating obesity in dogs. Initial candidates have been produced at small scale and are undergoing in vitro and in vivo testing to assess GLP-1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

receptor binding, safety, and duration of action. Promising candidates from these screens may be advanced into laboratory dog studies to evaluate pharmacologic activity. In parallel, leveraging technology recently optioned from Energesis Pharmaceuticals, Inc., or Energesis, we are developing complementary obesity therapies aimed at increasing energy expenditure rather than suppressing appetite, following the same preclinical evaluation process. We are also progressing anti-nerve growth factor, or anti-NGF, -specific Ambifect® candidates for the treatment of osteoarthritis pain in horses, with the goal of offering a long-acting, cost-effective alternative to mAb therapies, which are often impractical in equine medicine due to dosing volume and cost. Through our collaboration with The Nutraceutical Alliance Inc. (Ontario, Canada), these candidates are being evaluated in horses with authorization from the Veterinary Drugs Directorate, Health Products and Food Branch, Ottawa, ON, with initial results expected from the University of Guelph’s Arkell Equine Research Facility by December 2025. Future development efforts are expected to include feline-specific versions of AKS-619d and AKS-548d to address cancer and chronic pain in cats, respectively.
We have retained full control over development, process optimization, and scale-up of these biologics through vertically integrated facilities. Our approximately 66,000-square-foot Beverly, MA site contains a clean room manufacturing space built to be compliant with current good manufacturing practice, or cGMP, and the U.S. Food and Drug Administration, or FDA, Center for Veterinary Medicine, or CVM, requirements and supports the development and manufacture of targeted precision proteins, including AKS-562c. For AKS-701d and our other USDA-CVB-regulated Ambifect® candidates, such as AKS-619d, we are finalizing qualification of a dedicated 31,000-square-foot manufacturing facility in Shreveport, Louisiana, designed to support commercial production at scale. Together, these facilities provide flexibility, reduce reliance on external Contract Development and Manufacturing Organizations, or CDMOs, and support long-term margin expansion. In addition, our Beverly site is configured to offer our own end-to-end CDMO services including process development, analytical testing, and cGMP-compliant manufacturing allowing us to potentially generate service-based revenue while advancing our internal pipeline.
In 2024, we executed a strategic divestiture of our human clinical assets to unlock value and sharpen our focus on veterinary medicine. We transferred our human vaccine platform to Twilight Bioscience, Inc. (formerly Twilight Neuroscience, Inc.), or Twilight, in exchange for equity and a mid-single-digit percentage of future human health revenues derived from our platform. Simultaneously, we spun out our long-acting insulin programs to Diamune Therapeutics, Inc., or Diamune, a new company established to advance our human diabetes and oncology assets using our proprietary insulin-Fc fusion technology. We retained veterinary rights to all assets and now receive ongoing value through potential milestone and royalty income, without additional investment obligations. These transactions not only streamlined our operations, but also created meaningful licensing opportunities. However, in November 2025, we entered into a Royalty and Revenue Assignment Agreement, or the R&R Agreement, with Todd C. Zion, Willard Umphrey and the Stuart B. Abelson 2012 Irrevocable Trust, or the Assignees. Pursuant to the R&R Agreement, the Assignees will receive their respective pro-rata share (based on their investment in the November 2025 SAFE financing), for the license issue fees, royalties, sublicense revenues (each as defined in the Diamune License), and accrued interest owed by Diamune to us under the Diamune License. We continue to seek out-licensing partnerships for Ambifect® applications in human health, targeting cancer, chronic pain, metabolic disease, and immunology, where species-conserved mechanisms and strong preclinical data can de-risk translation. In parallel, we are evaluating new in-licensing opportunities for veterinary applications where human therapeutic data can be leveraged to accelerate development.
Also in 2024, Dechra Ltd., or Dechra, acquired our ultra long-acting veterinary insulin programs for canine and feline diabetes for an upfront payment in the mid-teens of millions of dollars, plus a roughly equal amount of additional compensation tied to technology transfer and near-term development milestones. This transaction not only validated the commercial value of the most advanced product candidates developed from our platform, but it also allowed us to focus fully on advancing our core pipeline in chronic pain, atopic dermatitis, obesity, and cancer while retaining full control over our manufacturing and product development infrastructure.
Our intellectual property portfolio underpins our business strategy, with issued and pending patents covering our Ambifect® constructs, manufacturing processes, therapeutic applications, and Fc-fusion technologies. We hold the exclusive option to an exclusive, worldwide license to the anti-canine PD-L1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

antibody (AKS-701d) from Purdue University for use in dogs, and optioned intellectual property from Energesis related to energy expenditure-based therapies for pet obesity. Our patents and trade secrets provide protection across lead indications and geographies and are core to our long-term value creation strategy.
As we prepare for commercialization, we plan to directly market our oncology candidates in the U.S. through a focused sales force supported by distributors, initially targeting veterinary oncologists and specialists. For large, competitive markets such as dermatitis, obesity, and pain, we are actively seeking commercialization partners to expand reach and reduce risk. In addition to sales and distribution, these partners would be expected to lead further development and pursue regulatory approvals in markets outside the United States, tailoring registration strategies to local regulatory frameworks. Educational engagement with veterinary key opinion leaders is underway to build awareness of our novel therapeutic modalities and create momentum ahead of anticipated product approvals.
We are not profitable and, other than in 2024, have incurred losses in each year since our inception in 2011. We have a limited operating history upon which you can evaluate our business and prospects. In addition, as an early-stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. We have devoted substantially all of our efforts to organizing and staffing our company, business planning, research and development activities, building our intellectual property portfolio, and providing general and administrative support for these operations.
To date, we have not generated any revenue from products that have regulatory clearance. We have historically funded our operations through sales of our convertible preferred stock, convertible debt notes and term loans, program related loans, revenue producing activities, and in 2025, simple agreements for future equity and a term loan.
Our net income for the year ended December 31, 2024 was $3.8 million and our net loss for the year ended December 31, 2023 was $9.5 million. Our net loss for the nine months ended September 30, 2025 was $15.9 million. As of September 30, 2025, we had an accumulated deficit of $77.9 million, and cash and cash equivalents of $2.6 million.
We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase substantially for the foreseeable future as we:
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continue our development of, and seek regulatory approval for, our product candidates;

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seek to discover and develop additional product candidates;

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maintain, expand, protect, and enforce our intellectual property portfolio;

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establish our manufacturing capabilities, including internal manufacturing facilities and contracting with other vendors;

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ultimately, commercialize any future product candidates for which we receive regulatory approval, requiring significant marketing, sales, and distribution infrastructure expenses;

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hire additional research and development, clinical, commercial, general and administration personnel;

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establish and maintain collaborations;

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add operational, financial, and management information systems and personnel; and

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incur additional legal, audit, accounting, compliance, insurance, investor relations and other expenses to operate as a public company that we did not incur as a private company.

Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result, we will seek to fund our operations through public or private equity offerings, debt financings, corporate collaborations, and licensing arrangements. We cannot assure you that such funds will be available on terms favorable to us, if at all. Arrangements with collaborators or others may require us to relinquish rights to certain of our technologies or product candidates. In addition, we may never successfully complete development of any of our product candidates, obtain adequate patent protection for our technology, obtain necessary regulatory approval for our product candidates, or achieve commercial viability for any approved product candidates. If we are not able to raise additional capital on terms acceptable to us, or at all, as and when needed, we may be required to curtail our operations, and we may be unable to continue as a going concern. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents will allow us to fund our operations through October 2026. Our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “Liquidity and Capital Resources” and “Risk Factors — Risks Related to Our Limited Operating History, Financial Condition and Need for Additional Capital.”
Macroeconomic Trends
Unfavorable conditions in the economy in the United States and abroad may negatively affect the growth of our business and our results of operations. For example, macroeconomic events, including inflationary pressures, interest rate and currency rate fluctuations, economic slowdown or recession, banking instability, monetary policy changes, changes in trade policies (including tariffs and trade protection measures that have been or may in the future be imposed by the U.S. or other countries), new laws and regulations enacted by the Trump administration, including, but not limited to, the recently enacted One Big Beautiful Bill Act, geopolitical tensions or the outbreak of hostilities or war, including from the ongoing Russia-Ukraine conflict, the current conflicts in the Middle East (including any escalation or expansion), and increasing tensions between China and Taiwan, have led to economic uncertainty and volatility globally. The effect of macroeconomic conditions may not be fully reflected in our results of operations until future periods. To date, the macroeconomic trends discussed above have not had a material adverse impact on our business or result of operations. If, however, economic uncertainty increases or the global economy worsens, our business, financial condition, and results of operations may be harmed. For further discussion of the potential impacts of macroeconomic events on our business, financial condition, and operating results, refer to the section titled “Risk Factors” included elsewhere in this prospectus.
Dechra Licenses and Asset Sale
Below is a summary of our licensing, development, and sale to Dechra of our ultra long-acting veterinary insulin programs for canine and feline diabetes.
Licensing and Development of Canine and Feline Insulins
In August 2019, we entered into an exclusive, royalty-bearing license agreement with Dechra for our canine ultra long-acting insulin candidate, or AKS-321d. In February 2021, we entered into a similar exclusive, royalty-bearing license agreement with Dechra for our feline ultra long-acting insulin candidate, AKS-425c. Along with the licenses, we entered into exclusive agreements with Dechra for research and development as well as eventual commercial supply to Dechra of each candidate. The agreements specified development activities to be undertaken by us, and milestone payments to be made by Dechra for licensing, securing patents protecting the candidates, completing development targets, gaining regulatory approvals, and initiating commercial sales. In determining revenue recognition, license fees related to functional intellectual property are therefore recognized at a point in time when the contract or amendment was entered into.
The agreements with Dechra included milestones for our manufacture of both non-GMP (engineering) and GMP batches of AKS-321d and AKS-425c drug substance. The payments for these were treated as product and development revenue by us and earned at a point in time when the product was released. We determined that each milestone was a distinct performance obligation or capable of being distinct. Dechra also requested that we oversee third-party contractors that provided additional development services beyond

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

those specified in the agreements. The payments for these were treated as service net revenue by us, as we act as the agent for these services.
Sale of Canine and Feline Insulin Assets to Dechra
In July 2024, we agreed to sell our interests in the AKS-321d and AKS-425c programs to Dechra through an Asset Purchase Agreement, or APA, and an associated Transition Services Agreement, or TSA. The key terms for these agreements were:
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Dechra no longer had any obligation to make royalty or milestone payments to us and we no longer had any obligation for research, development, or manufacturing activities, except those specified in the APA and TSA which extended approximately for six months;

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Dechra gained ownership of the patents and patent applications relating to the AKS-321d and AKS-425c programs;

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Dechra received copies of development and manufacturing documentation associated with the programs and the assistance by our personnel for approximately six months for technology transfer;

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Dechra was obligated to remove materials resulting from the manufacture and testing of both non-GMP (engineering) and GMP batches of AKS-321d and AKS-425c drug substance, which were owned by Dechra and stored at our facility;

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Dechra paid us a base consideration of $15.0 million, a total of $2.3 million for technology transfer services, and $0.3 million for retention payments to our personnel;

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Dechra was obligated to pay us $3.0 million at the completion of technology transfer and an additional $3.0 million for the achievement (by Dechra) of a specified development milestone after the sale;

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Dechra terminated or revised certain purchase orders with us that were outstanding at the time of the sale; and

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Other than the second $3.0 million milestone above, Dechra is no longer our customer.

License and Collaboration Agreements
Below is a summary of the key terms for certain of our license and collaboration agreements.
Exclusive Option and License Agreement with PRF
In June 2024, we entered into an agreement with PRF, which grants to us an exclusive, non-transferable option to negotiate an exclusive commercial license for intellectual property related to an anti-PD-L1 antibody immunotherapeutic (AKS-701d), originally developed at Purdue University independently from our proprietary Ambifect® Fc-fusion protein platform. This option applies to the field of canine immunotherapies, including antibody-based inhibitors targeting PD-1/PD-L1 in dogs, as well as associated preclinical and clinical research in other animal models.
The option period extends until the later of twelve (12) months from the effective date of the agreement or six (6) months from Purdue’s delivery of a final study report on the funded in vivo study, unless extended by mutual written consent. To exercise the option, we must submit a written notice along with a commercialization plan. Upon exercise, the parties will negotiate the terms of a master license agreement, which will provide that the license granted thereunder and the related royalty obligations will continue in full force and effect on a country-by-country basis in each applicable country unless earlier terminated pursuant to a provision of the agreement.
These terms include an upfront license fee in the low five-figure range, along with annual maintenance fees in the mid five-figure range, which are creditable against future royalties. Milestone payments are also contemplated, with payments due upon initiation of the first pivotal trial and upon regulatory product approval, collectively amounting to the mid six-figure range. We are obligated to pay annual royalties that

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

may reach the low five-figure range, as well as running royalties on net sales in the low single-digit percentage range. Revenue from sublicensing will be shared with PRF at rates generally ranging from the mid to high single-digit percentages, subject to a minimum floor based on the royalty that we would otherwise owe for direct sales.
Additionally, PRF maintains non-commercial rights to the licensed technology for internal research, education, and collaborations with other nonprofit institutions. While PRF retains sole authority for decisions regarding protection of the intellectual property, we are responsible for reimbursing PRF for any expenses incurred by PRF for prosecution efforts undertaken at our request. We are also required to meet diligence milestones and uphold our financial obligations as specified, reinforcing our commitment to advancing the commercialization of the licensed technology. Either party may terminate the agreement if the other fails to perform or breaches a material obligation related to the in vivo canine PD1/PDL1 antibody research and does not cure such breach within 30 days.
As of the date of this prospectus, we are actively engaged in research-phase development under the PRF exclusive option contract within the option term, and we have not yet executed the option for the full license. While the in vivo study being conducted at Purdue is underway, we have not yet received the final written report from the study.
To secure the option, we agreed to supply small scale batches as well as one multi-gram sized batch of AKS-701d below cost to support research-phase development studies at Purdue under a separate procurement contract with the university. During this reporting period, we completed the manufacture, purification, and release of the AKS-701d batches, delivered the materials to Purdue University, and in exchange, we received payments from Purdue University of $0.4 million along with the Exclusive Option.
We worked with PRF in May 2025 to complete the national phase entries of Purdue University’s anti-canine PD-L1 mAb patent. In doing so, we are responsible for reimbursement of patent expenses to PRF under the option agreement.
Exclusive Option and License Agreement with Energesis
In August 2024, we entered into an exclusive option agreement with Energesis, securing the exclusive right to license Energesis’ Fc fusion protein technology for the development of novel anti-obesity therapeutics in the field of animal health. This technology works by stimulating brown fat cells in vivo to increase energy expenditure. Under the agreement, we hold an exclusive worldwide option to license the technology for non-human animal use, including the right to sublicense, in exchange for conducting a pilot study. The option period extends for the longer of 18 months from the effective date of the agreement or six months following submission of our final written report relating to the pilot study but may not exceed 24 months from the effective date. If we elect to exercise the option, the parties will negotiate and enter into an exclusive license agreement, which will provide that the license granted thereunder and the related royalty obligations will continue in full force and effect on a country-by-country basis in each applicable country unless earlier terminated pursuant to a provision of the agreement. During the option period and while a license agreement is being negotiated, Energesis has agreed not to grant similar rights to any other party in the animal health space.
We are required to reimburse Energesis during the term of the license for all expenses incurred in connection with the preparation, filing, prosecution, maintenance and defense of the patent rights. If the license is executed, we will pay an upfront licensing fee in the low five-figure range, along with annual license maintenance fees. Running royalties on product sales will generally fall within the low to mid-single-digit percentage range, with the higher mid-single-digit rates being applicable to products covered by existing Energesis patents. Revenue from sublicensing will be shared with Energesis based on a tiered structure, with sharing percentages ranging from the mid-single-digits to the low double-digits, depending on the nature of product coverage and the type of revenue involved.
We retain all rights to our technologies. If either party makes an improvement to the licensed technology, the other party is granted (i) a non-exclusive worldwide, fully paid-up, royalty-free license to utilize such

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

improvements solely for research purposes in accordance with the terms of this agreement and (ii) the right to enter into good faith negotiations to license the commercial rights to such improvements in a field to be agreed upon between the parties. Either party may terminate the agreement for a material breach that is not cured within 30 days of notice, or immediately upon the other party’s insolvency, bankruptcy, dissolution, liquidation, or similar event.
As of the date of this prospectus, we were actively engaged in research-phase development under the Energesis exclusive option contract within the option period, and we have not yet executed the option for the full license.
Master Service Agreement and License with ExcellGene
In March 2025, we entered into a master service agreement, or MSA with ExcellGene, which establishes a collaborative framework for the development of recombinant CHOExpress®-derived cell lines, master cell banks, and scalable manufacturing processes to support our animal health products. Under the MSA, we own the stable pools, master cell banks, and purified proteins, while ExcellGene retains rights to its proprietary vectors, media, and protocols. Either party may terminate the MSA with 30 days’ written notice. However, early termination of a work contract, unless for cause, may trigger additional fees.
We are granted a non-transferable, exclusive research license at a rate of CHF 10,000 per year, as well as a product license for monoclonal research cell bank clones for commercial use, contingent on our election and payment of applicable fees. The product license includes one-time fees of CHF 30,000 upon establishment of the master cell bank, CHF 50,000 upon manufacture of the first GMP batch, and CHF 90,000 upon market approval, subject to certain exceptions. The product license grants us the rights to develop, manufacture, and commercialize target proteins produced through the monoclonal research cell bank clones. There are no royalties associated with the ExcellGene commercial cell line license. Based on positive results from the AKS-701d and AKS-619d cell lines, we anticipate using ExcellGene for developing the AKS-562c, AKS-699, and AKS-548d cell lines.
As of the date of this prospectus, we are actively engaged in research-phase development under the ExcellGene MSA and research license, and have not yet executed a product license conversion or incurred any associated milestone payment obligation.
Exclusive License Agreement with Diamune
In June 2025, we entered into an Exclusive License Agreement with Diamune under which we granted Diamune a worldwide, exclusive license to our Ambifect® Fc-fusion protein platform, including specified patents, patent applications, and related technical information and know-how, for the research, development, manufacture, and commercialization of products in the field of use, which is defined as diagnosis, prevention, amelioration, or treatment of diabetes and autoimmune diabetes in humans, including therapies targeting insulin receptors for cancer. The license excludes animal health uses and other immunostimulatory mechanisms of action outside the defined therapeutic field. The term of the license begins on the effective date of the agreement and lasts in perpetuity, unless terminated earlier in accordance with the agreement.
The license also grants to Diamune the right to research and commercialize licensed products worldwide in the field of use, and to grant sublicenses to third parties, excluding rights to sublicense or disclose our trade secrets. Diamune is required to use commercially reasonable efforts to develop at least one licensed product and meet the following development milestones: (i) securing a minimum of $2.0 million in funding to support the development of at least one licensed product in the field of use by April 30, 2027 and (ii) dosing of the first patient in a phase I clinical trial of at least one licensed product in the field of use by April 30, 2031.
In consideration of the license, Diamune is required to pay us a total license issue fee in the low tens of millions of dollars, which may be satisfied through: (i) a high double-digit percentage of Diamune’s sublicense revenue; (ii) a low double-digit percentage royalty on net sales of licensed products; and (iii) a mid-single digit percentage of proceeds from equity or debt financing. After the license issue fee has been fully satisfied, Diamune will pay us: (i) a mid-single-digit percentage royalty on net sales of each licensed product during

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

the applicable royalty term, (ii) half that percentage royalty on net sales following expiration of the applicable royalty term, and (iii) a low double-digit percentage of any net sales based sublicensee revenue.
We retain all rights to our IP outside the field of use and, to the extent Diamune develops patentable intellectual property using our licensed intellectual property, Diamune grants to us a non-exclusive, worldwide, royalty-free license for use in non-competing products outside the field of use. Any improvements developed by Diamune to the Ambifect® Fc-fusion platform are also licensed back to us for unrestricted use outside the field of use. If either party becomes aware of any suspected infringement of any licensed patents or any claim that any licensed patents are invalid or unenforceable, we have the first right, but not the obligation, to bring an infringement action or to defend any judgement action concerning any licensed patents. If a party undertakes the enforcement or defense of any licensed patents, the other party is required to provide reasonable cooperation and assistance, at the enforcing party’s expense.
The license agreement outlines specific obligations related to the AKS-107 compound, which received prior financial support from the Leona M. and Harry B. Helmsley Charitable Trust, or HCT. Pursuant to the license agreement, Diamune assumes responsibility for development of AKS-107 and is required to pay us an annual royalty, which is calculated as a mid-single-digit percentage of Diamune’s gross revenue from commercial sales of AKS-107 until the total payments equal $12,388,000, which represents two times the loan amount of $6,194,000 from HCT, or the Loan Amount. These payments are intended to fulfill our financial obligations to HCT arising from HCT’s earlier support of the AKS-107 program.
In addition, Diamune must pay us an amount equal to the Loan Amount, once Diamune’s cumulative gross revenue from AKS-107 sales first reaches $300.0 million, and an additional amount equal to two times the Loan Amount once Diamune’s cumulative gross revenue from sales first reaches $600.0 million. We may terminate the agreement if Diamune, an affiliate or sublicensee fails to cure a material breach within 90 days of providing notice, or immediately upon Diamune’s insolvency, dissolution, bankruptcy or similar events.
As of the date of this prospectus, Diamune has not yet secured the development funding or initiated clinical trials required under the agreement, and we have not recognized any revenues under the license agreement.
In November 2025, we entered into the R&R Agreement with the Assignees. Pursuant to the R&R Agreement, the Assignees will receive their respective pro-rata share (based on their investment in the November 2025 SAFE financing), for the license issue fees, royalties, sublicense revenues (each as defined in the Diamune License), and accrued interest owed by Diamune to us under the Diamune License. In November 2025, we also entered into a Consent to Assignment with Diamune, pursuant to which Diamune agreed to our assignment to the Assignees of specified future payment rights as specified under the Diamune License.
License Agreement with Twilight Bioscience
In June 2024, we entered into an Amended and Restated License Agreement with Twilight, or the Twilight Agreement, which superseded a prior license agreement dated August 17, 2023. Under the Twilight Agreement, we granted Twilight a field-limited, exclusive, worldwide, royalty-bearing license, with the right to sublicense through multiple tiers, to certain intellectual property related to our Ambifect® Fc-fusion protein platform. This license allows Twilight to research, develop, manufacture, and commercialize products using our Ambifect® Fc-fusion protein platform in the field of use, which is defined as the stimulation of immunity to treat or prevent diseases, including neurological diseases, certain cancers, or infections in humans for research and commercial purposes. The field of use expressly excludes (i) any use or activities related to mechanisms of action other than the stimulation of immunity in humans, (ii) any use or activities related to animal health (including veterinary therapeutics), or the treatment of non-human animals, other than for research purposes, as necessary for the development of the human treatments, (iii) the treatment or prevention of autoimmune diabetes, and (iv) specific molecules enumerated in the license. The term of the license begins on the effective date of the agreement and lasts in perpetuity, unless terminated earlier in accordance with the agreement.
Under the Twilight Agreement, Twilight is obligated to meet specific development milestones. These milestone obligations are extinguished if Twilight raises at least $7.0 million in capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As consideration for the license, Twilight issued 805,631 shares of its common stock to us in June 2024, in addition to the 648,148 shares issued under the original 2023 license, resulting in our ownership representing approximately 19.95% of Twilight on a fully diluted basis at that time. In late 2024, we distributed our Twilight shares pro rata to our then-existing common and preferred stockholders.
As further consideration for the license, we are eligible to receive a royalty of a low single-digit percentage on net sales of licensed products, payable on a country-by-country basis for 20 years following the first commercial sale. Twilight must also pay us a low single-digit percentage of sublicense revenue received from sublicensees. Royalties are calculated based on net sales and are subject to customary reductions. Twilight is also obligated to provide us with annual progress reports and permits us to use non-competing development data for our own purposes.
The license includes restrictions on competition, prohibiting Twilight from using the licensed technology outside of the defined field of use and from developing or commercializing competing products. Additionally, any improvements or intellectual property developed by Twilight using our technology must be licensed back to us for use outside of the field of use on a royalty-free basis. We may terminate the agreement if Twilight, an affiliate or sublicensee fails to cure a material breach within 90 days of providing notice, or immediately upon Twilight’s insolvency, dissolution, bankruptcy or similar events.
As of the date of this prospectus, we have not recognized any revenue related to royalties or sublicensing under this agreement.
Components of Results of Operations
Revenue and Cost of Revenue
Net Revenue
Historically, our revenues have been generated from grants, licensing intellectual property and know-how, delivering manufactured products and development services, and providing project management services to our strategic partners and customers. During the periods presented, our revenues have stemmed primarily from product and development and services.
The terms of customer arrangements typically include one or more of the following: (i) upfront fees; (ii) milestone payments related to the achievement of production, development, regulatory, or commercial goals; and (iii) management fees on projects we oversee.
Product and Development Revenue — Arrangements that include a promise for future supply of manufactured product, for example drug substance or drug product for either clinical development or commercial supply at the customer’s discretion, or for deliverables associated with development activities, are evaluated to determine if they are distinct or optional. For optional services that are distinct, we assess if they are priced at a discount, and therefore, provide a material right to the customer to be accounted for as separate performance obligations. No such arrangements were identified. Generally, performance obligations related to manufacturing supply or development activities are recognized at a point in time since we do not meet the criteria for over-time recognition under ASC 606-10-25.
Service Revenue — When providing certain professional services and project management for our customers, we act as an agent as we do not control the goods and services, and instead merely provide our customers access to our existing vendor relationships and act as a liaison and project manager on behalf of our customers. As such, revenue from these transactions are reported on a net basis at the point in time.
Cost of Revenue
Cost of Revenue consists primarily of (i) personnel costs, including salaries, related benefits, quality control, and quality assurance, (ii) materials and supplies used for the revenue-generating activities, (iii) facilities, depreciation, and other expenses related to revenue-generating activities, which include direct or allocated

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

expenses for rent, maintenance of facilities, and utilities, and (iv) costs for third-party contractors and consultants whose services are part of or directly support the revenue-generating activities. Where appropriate, these costs are matched to the recognition of revenue for the associated activity.
Operating Expenses
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist primarily of personnel costs, including salaries, related benefits and stock-based compensation for employees in administration, accounting, business development, marketing, and sales. Selling, general and administrative expenses also include allocated expenses for rent, maintenance of facilities, and utilities; professional and consulting fees for general business purposes, as well as for accounting, payroll, and tax services; business development, marketing, and sales activities; contracts and corporate general legal services; and insurance, travel, and other costs.
We anticipate that our selling, general and administrative expenses will grow in the future as we increase our headcount to support development of our product candidates and our continued research activities. We anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, and director and officer insurance costs as well as investor and public relations expenses associated with being a public company. We also expect our intellectual property expenses to increase as we expand our intellectual property portfolio.
Research and Development Expenses
A large component of our total operating expenses since our inception has been for research and development activities. Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs incurred for research activities, including discovery efforts and the development of our Ambifect® platform and programs, including (i) expenses incurred in connection with research and development of our lead compounds, including projects with third parties and contract research organizations, (ii) costs related to process development, analytical development, and the manufacturing of materials for evaluation and testing, (iii) employee-related expenses, including salaries, related benefits, and stock-based compensation expenses, for employees engaged in research and development functions, and (iv) facilities, depreciation, and other expenses related to research and development activities, which include direct or allocated expenses for rent, maintenance of facilities, and utilities.
We expect our research and development expenses to increase substantially for the foreseeable future as we invest more in developing our product candidates, including investments in process development, formulation development, safety testing, and pivotal studies. Conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our platform is highly uncertain. As a result, we are unable to determine the duration and completion costs of our research and development projects, the costs of related clinical development costs, or when and to what extent we will generate revenue from the commercialization of our product candidates, if approved.
Other Income (Expense)
Gain on Sale of Assets
Income from the gain on sale of assets includes the proceeds from transactions involving the sale of intellectual property, including patents, know-how, and documentation relating to the research, development, or manufacture of candidates or products, or proceeds from physical goods including materials, equipment, or facilities. The gain is reduced by expenditures directly related to the transaction.
Interest Income and Expense
Interest income consists of interest earned on our cash held in bank accounts and money market funds. Our interest expense includes the interest accrued for convertible notes sold in 2023, which are still outstanding,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

promissory notes sold in 2024 and since repaid, a term loan concluded in 2024, since repaid, and a term loan concluded in 2025, which remains outstanding. It also includes the debt discounts for the 2023 convertible notes, warrants and the program related loan.
Income taxes
We record income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. We establish a valuation allowance if management believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence.
Results of Operations
The following table summarizes our results of operations for the nine months ended September 30, 2025 and September 30, 2024 and for the years ended December 31, 2024 and December 31, 2023:
	Nine Months Ended		Twelve Months Ended
	September 30, 2025	September 30, 2024	December 31, 2024	December 31, 2023
Revenue
Product and development revenue	25,500	10,133,779	16,239,953	4,818,040
Service revenue	—	245,413	245,415	296,529
Total Revenue	25,500	10,379,192	16,485,368	5,114,569
Cost of Revenue
Cost of product and development revenue	7,458	8,608,441	13,424,906	1,837,280
Cost of service revenue	—	37,390	21,274	28,170
Total Cost of Revenue	7,458	8,645,831	13,446,180	1,865,450
Gross Profit	18,042	1,733,361	3,039,188	3,249,119
Operating Expenses
Selling, general and administrative	7,143,890	8,910,321	11,304,893	7,172,192
Research and development	8,639,325	5,686,961	6,577,536	5,159,332
Total Operating Expenses	15,783,215	14,597,282	17,882,429	12,331,524
Loss from Operations	(15,765,173)	(12,863,921)	(14,843,241)	(9,082,405)
Other Income (Expense)
Gain on sale of assets	3,715,552	18,602,286	21,529,090	—
Loss on disposal of assets	—	—	(115,688)	—
Change in fair value of derivative liability	(106,000)	(307,000)	(457,000)	(102,000)
Change in fair value of SAFEs	(3,562,410)	—	—	—
Gain on extinguishment	752,801	—	—	—
Interest income	7,992	6,613	8,628	2,943
Interest expense	(926,167)	(2,069,249)	(2,208,754)	(365,523)
Total Other (Expense) Income	(118,232)	16,232,650	18,756,276	(464,580)
(Loss) Income before provision for income taxes	(15,883,405)	3,368,729	3,913,035	(9,546,985)
Provision for income taxes	—	—	(105,000)	—
Net (Loss) Income from Operations	(15,883,405)	3,368,729	3,808,035	(9,546,985)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Revenue
Our revenue includes product and development revenue from manufacturing materials for customers, in particular batches of non-GMP and GMP biologics and associated development activities, and service revenue from providing project management services.
For the nine months ended September 30, 2024, we recognized $10.1 million in product and development revenue, mostly from the manufacture of insulin materials for Dechra. A significant portion of this resulted from the recognition of revenue from batches manufactured for Dechra in 2023 that had been deferred until the batches were released in 2024. We also recognized $0.2 million in service revenue from managing third-party contractors for development projects paid for by Dechra and Twilight. For the nine months ended September 30, 2025, our recognized revenue was de minimis.
Our total revenue increased by $11.4 million, from $5.1 million for the year ended December 31, 2023 to $16.5 million for the year ended December 31, 2024.
In 2023, we recognized $4.5 million in product and development revenue from our partnership with Dechra for our canine and feline ultra long-acting insulin candidates and $0.3 million from Twilight. We also recognized $0.3 million in service revenue from managing third-party contractors for development projects paid for by Dechra and Twilight. We deferred some product revenues from milestones associated with our Dechra partnership and all of the revenue from the manufacture of insulin batches for Dechra. Partial payments for these batches were due upon the placement of the order (50%), when the production process was partially complete (40%), and when the testing of the batch was successfully completed, that is when the batch was “released” (10%). The revenue was recognized on batch release.
In 2024, we recognized $16.5 million in total revenue, mostly from the manufacture of insulin materials for Dechra, but also from production contracts with Twilight and PRF. A significant portion of this resulted from the recognition of revenue from the manufacture of batches for Dechra in 2023 that had been deferred until the batches were released in 2024. The remaining portion recognized was from batches for Dechra that were produced and released in 2024. We also recognized $0.2 million in service revenue from managing third-party contractors for development projects paid for by Dechra and Twilight.
Cost of Revenue
The cost of revenue was $8.6 million in the nine month period ended September 30, 2024 and de minimis in the nine month period ended September 30, 2025. The 2024 period included $8.0 million in expenses from canine and feline ultra long-acting insulin batches that were released in the 2024 period, while there were none in the 2025 period.
In the year ended December 31, 2023 our product and development revenue was $4.8 million and our cost of product and development revenue was $1.8 million, for a gross profit of product and development of $3.0 million. In the year ended December 31, 2024 our product and development revenue was $16.2 million and our cost of product and development revenue was $13.4 million, for a gross profit for product and development of $2.8 million.
Our higher gross margin in 2023 compared to 2024 from product and development revenue was largely due to (i) the lower cost to produce the smaller batches of canine and feline ultra long-acting insulins in 2023 relative to the revenue received and (ii) for the GMP batches, the additional cost for testing by Quality Control and oversight by Quality Assurance.
Operating Expenses
Selling, General and Administrative Expenses
Selling, general and administrative expenses of $7.1 million for the period ended September 30, 2025 were less than the expenses of $8.9 million for the period ended September 30, 2024. Legal and professional fees in

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

the 2024 period were $1.9 million higher mainly due to fees associated with the sale of assets to Dechra. Salaries and benefits were $0.1 million higher and occupancy costs were $0.4 million higher in the 2024 period. On the other hand, office and technology costs were $0.2 million higher and sales and marketing costs were $0.4 million higher in the 2025 period.
Selling, general and administrative expenses increased by $4.1 million from $7.2 million for the year ended December 31, 2023 to $11.3 million for the year ended December 31, 2024.
The increase was attributable to an increase of $3.2 million in legal and professional fees associated with asset sales, sale of short-term notes, and other matters. Salaries and wages increased by $0.7 million due to an increase in headcount of our administrative personnel and associated expenses. Sales, marketing, and business development expenses increased by $0.3 million. Costs for occupancy, office, and technology were largely unchanged or in some cases slightly lower.
Research and Development Expenses
Research and development expenses consist primarily of costs incurred for candidate discovery projects, the development of our Ambifect platform, and development and testing of our lead compounds. These costs include projects with third parties and services from contract research organizations and consultants. Our research and development costs are expensed as incurred.
	Nine Months Ended		Twelve Months Ended
	September 30, 2025	September 30, 2024	December 31, 2024	December 31, 2023
Contract Services	2,142,679	2,150,440	2,533,507	1,776,730
Employee related expense (by function)
Process Development	1,506,681	808,873	962,368	1,514,034
Quality Control	1,327,633	906,829	1,208,512	635,128
Pharmacology and Clinical	180,572	241,427	268,342	273,639
Total Employee related Expense	3,014,886	1,957,129	2,439,222	2,422,801
Materials and supplies	1,969,598	1,250,658	1,150,513	589,497
Occupancy	1,512,162	328,734	454,294	370,304
	8,639,325	5,686,961	6,577,536	5,159,332

We track our research and development costs by expense type because our candidates are based on the same chemical platform and early in the development cycle the results of labor as well as the materials used can be shared across projects. We expect to transition to a project-based expense tracking system in the future.
Research and development expenses increased by $2.9 million from $5.7 million for the nine months ended September 30, 2024 to $8.6 million for the nine months ended September 30, 2025. This was due primarily to an increase in occupancy costs of $1.2 million, an increase in employee-related expense of $1.0 million, and an increase in materials and supplies of $0.7 million.
Research and development expenses increased by $1.4 million from $5.2 million for the year ended December 31, 2023 to $6.6 million for the year ended December 31, 2024. This was due primarily to an increase of $0.8 million in the cost for contract services and an increase of $0.6 million for the cost of materials and supplies.
The increase in 2024 for contract services and materials resulted from the acceleration of our activities to synthesize and select our most advanced lead candidates, including AKS-701d (canine oncology), AKS-619d

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(canine oncology), AKS-699 (canine atopic dermatitis), AKS-548d (canine chronic pain), and AKS-562c (feline obesity). Once the synthesis and selection processes were completed in 2025, testing expenses were lower.
Employee payroll and related expenses for research and development were largely unchanged from 2023 to 2024, as the headcounts in the groups working on these projects did not grow. The costs for occupancy were slightly higher ($0.1 million) in 2024 than in 2023.
Other Income (Expense)
Gain on Sale of Assets (net)
For the nine months ended September 30, 2025, the gain on the sale of assets resulted from proceeds associated with our sale of assets to Dechra (see below), including a $3.0 million milestone payment and $0.7 million for services provided to Dechra as part of the sale.
The majority of the gain on the sale of assets in 2024 resulted from the net proceeds of Dechra’s purchase of assets associated with our AKS-321d and AKS-425c molecules intended to treat canine and feline diabetes. Dechra was our exclusive licensee for the commercialization of these molecules. The assets purchased by Dechra included (i) title to issued patents and patent applications in the families that covered AKS-321d and AKS-425c, (ii) cell banks and cell lines needed to produce the molecules, (iii) copies of batch records, which specify the production processes used to make and test the molecules, and (iv) copies of memoranda and documentation related to the production of the molecules.
The gain on the sale of assets of $21.5 million includes a net of $19.7 million from the Dechra transaction including (i) a base consideration of $15.0 million minus a charge of $0.2 million for issued patents and patent applications, (ii) $1.7 million for payments associated with asset transfer services, and (iii) $3.3 million from upfront payments for purchase orders or regulatory milestones that were cancelled as part of the Dechra asset purchase transaction. The gain on sale of assets also includes a net of $2.0 million for the transfer of liabilities to our subsidiary, Vakston, Inc., or Vakston, minus a charge of $0.2 million for the transfer of intellectual property to Vakston and the sale of Vakston to Twilight.
Change in fair value of derivative liability
Upon issuance of the 2023 convertible notes, we recognized a derivative liability at a fair value of $0.2 million, which is recorded as a debt discount and was amortized over the life of the notes. The change in fair value to the derivative liability in the nine months ended September 30, 2024 was $0.3 million and $0.1 million in nine months ended September 30, 2025. The change in the value of the derivative liability was based on the underlying estimates used to value the derivative, which was primarily related to the probability of conversion based on the terms of the agreement. The change in fair value to the derivative liability as of December 31, 2024 and 2023 was $0.5 million and $0.1 million, respectively.
Change in fair value of SAFEs
Beginning February 2025 through April 2025, we concluded Simple Agreement for Future Equity, or SAFE, agreements totaling $7.9 million to existing and new investors. We account for the instrument as a liability at fair value and adjust it to fair value at each reporting period. As of September 30, 2025, the loss associated with the adjustment was $3.6 million.
Interest Income and Expense
Interest income was immaterial in both 2023 and 2024.
The interest expense of $2.1 million for the nine months ended September 30, 2024 decreased to $0.9 million in the nine months ended September 30, 2025. The expense for the 2024 period included $1.1 million

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and $0.3 million in interest on the 2024 term loan and 2024 short-term notes, respectively. The term loan and short-term notes were repaid in 2024.
Interest expense of $2.2 million in 2024 increased by $1.8 million compared to 2023 due to (i) the interest on our $3.7 million outstanding 2023 convertible notes accrued for the entire year in 2024 but only 5 months in 2023, (ii) payment of $0.3 million in interest on short-term notes in 2024, (iii) payment of $1.1 million in interest on our term loan taken out in 2024, and (iv) $0.5 million for amortization of debt discounts for the 2023 convertible notes and the program related loan, and interest expense on the issuance of warrants.
Income Taxes
The provision for income taxes for the year ended December 31, 2024 resulted from an 80% limitation of our net operating loss, or NOL, carryforwards applied to our federal taxable income, as adjusted for research and experimentation tax credits utilized during the year. Due to the sale of assets in 2024 and other temporary differences primarily related to research and development; we recorded a provision of $0.1 million. In the 2023 period we were in a loss position and had no provision for income taxes.
Liquidity and Capital Resources
Sources of Liquidity
We have historically funded our operations through sales of our convertible preferred stock, convertible debt notes and term loans, program related loans, revenue producing activities, and in 2025 simple agreements for future equity. As of September 30, 2025, we had cash and cash equivalents of $2.6 million.
Based on our recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance our future operations and, without giving effect to this offering, we have concluded that there is substantial doubt regarding our ability to continue as a going concern within one year after the date of our audited consolidated financial statements. See the section title “Risk Factors — Risks Related to Our Limited Operating History, Financial Condition and Need for Additional Capital — There is substantial doubt about our ability to continue as a going concern” included elsewhere in this prospectus.
Cash Flows
The following table summarizes our sources and uses of cash for the nine months ended September 30, 2025 and September 30, 2024 and for the years ended December 31, 2024 and December 31, 2023:
	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2025	2024	2024	2023
Net cash used in operating activities	(12,554,525)	(10,745,215)	(13,542,132)	(4,399,197)
Net cash provided by (used in) investing activities	(1,136,952)	14,892,400	14,885,821	(747,019)
Net cash provided by (used in) financing activities	14,425,485	(258,495)	(258,495)	3,423,868
Net Increase (decrease) in cash	734,008	3,888,690	1,085,194	(1,722,348)

Operating Activities
Net cash used in operating activities for the nine months ended September 30, 2024 was $10.7 million. Our net income of $3.4 million was offset by non-cash charges primarily consisting of $1.0 million in depreciation expense and amortization, $0.3 million in the change of the fair value of derivative liability and debt amortization associated with our 2023 convertible notes, $0.1 million for debt amortization associated with

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

the program related loan, $0.2 million for amortization of discount for warrants, an $18.6 million gain on sale of assets, $0.5 million related to stock-based compensation for stock options, a $4.0 million change in inventories, a $0.4 million change in accounts payable and accrued expenses, and a $1.2 million change in deferred revenues.
Net cash used in operating activities for the nine months ended September 30, 2025 was $12.6 million. Our net loss of $15.9 million was offset by non-cash charges primarily consisting of $0.9 million in depreciation expense and amortization, $3.6 million in the change of the fair value of the SAFE liability, $0.1 million for change in fair value of derivative liability, $0.8 million gain on extinguishment of convertible notes, $0.1 million for debt amortization associated with the program related loan, $0.2 million for debt discount amortization on our 2025 term loan, $0.2 million debt discount on the convertible notes, $0.6 million related to stock-based compensation for stock options, and a $1.6 million change in inventories.
Net cash used in operating activities for the year ended December 31, 2023 was $4.4 million. Our net loss of $9.5 million was offset by non-cash charges primarily consisting of $1.4 million in depreciation expense and amortization, $0.1 million in the change of the fair value of derivative liability and debt amortization associated with our 2023 convertible notes, $0.2 million for debt amortization associated with the program related loan, $0.5 million related to stock-based compensation for stock options, a $0.4 million decrease in accounts receivable, a $7.0 million increase in inventories, a $0.4 million increase in accounts payable, an $8.9 million increase in deferred revenues, and a $0.1 million increase in security deposits.
Net cash used in operating activities for the year ended December 31, 2024 was $13.5 million. Our net income of $3.8 million was offset by non-cash charges primarily consisting of the $21.5 million cost charged to a gain on the sale of assets to Dechra and Twilight, $1.3 million in depreciation expense, $0.5 million in the change of the fair value of derivative liability and debt amortization associated with the 2023 convertible notes, $0.2 million for debt amortization associated with the program related loan, $0.2 million in interest expense on the issuance of a warrant, $0.8 million in stock-based compensation for stock options, a $0.2 million increase in accounts receivable, a $6.8 million change in inventories, a $0.8 million decrease in accounts payable, the recognition of $5.2 million in deferred revenues, and $0.5 million increase in accrued expenses and other current liabilities.
Investing Activities
Net cash provided by investing activities for the nine months ended September 30, 2024 was $14.9 million, which consisted of $15.0 million associated with the sale of intellectual property offset by $0.1 million of capitalized patent costs. Net cash used in investing activities for the nine months ended September 30, 2025 was $1.1 million, which consisted of $1.0 million in purchases of property and equipment and $0.1 million in capitalized patent costs.
Net cash used in investing activities for the year ended December 31, 2023 was $0.7 million, which consisted of $0.5 million in purchases of property and equipment and $0.2 million in capitalized patent costs.
Net cash provided by investing activities for the year ended December 31, 2024 was $14.9 million, which consisted of $15.0 million associated with the sale of intellectual property, the cancellation of purchase orders, and the provision of services, with Dechra, and $0.1 million in capitalized patent costs.
Financing Activities
Net cash used in financing activities for the nine months ended September 30, 2024 was $0.3 million, which included payments of $0.3 million on a construction loan. Net cash provided by financing activities for the nine months ended September 30, 2025 was $14.4 million, which included $7.9 million from the sale of SAFEs, $7.0 million from the August 2025 loan with Shady Grove Investments, LLC as discussed further in the Certain Relationships and Related Person Transactions section of this prospectus, partially offset by $0.5 million used in deferred offering costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net cash provided by financing activities for the year ended December 31, 2023 was $3.4 million, which consisted of $3.7 million received from the issuance of the 2023 convertible notes minus repayments of $0.3 million for a construction loan.
Net cash used in financing activities for the year ended December 31, 2024 was $0.3 million, which consisted primarily of payments on construction loan and finance leases. Funds from short term notes totaling $2.5 million and a term loan of $8.0 million were received and the short term notes and term loan were repaid in 2024.
Future Funding Requirements
We anticipate that we will continue to incur net losses for the next several years due to expenses associated with our development programs. These include ongoing studies in both cats and dogs for our commercial development initiatives, as well as the potential in-licensing or acquisition of additional compounds for development as pet therapeutics.
We estimate that our total capital expenditures and operating expenses over the next twelve months will be approximately $27 million. However, the actual funding requirement for operations is expected to be lower, based on anticipated access to supplemental sources of liquidity. This includes a potential $1 million economic incentive grant related to the Shreveport facility and $7.7 million which was raised through the sale of SAFEs in November 2025.
We intend to hire additional personnel to support the development of commercial-scale manufacturing capabilities, particularly technical and managerial staff with relevant expertise. We also plan to expand our sales and marketing teams to address our limited experience in the commercial sale and distribution of pet therapeutics. Furthermore, we aim to enhance our financial reporting and internal controls functions by bringing on qualified finance professionals or consultants. The development of commercial-scale manufacturing capabilities at our own facilities may require additional capital investment and the recruitment and retention of technical personnel with relevant manufacturing expertise.
As of September 30, 2025, we had $2.6 million in cash, cash equivalents, and short-term investments. We believe that our existing cash and cash equivalents will be sufficient to fund our current operating plan through at least February 2026. Based on our current operation plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will allow us to fund our operations and meet our debt obligations through October 2026. Our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including the factors discussed in the section of this prospectus entitled “Risk Factors.” We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. We expect that we will require additional funding to: continue our current research development activities; develop, maintain, expand, and protect our intellectual property portfolio; further develop our platform; and hire additional research, manufacturing, clinical, and scientific personnel. If we receive regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing, and distribution, depending on how and where we choose to commercialize our products. Further, our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. We may choose to sign partnership agreements with veterinary pharmaceutical companies which, in return for funding, give them rights to our product candidates that reduce our commercial revenues from those product candidates. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert the attention of our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our future capital requirements depend on many factors, including, but not limited to:
•
the results of our target animal studies for our current and future product candidates;

•
the amount and timing of any milestone payments or royalties we must pay pursuant to our current or future license agreements or collaboration agreements;

•
the amount and timing of any payments or royalties to us pursuant to our current or future license agreements or collaboration agreements;

•
the timing of, and the costs involved in, obtaining regulatory approvals for any of our current or future product candidates;

•
the jurisdictional authority presiding over the regulatory approvals of any of our current or future product candidates in the United States (i.e., USDA-CVB or FDA-CVM), in Europe (i.e. European Medicines Agency, or EMA), or in other countries;

•
the upfront and other payments, and associated costs, related to identifying, acquiring and in-licensing new product candidates;

•
the number and characteristics of the product candidates we pursue;

•
the scope, progress, results, and costs of researching and developing any of our current or future product candidates and conducting target animal studies;

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whether we acquire any other companies, assets, intellectual property, or technologies in the future;

•
our ability to partner with companies with an established commercial presence in the United States, Europe, or other territories to provide our products in those markets;

•
the cost of commercialization activities, if any of our current or future product candidates are approved for sale, including marketing, sales, and distribution costs;

•
the time and costs associated with regulatory inspection and/or approval of our manufacturing facilities for commercial production;

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the cost of manufacturing our current and future product candidates and any products we successfully commercialize;

•
our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

•
our dependence on third-party service providers and/or suppliers of materials;

•
the expenses needed to attract and retain skilled personnel;

•
the costs associated with being a public company; and

•
the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims, including litigation costs and the outcome of such litigation.

Until such time, if ever, as we can generate substantial commercial revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, partnership agreements, strategic alliances, and marketing, distribution, or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest for existing investors may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect existing investors’ rights as a stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise funds through collaborations, strategic alliances, or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, reduce, or eliminate our product development or

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Contractual Obligations and Commitments
Beverly, MA Lease
We have leases with Cummings Properties, LLC covering approximately 66,320 square feet of corporate office, laboratory, and manufacturing space (including common area charges) at 100 Cummings Center, Beverly, Massachusetts. The leases expire on February 28, 2030 and we have an option to extend the leases for two additional five-year terms. We currently pay base rates totaling $107,253 per month for these spaces with additional charges for water and trash services as well as increases in our pro rata share of the increase since lease inception for local property taxes. Increases in the base lease rate are limited to the increase in the Consumer Price Index for our area. We expect to pay approximately $6.0 million over the remainder of the lease term.
Shreveport, LA Lease
We have a lease with the Biomedical Research Foundation of Northwest Louisiana, or BRF, covering approximately 31,711-square feet of warehouse, office, quality control testing, and manufacturing space located at InterTech Park, 2001 Kings Highway, Shreveport, Louisiana. The lease also provides us with exclusive rights to the existing furniture, fixtures, and equipment in the space. The lease expires on June 30, 2030, with up to three automatic five-year renewal terms unless we provide six months’ prior notice of non-renewal. The lease includes a 60-day due diligence period during which time we may terminate for any reason, as well as termination rights if certain improvement work is not completed by November 15, 2025. We have the right to terminate the lease at any time if certain economic incentives are not approved.
The BRF lease is triple net to the landlord, meaning that we pay for base rent plus additional operational costs that include property taxes, insurance, utilities, and maintenance. Base rent during the initial lease term begins at $63,422 per month and escalates at 6% annually to $80,069 per month in the fifth year. 6% annual rent increases continue through the first renewal period (Years 6 through 10), and then rent increases at 4% annually during renewal periods 2 and 3 (Years 11 through 15; Years 16 through 20), reaching a maximum of $158,609 per month in the twentieth year. We expect to pay approximately $4.3 million over the remainder of the initial lease term. Refer to Note 15 in our consolidated financial statements included elsewhere in this prospectus for more information on our lease obligations.
Veeda Parties Agreement
We have an agreement dated May 28, 2025 with Veeda Clinical Research Ltd. and its affiliates, Bioneeds India Private Limited and Ingenuity Biosciences Private Limited, or, collectively, the Veeda Parties, resolving a dispute concerning invoices issued for services provided by the Veeda Parties in India for the clinical testing of our AKS-452 COVID-19 human vaccine. The Veeda Parties had collectively invoiced us for services rendered in the total amount of approximately $5.4 million, of which $0.9 million remained outstanding as of the date of the agreement. We agreed to a structured payment plan extending from May 2025 through September 2026 with $0.2 million paid on the date of the agreement and monthly payments, thereafter until paid in full. The accrual of these amounts is included in accounts payable and other non-current liabilities in the accompanying consolidated balance sheets.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Estimates
Critical accounting policies are generally those that require us to make significant judgments, estimates, or assumptions that affect amounts reported in the consolidated financial statements and accompanying notes or have significant importance to users of financial statements. The critical accounting policies include revenue recognition, stock-based compensation, and convertible debt, which are disclosed in Note 2 to the consolidated financial statements appearing elsewhere in this prospectus.
The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities and expenses and the related disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within the consolidated financial statements include, but are not limited to, the valuation of our common shares in connection with the accounting for stock-based awards and warrant valuation, and the fair value of its derivative liability related to convertible debt. These involve unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances and facts. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions. Critical estimates are discussed in more detail below:
Common Stock Valuations and Related Stock-Based Compensation and Warrant Valuation
As there has been no public market for our Common Stock to date, the estimated fair value of our Common Stock has been determined by our board of directors as of the date of each stock option grant, considering our most recently available third-party valuation and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation though the date of the grant.
Third-party valuations of common stock per share were determined by a third-party valuation specialist historically; the most current valuations being as of March 31, 2022 and September 30, 2024.
The specialist has historically used various methods to calculate the valuation of common stock, including weighting different methods. The primary method in 2022 and for historical valuations has been the back-solve method which used a observable preferred round and related cap table structure, along with other variables to determine the valuation of common stock. For the 2024 valuation, the specialist used a market adjusted equity method approach using prior observable transactions, our activity after that transaction, and market conditions; as well as a discounted cash flow method based on management-derived estimates.
The fair value of common stock affects the valuation of stock-based compensation from option awards. Option awards also include other variables, such as volatility using peer companies, risk free rate, expected life, and dividend rate. See Notes 2 and 11 in our consolidated financial statements included elsewhere in this prospectus for additional information on stock options.
Similarly, the valuation of warrants included with a debt instrument required Black-Scholes assumptions similar to those for stock options above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Derivative Liability
In connection with our 2023 convertible notes, we recorded a derivative liability. The estimated fair value of the derivative liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument. The fair value of the derivative liability is valued using a probability-weighted scenario analysis utilizing the terms of the notes and assumptions regarding cash settlement or conversion to equity. See Note 7, “Fair Value Measurements” to our consolidated financial statements included elsewhere in this prospectus.
Simple Agreement for Future Equity
We entered into SAFE agreements with certain investors totaling $7.9 million. The cumulative change in fair value was $3.6 million for the nine months ended September 30, 2025. We utilized a probability-weighted average approach based on the estimated market value of the underlying securities and the potential settlement outcomes of the simple agreements for future equity, including a liquidity event or future equity financing as well as other settlement alternatives. Both the market value of the underlying securities and the probability of the settlement outcomes include unobservable Level 3 inputs. See Note 7, “Fair Value Measurements ” to our consolidated financial statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
As of September 30, 2025, we had $2.6 million in cash and cash equivalents. Our cash and cash equivalents are primarily maintained in accounts with financial institutions in the United States. At times, we may maintain cash and cash equivalent balances in excess of Federal Deposit Insurance Corporation limits. We do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, we believe an immediate 10.0% change in interest rates would not have a material effect on the fair market value of our investment portfolio. We have the ability to hold our investments until maturity, and therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on our investment portfolio.
Inflation Risk
Inflationary pressures have the potential to adversely affect our business operations, financial condition, and results of operations. Rising costs associated with cost of labor, research and development costs, and raw materials can lead to increased production and operational expenses. If we are unable to pass these increased costs onto our customers through pricing adjustments, our profit margins may be negatively impacted.
Furthermore, inflation can influence consumer behavior, particularly in discretionary spending areas such as pet therapeutics. Economic pressures may lead pet owners to reduce or delay spending on non-essential veterinary products and services, which could result in decreased demand for our offerings.
Emerging Growth Company and Smaller Reporting Company Status
The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

as an emerging growth company. As a result of this election, our consolidated financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

BUSINESS
Overview
We are a pet biotechnology company focused on the development and commercialization of innovative biopharmaceutical products for cats, dogs, and other companion animals. We believe the pet health market is experiencing rapid growth, with increasing demand for innovative treatments that enhance pet longevity and quality of life. According to the American Pet Products Association, or APPA, U.S. consumers spent an estimated $152 billion on their pets in 2024. Within this total, the veterinary care and pharmaceutical sales segment accounted for $39.8 billion. A key driver of this growth has been the companion animal therapeutics segment, which has expanded from $12.5 billion in 2015 to a projected $23.7 billion in 2025, representing a compound annual growth rate, or CAGR, of 6.6%. Our current product portfolio includes multiple product candidates consisting of large molecule biologics that are designed to target significant opportunities in serious medical conditions in pets such as urothelial carcinoma (bladder cancer) in dogs, atopic dermatitis in dogs, chronic pain associated with arthritis in dogs, and obesity and metabolic disease in cats.
Monoclonal antibodies, or mAbs, have emerged as a therapeutic class in companion animal health, already driving over a billion dollars in annual sales globally. However, current mAb therapies come with limitations, including high costs and frequent dosing requirements. Our Ambifect® platform is designed to help overcome these challenges, offering a potentially transformative approach that reduces the number of doses required of traditional mAb therapies while significantly lowering costs. We believe this positions us to capture and expand market share, potentially setting a new standard for innovation in veterinary medicine. Our proprietary Ambifect® Fc-fusion protein platform is engineered to induce and sustain the production of therapeutic antibodies for cancer, dermatitis, and pain. It works by presenting validated disease-target molecules to the immune system, promoting the development of target-specific immune cells and the subsequent generation of disease-specific therapeutic antibodies as illustrated in the figure below. Our targeted precision proteins are engineered using the same Fc-fusion protein technology as Ambifect® but modified to avoid immune system interactions. By leveraging Fc-mediated recycling, they achieve extended duration of action — delivering long-lasting effects with fewer doses and greater convenience.
We believe our pioneering approach is poised to make a significant impact, with a well-defined roadmap for commercial success. Our lead product candidate, AKS-701d, is a mAb therapy targeting Programmed Death-Ligand 1, or PD-L1, an immune checkpoint protein expressed on tumor cells and immune cells within the tumor microenvironment. AKS-701d was originally developed at Purdue University independently from our proprietary Ambifect® Fc-fusion protein platform. We currently hold an option to exclusively license from Purdue University the patent covering AKS-701d. AKS-701d has undergone formal jurisdictional review and has been deemed eligible for a conditional license by the U.S. Department of Agriculture, or USDA, Center for Veterinary Biologics, or CVB. Contingent upon the successful completion of our clinical trials, which are subject to inherent risks and uncertainties, we anticipate securing the first approval of AKS-701d in 2027 establishing the commercial viability of PD-L1 as a therapeutic target in canine bladder cancer with potential expansion to multiple tumor types. Subsequently, we expect the development and potential approval of AKS-619d which is also subject to inherent risks and uncertainties of clinical development, to occur in 2029. AKS-619d, an Ambifect® candidate targeting the same PD-L1 molecule but offering the advantages of fewer doses, lower costs, and broader applicability to additional canine cancers

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is eligible for a conditional license from the USDA-CVB based on the results of a formal jurisdictional review received in June 2025, for the treatment of urothelial carcinoma in dogs. We have not submitted an Investigational New Animal Drug application for AKS-701d or AKS-619d, as such applications are only required for new animal drugs regulated by the FDA Center for Veterinary Medicine, not by the USDA-CVB. We intend to build on these initial product candidates with a robust pipeline of follow-on candidates to drive sustained growth and long-term success. The key features and potential benefits of Ambifect® versus mAbs are summarized in the figure below.
We bring together an experienced leadership team with a track record of success in both human and animal health. Ambifect® biologics are designed to harness the animal’s own cells to produce therapeutic levels of targeted antibodies, leveraging the immune system to sustain long-term antibody production through simple intramuscular injection. Compared to traditional mAbs, which require high doses and frequent infusions, Ambifect® compounds can be dosed infrequently and in significantly lower amounts, lowering production costs and simplifying veterinary administration. Furthermore, we own the key technical and manufacturing resources, ensuring full control over development and production. With a disruptive technology platform, a strategically positioned pipeline, and a team with a track record of success, we believe Akston presents a unique opportunity in the evolving animal health sector. We believe our Ambifect® platform is set to disrupt treatment paradigms, delivering better health outcomes for pets while creating substantial value for investors.
To that end, we have assembled a portfolio of product candidates that are in various stages of development in either cats or dogs as summarized in the table below:

BUSINESS

Lead compound	Backups	Species	Indication	Development Status	Expected next steps	Additional Steps for Regulatory Approval
AKS-701d (Monoclonal Antibody)	N/A	Dog	Urothelial carcinoma	Completing pilot field safety and effectiveness study	• Complete up to three pre-registration serial batches • Complete pilot field study and initiate pivotal field safety and effectiveness study • Complete master cell stock (MCS) development
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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

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Achieve USDA-CVB approval of MCS

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Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

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Conduct pivotal safety and reasonable expectation of efficacy (RXE) studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit conditional license application

AKS-619d (Ambifect® Immuno-enhancing Protein)	AKS-616d, AKS-622d	Dog	Urothelial carcinoma with expanded indications including mast cell tumors and melanoma	Completing laboratory dog safety and dose optimization	• Complete master cell stock (MCS) development • Initiate pilot field safety and effectiveness study in client-owned dogs
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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

•
Achieve USDA-CVB approval of MCS

•
Develop and validate release assays and transfer potency assay to USDA-CVB

•
Manufacture three pre-license serial batches and complete stability studies

•
Conduct pivotal safety and reasonable expectation of efficacy (RXE) studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit conditional license application

AKS-699 (Ambifect® Immuno-enhancing Protein)	AKS-635, AKS-637d	Dog	Atopic dermatitis (anti-IL31)	Completing laboratory dog safety and dose optimization
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Measure safety, dose, and dose frequency in laboratory dogs

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Initiate pivotal field pilot field safety and effectiveness study in client-owned dogs

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Initiate master cell stock (MCS) development

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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

•
Achieve USDA-CVB approval of MCS

•
Develop and validate release assays and transfer potency assay to USDA-CVB

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Manufacture three pre-license serial batches and complete stability studies

•
Conduct pivotal safety and effectiveness studies

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Pass USDA-CVB pre-licensing facility inspection

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Submit full license application

AKS-548d (Ambifect® Immuno-enhancing Protein)	AKS-555d, AKS-649, AKS-734	Dog	Chronic pain associated with osteoarthritis (anti-NGF)	Completing laboratory dog safety and dose optimization
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Measure safety, dose, and dose frequency in laboratory dogs

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Initiate pivotal field pilot field safety and effectiveness study in client-owned dogs

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Initiate master cell stock/bank (MCS/MCB) development

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Submit Product License Application materials (SIF, Outline of Production, MCS Report, Facility Documents, Product Licensing Plan)

•
Achieve USDA-CVB approval of MCS

•
Develop and validate release assays and transfer potency assay to USDA-CVB

•
Manufacture three pre-license serial batches and complete stability studies

•
Conduct pivotal safety and effectiveness studies

•
Pass USDA-CVB pre-licensing facility inspection

•
Submit full license application

AKS-562c (Targeted Precision Protein)	AKS-568c	Cat	Obesity (GLP-1)	INAD active with FDA-CVM. Initiating pilot field safety and effectiveness study	• Complete pilot field study and initiate pivotal field safety and effectiveness study • Initiate master cell bank (MCB) development
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Develop and validate product release assays

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Validate commercial equipment, facility, and processes

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Manufacture three consecutive process validation batches

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Complete stability studies

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Conduct target animal safety and pivotal effectiveness studies

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Submit NADA to FDA-CVM with safety, effectiveness, CMC, environmental, and labeling data

In addition to the above-listed product candidates, we are developing additional molecules designed to help target various diseases, including a canine-specific version of AKS-562c for a once-a-week Glucagon-Like Peptide-1, or GLP-1, therapy targeting obesity in dogs. Initial candidates have been produced at a small scale and are undergoing evaluation for GLP-1 receptor binding activity in vitro and in vivo in mice to

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assess preliminary safety and duration of action. Successful candidates from these screens will be tested in laboratory dogs to measure safety and evaluate duration of activity. Additionally, through leveraging technology recently optioned from Energesis Pharmaceuticals, Inc., or Energesis, we are developing alternative obesity treatments for dogs focused on increasing energy expenditure rather than appetite suppression, following the same screening and evaluation process. Concurrently, we are advancing anti-nerve growth factor, or anti-NGF, -specific Ambifect® candidates for a potentially cost-effective, long-lasting therapy for osteoarthritis (OA) pain in horses, where traditional mAb therapies are impractical due to their weight-based dosing and high cost. Through our collaboration with The Nutraceutical Alliance Inc. (Ontario, Canada), we are evaluating lead candidates in horses. We anticipate that future development efforts will focus on adapting the AKS-619d and AKS-548d families of molecules to create feline-specific therapies targeting cancer and chronic pain in cats, respectively.
We intend to pursue U.S. drug approval for our existing product candidates and potentially seek similar regulatory filings in Europe, where we intend to partner with other vet pharma companies to manage approval, sales, marketing, and distribution as described in more detail below. Our strategy focuses on developing proprietary biologic therapeutics by applying established insights from human biology to veterinary medicine. Additionally, we will continue exploring partnerships and product opportunities that align well with our development and manufacturing capabilities. During the pre-commercialization phase, we will work to build awareness of our company and product candidates among veterinarians and pet owners. If approved, we believe our product candidates will empower veterinarians to provide enhanced medical care to pets while creating valuable opportunities for their practices.
Business Strategy
Our goal is to become a leading provider of biotherapeutics developed and approved specifically for the treatment of conditions where there are unmet medical needs in pets. We are a pet-focused biotechnology company, and we intend to help shape and define the pet therapeutics market. Our strategy includes:
Developing a product pipeline based on staged risk reduction.
We are pursuing a two-phase strategy to develop and commercialize a novel immunotherapy targeting PD-L1 for the treatment of cancer in companion animals, starting with canine urothelial carcinoma (bladder cancer), a condition with limited treatment options and a life expectancy of less than six months when left untreated. Even with current interventions, survival rarely extends beyond 12 months. Cancer remains the leading cause of death in dogs over the age of two, underscoring the urgent need for more effective therapies. To reduce development risk and accelerate time to market, we are focusing on the development and potential commercialization of the canine-specific mAb for which we have an exclusive option to license from Purdue University, now designated AKS-701d. This mAb is designed to block PD-L1, a clinically validated target in both human and canine oncology. We initiated pilot studies in dogs with bladder cancer in the fall of 2024, and we have already successfully manufactured AKS-701d at anticipated commercial scale. We have also received confirmation from the U.S. Department of Agriculture, or USDA, Center for Veterinary Biologics, or CVB, of eligibility for conditional approval and, if approved, we anticipate initial product launch in 2027. As described in the Government Regulation, Regulatory Process at the USDA Overview section below, only a reasonable expectation of efficacy is required for conditional approval. This reduces the size, complexity, and duration of clinical studies. The additional requirements that must be satisfied before we can obtain conditional approval for AKS-701d are summarized in the table above under the column labeled “Additional Steps for Regulatory Approval.” This path for AKS-701d commercialization prioritizes a lower-risk, near-term opportunity with potentially strong return potential, while laying the foundation for broader innovation.
Building on the success and regulatory groundwork established with AKS-701d, we plan to introduce a next-generation version of the therapy (AKS-619d) using our proprietary Ambifect® platform. The Ambifect® approach is designed to harness the animal’s own cells to produce therapeutic levels of PD-L1-targeting antibodies, leveraging the immune system to sustain long-term antibody production. Compared to conventional mAb therapy, the Ambifect® platform is expected to offer several advantages: lower cost of goods, reduced dosing frequency, and a lower dose per treatment — all of which we believe supports a

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significant commercial opportunity with less capital investment. Furthermore, the Ambifect® formulation is administered through a simple intramuscular injection, eliminating the need for the intravenous infusion required for some mAb therapies, including AKS-701d. This alternative route of administration is designed to enable treatment to be delivered in general practice clinics, rather than being limited to specialty centers equipped with the personnel and facilities necessary to manage intravenous infusions that can take up to 60 minutes per session. Based on the results of a formal jurisdictional review received in June 2025, AKS-619d is eligible for a conditional license from the USDA-CVB for the treatment of urothelial carcinoma in dogs. The PD-L1 Ambifect® candidate is anticipated to reach the market by 2029, if approved, extending our leadership in the immuno-oncology space. Importantly, we believe AKS-619d can be extended to other cancer indications beyond bladder cancer, potentially addressing markets ten times larger than that of the initial mAb product candidate.
Enriching the Ambifect® platform with each new product approval is central to our growth strategy. Our next product candidate, AKS-699, is being developed for the treatment of Canine Atopic Dermatitis, a likely USDA-CVB-regulated indication based on precedent products. AKS-699 is designed to raise antibodies that block Interleukin-31, or IL-31, a validated therapeutic target in both humans and dogs. When IL-31 binds to its receptor, it activates signaling through the nervous system to the brain, triggering the sensation of itching. We anticipate that the IL-31 Ambifect® product candidate will build on the success of our PD-L1-targeting Ambifect® program. We are targeting a goal of achieving greater than 90% efficacy with just two doses per year following an initial priming regimen. This will be enabled by a lower-dose, high-capacity manufacturing process and a low cost of goods.
Following that, we anticipate the next target will be chronic pain associated with canine osteoarthritis with our Ambifect® product candidate AKS-548d which is designed to raise antibodies that block the activity of nerve growth factor, or NGF. While this product candidate is likely to be USDA-CVB-regulated, the U.S. Food and Drug Administration’s, or FDA, Center for Veterinary Medicine, or CVM, regulation may also be possible based on precedent products. We believe NGF is a validated target in both people and dogs, and we anticipate the NGF Ambifect® product candidate will build on the success of our prior product candidates. The goal remains the same: to achieve greater than 90% efficacy with two doses per year after an initial priming regimen of injections, using a lower dose, high-capacity manufacturing process, and low cost of goods.
In parallel, we plan to seek commercial partners to co-develop our long-acting GLP-1 therapy designed for treating obesity and related metabolic conditions first in cats and then in dogs.
In order to successfully execute our plan, we have assembled an experienced management team, board of directors, and advisory consultants consisting of veterinarians, physicians, former regulatory reviewers, scientists, and other professionals that apply the core principles of drug development to the medical needs of pets.
Using a direct sales organization and distributors to commercialize our oncology products in the United States.
We intend to employ a hybrid approach of direct sales and strategic distributor relationships to commercialize our oncology products in the United States. Assuming we achieve regulatory approval, we anticipate building a direct sales organization that will work alongside distributors to maximize market penetration, focusing on sales to veterinarians who typically resell therapeutic products to pet owners. We believe veterinarians are motivated to prescribe innovative therapeutics that are safe, effective, and supported by reliable clinical data and regulatory approval, as doing so improves pet health and generates revenue.
According to data from NVA and Ethos Veterinary Health, there are approximately 49,000 veterinary practices in the U.S., of which only about 10% are classified as specialty or emergency clinics. As of December 31, 2024, the AVMA reported 600 board-certified veterinary oncologists out of 18,049 board-certified veterinarians — less than 4% of the total. We believe this limited number of specialty clinics and oncologists presents a strategic entry point for engagement, even with a modest sales and marketing force.

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Based on our anticipated commercialization timeline, and assuming regulatory approvals, we expect to initiate a limited commercial effort in 2027 following AKS-701d conditional approval, for treating bladder cancer. We expect this effort will expand if and when our portfolio of approved product candidates expands. As we build our commercial infrastructure, we will continuously evaluate market dynamics and adjust our sales and marketing strategies accordingly to optimize revenue and market penetration.
Engaging active partners to co-develop and build a commercial presence for our follow-on pipeline products in obesity, dermatitis, and chronic pain.
Though we intend to develop our own sales, marketing, and distribution organization around our follow-on products, we acknowledge that, unlike with cancer, these markets are much larger in terms of number of patients and, in the case of dermatitis and pain, competitive alternative treatments. Therefore, we are actively seeking commercialization partners to collaborate on the sales, marketing, and distribution of our products on reasonable commercial terms. These types of arrangements are common in the veterinary pharmaceutical industry. We are exploring possible earlier stage co-development deals where the partner pays an annual fee to defray the product development costs in exchange for exclusive commercialization rights and a greater upside revenue share.
Continuing to expand our product pipeline by developing and in-licensing additional compounds.
We continue to expand our product pipeline through in-house development and in-licensing of additional compounds. We believe the pet therapeutics market remains significantly underserved, and we have identified multiple therapeutic areas for further development. These include adapting our cancer immuno-therapeutics to treat feline cancers, expanding and adapting our obesity products to treat canine obesity with follow-on products aimed at achieving once-a-month rather than once-a-week injections, and developing our platform for products addressing dermatitis and pain in horses. Additionally, we are actively seeking to identify compounds and targets within the human clinical space that have demonstrated safety and effectiveness in at least two species and are either in or have completed Phase I or Phase II clinical trials. Once identified, we can apply the same product development strategy used for cancer, dermatitis, obesity, and pain applications to adapt these compounds for applications in pet health.
Further monetizing our assets to offset financial investment requirements and provide passive income streams.
We believe our FDA- and USDA-specific product development capabilities and commercial manufacturing capabilities are rare and valuable assets within the animal health biologics field. We are exploring the possibility of utilizing these assets to contract with and provide services to other parties as part of a straightforward fee-for-service model or blended compensation arrangement, where costs are offset but profit is deferred as a percentage of future sales if the products reach commercialization.
At our headquarters in Beverly, Massachusetts, we built and commissioned a manufacturing facility for low-bioburden active biologic drug substance to meet FDA and European Medicines Agency, or EMA, current good manufacturing practice, or cGMP, regulations. Additionally, prior to its commissioning as a veterinary health-dedicated FDA-compliant commercial biologics facility, our Beverly site was deemed suitable for developing and producing cGMP material for conducting human clinical trials. As costs have dramatically increased and access to contract development manufacturing organization, or CDMO, services has decreased over the past five years, we anticipate opportunities for other parties to utilize our facilities and infrastructure, potentially generating revenue while simultaneously enhancing the value of our manufacturing capabilities.
Moreover, all of our veterinary Ambifect® product candidates target validated mechanisms that we believe are translatable across species for treating a variety of human diseases. As demonstrated by our successful out-licensing of long-acting insulins to Diamune Therapeutics, Inc., or Diamune, we will seek to out-license our Ambifect® technology to other human health pharmaceutical companies in other fields of use. This strategy aims to leverage the risk reduction and value created by successful analog products in dogs and cats. Typical licensing agreements involve significant upfront payments, milestone payments, and a percentage of eventual net sales.

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Building on a legacy of innovation in biopharmaceuticals
Born from a legacy of scientific excellence and strategic innovation, we have been at the forefront of transformative biopharmaceutical development since our inception. Founded in 2011, our management team emerged from the success of SmartCells, Inc., a pioneering biotech firm acquired by Merck for $500 million in 2010. Armed with a vision to revolutionize medicine, we set our sights on tackling some of the most pressing challenges in human and veterinary healthcare.
In our early years, we made important advancements in insulin therapy, developing an insulin-targeted treatment for Type 1 diabetes in 2015. This breakthrough laid the foundation for further innovation, leading to the creation of a once-a-week human insulin in 2016 and an adaptation for veterinary use in 2017. Recognizing the significant unmet need in pet diabetes care, we partnered with Dechra Ltd., or Dechra, in 2019, securing a licensing and manufacturing deal to bring Akston-invented, now Dechra-owned once-a-week insulin solution to dogs and cats worldwide. The terms of the Dechra partnership included an upfront payment in the mid-single-digit millions, contingent milestone payments totaling over $20 million across both the dog and cat products, and additional payments related to the supply of engineering-grade and commercial-grade materials.
By 2023, we established a leadership position in veterinary medicine and manufactured over 20,000 doses of our once-a-week insulin for pets. However, recognizing the potential for even greater impact, we made a strategic shift in 2024, monetizing our human pharma assets and selling our non-core veterinary programs, including the sale of our dog and cat insulin portfolio to Dechra. This decision allowed us to focus primarily on Ambifect®, our next-generation immunotherapy platform designed to address high-value, validated targets in pets, potentially unlocking a new frontier in pet healthcare with initial product candidates developed for dogs with cancer, dermatitis, and chronic pain. We believe we are poised to redefine the future of pet therapy, by delivering longer-lasting, more effective, and more affordable treatments, if approved, that improve the lives of pets and their owners. At the core of our innovation lies a groundbreaking portfolio of targeted precision proteins and immuno-enhancing proteins, designed to redefine the standard of care for pets facing chronic and life-threatening conditions.

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Developing monoclonal antibodies (mAbs) and targeted precision proteins
Our most advanced product candidate is AKS-701d, a mAb for treating urothelial carcinoma (bladder cancer) in dogs that was initially developed by researchers at Purdue University and to which we hold the exclusive option to license. AKS-701d is eligible for a conditional license from the USDA-CVB and is currently undergoing pilot field testing in dogs with bladder cancer in partnership with the Purdue University College of Veterinary Medicine. We expect to receive the conditional license for AKS-701d and, if approved, to commence sales in late 2027.
For conditions like obesity and cancer in companion animals, where treatment consistency is crucial, we have developed targeted precision proteins — a new class of therapeutic proteins engineered for extended efficacy. Unlike traditional treatments requiring sometimes multiple daily doses, these product candidates, if approved, have the potential to provide sustained treatment with once-a-week to once-a-month regimens, replacing the burden of daily dosing and reducing veterinary expenses and the strain on pet parents, veterinarians, and veterinary technicians.
One product candidate in this category, AKS-562c, has been developed to target feline obesity. It has successfully completed extensive safety and pharmacology studies in laboratory cats, and pilot field testing in client-owned obese cats is now underway in partnership with the Cornell University College of Veterinary Medicine. AKS-562c will be regulated by the FDA-CVM and therefore will be evaluated under an Investigational New Animal Drug (INAD) application which was approved by FDA-CVM in April 2025 (INAD 013965).
Canine-specific analogs of AKS-562c have also been developed for obesity in dogs and are presently undergoing candidate selection studies. Additionally, we are advancing product candidates that target an alternative pathway — increased energy expenditure — for treating canine obesity. This initiative is in collaboration with Energesis, which has developed novel compounds to recruit and increase the concentration of brown adipose tissue (BAT), and for which we hold the exclusive option for animal health applications.

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Developing Ambifect® immuno-enhancing proteins
For chronic pain, dermatitis, and cancer, mAbs have become the latest class of therapeutics for treatment in companion animals. However, mAbs come with high costs, large dose requirements, and frequent administration. Our immuno-enhancing proteins built from the Ambifect® platform offer the potential for a convenient, cost-effective alternative, delivering similar benefits with less frequent treatment, replacing the need for monthly injections. Ambifect® is designed to enable pets to generate their own antibodies against a therapeutic target with a very low dose producing a robust and sustained immune response. This leads to long-lasting antibody production, which, after an initial dosing phase, potentially reduces the required number of doses to maintain the clinical efficacy and enhances convenience. The treatment is also designed so that its effect scales with an animal’s size, meaning the same dose is effective across different body weights. The approach is based on our Fc-fusion protein technology, which has demonstrated success where other methods have failed.
Key advantages include the use of 50 times less material than mAbs, which dramatically reduces production costs and treatment expenses and increases gross margins. Additionally, a single product can be used for all weight classes, simplifying dosing and eliminating the complexity associated with weight-based veterinary care for dogs.
By leveraging this novel technology, we are attempting to make biotechnology more accessible, affordable, and effective, with the goal of ensuring pets receive the long-term care they need without the frequent vet visits and high costs of conventional treatments.
Our most advanced product candidate in this category is AKS-619d, which we expect to be a fast follower of AKS-701d for treating urothelial carcinoma (bladder cancer) in dogs. Backup candidates include AKS-616d

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and AKS-622d, and additional backup candidates are currently under development. This family of candidates generates an antibody response against PD-L1, the same tumor cell protein targeted by AKS-701d. AKS-619d is also eligible for a conditional license from the USDA-CVB, based on the results of a formal jurisdictional review received in June 2025. AKS-619d is currently undergoing dose and dose frequency optimization in laboratory dogs and a small pilot field testing study in client-owned dogs with cancer is now underway in collaboration with the Purdue University College of Veterinary Medicine. We are aiming to receive the conditional license for AKS-619d and begin sales by 2029 with label expansion expected by 2031. Given its significantly lower material requirements, if approved, AKS-619d has the potential to expand the market beyond bladder cancer to address indications such as mast cell tumors and melanoma without the need for substantial investment in additional manufacturing infrastructure. Furthermore, because AKS-619d is administered via intramuscular injection as opposed to the intravenous infusion required for AKS-701d, we believe it offers the potential to expand access to cancer treatment from specialized cancer centers to veterinary general practitioners’ offices, further increasing market penetration.
Building on our cancer product candidates in this category, we are advancing AKS-699 for the treatment of atopic dermatitis in dogs. Additional backup candidates include AKS-635 and AKS-637d. These candidates generate an antibody response against canine IL-31, the same target as Zoetis Inc.’s commercially approved mAb, Cytopoint®. Since AKS-699 is a biologic that is designed to act by modulating the immune system — and given that Cytopoint® is regulated by the USDA-CVB — we plan to pursue a full product license from the USDA-CVB. Currently, the product candidate is undergoing dose and dosing frequency optimization in laboratory dogs with plans to initiate pilot field testing in dogs with dermatitis. With significantly lower material requirements and a reduced frequency of injections and veterinary visits, AKS-699 has the potential to capture a substantial market share from competitors while expanding the market through lower costs and increased convenience.
Following our atopic dermatitis product, we are developing AKS-548d — along with backup candidates AKS-555d, AKS-649, and AKS-734 — to treat dogs suffering from chronic pain associated with osteoarthritis. This family of candidates is designed to generate an antibody response against canine NGF, the same target as Zoetis’ commercially approved monoclonal antibody, Librela®. Since AKS-548d is a biologic that primarily works through interactions with the immune system, we believe it may be eligible for licensure through USDA-CVB. However, given that comparable products like Librela® are regulated by the FDA-CVM, we will await the outcome of a formal jurisdictional review. If regulated by FDA-CVM, we may experience a delay in licensing and ultimately commencing sales given the increased complexities associated with chemistry, manufacturing, and control, or CMC, requirements. The product candidate is currently undergoing dose and dosing frequency optimization in laboratory dogs, and we plan to initiate pilot field testing in dogs with chronic pain. As with our dermatitis product, the significantly lower material requirements and reduced frequency of injections and veterinary visits position AKS-548d, if approved, to potentially capture a substantial market share from competitors while expanding the market through lower costs and increased convenience. Furthermore, because we expect AKS-548d to be regulated by the USDA-CVB while Librela®, a direct competitor, is regulated by the FDA-CVM, veterinarians may perceive AKS-548d, if approved, as less rigorously reviewed or held to different standards than products regulated by the FDA-CVM. Any such perception may create a competitive disadvantage for AKS-548d, if approved, in the market, regardless of its safety or efficacy profile, which may adversely affect the adoption of AKS-548d, if approved.
We believe the Ambifect® platform has the potential to provide an opportunity to develop new products for treating numerous diseases in dogs and cats for which there is currently no treatment or a significant unmet need. Any disease or condition for which a target is identified and validated and for which a mAb can be developed provides a potential opportunity to develop an Ambifect® product at lower cost and improved convenience. To date, only five mAbs have been commercially developed for dogs and cats to treat just four conditions. By comparison, over 100 mAbs have been approved in the human clinical space to address dozens of targets across almost all major and orphan disease categories, including cancer; autoimmune disorders such as rheumatoid arthritis, Crohn’s disease, and ulcerative colitis; asthma; and infectious diseases. Given the similarities in physiologies, diseases, and conditions between humans and dogs and cats, we believe the pet health industry is on the verge of leveraging the last 20 years of investment in the

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human monoclonal antibody therapeutic industry to identify and/or translate targets for treating a variety of conditions including chronic diseases associated with aging, such as specific types of cancer, diabetes, kidney disease, and cardiovascular diseases. However, unlike the human pharma industry, the role and economics of veterinary practices and the private pay nature of the veterinary market may limit the adoption of mAbs. We believe we are poised to develop lower-cost, more convenient Ambifect® versions of competitor mAbs, as well as to create our own de novo Ambifect® products without relying on prior mAb development.
Capitalizing on our pivot to Animal Health
In 2024, we made a strategic decision to divest our human product technologies and product candidates to focus entirely on the pet health therapeutics market. As a result, we transferred all our human vaccine technology, the associated patents, and products to Vakston, Inc., or Vakston, a wholly-owned subsidiary. Vakston subsequently granted us an exclusive, worldwide back-license for all animal health applications. In the fourth quarter of 2024, Vakston was sold to Twilight Bioscience, Inc. (formerly Twilight Neuroscience, Inc.), or Twilight. Additionally, we granted Twilight an exclusive, field-limited license to our platform for use in specific fields of i) stimulation of immunity to treat or prevent diseases, including neurologic diseases, ii) certain cancers, and iii) infections in humans. For the license, we are entitled to a mid-single digit percentage of any revenues Twilight generates from development programs or products derived from our platform. We received 648,148 shares of Twilight’s FF Preferred Stock and 886,396 shares of its common stock as an upfront license payment. In the fourth quarter of 2024, we distributed all of our Twilight shares (pro rata) to holders of our common stock and preferred stock.
Further, we established Diamune, a wholly-owned subsidiary, to develop and commercialize our insulin-fusion proteins for human clinical applications. This includes AKS-107 for type 1 diabetes prevention, AKS-440 for once-a-week basal insulin treatment for type 1 and type 2 diabetes, and AKS-130 for targeting insulin and insulin-like growth factor-sensitive cancers. We granted Diamune an exclusive, worldwide, field-limited license to all patents and patent applications using our insulin-Fc fusion technology in these areas. Additionally, Diamune received an exclusive, field-limited license to our platform for use in the fields of diabetes, autoimmune diabetes or hyperglycemia, and certain cancer therapies in humans. Diamune’s field does not cover the field licensed to Twilight, the assets sold to Dechra, or veterinary therapeutics. As part of the license agreement, we receive a mid-single-digit percentage of net sales from any products, as well as a low double-digit percentage of any sublicense payments (e.g., milestone payments) related to development programs derived from these patents and/or the platform. In the first quarter of 2025, we distributed all of our Diamune shares (pro rata) to holders of our common stock and preferred stock.
Since fully pivoting to Animal Health in 2024, we have focused on executing our clinical development plan, expanding our product pipeline, and enhancing our development capabilities. As part of this initiative, Dr. Linda Rhodes, VMD, Ph.D., former CEO and CSO of Aratana Therapeutics and former Board member of Zoetis, Inc., joined our Board of Directors in June 2024. Additionally, we have recruited a team of accomplished experts as consultants to advise on our product development efforts, including:
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David A. Brake, Ph.D. — BioQuest Associates LLC, USDA CVB Regulatory Consultant

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Dan Coyle — Former Compliance Section Leader for USDA, APHIS, VS, CVB

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Bonnie Coyle — Former Program Information Management and Security (PIMS) Section Leader for USDA, APHIS, VS, CVB

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Louise Henderson, Ph.D. — Former USDA Chief, Biotechnology, Immunology, and Diagnostics

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Diane Larsen, DVM, Ph.D — Former Head of Clinical Operations, Boehringer-Ingelheim Animal Health, Clinical Study Consultant

We have assembled a team of accomplished experts to complement our own team of seasoned entrepreneurs, scientists, engineers, and biotechnology industry experts, including:
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Todd Zion, Ph.D. — President and CEO. Dr. Zion is a seasoned entrepreneur and chemical engineer with expertise in protein engineering, drug delivery, and company leadership, having previously founded and sold SmartCells, Inc. to Merck.

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Thomas Lancaster, Ph.D. — Chief Scientific Officer. Dr. Lancaster brings deep expertise in biopharmaceutical manufacturing, process optimization, and early-stage biologic development.

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Thillainayagam Sathiyaseelan, Ph.D. — Vice President, Quality and Compliance. Dr. Sathiyaseelan combines two decades of technical excellence in biologics with operational leadership in quality assurance, regulatory submissions, and compliance for complex protein therapeutics.

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Sylaja Murikipudi, Ph.D. — Senior Director of Quality Control. Dr. Murikipudi is an expert in biochemical analysis and assay development with years of leadership in quality control operations for biotechnology products.

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Antonella Borgatti, DVM, MS, DACVIM (Oncology), DECVIM-CA — Director of Clinical Development. Dr. Borgatti is a double-boarded veterinary oncologist with over 17 years of clinical and research experience. She brings expertise in oncology drug development, biologics, and clinical trial leadership, advancing targeted therapies and immunotherapies for companion animals.

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Kristina Camp, DVM, Ph.D. — Director of Regulatory Affairs. Dr. Camp is a veterinary scientist and regulatory leader with extensive experience in oncology, vaccines, and biologics. She previously led global regulatory efforts at Boehringer Ingelheim Animal Health, supporting product development,licensure, and compliance across more than 200 biologics worldwide.

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Manuel Valerio — Senior Director of Manufacturing Operations. Mr. Valerio has extensive experience in scaling biologic production processes and managing high-volume cGMP manufacturing facilities.

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Lauren Martin — Director of Human Resources. Ms. Martin specializes in organizational development, recruitment strategies, and fostering a high-performance corporate culture within biotech companies.

In July 2024, we completed the sale of our long-acting insulin programs for canine and feline diabetes to Dechra. This transaction transferred to Dechra the intellectual property and rights associated with the development, manufacturing, and worldwide commercialization of these programs. In return, we received an upfront cash payment in the mid-teens of millions of dollars, along with an additional amount — roughly equivalent to the upfront payment — divided approximately equally between fees for technology transfer support and near-term milestone payments contingent on the programs’ development progress. The sale marked the culmination of years of development by us, encompassing candidate selection, proof-of-concept studies in diabetic dogs and cats, and scaling up to commercial production levels. Dechra is now responsible for advancing these programs through late-stage clinical trials and bringing them to market. This strategic sale allowed us to concentrate on advancing our pipeline of animal health product candidates — targeting chronic pain, atopic dermatitis, obesity, and cancer — without granting Dechra any ongoing rights beyond the acquired insulin programs. The associated noncompete clauses are narrowly limited to those specific insulin programs and their applications.
We have also strategically expanded our animal health product pipeline through key partnerships with Purdue University and Energesis. In June 2024, we entered into an agreement with the Purdue Research Foundation which grants to us an exclusive, non-transferable option to negotiate an exclusive commercial license for intellectual property related to an anti-canine PD-L1 (cPD-L1) mAb immunotherapy for treating cancer in dogs (AKS-701d). This collaboration leverages technology developed from Purdue’s College of Veterinary Medicine and the Purdue Institute for Cancer Research. AKS-701d is designed to block the cPD-L1 protein on cancer cells, enhancing the immune system’s ability to attack tumors. By November 2024, the partnership initiated a proof-of-concept trial enrolling client-owned dogs with urinary bladder cancer to assess the therapy’s safety and efficacy. This trial also aims to provide insights that could inform human cancer treatments. Our agreement with Purdue University is discussed more fully below in the section “Purdue Exclusive Option Agreement.”
In August 2024, we also partnered with Energesis to develop treatments for obesity in companion animals. Energesis specializes in therapies that enhance the body’s natural ability to burn calories by recruiting brown adipose tissue. This collaboration seeks to adapt Energesis’ human-focused obesity treatments for veterinary use, potentially offering a novel solution to a growing issue in pet health, especially through the focus on

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increased energy expenditure instead of appetite suppression. Our agreement with Energesis is discussed more fully below in the section “Energesis Option Agreement.”
Leveraging our manufacturing and quality capabilities
Following the sale of our long-acting insulin assets to Dechra, we retained our full product development and manufacturing capabilities to focus on the commercial development of our pipeline products. Our biomanufacturing and development facility located in Beverly, Massachusetts is designed to support the production of biologic drug substances from early-stage development through commercial supply. The facility covers 66,320 square feet, including approximately 8,200 square feet of classified cleanroom space. It is engineered for flexibility, scalability, and regulatory compliance, with dedicated infrastructure for upstream and downstream processes, fill-finish operations, and environmental control.
The manufacturing suites are configured for mammalian cell culture using Chinese Hamster Ovary, or CHO, cells with bioreactor capacity of up to 1,000L per batch to support both clinical and early commercial manufacturing. Two production areas house upstream and downstream operations, each with segregated personnel and material flows, dedicated airlocks, and International Organization for Standardization, or ISO, 7 and ISO 8 classified environments. Downstream capabilities include cell harvest, clarification, chromatography, ultrafiltration/diafiltration, viral clearance, and final formulation. The facility is designed with unidirectional flow, pressure cascade zoning, and closed-system processing to minimize contamination risk and maintain aseptic conditions. Environmental controls include continuous monitoring of temperature, humidity, and pressure differentials across critical areas.
We maintain in-house process development capabilities to support scale-up and technology transfer from laboratory to cGMP production. The process development team optimizes both upstream (cell culture) and downstream (purification) processes, with a focus on yield, robustness, and product quality. Process characterization activities seek to define key process parameters and acceptable operating ranges to support manufacturing activities and regulatory filings. The team also generates comprehensive documentation including standard operating procedures, protocols, and process descriptions. The manufacturing team consists of personnel responsible for the intake, quarantining, movement, and procurement of materials and raw materials to support production; facilities staff who maintain and repair critical manufacturing equipment and utility systems; and operations staff who execute manufacturing process steps under written procedures and batch records.
Quality Assurance (QA) at our company provides comprehensive oversight of all quality operations including cGMP manufacturing and quality control for compliance for FDA-CVM regulated therapeutics, and separately maintaining compliance with USDA regulations for USDA-CVB regulated biologics. QA is responsible for reviewing and releasing manufacturing batches, managing deviations, overseeing training and compliance, and maintaining the document control system. The site operates a centralized electronic system to manage standard operating procedures, or SOPs, training records, and controlled documentation. QA conducts internal audits as part of its self-inspection program and also qualifies and monitors external vendors and service providers. A formal change management system governs changes to processes, materials, equipment, and documents that may impact product quality or regulatory compliance.
The Quality Control (QC) department performs in-house analytical testing of raw materials, in-process samples, and finished products. The QC lab conducts routine tests for bioburden, endotoxin, and other contaminants, as well as stability testing under International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use, or ICH, compliant protocols to support product shelf-life determinations. Environmental monitoring of classified cleanrooms and cGMP utilities is performed regularly via third-party vendors and managed by QC to ensure continued compliance with established cleanroom standards. All laboratory instruments are maintained under a qualification and calibration program.
Together, our integrated manufacturing, process development, QA, and QC capabilities provide the foundation for high-quality, scalable biologics production and regulatory readiness, positioning us to support both clinical programs and commercial supply.

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Due to regulatory distinctions between FDA-CVM and USDA-CVB, the Beverly facility is currently suited only for FDA-CVM-regulated products, such as AKS-562c. For product candidates regulated by the USDA-CVB, such as AKS-701d, AKS-619d, and AKS-699, we have recently signed a lease for a state-of-the-art pharmaceutical manufacturing facility located in Shreveport, Louisiana. The details of this facility and plans for its use are described in the “Manufacturing” and “Properties” sections below. We believe this facility provides a robust and scalable infrastructure for the development and commercial production of USDA-CVB regulated biologics. The virtual turnkey infrastructure, regulatory-grade systems, and strategic location position the site as a key component of our manufacturing strategy and future growth.
Industry
We operate at the intersection of the companion animal and biotechnology health markets. Within this large universe, our exclusive focus is on pets’ unmet medical needs through the licensing or acquisition, development, and commercialization of prescription medications, or therapeutics, for pets, specifically focusing on the class of medicines defined as biologics.
Overview of the Pet Industry
According to the APPA, U.S. consumers spent an estimated $152 billion on their pets in 2024, marking an approximate 46.2% increase compared to 2020. This growth represents a CAGR of about 9.85% over the period. Cats and dogs remain the most popular pet species in both the United States and Europe, with approximately 73.8 million cats and 89.7 million dogs in the U.S. and 127 million cats and 104 million dogs in Europe. The U.S. continues to be the single largest pet market, with pet ownership rates reaching 66% of households.
The U.S. and E.U. pet health markets share many structural similarities, driven by high rates of pet ownership, increasing humanization of pets, and a strong demand for advanced veterinary care. Both regions are characterized by growing expenditure on pet health, a high level of veterinary professionalism, and regulatory frameworks that support innovation in animal therapeutics. While the U.S. market tends to be larger and more consolidated, the E.U. market is more fragmented due to country-specific regulations and distribution models. However, both markets increasingly value long-acting therapies, biologics, and convenience-driven solutions — trends that are shaping product development and commercialization strategies across both geographies.
Over the past two decades, the pet market has grown at rates far exceeding inflation, driven largely by increasing per-pet expenditures. This trend has persisted despite economic downturns, as demonstrated during the 2008-2009 recession and the COVID-19 pandemic, where the industry maintained consistent growth. According to the 2024 AVMA Pet Owners Survey, U.S. pet owners spend an average of $1,740 annually on basic expenses for dogs and $1,311 for cats. These expenditures encompass routine and surgical veterinary visits, food, vitamins, and pet accessories.
The growing expenditure on pets is, in part, a reflection of shifting consumer attitudes toward pet ownership. Increasingly, pet owners regard their pets as integral family members. According to a 2019 survey by

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LendEDU, 45% of respondents reported spending the same amount or more on their pet’s health care each year as they did on their own. In a 2023 survey conducted by the Pew Research Center, 51% of pet owners said they consider their pets to be as much a part of the family as a human member. More recently, a 2025 survey of 2,000 dog and cat owners found that 56% would be willing to trade years of their own life to extend their pet’s, and 95% said that having a pet improves their mental health on a daily basis.
A study by the Human Animal Research Bond Initiative (HABRI) revealed that 95% of pet owners consider their pets as part of the family.
Pet ownership statistics reveal that millennials comprise the highest percentage of pet owners in the U.S. Understanding these generational shifts helps refine customer targeting.
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Millennials (ages 29 to 44) make up the largest percentage of current pet owners (33%), followed by Gen X (ages 42 to 57) (25%) and baby boomers (24%).

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Over 50% of cat owners are made up by Gen Z (ages 18 to 25) and Millennials.

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Gen Z pet owners are far more likely than other age groups to have a variety of pets.

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Gen X pet owners are the least likely to own pets that aren’t cats and dogs, such as hamsters, birds, and fish.

The proportion of cat ownership has significantly increased in Gen Z and Millennials from 2020 to 2024 and largely remained the same for Gen X. Although there is a slight decline in proportion split from 2020 to 2024 in Baby Boomers, the number of cats as pets across all generations has increased.
Nearly nine in 10 (86.8%) dog owners identified as having a regular veterinarian or veterinary practice they visit, while three-quarters (74.2%) of dog owners in 2024 were among pet owners who said they visited a veterinarian in the past year. For cat owners, 77.1% identified as having a regular veterinarian or veterinary practice they visit in 2024, with 57.3% reporting visiting the veterinarian in 2024. Among those respondents, the highest percentage of dog owners (56.5%) visited twice, and the highest percentage of cat owners (44.9%) visited only once.
Market Size for Pet Therapeutics
The companion animal segment has emerged as one of the fastest-growing sectors within the U.S. animal health market. This segment has expanded significantly, rising from $12.5 billion in 2015 to a projected $23.7 billion in 2025, representing a CAGR of 6.6%. Approximately 66% of this market expansion is attributed to new product innovations, with one-third of the growth coming specifically from novel pet therapeutics.
According to Stonehaven Analytics, within the pet medicine market, several key segments are emerging as distinct and fast-growing categories. The veterinary oncology market reached a 2024 market size of $1.57 billion, while the pet cancer therapeutics market was valued at approximately $477 million. Additionally, Roots Analysis, a prominent market research firm, projects that the global monoclonal antibodies market for veterinary health will expand from $800 million in 2024 to $4.3 billion by 2035, reflecting a robust CAGR of 17%.
Pet owners are increasingly comfortable treating their cats and dogs with medicine. For example, according to the American Kennel Club, dog owners who administer some type of medication to their dogs increased from 63% in 2021 to 70% in 2022. Most of these medications are parasiticides, and many of the medicines being offered to address other needs are off-label human medicines. However, the biological differences between humans and other species mean that drugs that are deemed safe and effective in humans may be harmful or ineffective if used in other species. This is especially the case with new classes of drugs such as biologics which comprise proteins that will invoke undesirable immune reactions if they are not specifically designed for the target species. Therefore, we believe that medicines specifically developed for pets can improve the quality and extend the life of pets and help veterinarians achieve better medical outcomes. Advances in human medicines, especially biologics such as mAbs, have created new therapeutics for managing chronic diseases associated with aging, such as osteoarthritis, cancer, diabetes, inflammation, and

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cardiovascular diseases. However, these advances have not yet been fully translated into innovative therapies for pets, notwithstanding the fact that pets are living longer and manifesting many of these same diseases of aging. We believe there is a major opportunity for market disruption with innovative biologic therapeutics, but that these new medicines must concentrate on convenience and compliance for pet owners while achieving affordable prices. Furthermore, we believe that as pet owners become more aware of the signs and symptoms of disease, pets will be diagnosed and treated more frequently, especially if safe and effective therapies are available.
Similarities and Differences: Pet Therapeutics vs. Human Therapeutics
The development and commercialization of pet therapeutics share many similarities with those of human therapeutics. In both sectors, products must demonstrate safety and efficacy through clinical trials to gain regulatory approval. Each relies heavily on innovation through research and development, involves complex and regulated manufacturing processes, and markets products based on label claims about health outcomes.
However, there are key differences between the pet and human therapeutic markets, particularly in terms of development speed, risk assessment, cost, and predictability.
Faster, Less Expensive, and More Predictable Development
Like human therapeutics, pet therapeutics must meet rigorous regulatory standards. Before approval, regulatory agencies generally require, among other things, that products for companion animals:
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Are safe for the intended use and species;

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Demonstrate substantial evidence of effectiveness for the intended use;

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Follow a regulated manufacturing process that ensures consistent product quality; and

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Are safe for humans handling the product and for the environment.

Despite these shared standards, we believe developing pet therapeutics is generally faster and much lower cost than developing human therapeutics. This is largely due to the need for fewer clinical study phases, fewer subjects in each phase, and the ability to test both safety and effectiveness in the target species early in development. Because there is no need to extrapolate from preclinical models in other species such as rodents, developers can more quickly and cost-effectively assess a product’s potential efficacy and safety in the target species. As a result, key development decisions can be made earlier and with more confidence, often before major investments are required.
In the U.S., the regulatory approach taken by the FDA-CVM differs from that of the FDA’s human drug division. The FDA-CVM encourages early engagement and active, ongoing dialogue with sponsors throughout the approval process. This collaborative approach, combined with the ability to leverage prior human data from biopharmaceutical companies, contributes to a development process that is often faster, less expensive, and more predictable for pet therapeutics than human therapeutics.
According to the Tufts Center for the Study of Drug Development, bringing a new human drug to market costs on average approximately $2.6 billion — factoring in failures — and takes on average 10 to 15 years. In contrast, our internal analysis of development and regulatory timelines indicates that a new therapeutic for pets can be developed and approved by the FDA-CVM for often under $30 million in approximately five years. However, these figures are subject to significant variability based on a number of factors including therapeutic type and modality, indication, animal type, and other relevant factors.
Unlike human therapeutics, biologic medicines for veterinary use are regulated by either the USDA-CVB or the FDA-CVM. Based on a detailed description of the criteria for jurisdictional selection outlined in a Memorandum of Understanding between the USDA-CVB and FDA-CVM, we understand that the USDA-CVB typically regulates biologics intended to diagnose, prevent, or treat diseases in animals, particularly when their primary mechanism of action is immunological, in contrast, the FDA-CVM generally oversees biologics whose mechanisms are non-immunological or undefined.

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In our view, biologics regulated by the USDA-CVB enjoy many of the same advantages as those regulated by the FDA-CVM, including a collaborative regulatory process and smaller, more targeted, and cost-effective pivotal clinical studies. Additionally, USDA-CVB manufacturing is governed by 9 CFR regulations rather than cGMP requirements. While both frameworks are designed to ensure biologic safety, purity, potency, and consistency, we believe the 9 CFR pathway offers a more streamlined and economical route to commercialization. However, if competitors of our product candidates are regulated by the FDA-CVM, there may be a perception among veterinarians that products approved by the USDA-CVB are less rigorously reviewed or held to different standards than products regulated by the FDA-CVM. Any such perception may create a competitive disadvantage for any of our product candidates regulated by the USDA-CVB, if approved, in the market, regardless of their safety or efficacy profile.
The USDA-CVB also offers a conditional approval pathway for certain medicines, including cancer immunotherapies. Under this program, products can be marketed under specific conditions and subject to certain restrictions before full licensure is achieved, provided they meet general criteria including:
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A reasonable expectation of efficacy;

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Demonstrated safety and purity;

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Consistent manufacturing quality;

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An urgent need in the field for the product; and

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A commitment and demonstrable progress towards completion of full licensure following market entry.

Conditional approval, if achieved, can provide companies with an opportunity to generate revenue earlier in the development cycle while continuing to meet regulatory obligations — making it a uniquely flexible and business-friendly model within veterinary medicine.
Role and economics of veterinary practices
In addition to the primary goal of improving pet health, veterinary practices generate significant value and revenue by prescribing and dispensing therapeutics. Unlike in the human pharmaceutical market, veterinarians frequently serve as both doctor and pharmacist, with the majority of pet owners still purchasing medications directly from their clinics — 78% of dog owners and 62% cat owners surveyed said they had purchased pet medications directly from veterinary clinics within the previous 12 months. We believe the primary drivers for this remain convenience, access to specific medications, and the limited availability of prescription therapeutics in alternative retail settings.
While some of the largest-selling parasiticides have shifted to over-the-counter and online channels such as big-box retailers and online retailers, these sources often lack the breadth of advanced or prescription-only products. As a result, veterinarians retain a central role in medication delivery but are also actively seeking new ways to augment clinic revenue by offering more differentiated care and value-added products. Additionally, there is no large, well-capitalized industry principally focused on generic pet therapeutics. Reasons for this include the smaller average market size of each product opportunity, the importance of direct sales distribution and education to veterinarians and the primarily private-pay nature of the business. We believe that stronger brand loyalty and lack of mandatory generic drug substitution, as in human pharmaceuticals, partially explains the low penetration of generics in veterinary medicine.
According to industry sources, approximately one-third of companion animal practice revenue comes from the sale of prescription medications, parasiticides, vaccines, and non-prescription therapeutics. Within that, in-house pharmaceutical sales alone typically account for 12.5% of total vet clinic revenue, based on a survey of 700 vet clinics completed by Live Oak Bank.
At the same time, the veterinary industry is undergoing structural pressures. Pet ownership in the U.S. has reached an all-time high, while the supply of veterinarians and independent clinics is not keeping pace. Industry projections suggest a potential shortfall of up to 24,000 companion animal veterinarians by 2030.

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These trends point to a growing need for more efficient, longer-lasting treatments that reduce reliance on frequent veterinary visits — particularly in chronic or ongoing care. Biologic therapeutics designed for extended duration of action and more convenient delivery methods may play an increasingly important role in addressing these systemic challenges.
Diagnostics, surgical procedures, and non-invasive treatments constitute essential components of the veterinary revenue mix, and we believe these segments will experience continued growth in parallel with the expansion of the pet therapeutics market, driven by the ongoing medicalization of pet care. Over the coming years, we anticipate a gradual decline in veterinary revenues derived from traditional categories such as vaccines, flea and tick treatments, and heartworm preventatives. As this shift occurs, veterinarians will likely seek to replace these revenue streams to preserve the financial sustainability of their practices.
Consumer attitudes toward pet healthcare are evolving. Pet owners are demonstrating a growing willingness to invest in advanced medical care for their animals, even in the face of financial constraints. For instance, 36% of dog owners report they would spend $4,000 or more out-of-pocket for life-saving veterinary treatment. When faced with budgetary pressures, pet owners indicate that they are more inclined to reduce spending on accessories (51%) and services (37%), while expenditures on vaccinations (5%) and medications (4%) are among the least likely to be cut.
Despite concerns around affordability (i.e. half of pet owners report being somewhat or very concerned about covering an unexpected veterinary expense within the next three months), survey data sponsored by Lemonade Insurance suggest that many are still prepared to pay significant sums to secure the health and longevity of their pets. On average, U.S. pet owners report a willingness to spend more than $6,000 to save their pet’s life, with dog owners indicating a higher threshold ($8,292) compared to cat owners ($3,828). Notably, generational differences are emerging, with Gen Z respondents reporting a willingness to spend nearly twice as much as millennials — $11,153 compared to $5,906, respectively.
Approximately 30% of pet owners have actively reduced spending in other areas of their lives to ensure they can afford their pets’ needs. Furthermore, 66% of pet parents would consider life-extending medications for their pets, even when associated with additional costs. Nearly one-third (29%) of surveyed pet owners expressed a willingness to pay any amount for the opportunity to extend their pet’s life by one year.
Although precise data on annual spending specific to pet therapeutics is limited, these behavioral indicators strongly suggest that pet owners place a high value on medical care and are willing to invest in effective, high-quality treatment options. Accordingly, we believe that when safe and impactful therapeutics are available, veterinarians will be motivated to prescribe them, and pet owners will be inclined to pursue them.
Partnership relationships with, and better access to, veterinarian decision-makers
The pet therapeutics industry typically uses a combination of sales representatives to inform veterinarians about the attributes of products, and technical and veterinary operations specialists to provide advice regarding local, regional, and worldwide trends. In many cases, a pet therapeutics sales representative is viewed by the veterinarian as both an educator and a business partner. These direct relationships allow pet therapeutics sales representatives to understand the needs of the veterinarians and ultimately pet owners and develop products to better meet those needs. Additionally, sales representatives focus on partnering with veterinarians to educate and support them on topics such as disease awareness and treatment options. These direct sales relationships are supplemented by use of third-party distributors to reach a broader audience of veterinarians.
Educating the veterinary channel is crucial for the successful adoption of novel cancer therapeutics, as veterinary oncologists are predominantly evidence-driven and conservative when integrating new treatments. These specialists often follow established protocols shaped by academic guidelines, clinical trial data, and peer-reviewed consensus, highlighting the need for trust, credibility, and transparency in educational efforts.
Primarily private-pay nature of veterinary market
Pet owners generally pay for pet healthcare, including pet therapeutics, out-of-pocket. The pet insurance market has experienced significant growth in recent years; however, as of 2022, only about 5.5% of dogs and

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2% of cats are insured in the U.S. Furthermore, pet insurance typically covers accidents and illnesses but not routine veterinary office visits or prescription medications. As such, pet owners make decisions primarily on the advice of their veterinarian, without the influence of insurance companies or government payers that often circumscribe treatment decisions in human healthcare. We believe the lack of pricing intervention of third-party payors in veterinary medicine results in less pricing pressure than in human health. Furthermore, this enables pet therapeutics companies to directly market to pet owners to encourage them to consult with their veterinarians. However, the cost of veterinary care has increased significantly over the past decade with prices rising by more than 60% between 2014 and 2024. A 2024 DVM 360 survey revealed that over 80% of veterinarians encounter clients at least monthly who cannot afford treatment for a pet’s life-threatening condition, with 37% facing such situations weekly. We believe that these cost increases are starting to challenge pet owners’ ability or willingness to pay, presenting an opportunity to generate increased sales by delivering medicines at more affordable prices.
Understanding how costs are transmitted from pharmaceutical manufacturers to pet owners is essential for optimizing pricing strategies within the veterinary pharmaceutical supply chain. This distribution process involves multiple stakeholders, each applying specific markups to ensure profitability and cover operational expenses. Typically, manufacturers sell their products to distributors, who then sell to veterinary clinics, which subsequently sell to end clients. The terms governing these transactions — including payment schedules, storage responsibilities, Manufacturer’s Suggested Retail Price (MSRP), Minimum Advertised Price (MAP) policies, and other contractual provisions — are defined through individual agreements between the manufacturer and distributor. Distributors generally apply a markup of 18% to 25% when reselling products to veterinary clinics. This range is influenced by factors such as product type, storage requirements, and distribution logistics. Veterinary clinics, in turn, establish their own pricing for end clients, applying an average markup of 113% for prescription drugs according to the American Animal Hospital Association’s Veterinary Fee Reference, 10th edition. Additional fees may be applied depending on dispensing protocols and other service-related factors.
Considering these cumulative markups, manufacturers can expect their selling price to distributors to be approximately 40% of the final price paid by the end client. This estimation assumes consistent markup practices within the distribution chain. Given this pricing structure, it is essential for developers and manufacturers of new medications to maintain low manufacturing costs and high profit margins. Achieving this balance is critical to profitably delivering products to the market while addressing concerns over rising consumer prices.
Product Candidates
AKS-701d
Overview
AKS-701d is a mAb targeting PD-L1, developed in partnership between our company and Purdue University. It is designed for the treatment of canine urothelial carcinoma (bladder cancer) as its initial indication, with potential expansion to other cancers such as mast cell tumors and melanoma.
PD-L1 is an immune checkpoint protein expressed on tumor cells within the tumor microenvironment. It binds to the Programmed Death-1, or PD-1, receptor on T-cells, leading to immune suppression by inhibiting T-cell activation and proliferation. Tumors exploit this pathway to evade immune detection and destruction. By blocking the interaction between PD-L1 and PD-1, AKS-701d is designed to enhance T-cell activity, promoting immune-mediated recognition and elimination of cancer cells.
We believe targeting PD-L1 is promising for treating bladder cancer based on strong preclinical evidence from caninized mouse models and preliminary results from pilot clinical studies in dogs with invasive urothelial carcinoma. The success of PD-L1 blockade in this indication demonstrated to date provides a robust foundation for the initial application of AKS-701d.
PD-L1 is expressed in many other types of canine tumor tissues including malignant melanoma, mammary gland tumors, osteosarcoma, hemangiosarcoma, mast cell tumors, histiocytic sarcoma, renal cell

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carcinoma, lymphoma, and soft tissue sarcoma. Studies have highlighted the potential of PD-L1 targeting in lymphoma treatment, demonstrating significant increases in cytokine production from canine peripheral blood mononuclear cells (PBMCs) derived from lymphoma patients upon exposure to PD-L1 blockade. The likelihood of success is slightly lower for melanoma due to more limited evidence of PD-L1 expression, but we believe clinical responses remain plausible based on available data. Evidence remains to be collected regarding the likelihood of expanded treatment to mast cell tumors and osteosarcoma to predict the potential for efficacy. However, considering that Gilvetmab, a USDA-CVB conditionally approved mAb targeting PD-1 within the same checkpoint pathway, is indicated for mast cell tumors and melanoma, we believe AKS‑701d is also likely to generate meaningful clinical responses in these indications.
AKS-701d is designed for administration based on body weight via intravenous infusion every two weeks for up to six months, similar to the administration of Gilvetmab.
Medical Need and Currently Available Treatments
Canine urothelial carcinoma (Transitional Cell Carcinoma, or TCC) is the most common form of bladder cancer in dogs, accounting for over 90% of malignant tumors occurring in the urinary bladder. Approximately 80,000-100,000 dogs in the U.S. are diagnosed with TCC annually. This condition is more prevalent in certain breeds, with Scottish Terriers having an 18-20 fold higher risk compared to others. Prognosis remains poor, with typical survival times being less than 12 months even with treatment.
Current treatment options include NSAIDs (e.g., piroxicam) and chemotherapy agents such as vinblastine and mitoxantrone. NSAID monotherapy offers modest efficacy with median survival of approximately 8 months. Chemotherapy, especially when combined with NSAIDs, has shown improved median survival up to 10-12 months. However, these therapies often require frequent administration, are cost-prohibitive, and can have side effects such as lethargy, gastrointestinal upset, and blood count changes.
Cost ranges for these treatments vary significantly. NSAID monotherapy (e.g., piroxicam) typically costs between $15 and $30 per month depending on dosage and veterinary fees. Chemotherapy options such as vinblastine and mitoxantrone can cost between $150 and $600 per treatment session, with treatment schedules often requiring multiple sessions over several months. Combination therapies involving both NSAIDs and chemotherapy can range from $990 to $5,070 per case depending on the intensity of the regimen.
Market Opportunity
The annual U.S. market for canine TCC treatment is estimated to include 80,000-100,000 dogs, with a treatment rate of approximately 24-40%, resulting in 19,000-40,000 dogs receiving medical management each year. Based on an estimated cost per treated dog ranging from $990 to $5,070, the market size is valued between $19 million and over $200 million annually.
AKS-701d aims to capture a significant portion of this market by potentially offering a more effective therapy compared to existing treatments. We anticipate pricing AKS-701d similarly to Gilvetmab, which, according to veterinary practice surveys, costs the veterinarian approximately $2,500 for a full course of treatment for an average 10 kg dog, with a range of $1,250 to $12,500 for dogs weighing between 5 kg and 50 kg.
Safety and Pharmacokinetics (PK)
In caninized PD-L1 mice, the 12C and 3C antibody-expressing clones of AKS-701d were evaluated for PK. Both clones exhibited rapid clearance with a serum half-life of approximately 1.5 to 2 days. This shorter half-life is consistent with previous observations in dogs and suggests that weekly or biweekly dosing schedules may be necessary.
The study titled “AKS-701d (Canine PD-L1 mAb) Safety, Tolerability and PK Study in Dogs” was conducted at Purdue University in the Pre-Clinical Research Laboratory (PCL) within the Center for Clinical Translational Research. The objectives of the study were to measure the safety and tolerability of biweekly

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intravenous infusions of the AKS-701d antibody in healthy laboratory beagles, and to assess its PK profile. We consider this to be a supportive study under USDA-CVB VS Memorandum 800.126, wherein the data obtained may be used in support of future study protocol designs and may have value as a comparative oncology study.
AKS-701d was manufactured by us and prepared for dosing by the laboratory at Purdue. The dosage levels used in the study were 2 mg/kg, administered intravenously via a one-hour infusion every two weeks for a total of five doses. After the fifth dose, two dogs who had exhibited infusion reactions were pretreated with 2 mg/kg diphenhydramine intramuscularly thirty minutes before the sixth infusion.
The safety results showed that AKS-701d was generally well-tolerated by the laboratory beagles. However, two dogs experienced infusion-related reactions (Grade 2, Veterinary Cooperative Oncology Group-Common Terminology Criteria for Adverse Events, VCOG-CTCAE, v2) during doses 3, 4, and 5. These reactions were successfully managed by pre-treating the animals with diphenhydramine prior to dose 6. No other drug-related or serious adverse events were reported during the study. The PK analysis demonstrated that AKS-701d had an average half-life of approximately 3 days in plasma. The results indicated that the antibody does not accumulate in the plasma, which was consistent with findings from a previous study.
Efficacy Data
The efficacy of a mouse-specific version of AKS-701d has been demonstrated in caninized mouse tumor models, where treatment resulted in a mean tumor volume approximately 35% that of the sham-treated group. This reduction was statistically significant (p < 0.05). These preclinical studies have demonstrated that AKS-701d may block the PD-L1 pathway, resulting in enhanced antitumor immune responses and statistically significant tumor size reduction as measured against a non-PD-L1 binding antibody control group.
Building on these preclinical findings and the safety and PK results in laboratory dogs, a National Cancer Institute, or NCI, funded and Purdue-directed clinical trial is being conducted to measure the clinical activity of AKS-701d in client-owned dogs with invasive urothelial carcinoma. This exploratory trial aims to demonstrate the PK of AKS-701d in dogs diagnosed with histopathologically confirmed invasive urothelial carcinoma (InvUC). However, because the protocol and grant were established prior to the formation of our partnership with Purdue, and the trial is not funded by us, we have no direct ability to manage or influence the study. The study will help us evaluate an appropriate dosage based on PK parameters, an assessment of safety and tolerability, determination of whether antidrug antibodies form during treatment, and an evaluation of antitumor activity of AKS-701d in dogs with urothelial carcinoma. Samples will be collected for correlative immunological studies, and exploratory research will be conducted to evaluate the effects of AKS-701d when combined with other drugs. The trial is conducted at Purdue University, specifically at the Werling Comparative Oncology Research Center and the Canine Bladder Cancer Clinic within the Purdue Veterinary Hospital.
Purdue aims to enroll a total of approximately 27 dogs at the first dose level. However, because this exploratory study begins with a low initial dose, it may not be sufficiently powered to detect significant tumor reduction at this enrollment level. The protocol includes provisions to potentially increase enrollment to up to 40 dogs to help establish adequate statistical power for analysis. Enrollment criteria include dogs with histopathologically-confirmed InvUC with measurable tumor masses accessible by cystoscopy. Eligible dogs must have a tumor (T)-stage greater than T2, any lymph node (N), or any metastasis (M) staging based on the canine WHO TNM criteria, a serum creatinine level of less than 2 mg/dl, a life expectancy of at least 6 weeks, and written consent from the dog’s owner. Dogs of any breed or gender are allowed to participate.
Exclusion criteria for the study include the absence of histopathologically-confirmed InvUC, absence of masses accessible by cystoscopy, serum creatinine levels greater than 2 mg/dl, a life expectancy of less than 6 weeks, or a high risk of urethral obstruction. Dogs with prior NSAID, radiation, or chemotherapy treatment are generally excluded unless they meet specific criteria. Additionally, dogs currently or recently treated with immunomodulatory drugs or corticosteroids, or those with uncontrolled immune-mediated disease, are excluded.

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The trial follows Simon’s Two-Stage, Phase II Trial Design using a Minimax protocol. In stage one, thirteen dogs are enrolled. If at least one dog achieves remission, the trial will progress to stage two, where a total of 27 dogs will be treated. If four or more dogs achieve remission, the treatment will be considered a potential success based on established protocol parameters and will warrant further assessment. Modifications have been incorporated to allow continued enrollment to facilitate exploratory studies involving drug combinations. Dogs may be removed from the study if any of the following criteria are met: (i) cancer progression is documented on two consecutive visits, indicating true progression rather than pseudoprogression and the dog has already received an NSAID plus the PD-L1 mAb; (ii) toxicities or adverse events deemed unacceptable by the pet owner and/or attending study veterinarian persist despite dose adjustment and symptomatic care; or (iii) the owner elects to withdraw the dog from the study.
The primary criterion for success in the study is achieving a remission rate of at least twenty percent. This remission rate is defined as the proportion of complete and partial responders, measured by reductions in tumor volume, relative to the total number of enrolled animals. Secondary endpoints include the achievement of durable stable disease, an extended progression-free interval (PFI), overall survival, and the monitoring and assessment of treatment-related toxicities.
The treatment protocol involves administering AKS-701d at a dosage of 2 mg/kg through a one-hour intravenous infusion every two weeks. Dogs receive premedication with diphenhydramine (2 mg/kg intramuscularly) administered thirty minutes prior to treatment. Treatment continues as long as the cancer remains controlled, and the dog’s quality of life is acceptable. We consider this to be a supportive study under USDA-CVB VS Memorandum 800.126, wherein the data obtained may be used in support of future study protocol designs and may have value as a comparative oncology study.
There is a possibility of increasing the dosage if PK parameters indicate inadequate antibody exposure. After the first six dogs are treated, PK data are evaluated to determine whether the antibody concentration is maintained above a threshold of 2 µg/mL. If the antibody exposure is inadequate, dosage adjustments may include increasing the mg/kg dosage or reducing the interval between treatments from the standard two-week interval to a shorter period, such as seven or ten days. After confirming good tolerance at the 2 mg/kg dose, the protocol option to escalate to 4 mg/kg was exercised following enrollment of 14 dogs at 2 mg/kg, in order to evaluate higher AKS-701d PK exposure in the animals.
Blood, urine, and fecal samples will be collected for PK, antidrug antibodies, cytokine analysis, flow cytometry, and microbiome studies. Safety monitoring involves physical exams, laboratory tests, and imaging (such as ultrasound and radiography) conducted at specified intervals. Toxicity is assessed using Veterinary Cooperative Oncology Group (VCOG) criteria, and treatment modifications will be made as necessary based on the observed toxicity levels.
As of November 2025, a total of 26 dogs have been enrolled, with 14 animals treated at the lowest dose level of 2 mg/kg and 12 animals treated at the higher 4 mg/kg dose level. Three of 14 dogs in the 2 mg/kg dose group have demonstrated a reduction in tumor size consistent with partial remission, while the majority of the remaining participants have experienced “stable disease” as defined by the study protocol, maintained over an extended duration. In the 4 mg/kg group, which is still in progress, three dogs have demonstrated a reduction in tumor size consistent with partial remission, while the majority of the remaining participants have experienced “stable disease” as defined by the study protocol. Three dogs in the 4 mg/kg group have recently enrolled and have not yet had their first follow-up visit. To date, just one serious adverse event has been reported in the 2 mg/kg group that appears to have manifested in a potential autoimmune type of reaction (flare of dermatitis, hypothyroidism and diabetes that the investigator deemed to be associated with the drug) while one mild adverse event has been reported in the 4 mg/kg group thus far. Informal surveys conducted by the clinical trial team indicate that pet owners are highly satisfied with the treatment, citing minimal side effects and a notably high quality of life in their dogs. Currently, six dogs remain on the study, while 20 dogs have exited the study due to either (i) AEs (two dogs) or (ii) documented tumor progression (18 dogs), which met the predefined criteria for study removal. Enrollment into the study is ongoing. These early findings provide encouraging evidence of efficacy and suggest that AKS-701d holds promise as a therapeutic option for canine bladder cancer which is particularly noteworthy given that these outcomes were achieved at the low and medium administered dose levels.

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We have engaged a CRO to conduct follow-on studies evaluating AKS-701d in canine bladder cancer, exploring safety and efficacy at higher dose levels up to 10 mg/kg. This CRO specializes in clinical trials for companion animals through collaborations with a network of board-certified veterinary specialists across the United States and Canada. These studies are designed and conducted in compliance with industry and regulatory standards, including those established by USDA-CVB. Adhering to Good Clinical Practice (GCP) guidelines, the CRO aims to ensure the generation of high-quality, reliable data critical for regulatory submissions.
We are aiming to initiate higher-dose studies in dogs with bladder cancer by mid-2026 and a pivotal multi-site clinical trial as soon as the pre-license serial batches are available in late 2026.
Chemistry, Manufacturing, and Controls (CMC)
AKS-701d has been successfully produced at one-third commercial scale in a 200L bioreactor and is currently being administered to client-owned dogs with bladder cancer in a clinical trial at Purdue University. Since then, the Process Development team has improved productivity and downstream yields.
To further improve yields and reduce costs, we are collaborating with ExcellGene to develop a new Research Cell Bank, or RCB, using a high-yield CHO cell platform. This system supports rapid clone development, titers potentially exceeding 14 g/L, and scalability up to 5,000L. We have received the RCB, and we generated the Master Cell Stock, or MCS, in July 2025, aiming for full QA release by December 2025. Following this, the requisite documentation and MCS samples will be submitted to USDA-CVB for approval. However, we plan to begin manufacturing pre-license serials at risk, pending MCS acceptance by USDA-CVB.
Commercial release assays are under development, focusing on strength, identity, purity, and potency. These assays are being defined in collaboration with our USDA-CVB regulatory consultants. All assays must meet regulatory standards, and the potency assay must be transferred to USDA-CVB for future serial batch testing. The potency test protocol and report are on track for submission to USDA-CVB in 2026.
We must also produce up to three pre-license serial batches (at least one-third commercial scale) to meet CMC requirements for conditional approval. Material from these pre-license serials will support pivotal clinical studies. Manufacturing of these batches will begin upon USDA-CVB approval of the final Outline of Production (OP).
The active substance will be produced in 200L bioreactors at our new USDA-licensed facility. The first batch is expected to start in the first half of 2026, following site qualification and commissioning (expected in the first quarter of 2026). The three pre-license batches will be made in parallel using all available 200L bioreactors, targeting completion within four months. Commercial production will scale to 600L in a 1,000L bioreactor at the same site.
We intend to install and validate equipment in our USDA-licensed facility to conduct vial filling, packaging, and labeling. As a contingency, we have secured a USDA-licensed contract manufacturer to perform these activities should in-house equipment costs or timelines prove prohibitive. We aim to request USDA-CVB permission to ship pre-license vials for the pivotal study in the second half of 2026 with the goal of delivering materials and starting trials by the end of 2026.
Product Development Plan
The development plan for AKS-701d encompasses a series of critical milestones aimed at advancing the product from preclinical studies to successful commercialization. These milestones are designed to systematically address proof-of-concept validation, manufacturing and CMC development, regulatory submissions, and eventual market launch.
The proof-of-concept (POC) phase (2024-2026) focuses on demonstrating the therapeutic potential of AKS-701d in dogs with bladder cancer. During this stage, comprehensive safety, PK, and efficacy data will be generated through well-controlled studies. Key endpoints include safety profile assessment, dose

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optimization, PK characterization, and preliminary efficacy evaluation. The results from these studies will guide subsequent development activities and support early regulatory interactions. As described above, a POC study in dogs with bladder cancer is already under way at Purdue University with the possibility of initiating a follow-on POC study at higher dose levels at one of our CROs.
The manufacturing and CMC phase (2025-2026), will prioritize the finalization of the MCS by the end of the first quarter of 2026. Scale-up manufacturing will be conducted using a 200L bioreactor system, representing approximately one-third of the final commercial scale. This phase will also include the establishment of robust quality control protocols to ensure consistent product quality and compliance with regulatory standards. These activities are anticipated to be completed by the end of 2026, enabling readiness for commercial-scale manufacturing at 600L scale in our 1000L bioreactor.
Planned regulatory submissions (2024-2027) include the submission of the OP, MCS Report, and pivotal study protocols to USDA-CVB. These submissions are expected to occur in parallel with the manufacturing and CMC phase. Our goal is to obtain conditional licensure by the end of 2027, subject to regulatory review and timing of that review. During this period, necessary data from pivotal studies and pre-license serial batch production will be compiled to support regulatory filings. However, there is no guarantee that our submissions will be approved on our anticipated timeline, or at all.
We anticipate the pivotal clinical studies (2026-2027) will be conducted to measure the safety, tolerability, and reasonable efficacy and clinical activity of AKS-701d in dogs diagnosed with bladder cancer (urothelial carcinoma). We expect the study will assess the antitumor activity of the therapeutic across approximately 30 client-owned dogs, with the final number to be determined based on power analysis or USDA-CVB criteria.
AKS-619d
Overview
AKS-619d, along with backup candidates AKS-616d and AKS-622d, in addition to further backup candidates under development, are Ambifect® immuno-enhancing therapies designed to induce antibodies targeting PD-L1, the same therapeutic target as AKS-701d. Like AKS-701d, AKS-619d is initially intended for the treatment of bladder cancer in dogs with potential expansion to other cancers such as mast cell tumors and melanoma.
AKS-619d aims to be a lower-cost, more convenient alternative to AKS-701d, featuring a potential target product profile of just three intramuscular injections administered once every two weeks for a complete treatment course, compared to intravenous infusions every two weeks for up to six months. Transitioning from intravenous infusions to simpler and more convenient intramuscular injections may allow for treatment at general veterinary practices instead of specialty clinics, thereby expanding accessibility and convenience.
Additionally, AKS-619d is designed to leverage the dog’s own immune system to produce PD-L1-targeting antibodies, which scale with the size of the dog. This potentially eliminates the need for weight-based dosing, providing a consistent cost to owners of both small and large dogs.
Medical need and currently available treatments
AKS-619d is designed to not only address the unmet needs of AKS-701d in treating canine bladder cancer but also with the potential for broader cancer applications. Like in humans, the PD-L1 target is relevant in various cancers. With AKS-619d potentially requiring doses over ten times lower than AKS-701d, it offers a potentially cost-effective pathway to expand indications to mast cell tumors, melanoma, and others, without additional significant manufacturing investment.
Mast cell tumors are the most common skin tumors in dogs, representing up to 20% of all skin tumors. Prognosis varies widely depending on grade and stage, with high-grade mast cell tumors associated with rapid progression and poor outcomes. Treatment typically involves surgery, radiotherapy, and chemotherapy.

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The most common medical treatment, tyrosine kinase inhibitors such as Palladia®, involves oral tablets administered daily or every other day, with yearly costs ranging from $2,000 to $8,000. Gilvetmab is also approved for stages I, II, and III mast cell tumors and is administered at the same doses and costs listed above. High costs, variable efficacy, and limited accessibility outside of specialty clinics remain significant challenges in managing mast cell tumors.
Melanoma, particularly oral melanoma, is highly aggressive and accounts for approximately 4-7% of all canine cancers. The prognosis is poor when diagnosed late, with median survival times of two to four months without treatment. Even with aggressive surgical and radiotherapy interventions, recurrence and metastasis are common. Treatment options include surgical excision, radiation therapy, and the ONCEPT® vaccine, which requires four initial subcutaneous injections followed by boosters every six months. The cost of ONCEPT® treatment is approximately $2,800 to $4,000 per year. Gilvetmab is also approved for stages II and III melanoma and is administered via intravenous infusion at a dosage of 10 mg/kg every two weeks for up to ten doses. High recurrence rates, expensive treatment regimens, and the requirement for specialty care remain significant unmet needs for melanoma therapy.
Despite the availability of various treatment options, substantial unmet needs remain in the canine cancer treatment landscape. AKS-619d seeks to address these gaps by potentially offering a simplified therapy involving only three intramuscular injections administered once every two weeks, which may, if approved, be able to be delivered at general practice veterinary clinics rather than specialty clinics.
Market opportunity
Cancer is one of the leading causes of death in dogs, particularly as they age. In the United States, it is estimated that approximately six million dogs are diagnosed with cancer each year, while in Europe, the annual incidence is estimated to be around three to four million dogs. The lifetime risk of developing cancer in dogs is approximately one in four, with nearly 50% of dogs over the age of ten developing cancer. The most common cancers affecting dogs include lymphoma, melanoma, mast cell tumors, and osteosarcoma. At a cost to the veterinarian of approximately $2,500 per year per dog regardless of body weight, treating just the most severe cases in bladder cancer, melanoma, and mast cell tumors — estimated at around 600,000 dogs annually in the United States alone — potentially represents a $1.5 billion market opportunity.
Safety and PK
A large number of candidate compounds were produced and screened using a PD-1 binding assay to evaluate their potential activity. Of these, several candidates, including AKS-619d, were each administered to five mice (n=5) following our standard in vivo immunogenicity screening protocol, which involved subcutaneous dosing at 30 µg, administered three times with three-week intervals between each dose.
Adjuvants were co-administered with each dose to optimize the performance of Ambifect® molecules. These adjuvants are designed to enhance immune responses by improving antigen recognition, prolonging antigen exposure, and activating immune cells. This approach has been shown to produce stronger, more durable immune responses and often enables reduced dosing or fewer booster administrations of Ambifect®. Adjuvants are commonly used in many veterinary and human vaccine compositions.
Serum samples were collected from the mice to measure endogenously produced anti-PD-L1 antibody levels, identifying compounds most likely to induce robust and sustained PD-L1-targeted antibody responses. Based on results from the PD-1 binding assays and the mouse immunization studies, three compounds — AKS-619d, AKS-616d, and AKS-622d — were selected for further safety and PK evaluation in dogs.
In parallel with testing Ambifect® immune-enhancing compounds in dogs, we screened multiple commercially available clinical-grade adjuvants for both efficacy and local injection site compatibility. Transitioning from mice to dogs presents unique challenges, as immune system architecture, metabolism, and PK differ significantly between species. While mice often exhibit robust innate immune responses to adjuvants, dogs may display reduced potency or altered safety profiles, including increased risk of adverse reactions such as local inflammation or hypersensitivity.

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Species-specific differences in Toll-like receptors (TLRs) and other pattern recognition receptors (PRRs) can influence adjuvant efficacy and safety. Our screening revealed a range of responses in dogs among the various adjuvants tested. Ultimately, we identified an optimal adjuvant that could be easily mixed in solution with Ambifect® agents, including AKS-619d, producing a strong and robust immune response with no discernable local or systemic safety issues.
The optimized adjuvant was used for subsequent testing of AKS-619d, AKS-616d, and AKS-622d in dogs at one of our CROs. During these initial screening studies, one laboratory dog was injected intramuscularly on Days 0, 14, 28, and 56 with the adjuvant and 90 µg of each compound (AKS-619d, AKS-616d, and AKS-622d, respectively). Serum was collected throughout the study to confirm the induction of antibodies against the PD-L1 target. No adverse events, local injection site inflammation, or systemic safety issues were noted in any of the three dogs.
Based on these promising results, a follow-on study began in May 2025 to evaluate the immunogenicity and safety of PD-L1 Ambifect® in a cohort of 12 dogs. This study involves two compounds, AKS-619d and AKS-622d, administered at two different dose levels and two different dosing schedules. Dogs are divided into groups of three (N=3 per group) for these regimens. The primary objective of the study is to measure the immunogenicity and safety of the lead and backup PD-L1-Fc Ambifect® formulations for future studies involving client-owned dogs with cancer at Purdue University.
Efficacy Data
Serum containing anti-PD-L1 antibodies collected at the 6-week timepoint from dogs dosed with AKS-619d, AKS-616d, and AKS-622d was evaluated using an assay designed to measure the serum’s ability to inhibit PD-1 and PD-L1 binding. This assay serves as a surrogate for anticipated activity in blocking the immune checkpoint pathway. Though the experiment was not powered for statistical significance, results from this analysis demonstrated inhibition rates of 75%, 45%, and 59% for the anti-serum induced by AKS-619d, AKS-616d, and AKS-622d, respectively, compared to pre-dose serum activity. Additional serum samples from other timepoints in the screening study are under evaluation, and the same analysis will be applied to serum collected from the ongoing n=12 dog study.
An intravenous PK study involving AKS-701d has also commenced. This study includes six dogs divided into two dosing groups, receiving 2 mg/kg and 10 mg/kg, respectively, with three dogs per dose (N=3 per dose). The primary objective of this study is to reconfirm the PK profile of AKS-701d and correlate serum levels and PD-1/PD-L1 neutralization activity with results obtained from the Ambifect® compounds, like AKS-619d. Data generated from this study will help establish comparative PK profiles and optimize dosing regimens for future clinical applications.
A POC clinical study in client-owned dogs titled “Safety, tolerability, and feasibility of a novel anti-PD-L1 vaccine in dogs with naturally-occurring cancer” is now underway at the Purdue University Veterinary Hospital (PUVH). This study will be conducted independently of the previously mentioned Purdue study involving AKS-701d. Scheduled to run from September 2025 to 2026, the study is now in progress and will evaluate the safety and tolerability of AKS-619d in dogs with naturally occurring solid tumors, including Tzone lymphoma, hepatocellular carcinoma, mammary carcinoma, squamous cell carcinoma, soft tissue sarcoma, melanoma, osteosarcoma, and mast cell tumors. Secondary objectives include identifying preliminary efficacy signals such as objective responses, progression-free survival, and overall survival. Exploratory objectives aim to assess potential biomarkers of efficacy in specific cancer diagnoses, including immune profiling and pharmacokinetic/pharmacodynamic (PK/PD) correlations. This exploratory study will not attempt to enroll bladder cancer patients to avoid competing for patient enrollment with the ongoing AKS-701d exploratory study, which is also being conducted at Purdue.
Client-owned dogs presenting to the PUVH Oncology Service with confirmed or suspected cancer will be screened for eligibility based on pre-specified inclusion and exclusion criteria. Dogs will receive AKS-619d according to the optimized dosing regimen determined from prior laboratory dog studies. Treatment procedures will be conducted at PUVH, with non-investigational procedures following standard care protocols for client-owned animals.

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Biological samples will be collected at specific timepoints for exploratory endpoint analysis, including measurement of anti-PD-L1 titers and PD-1/PD-L1 neutralization activity. Patient monitoring and follow-up will be carried out under the direct supervision of Purdue co-investigators, with demographic and clinical data securely stored according to Purdue University’s data protection protocols.
The analysis plan includes conducting primary and secondary endpoint evaluations, including statistical analyses, by Purdue investigators. Findings from this study will provide critical insights into the safety, tolerability, and preliminary efficacy of AKS-619d, while also informing the development of biomarkers and PK/PD correlations for future studies. We consider this protocol as a supportive study under USDA-CVB VS Memorandum 800.126, wherein the data obtained may be used in support of future study protocol designs and may have value as a comparative oncology study.
CMC
In April 2025, we initiated a project with ExcellGene to develop a RCB for AKS-619d using their proprietary CHOExpress® platform. We anticipate receiving the RCB on or around December 2025. Once available, we will proceed with converting it to an MCS, with full characterization and QA release expected on or around May 2026. Once obtained, we will provide the requisite documentation to USDA-CVB and send them samples of the MCS for their testing prior to receiving regulatory approval. Depending on the anticipated commercialization timeline, we are prepared to proceed with manufacturing pre-license serials at risk, pending USDA-CVB acceptance of the MCS.
Based on the fastest anticipated path to approval and experience with development of the AKS-701d product, we will decide whether to fill, finish, and package the product vials in-house or contract with a third party. If utilizing a third party proves to be the fastest and most reliable approach, we will operate as the “For Further Manufacturing,” or FFM, site for producing active AKS-619d drug substance, while the third party will serve as the “Final Use Product,” or FUP, site. The planned manufacturing development timeline positions us to submit our request to the USDA-CVB for permission to ship pre-license serial vials for the pivotal clinical study in 2027. Our goal is to deliver materials to the study sites and initiate trials in early 2028.
Development plan
The development plan for AKS-619d follows the same approach used for AKS-701d with an approximate 18-month delay. This includes the major phases of the project, including POC, manufacturing and CMC, regulatory submissions, pivotal clinical studies, and commercial launch.
Proof-of-Concept Phase (2025-2027): The POC phase focuses on demonstrating the therapeutic potential of AKS-619d in dogs with bladder cancer as well as dogs with various types of solid tumors. Comprehensive safety, PK, and efficacy data will be generated through well-controlled studies. Key endpoints include safety profile assessment, dose optimization, PK characterization, and preliminary efficacy evaluation. Results from these studies will guide subsequent development activities and support early regulatory interactions. A POC study in dogs with solid tumors started at Purdue University in September 2025, with the possibility of initiating a follow-on POC study at higher dose levels at one of our CROs.
Manufacturing and CMC Phase (2026-2027): During this phase, finalization of the MCS will be prioritized, with completion anticipated by May 2026. Scale-up manufacturing will proceed using a 200L bioreactor system, representing one-third of the final commercial scale. This phase will also include process validation and establishment of robust quality control protocols to ensure consistent product quality and regulatory compliance. All activities are expected to be completed by 2027, enabling readiness for commercial-scale manufacturing at 600L scale in our 1,000L bioreactor.
Regulatory Submissions (2024-2029): Regulatory submissions will include the OP, MCS Report, and pivotal study protocols to USDA-CVB. In June 2025, we received formal confirmation from our Jurisdictional Review application to USDA-FDA confirming that AKS-619d falls under USDA-CVB regulation and is eligible for conditional approval. The remaining regulatory submissions will proceed in parallel with the

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manufacturing and CMC phase. Our goal is to obtain conditional licensure by 2029. Data from pivotal studies and pre-license serial batch production will be compiled to support regulatory filings. However, there is no guarantee that our submissions will be approved on our anticipated timeline, or at all.
Pivotal Clinical Studies (2027-2028): Pivotal clinical studies will rigorously assess the safety and efficacy of AKS-619d in dogs following a similar protocol and endpoints used to evaluate AKS-701d. These studies will provide comprehensive data necessary to determine the safety, tolerability, and efficacy of the Ambifect® PD-L1 therapeutic for treating canine bladder cancer.
Commercialization (2028-2031): Following successful completion of manufacturing, pivotal studies, and regulatory approvals, commercial-scale manufacturing will begin by 2029. Concurrently, marketing and distribution plans will be finalized to position us for a potentially successful market launch.
Post-Launch Studies and Label Expansion: After the initial launch, we anticipate additional pivotal studies will be conducted to demonstrate the safety and effectiveness of AKS-619d to justify full approval by 2031. During this time, we also intend to conduct studies in dogs with melanoma, mast cell tumors, and other cancers. We intend for these studies to be sufficiently developed and powered to enable label expansion beyond bladder cancer concurrent with achieving full approval.
AKS-699
Overview
AKS-699 and backup candidates AKS-635 and AKS-637d are canine-specific Ambifect® immuno-enhancing therapies designed to induce antibodies targeting IL-31, a validated target implicated in canine atopic dermatitis, or CAD. In CAD, allergy or inflammation triggers the immune system to produce IL-31, which binds to its receptor (IL-31R) and sends signals through the nervous system to the brain, resulting in the sensation of itching. Blocking IL-31 is a proven mechanism for preventing itching and treating pruritic conditions, and it is currently targeted by the commercial mAb Cytopoint® (Zoetis). AKS-699 aims to be a lower-cost, more convenient replacement for Cytopoint® with a target product profile after the initial induction phase of an injection administered once every six months for dogs with chronic conditions and once every year for dogs with seasonal conditions. Additionally, because AKS-699 is designed to leverage the dog’s own immune system to produce IL-31-targeting antibodies, which scale with the size of the dog, it potentially eliminates the need for weight-based dosing, thus providing the same cost to owners of both small and large dogs.
Medical need and market opportunity
CAD is a prevalent, genetically predisposed inflammatory and pruritic skin disease affecting dogs globally. Studies estimate that CAD affects approximately 3% to 15% of the general canine population, equating to between 2.5 million and 12.5 million dogs in the United States alone. Among dogs presenting with dermatological conditions, the prevalence of CAD is significantly higher, reaching up to 58%. A study involving over 31,000 dogs across 52 private veterinary practices in the United States reported an 8.7% prevalence of CAD, and comparable prevalence rates have been observed in Europe, underscoring the widespread nature of this condition.
CAD manifests as chronic skin inflammation and intense pruritus, which often leads to recurrent skin infections and a compromised skin barrier. Affected dogs frequently experience significant discomfort, resulting in behavioral changes and a diminished quality of life. The chronic nature of CAD requires long-term management strategies. While the condition is not curable, appropriate therapeutic interventions can effectively control clinical signs and improve the dog’s quality of life. However, the relapsing nature of the disease continues to present challenges for both pet owners and veterinarians.
The current management of CAD generally involves a multimodal approach tailored to the individual dog’s needs. Glucocorticoids are administered orally or topically to reduce inflammation and pruritus, but their long-term use is associated with potential adverse effects such as immunosuppression and metabolic

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disturbances. Cyclosporine, an oral immunosuppressant that modulates the immune response, requires daily administration and may take several weeks to achieve full efficacy. Oclacitinib (Apoquel®), an oral Janus kinase inhibitor, provides rapid relief from pruritus and is administered twice daily for the initial 14 days, followed by once-daily maintenance dosing. Lokivetmab (Cytopoint®), the mAb targeting IL-31, is administered via subcutaneous injection every month.
The cost of these treatments varies based on factors such as the dog’s weight, severity of the condition, and regional pricing. For example, monthly expenses for Apoquel® can range from $30 to $90, while Cytopoint® injections may cost between $60 and $150 per administration, or $720 to $1,800 per year for a monthly dosing regimen. These recurring costs can accumulate significantly over the lifetime of the pet. In 2024, the global market for CAD was valued at approximately $1.4 billion, with the United States accounting for $528 million of this total. Projections indicate that the U.S. market will reach $1.2 billion by 2034, reflecting a CAGR of 8.9%.
Despite the availability of multiple treatment options, unmet needs persist in the management of CAD. These include the burden of frequent dosing schedules and the cumulative financial impact of ongoing treatments. We believe the introduction of a biannual injectable therapy such as AKS-699, priced below the total annual cost of existing treatments like Cytopoint®, offers a compelling value proposition by providing a more convenient, cost-effective, and efficient solution for managing CAD.
Safety and PK
16 candidate compounds were initially produced and administered to mice (n=5 each) following our standard in vivo immunogenicity screening protocol, which involved subcutaneous dosing at 30 µg, administered three times with adjuvant at three-week intervals between each dose. Serum samples were collected from the mice to measure anti-IL-31 antibody levels, identifying compounds most likely to induce robust and sustained IL-31-targeted antibody responses. The safety profile of all formulations was favorable. Throughout the study, no significant body weight loss was observed in any group, indicating no systemic toxicity. Furthermore, no injection site reactions were noted in any of the mice. All animals remained healthy and on study through completion. Several compounds demonstrated a robust immunogenic response with high anti-IL-31 IgG antibody titers detectable after the first dose, which continued to rise following the second and third doses. The responding compounds maintained significantly high antibody titers up to Day 175 (i.e. 133 days post-final dose), indicating strong and durable immune responses. The evaluation of IgG isotypes revealed that compounds formulated with the adjuvant used in these studies predominantly induced IgG1 titers, suggesting a Th2-driven immune response which is typical for non-cytotoxic immunological pathways. The lead compounds selected for further testing based on favorable safety and PK profiles from this study were AKS-635 and AKS-637d. Additional testing in mice was performed to evaluate the follow-on candidates, AKS-699 and AKS-700, along with AKS-635 to compare the new candidate performance and assess the effects of different adjuvants. As was the case with the initial screening study, the safety profile of all formulations was favorable, and several formulations demonstrated a robust immunogenic response with high anti-IL-31 IgG antibody titers, though it should be noted that these mouse screening studies were not powered for statistical significance.
Based on the results of the two prior mouse studies, AKS-635, AKS-637d, and AKS-699 were evaluated in laboratory dogs at a CRO to compare their performance against Cytopoint®. During these initial screening studies, which were not powered for statistical significance, individual dogs were injected intramuscularly on Days 0, 14, and 28 with each compound mixed with adjuvant. The first adjuvant was tested with AKS-635 and AKS-637d, but it resulted in local injection site inflammation and was therefore excluded from the Day 28 injection. The second and third adjuvants, tested with AKS-635 and AKS-699, exhibited no local or systemic safety issues, allowing their continued use throughout all three injections. A 90 µg dose of each compound was administered during all injections, corresponding to approximately 0.009 mg/kg for a 10 kg dog. Additionally, one dog received a 10 µg dose of AKS-699 with the second adjuvant to explore the potential for achieving efficacy with an even further reduced Ambifect® dose. For comparison, Cytopoint® was administered as a positive control at the recommended dose of 2 mg/kg subcutaneously on Days 0 and 28.
The safety profile for the second and third adjuvants was favorable, with no adverse events, local injection site inflammation, or systemic safety issues observed in any of the dogs. Serum samples collected throughout

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the study confirmed the induction of antibodies against the IL-31 target, demonstrating the effectiveness of the Ambifect® compounds. Notably, all Ambifect® compounds generated superior antibody titers compared to Cytopoint®, with peak anti-IL-31 serum antibody concentrations ranging from greater than 2-fold to over 10-fold higher than those induced by Cytopoint®. Among these, AKS-699 exhibited the most enhanced titers, both in extent and duration, compared to Cytopoint®. The enhanced titer response and durability were most pronounced with the second adjuvant, which had previously been identified as optimal in the Ambifect®-PD-L1 studies.
The study revealed that Ambifect® compounds achieved sufficient antibody levels with remarkable dose efficiency. They required approximately 150 times less material per injection than the recommended Cytopoint® dosage and produced superior antibody titers. This high efficiency was consistent across all Ambifect® compounds but was especially prominent with AKS-699. Based on serum antibody concentrations, AKS-699 formulated with the second adjuvant emerged as the optimal combination for generating high and sustained antibody levels. Robust titers were maintained through four months, providing strong indication that the initial treatment may provide at least six months of activity. Antibody levels will continue to be measured through six months, after which time the dogs will be given another dose of material to reboost the anti-IL-31 antibody levels, which will again be tracked over time in this ongoing study.
Efficacy Data
Serum containing anti-IL-31 antibodies collected from the dogs dosed with AKS-699 and Cytopoint® in the study described above was evaluated using an assay designed to measure the serum’s ability to inhibit the binding of canine-IL-31 to cells expressing the canine IL-31 receptor. This assay serves as a surrogate for anticipated activity in blocking the IL-31-induced pruritis pathway of CAD.
Results from this analysis demonstrated that within one month following the initial 90 µg injection of AKS-699 with the second adjuvant, neutralization levels were higher than the peak levels achieved with Cytopoint®, and these elevated levels remained neutralizing through Day 176 of the ongoing study. This dog was given a booster injection on Day 190 with another 90 μg dose of AKS-699, and the neutralizing activity of the animal was tracked through Day 288 of the ongoing study. All timepoints for the dog receiving the 90 μg booster dose of AKS-699 demonstrated strongly neutralizing activity through Day 288. Similarly, the 10 µg dose of AKS-699 with the second adjuvant surpassed the peak Cytopoint® levels by two months after the initial injection, maintaining higher neutralizing titers compared to a Cytopoint®- treated control dog. Specifically, the anti-IL-31 titer in the AKS-699 treated animal was greater than seven times that of the Cytopoint®-treated control through Day 176. This dog was given a booster injection with another 10 μg dose of AKS-699 on Day 190, and the neutralizing activity of the animal was tracked through Day 288 of the ongoing study. All timepoints for the dog receiving the 10 μg booster dose of AKS-699 demonstrated strongly neutralizing activity through Day 288.
Based on these results, the 90 µg dose of AKS-699 formulated with the second adjuvant was chosen for testing in a laboratory dog-induced model of CAD. The canine interleukin-31 (cIL-31) challenge model is a pivotal tool in studying pruritus (itching) associated with CAD. In this model, recombinant canine IL-31 is administered to healthy dogs to induce pruritic responses. This method closely mimics the natural itch sensation initiated by pruriceptive neurons in the skin, making it a valuable model for evaluating anti-pruritic therapies. The IL-31 challenge model in laboratory dogs has proven effective in assessing the efficacy of various anti-pruritic treatments. For instance, oclacitinib, a Janus kinase (JAK) inhibitor, significantly reduced IL-31-induced pruritus when administered orally prior to IL-31 injection. Similarly, Cytopoint® demonstrated a significant reduction in pruritus scores in treated dogs compared to placebo.
In March 2025, we initiated a study involving 13 dogs to evaluate the efficacy of IL-31 Ambifect® using a cIL-31 challenge model at one of our CROs. The dogs were divided into three groups: three dogs received a saline placebo administered intramuscularly at an equivolume to other formulations on Days 0, 14, and 28; five dogs received AKS-699 dosed at 90 µg via intramuscular administration with adjuvant on the same days; and five dogs received Cytopoint® dosed at 2 mg/kg via subcutaneous administration on Days 0 and 28. All animals underwent cIL-31 challenge via intravenous administration before the study on Day 0 and subsequently on Days 14, 28, 56, 90 and 179. The objective is to determine whether the neutralizing levels

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observed in preliminary AKS-699 studies effectively counteract the effects of the cIL-31 challenge. The study is still ongoing. By Day 28, anti-cIL-31 polyclonal antibody titers were elevated in the AKS-699 group (200 ± 35 µg/mL), significantly exceeding the peak levels observed in the Cytopoint® group (7.7 ± 1.4 µg/mL; p <0.01, student t-test, paired). Both the AKS-699 and Cytopoint® treatment groups demonstrated a reduction in pruritic events compared to the saline placebo group following an intravenous challenge dose of cIL-31 on Day 28. Notably, the AKS-699 group achieved an 82% reduction in pruritic events, comparable to the 66% reduction observed in the Cytopoint® group, following the Day 28 cIL-31 challenge, though the difference was not significant as measured by a paired student t-test analysis. Pruritic events induced by IL-31 challenges on Days 28, 56, and 90 were observed across all study groups. The results demonstrated: (i) a reduction in pruritic events in the AKS-699 group that was not statistically different from the Cytopoint® group at Days 28, 56, and 90 (paired Student’s t-test, p > 0.05); and (ii) a marked reduction in pruritic events in the AKS-699 group compared with placebo at all three timepoints. Recently, another cIL-31 challenge was conducted on Day 179 in the AKS-699 group and placebo groups, and the AKS-699 group demonstrated statistically significant reduction (paired Student’s t-test, p < 0.05) of pruritic events at Day 179 as compared to baseline for the AKS-699 group, indicating that AKS-699 may be on track to achieve approximately six months of neutralizing cIL-31 after the initial injection regimen, potentially enabling the goal of just two treatments per year for this therapeutic. However, it should be noted that due to the small number of animals in the vehicle (placebo) group, differences between AKS-699 and placebo did not reach statistical significance on Days 28 or 56. By Day 90, the AKS-699 group did show a statistically significant reduction in pruritic events compared with placebo (Welch’s t-test, p < 0.05). The study remains ongoing. Per protocol, the Cytopoint® group exited the study after Day 90, with only the AKS-699 and placebo groups scheduled to continue through the one-year timepoint. Per protocol, the AKS-699 group received a booster dose on Day 180, and additional cIL-31 challenges are planned for Days 270 and 360. An analysis of the AKS-699 group before and after the booster injection indicated a desirable and statistically significant increase in within-group, post-booster anti-cIL-31 polyclonal antibody titers at Day 195 compared with Day 167 (100 μg/mL vs. 12 μg/mL, respectively, p < 0.01, student’s t-test). After measuring efficacy in this model, we plan to conduct a proof-of-concept clinical study in client-owned dogs with CAD, comparing AKS-699 to placebo and Cytopoint® treatment.
CMC
We plan to initiate a project with ExcellGene to develop an RCB for AKS-699 using their proprietary CHOExpress® platform. Once available, we will proceed with converting it to an MCS with full characterization and QA release. Once obtained, we will provide the requisite documentation to USDA-CVB and send them samples of the MCS for their testing prior to receiving regulatory approval. Depending on the anticipated commercialization timeline, we are prepared to proceed with manufacturing pre-license serials at risk, pending USDA-CVB acceptance of the MCS. As with AKS-701d and AKS-619d, commercial batches will be produced at 600L scale in our 1,000L bioreactor in the same facility. Given the expected dose, dose frequency, and anticipated market penetration, we anticipate that just one or two bioreactor runs per year will be sufficient to fulfill commercial demand.
Based on the fastest anticipated path to approval and experience with development of the AKS-701d and AKS-619d, we will decide whether to fill, finish, and package the product vials in-house or contract with a third party. If utilizing a third party proves to be the fastest and most reliable approach, we will operate as the FFM site for producing active AKS-699 drug substance, while the third party will serve as the FFU site.
Development plan
The development program for the AKS-699 product follows a structured and sequential timeline similar to AKS-701d and AKS-619d. The following plan outlines the expected activities required to bring the product candidate, if approved, to market.
Finalize Candidate and Excipient Screening: We are working towards candidate and excipient to identify optimal formulations for efficacy, safety, and manufacturability. This screening will establish the lead formulation for further development and testing.

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PK and Safety Establishment, Regulatory Review, and POC: We intend to establish PK and safety profiles in dogs using the optimized formulation, including demonstration of equivalence or superior efficacy in the cIL-31 challenge model compared to Cytopoint®. Studies will also be conducted in client-owned dogs with CAD, measuring at least six months of efficacy endpoints following the induction phase and the ability to potentially boost clinical activity with a single injection six months after induction. Concurrently, we anticipate a regulatory jurisdictional review application will be submitted confirming USDA-CVB as the proper regulatory authority. Given that Cytopoint® is already approved by USDA-CVB for treatment of CAD, we expect that AKS-699 will require a full, non-conditional approval pathway through USDA-CVB.
MCS Preparation and Product Release Assays: We intend to generate and characterize the MCS required for large-scale production. Additionally, product release assays, including strength, identity, purity, potency, and other relevant criteria, will be established and validated to meet regulatory standards.
Pre-License Serial Batches: We anticipate production of three pre-license serial batches will be completed in 200L bioreactors at our new USDA manufacturing facility. Manufacturing will proceed using a parallel, staggered approach to ensure completion of all batches within a four-month period.
Clinical Registration Study: We intend to conduct a pivotal clinical registration study. Data from this study will provide critical information for the regulatory submission package, supporting the safety, efficacy, and consistency of AKS-699 in dogs with CAD.
Regulatory Approval and Commercial Launch: If approval is granted, we intend to commence the first commercial sale of AKS-699. However, there is no guarantee that our submission will be approved.
Given the size of the market for this therapeutic, we are actively seeking a commercial partner to cooperate on sales, marketing, and distribution.
AKS-548d
Overview
AKS-548d and backup candidates AKS-555d, AKS-649, and AKS-734 are canine-specific Ambifect® immuno-enhancing therapies designed to induce endogenously produced, polyclonal antibodies targeting NGF, a validated target implicated in canine chronic pain associated with osteoarthritis. NGF is released during inflammation associated with osteoarthritis, binding to specific receptors that increase the sensitivity of pain-sensing neurons, making them more responsive to pain stimuli. This process also promotes the growth or sprouting of nociceptive nerve fibers, which can increase the density of nerves in an inflamed area, thereby amplifying the sensation of pain. Additionally, NGF increases the release of certain natural chemicals in the body — like substance P and calcitonin gene-related peptide (CGRP) — that make nerves more sensitive. This leads to more intense pain signals being sent to the brain, which can make pain feel worse and longer-lasting, creating a cycle of chronic pain.
Blocking NGF is a proven mechanism for reducing chronic pain, and it is currently targeted by the commercial mAb Librela® (Zoetis). AKS-548d is intended to serve as a lower-cost, more convenient option compared to Librela®, with a target product profile involving an injection administered once every six months after an initial induction phase. Furthermore, because AKS-548d is designed to utilize the dog’s own immune system to produce NGF-targeting antibodies that scale with the size of the dog, it potentially eliminates the need for weight-based dosing. This approach provides the same cost to owners of both small and large dogs, enhancing accessibility and affordability across the market.
Medical need and market opportunity
Canine osteoarthritis, or OA, is a prevalent and debilitating condition affecting a substantial portion of the dog population in both the United States and Europe. Estimates indicate that approximately 20% of dogs over one year of age in the U.S. are affected by OA, translating to between 11 to 15 million dogs. In Europe, with an estimated 35 million dogs, a similar prevalence suggests that over 5 million dogs suffer from this

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condition. Notably, certain studies report even higher prevalence rates, with some indicating that up to 40% of dogs exhibit clinical signs of OA.
OA in dogs leads to chronic pain, reduced mobility, and a diminished quality of life. The progressive nature of the disease often results in escalating discomfort and functional impairment. While OA is not currently curable, early diagnosis and appropriate management can alleviate pain and improve mobility. However, the chronic and degenerative aspects of OA necessitate ongoing treatment strategies, posing challenges for long-term disease management.
The management of canine OA typically involves a multimodal approach, including Non-Steroidal Anti-Inflammatory Drugs (NSAIDs) such as carprofen, meloxicam, and deracoxib, which are administered orally, on a daily basis. While effective, long-term use may be associated with gastrointestinal and renal side effects. Disease-Modifying Osteoarthritis Drugs (DMOADs) such as polysulfated glycosaminoglycan (Adequan®) are injected intramuscularly twice weekly for up to four weeks, aiming to protect joint cartilage and reduce inflammation. Librela® is administered via subcutaneous injection every month.
The cost of these treatments varies. NSAIDs may cost approximately $30 to $90 per month, depending on the dog’s size and the specific medication. Adequan® therapy can amount to $40 to $80 per injection. Librela® injections typically range from $60 to $150 per dose depending on the dog’s body weight, or $720 to $1,800 per year for a monthly injection regimen. These expenses can accumulate substantially over the lifetime of a dog, especially considering the chronic nature of OA.
The global canine arthritis treatment market was valued at approximately $2.4 billion in 2023, with projections indicating growth to $3.8 billion by 2034, reflecting a CAGR of 4.20%. In the United States, the market was valued at approximately $1 billion in 2024.
Despite the array of available treatments, significant unmet needs persist in the management of canine OA. These include the burden of frequent dosing schedules and the cumulative financial impact of ongoing treatments. We believe the introduction of a biannual injectable therapy after the initial induction period priced below the annual cost of existing treatments like Librela® presents a compelling value proposition.
Safety and PK
Several candidate compounds were initially produced and administered to mice (n=5 each) following our standard in vivo immunogenicity screening protocol. This involved testing two sets of candidate compounds over two separate mouse studies. In the first study, mice were subcutaneously dosed at 30 µg, plus adjuvant at three-week intervals between doses. Serum samples were collected to measure anti-NGF antibody levels, identifying compounds most likely to induce robust and sustained NGF-targeted antibody responses. The safety profile of all formulations was favorable, with no significant body weight loss or injection site reactions observed, indicating no systemic toxicity. All animals remained healthy throughout the study.
Several compounds demonstrated robust immunogenic responses, with high anti-NGF IgG antibody titers detectable after the first dose, continuing to rise after subsequent doses. Antibody titers remained high up to Day 175 (i.e. 133 days post-final dose), indicating strong and durable immune responses. Evaluation of IgG isotypes revealed that compounds formulated with the adjuvant used in these studies predominantly induced mouse IgG1 titers, suggesting a Th2-driven immune response typical of non-cytotoxic immunological pathways. Based on favorable safety and PK profiles, lead compounds AKS-548d, AKS-555d, and AKS-649 were selected for further testing.
In a second study, mice were subcutaneously dosed at 30 μg of candidate compound plus adjuvant at three-week intervals between doses. Serum samples were collected to measure anti-NGF antibody levels, identifying compounds most likely to induce robust and sustained NGF-targeted antibody responses. The safety profile of all formulations was favorable, with no significant body weight loss or injection site reactions observed, indicating no systemic toxicity. All animals remained healthy throughout the study. As of the date of this prospectus, the second study is ongoing, but interim results at Day 77 revealed high anti-NGF

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IgG antibody titers in several groups of mice dosed with the candidates. From this second study, AKS-734 was selected along with the above lead compounds for further testing.
AKS-548d and AKS-649 were evaluated in laboratory dogs at a CRO to compare their performance against Librela®. During initial screening studies, individual dogs received intramuscular injections on Days 0, 14, and 28 with each compound. The first adjuvant, tested with AKS-548d, resulted in local injection site inflammation and was excluded from the Day 28 injection. The second adjuvant, tested with both AKS-548d and AKS-649, exhibited no local or systemic safety issues, allowing continued use throughout all three injections. A 90 µg dose of each compound was administered per injection, approximately 0.009 mg/kg for a 10 kg dog. Additionally, one dog received a 10 µg dose of AKS-548d with the second adjuvant to explore dose reduction. Librela® was administered at the recommended dose of 0.5 mg/kg subcutaneously on Days 0 and 28 for comparison.
The safety profile for the second adjuvant was favorable, with no adverse events, local inflammation, or systemic safety issues observed in any of the dogs. Serum samples collected throughout the study confirmed the induction of antibodies against NGF, demonstrating the potential effectiveness of the Ambifect® compounds. All Ambifect® compounds generated favorable peak antibody titers compared to Librela®, with AKS-548d exhibiting the most pronounced enhancement in both magnitude and duration. Specifically, the Day 56 antibody titer in AKS-548d-treated animals was twice that observed in Librela®-treated controls, though the study was not powered for statistical significance. This enhanced durability was most notable with the second adjuvant, previously identified as optimal in the Ambifect®-PD-L1 and Ambifect®-IL-31 studies.
Ambifect® compounds achieved sufficient antibody levels with remarkable dose efficiency, requiring approximately 40 times less material per dose than Librela®. This efficiency was consistent across both compounds but especially prominent with AKS-548d. Based on serum antibody concentrations, AKS-548d formulated with the second adjuvant emerged as the optimal combination for generating high and sustained antibody levels, maintaining robust titers through four months, suggesting potential efficacy lasting at least six months.
Efficacy Data
Serum containing anti-NGF antibodies collected from dogs dosed with either AKS-548d or Librela® was evaluated using an assay designed to measure inhibition of the binding of an NGF analog to its receptor TrkA, serving as a surrogate for blocking the NGF-induced pain pathway. Though the studies were not powered for statistical significance, results demonstrated that within one month after the initial 10 µg and 90 µg doses of AKS-548d formulated with the second adjuvant, neutralization levels were comparable to the peak levels achieved with Librela®, and these levels remained effective through Day 120.
Unlike in CAD, there is no laboratory dog model to simulate NGF-induced pain. Therefore, we are collaborating with a renowned veterinary surgeon and researcher specializing in chronic pain management at a prominent research university who specializes in developing pain assessment methods, understanding pain mechanisms, and improving pain management strategies for both animals and humans, particularly in naturally occurring osteoarthritis in dogs.
In an effort to further de-risk this product concept, we identified a CRO with an aged beagle laboratory dog colony, some of which exhibit naturally occurring osteoarthritis (OA). We engaged this CRO to conduct a proof-of-concept study in these dogs.
The study protocol includes 15 dogs of mixed sex. To qualify for enrollment, each dog had to show evidence of OA and OA-related pain in at least one limb joint based on historical radiographs, be in good general health as determined by baseline hematology, clinical chemistry, and veterinary examination, be suitable for study procedures such as cooperative handling and accessible veins, and not require medications or supplements at the time of enrollment.
Enrollment was conducted by ranking dogs according to their mean cumulative Modified Canine Brief Pain Inventory (mCBPI) baseline scores, which combine pain and function measures. The dog with the

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highest pain score received a rank of 1. Allocation to the three study groups followed a 1-2-3-3-2-1 pattern based on ascending rank sums, with this pattern repeated until all dogs were assigned. Treatment conditions — AKS-548d, backup candidate AKS-734, or Librela® — were then assigned using a random number generator in spreadsheet software.
AKS-548d and AKS-734 were administered at 90 µg doses mixed with adjuvant via intramuscular injection on Days 0, 14, and 28. Librela® was administered subcutaneously on Days 0 and 29 at the manufacturer’s recommended dose of 0.45–1.00 mg/kg. The primary endpoints were mean cumulative mCBPI pain scores and mean cumulative mCBPI function scores, with orthopedic examinations conducted and scored separately to generate a total orthopedic examination score. Because pain assessments are qualitative and prone to placebo effects, the study was blinded. Only designated technical staff responsible for administering the investigational and control products and for treatment assignment were unblinded. All assessments and data collection were carried out under blinded conditions.
Although the study is ongoing and not powered for statistical significance nor designed with a placebo group to control for any potential placebo effect, results through Day 56 are encouraging. No significant adverse events were observed in either the AKS-548d or AKS-734 groups. The AKS-548d group demonstrated statistically significant reductions in both mCBPI pain, mCBPI function scores, and orthopedic exam scores. Pain scores decreased by an average of 8.8 units, from a baseline of 73.0 to a mean of 64.2 on Day 27 (paired Student’s t-test, p < 0.05). Function scores decreased by an average of 17.2 units, from a baseline of 26.6 to a mean of 9.4 on Day 27 (p < 0.05), and orthopedic exam scores decreased by an average of 4.4 units, from a baseline of 8.6 to 4.3 units (p < 0.05). Lower scores indicate reduced pain, improved function, and improved orthopedic exam scores.
The AKS-548d group also demonstrated reductions in both mCBPI pain, mCBPI function scores, and orthopedic exam scores at Day 56. Pain scores decreased by an average of 14.2 units, from a baseline of 73.0 to a mean of 58.8 on Day 56, which was significant (paired Student’s t-test, p < 0.05). Function scores decreased by an average of 22.2 units, from a baseline of 26.6 to a mean of 4.4 on Day 56, narrowly missing statistical significance (p = 0.055). Orthopedic exam scores decreased by an average of 3.0 units, from a baseline score of 8.6 to 5.6, but this reduction, while trending positively, was not statistically significant.
The backup candidate, AKS-734, also showed reductions in both pain and function relative to baseline, although these changes did not reach statistical significance at Day 27. However, at Day 56, the AKS-734 group showed statistically significant reductions in mCBPI total pain score versus baseline, as Day 56 scores decreased by an average of 19 units from a baseline of 73.2 to a mean of 54.2 on Day 56 (paired Student’s t-test, p < 0.01). The AKS-734 group also showed decreases in mCBPI total function score versus baseline, with Day 56 scores lowering by an average of 27.8 units from a baseline score of 37.0 to a mean of 9.2 (p < 0.01).
As expected, the Librela® group showed statistically significant improvements against group baseline values by Days 14 and 27, with pain scores reduced by 9.0 units from a baseline of 73.2 and function scores reduced by 21.6 units from a baseline of 34.2. However, although the magnitude of these improvements was essentially the same as those observed in the AKS-548d and AKS-734 groups, a statistically significant difference (paired Student’s t-test, p < 0.05) was observed when comparing Librela® and AKS-548d orthopedic exam scores at Day 56, indicating better performance for AKS-548d.
Additional proof-of-concept studies, including longer-duration, placebo-controlled trials, are expected, and pivotal safety and efficacy studies are planned to begin in 2027.
CMC
The CMC plan for AKS-548d will follow the same structure established for AKS-701d, AKS-619d, and AKS-699, but with an approximate one-year delay from the timeline described for AKS-699.
The plan begins with initiating large-scale manufacturing using a 200L bioreactor, representing one-third of the final production scale. Process optimization efforts will focus on enhancing bioreactor productivity

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and downstream processing yields. The RCB will be developed and converted to a MCS with full characterization and QA release to follow. Comprehensive analytical assays will be developed to evaluate strength, identity, purity, potency, and other critical criteria, designed to ensure they meet the standards required for USDA-CVB approval. Potency test protocols and reports will be prepared and submitted for USDA-CVB evaluation.
The production process will include manufacturing up to three pre-license serial batches using 200L bioreactors, employing a parallel, staggered approach to ensure completion within four months. Following successful pre-license production, commercial batches will be scaled up to 600L in a 1,000L bioreactor at our dedicated USDA-specific facility. Sterile vial filling, finishing, and packaging will be performed either in-house or through a contract with a third party.
This streamlined manufacturing process is designed to support USDA-CVB approval and pivotal clinical studies, helping to ensure readiness for commercial-scale production and regulatory compliance according to the established development timeline. However, we plan to conduct a jurisdictional review with FDA-CVM and USDA-CVB to determine whether AKS-548d is indeed eligible for USDA-CVB regulation. AKS-548d is a biologic intended to treat chronic pain associated with arthritis in dogs through an immunological mechanism and is therefore expected to be regulated by USDA-CVB. However, its commercial analog, Librela®, is regulated by FDA-CVM. Because we expect AKS-548d to be regulated by the USDA-CVB while Librela®, a direct competitor, is regulated by the FDA-CVM, veterinarians may perceive AKS-548d, if approved, as less rigorously reviewed or held to different standards than products regulated by the FDA-CVM. Any such perception may create a competitive disadvantage for AKS-548d, if approved, in the market, regardless of its safety or efficacy profile, which may adversely affect the adoption of AKS-548d, if approved. In addition, if FDA-CVM claims jurisdiction, the CMC development timeline may be extended by 12-24 months to include FDA-specific process, equipment, and Beverly, MA manufacturing site validation procedures prior to the completion of three Process Performance Qualification (PPQ) batches as well as inspection by the FDA prior to receiving commercial approval. Based on our current experience, we expect FDA-CVM review timelines to generally take longer than those for the USDA-CVB. However, there is no guarantee that our submissions will be approved by either USDA-CVB or FDA-CVM on our anticipated timeline, or at all.
Development plan
Assuming USDA-CVB regulation, the development program for AKS-548d follows a structured and sequential timeline similar to AKS-701d and AKS-619d. This plan involves finalizing candidate and excipient screening, followed by establishing PK and safety profiles in laboratory animals along with POC studies in the disease population. We intend to complete the MCS preparation and product release assays and conduct a clinical registration study. Our development plans may be delayed if the FDA-CVM claims jurisdiction over the regulation of AKS-548d to accommodate additional requirements for process, equipment, and site validation, as well as FDA inspections prior to approval.
As with AKS-699, we are actively seeking a commercial partner to cooperate on sales, marketing, and distribution.
AKS-562c
Overview
AKS-562c and backup candidate AKS-568c are feline-specific, long-acting targeted precision proteins designed to target the GLP-1 receptor for treating feline obesity and related conditions. GLP-1 is an incretin hormone that regulates glucose metabolism and appetite by promoting insulin secretion, inhibiting glucagon release, slowing gastric emptying, and inducing satiety through hypothalamic activation. These effects reduce food intake and support weight loss. GLP-1 therapies, such as Ozempic® and Wegovy®, have proven highly effective for treating obesity in humans, sparking increased demand due to their weight loss benefits. Applying this mechanism to cats, a once-a-week injectable feline-specific GLP-1 therapy aims to effectively manage obesity through consistent appetite suppression and improved metabolic control.

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Medical need and currently available treatments
Feline obesity is a significant health concern in both the United States and Europe. In the U.S., approximately 61% of cats were classified as overweight or obese in 2022, reflecting a steady increase over previous years. European studies report prevalence rates ranging from 11.5% to 63%, indicating a similarly widespread issue.
Obesity in cats is associated with numerous health complications including arthritis, hepatic lipidosis, and urinary tract disease. Excess weight in obese cats places additional stress on joints, leading to degenerative joint diseases that further impair mobility and comfort. Hepatic lipidosis, also known as fatty liver disease, can be life-threatening and is more common in overweight cats. Urinary tract issues, including the formation of urinary stones, are also more prevalent among obese cats. These conditions collectively contribute to a diminished quality of life and a reduced lifespan, underscoring the importance of effective weight management to prevent and mitigate these health risks.
Despite the prevalence of feline obesity and its health risks, effective management remains challenging. The lack of approved medications for feline obesity leaves a treatment gap, while dietary changes require consistent owner effort, which can be difficult to maintain. Cats often respond inconsistently to diet adjustments, with some outright rejecting new feeding regimens. An affordable once-weekly injectable therapy could simplify treatment, improve adherence, and deliver more reliable results. Compared to diet alone, a pharmacological solution could offer more consistent weight loss, preventing obesity-related diseases and enhancing overall health and longevity for cats. At an estimated annual cost of approximately $500 per veterinarian-treated cat, addressing only the most severe cases of feline obesity — defined as cats weighing more than 40% above their ideal body weight — represents more than a $1 billion market opportunity. This segment remains largely untapped due to the lack of viable pharmaceutical alternatives.
Safety and PK
A group of 20 candidate compounds was screened using a GLP-1 receptor (GLP-1R) binding assay to assess binding affinity (EC50). Five candidates with EC50 values ranging from 32 ng/mL to 2,000 ng/mL were evaluated in n=3 non-obese laboratory cats at one of our CROs at a single 0.1 mg/kg subcutaneous dose. Resulting half-lives (t1/2) ranged from 1.2 to 7.0 days, scaling as expected with the EC50 values. No acute safety issues were noted. Based on these results, AKS-562c (t1/2 =5.3 days), AKS-564c (t1/2 =7.0 days), and AKS-572c (t1/2 =2.6 days) were selected for further evaluation.
A study in laboratory cats performed at the Cornell University College of Veterinary Medicine assessed safety and PK of twelve weekly injections of these three GLP-1 fusion proteins (n=4 per compound) compared to a saline control (n=4). Cats received weekly doses ranging from 0.10 mg/kg to 0.70 mg/kg. Safety assessments included weight monitoring, body condition scoring, health checks, monthly physical exams, injection site evaluations, food consumption tracking, and blood glucose monitoring. Additionally, diagnostic blood work (autoCBC, serum chemistry, fructosamine) was conducted periodically.
No adverse effects or unanticipated events were observed. Vomiting occurred at times in all groups, including the control, with no discernible pattern related to treatment. Because cats were housed together in groups, it was not possible to quantify the percentage of each group that experienced vomiting. Serum chemistry and hematology results were within acceptable ranges with minor deviations unrelated to treatment. One cat in the AKS-564c treated group exhibited transient liver enzyme elevation (ALT and AST) that resolved without intervention.
PK analysis demonstrated that the GLP-1 fusion proteins support once-weekly dosing. Anti-drug antibody assessments were negative for all test articles. No injection site reactions were noted, and all animals maintained healthy weight and condition throughout the study. Of the candidates tested, AKS-562c demonstrated the most favorable efficacy profile based on food intake reduction and weight management as described below.
Additionally, AKS-568c was evaluated in a separate study at a CRO involving n=3 non-obese laboratory cats at a single 0.1 mg/kg subcutaneous dose, yielding a half-life of 6.7 days, supporting once-weekly

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administration. No acute safety issues were observed. Repeated dosing over an extended period demonstrated sustained serum levels, no anti-drug antibody development, and a greater reduction in food intake and body weight compared to saline treated controls, with potentially slightly higher efficacy than AKS-562c.
Efficacy Data
The efficacy of the GLP-1 fusion proteins was evaluated through measurements of food consumption, body weight, and body condition scoring. Food consumption was recorded daily, with rations adjusted to ensure satiation. All groups showed consistent reductions in food consumption over the twelve-week period, most notably in the test article groups compared to controls, indicating an appetite-suppressing effect.
Body weight data collected throughout the study showed healthy maintenance across all groups, with minor weight increases observed consistently in both treated and control groups. The GLP-1 fusion proteins demonstrated a dose-dependent reduction in food intake without adversely affecting health metrics. Minor weight increases are expected in this exploratory study, as the laboratory cats selected were non-obese, young, and still growing. While body weight was measured, food intake is a more relevant endpoint for these studies in non-obese cats. The ultimate assessment of weight loss will be addressed in an upcoming study involving client-owned, obese cats.
The AKS-562c group achieved the greatest reduction in food intake (33%) and the lowest increase in body weight (0.36 kg) during the study compared to the saline control group (1.0 kg).) Body weight, expressed as a percentage of initial body weight, was significantly lower in the AKS-562c group than in the saline placebo group (p < 0.05 at all timepoints except Day 0, Day 50, and Day 90). Based on safety, PK, food intake reduction, and body weight outcomes, AKS-562c was selected as the lead candidate for progression to client-owned overweight and obese cat studies, with AKS-568c identified as a strong backup candidate. This study is being conducted at Cornell University College of Veterinary Medicine. The study’s primary objectives are to determine if weekly administration of AKS-562c results in weight loss in overweight or obese cats and to preliminarily describe common side effects associated with its administration.
The study, which is now underway and has enrolled the first two cats, involves a randomized, placebo-controlled, double-blinded clinical trial (RCT) consisting of up to 140 overweight or obese cats recruited from the Cornell University Hospital for Animals, the Cornell Small Animal Community Practice, and various privately owned general practices. Eligibility for participation is determined through comprehensive baseline assessments, including physical examinations, body weight measurements, body condition scores, and laboratory tests (CBC, serum chemistry panel, feline pancreatic lipase immunoreactivity assay, and urinalysis). Cats presenting with significant comorbidities or not meeting the overweight or obese criteria are excluded from the trial.
Each cat will receive weekly subcutaneous injections of either AKS-562c or a placebo (0.9% sterile saline) for 10 weeks, with weekly assessments involving history questionnaires, body weight measurements, and physical examinations when concerns are identified. Safety monitoring includes laboratory testing at specific intervals: Week 1, Week 5, and Week 11. These assessments include complete CBC, serum chemistry panels, urinalysis, and feline pancreatic lipase immunoreactivity assays.
The primary endpoint of the study is a reduction in body weight over the 11-week period, with secondary endpoints including the observation and documentation of any side effects, changes in body condition scores (BCS), and the time taken to reach a BCS of 4 or 5 on a 9-point scale.
Following the RCT, an open-label continuation phase will be conducted over 10 weeks. Cats that received the placebo or those administered AKS-562c but did not achieve the desired BCS will be eligible to continue treatment. During this phase, weekly monitoring and AKS-562c administration will continue until the target BCS of 4 or 5 is achieved. Cats reaching this target will discontinue treatment unless their BCS rises above 6.
Data collection and analysis are performed by Cornell Data Services and the Cornell Statistical Consulting Unit, with findings reported to us at the conclusion of each phase.

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CMC
The manufacturing and analytical development process for the feline-specific GLP-1 therapy closely resembles that of other Ambifect® candidates, though it will require a broader range of validated analytical methods. Based on prior experience with FDA-CVM-regulated compounds, the following assays will likely require development and validation for the active drug substance: pH, osmolality, strength, identity (ID), fragment content, aggregate content, potency (both GLP-1 and FcRn binding), isoelectric profile by capillary isoelectric focusing (cIEF), residual host cell protein content, residual host DNA content, residual Protein A content, glycan analysis, endotoxin content, and bioburden. Drug product vials will require validation of some of these key product-specific assays along with standard sterile injectable vial release assays, including sterility testing, endotoxin testing, particulate matter testing, appearance testing, and container closure integrity testing.
Cell line development is scheduled to begin with ExcellGene in 2026, followed by master cell bank (MCB) development and characterization under cGMP conditions at Charles River Labs (Wilmington, MA, USA). Scale-up and process development will occur at our Beverly facility, which has the capacity for both development and commercial production. However, given the expected dose of 0.4 mg/kg for an average cat weighing 7 kg, administered weekly, approximately 140 kg of drug substance will be needed annually to treat one million cats. Achieving this scale will require significant production capacity, estimated at 24 x 2,000L bioreactor trains per year, assuming an average process yield of 3 g/L.
To meet these production demands, we are evaluating CDMOs with sufficient capacity for biologic drug substance manufacturing.
Development plan
The plan aims to achieve POC, establish manufacturing processes, conduct clinical trials, and obtain regulatory approval. Initial candidate synthesis and screening have been completed, and selected candidates, including AKS-562c and backup compound AKS-568c, have undergone PK and safety evaluations in felines to establish half-life, safety profile, and tolerability. An INAD application was filed with FDA-CVM in February 2025, with clearance received in April 2025 (INAD 013965) to initiate the POC studies at Cornell evaluating safety and efficacy in client-owned obese cats. However, there is no guarantee that this product candidate will be approved on our anticipated timeline, or at all.
Following preparation and release of cGMP MCB and development of drug substance and drug product release assays, a CDMO will be selected to initiate engineering batches, followed by process validation studies to ensure consistency, reliability, and reproducibility of the manufacturing process. We intend to complete three PPQ batches under GMP conditions.
The pivotal clinical registration study, using material from the PPQ batches, will be conducted to demonstrate safety, efficacy, and product consistency. This study is designed to meet FDA requirements for approval.
Given the size of the market and the manufacturing capacity requirements, we do not currently plan to handle commercial manufacturing, sales, marketing, or distribution independently.
Other Product Candidates in Development
Treatments for obesity in dogs
We have several other product candidates in our pipeline at various stages of development. These include caninized versions of AKS-562c for once-weekly GLP-1 therapy targeting obesity in dogs. AKS-724d (the canine analog of AKS-568c) and AKS-725d (the canine analog of AKS-562c) are currently undergoing mouse testing, with the potential for one or both to advance to laboratory dog PK and safety studies.
Simultaneously, canine-specific versions of Energesis’ compounds are being evaluated in diet-induced mouse models of obesity to confirm efficacy and PK profiles suitable for once-weekly treatment. Unlike GLP-1

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compounds, which primarily act through appetite suppression, Energesis’ compounds aim to enhance energy expenditure — a potentially preferred mechanism for addressing canine obesity. This approach acknowledges the importance of the parent-dog bond, which is often reinforced through feeding and may be disrupted by appetite-suppressing treatments. If the ongoing mouse studies demonstrate acceptable efficacy and PK profiles, we will proceed with PK and safety studies in laboratory dogs using the most promising lead candidates.
Like in cats, obesity is a significant health concern among dogs in both the United States and Europe. In the U.S., approximately 59% of dogs are classified as overweight or obese, equating to roughly 50 million dogs. In Europe, the prevalence varies by region; for instance, studies have reported rates ranging from 32% in Sweden to 69% in the Canary Islands, Spain.
Currently, the management of canine obesity primarily involves dietary interventions and increased physical activity. Therapeutic diets are the most common approach, with the therapeutic food segment holding approximately 89% of the pet obesity management market share in 2024. However, these dietary solutions often require strict adherence and may not yield rapid results, leading to challenges in compliance and effectiveness. We believe the development of an affordably priced once-weekly injectable treatment for canine obesity would offer a convenient alternative to daily dietary restrictions and exercise regimens, potentially improving owner compliance and treatment outcomes.
Alternative treatments for growth-factor sensitive cancers in dogs
Our legacy human product portfolio licensed to Diamune includes AKS-130 and related compounds, all of which are long-acting insulin Fc-fusion proteins. These have been shown to downregulate the insulin receptor in vitro and in mice without affecting blood glucose levels. Achieving such a result is important because normally, blocking the insulin receptor with a mAb would cause hyperglycemia while attempting to saturate the receptor with insulin would risk potentially fatal hypoglycemia. AKS-130 and related compounds can bind and cause the uptake of insulin receptors while providing enough activity to maintain euglycemia with little risk of hypoglycemia.
This is important in certain human cancers like breast cancer where blocking the insulin-like growth factor receptor (IGF-1R) is a validated mechanism of treatment. This is normally accomplished with tamoxifen treatment; however, approximately 30% of patients eventually become refractory to this treatment due to the upregulation of the insulin receptor pathway as an alternative means for the cancer to receive the IGF-1 signaling for continued growth. Therefore, our compounds, when used with IGF-1 receptor-targeted therapy, can potentially block this escape mechanism and possibly provide a much more effective and resistance-proof treatment for growth factor-sensitive cancers. Our first applications of this technology in the pet health space use AKS-197d and AKS-427c, the canine and feline-specific versions of the AKS-130 for treating mammary cancer.
Mammary cancer remains a significant health concern in both dogs and cats, with notable variations in prevalence, prognosis, and treatment approaches between the United States and the European Union. Understanding these differences, alongside commonalities, is essential for developing effective prevention and treatment strategies. In dogs, mammary tumors are the most common type of neoplasm in intact females, accounting for approximately 50% of all tumors in this demographic. The incidence of mammary cancer in the United States has seen a decline over recent decades, primarily due to the widespread practice of early spaying, which dramatically reduces the risk of tumor development. In contrast, in many European countries, the incidence remains comparatively higher, as early spaying is less commonly practiced.
Feline mammary cancer presents a distinct set of challenges. In both the United States and the European Union, mammary tumors are the third most common type of tumor in cats, accounting for approximately 10% to 12% of all diagnosed tumors. Unlike canine mammary tumors, feline mammary tumors are overwhelmingly malignant, with studies indicating that 80-96% of cases are cancerous. This malignancy rate results in a generally poor prognosis for cats with mammary cancer, underscoring the critical importance of early detection and aggressive treatment.

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Potential products for the equine market
Conditions such as chronic pain associated with osteoarthritis (OA) significantly impact horses. OA, also known as degenerative joint disease, is the leading cause of chronic lameness in horses, accounting for over 60% of such cases. This condition involves the progressive deterioration of articular cartilage, resulting in pain, inflammation, and reduced mobility. Although precise nationwide prevalence data are limited, the high percentage of lameness cases attributed to OA underscores its considerable impact on the U.S. equine population.
Current pharmaceutical interventions include non-steroidal anti-inflammatory drugs (NSAIDs) such as phenylbutazone, corticosteroids like triamcinolone acetate (TA) often combined with hyaluronic acid (HA) injected directly into affected joints, and disease-modifying osteoarthritis drugs (DMOADs) such as pentosan polysulfate sodium (PPS). PPS was recently approved by the FDA-CVM under the name Zycosan for controlling clinical signs associated with OA in horses. However, we view all of these interventions as requiring chronic administration, frequent veterinary involvement, and strict compliance from owners.
There is a significant opportunity to develop next-generation therapies targeting alternative mechanisms such as NGF. mAbs targeting NGF are currently impractical for horses due to cost constraints, as they are dosed by body weight. For large dogs weighing more than 50 pounds (23 kg), mAbs targeting NGF are already at the threshold of affordability. With horses averaging 1,200 pounds (544 kg), regular administration would be prohibitively expensive.
By contrast, we believe horses are ideal candidates for an Ambifect®-targeting NGF. Ambifect® compounds can be dosed at levels similar to those required for dogs because the immune system responsible for generating anti-NGF antibodies scales with the size of the animal. Moreover, the neutralizing effects of the anti-NGF antibodies induced by the Ambifect® are expected to last at least six months, requiring only two intramuscular injections per year after an initial induction treatment.
To evaluate the potential of treating chronic pain in horses with an NGF-specific Ambifect®, we have established a collaboration with The Nutraceutical Alliance Inc. (Ontario, Canada). On January 22, 2025, we received authorization from the Veterinary Drugs Directorate, Health Products and Food Branch, Ottawa, ON, to administer two of our candidate Ambifect®-NGF compounds (AKS-548d and AKS-732) and their associated adjuvants at two concentrations (100 µg/mL and 200 µg/mL) in a 56 day study. This study, titled “Evaluation of Akston Nerve Growth Factor Vaccine (ANGFV) in Horses,” involved 10 horses located at the University of Guelph Arkell Equine Research Facility in Guelph, Ontario. The first injections were administered on June 6, 2025, and the study recently completed in August 2025. Although this preliminary study was not powered to detect statistical significance, the findings are encouraging. Both compounds elicited robust anti-equine NGF polyclonal antibody responses. The lower 100 μg dose groups produced higher mean antibody titers, which exceeded pre-dose (Day 0) levels from Day 14 through Day 56, reaching their peak on Day 56 in all groups. However, due to the small number of horses per group, these differences did not achieve statistical significance. While the draft study report has not yet been received, the study site confirmed that no adverse events occurred in any of the animals. Additional safety readouts will be provided in the final study report.
If this NGF-specific Ambifect® study yields positive results in horses, we may consider pursuing an IL-31-specific Ambifect® to treat atopic dermatitis in horses. Similar to dogs, horses suffer from atopic dermatitis, which is recognized as a common dermatological issue worldwide. Current treatment strategies primarily address symptom relief and immune modulation, including antihistamines, corticosteroids, and allergen-specific immunotherapy (ASIT). However, as with chronic pain management, there is a significant opportunity to develop innovative therapies that are easier to administer and require less frequent intervention.
Product Selection and Development
Our product development strategy focuses on minimizing risk and maximizing returns by prioritizing either therapeutic areas with significant unmet medical needs or well-validated targets with substantial commercial potential where we can offer a more convenient, cost-effective, or differentiated treatment option. We first

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target diseases with reduced life expectancy and limited existing therapies, where patients and clinicians are more likely to accept potential side effects and frequent dosing. These diseases often involve smaller patient populations willing to pay higher prices for effective treatments. For example, canine urothelial carcinoma (bladder cancer) affects approximately 80,000 – 100,000 dogs in the U.S. each year. Available treatments are limited, and even with intervention, the average life expectancy is less than a year post-diagnosis.
We select validated biological targets relevant to both human and veterinary medicine to broaden market opportunities. PD-L1 is a validated target in human health due to its role in immune suppression via binding to the PD-1 receptor on T-cells, allowing cancer cells to evade immune detection. Commercially successful FDA-approved checkpoint inhibitors targeting PD-1 or PD-L1 in human health include Keytruda® (pembrolizumab), Opdivo® (nivolumab), and Tecentriq® (atezolizumab), used for cancers like melanoma, lung cancer, and bladder cancer. In veterinary health, PD-L1 is validated through translational studies showing similar immune evasion mechanisms in canine cancers, including bladder cancer and melanoma. Studies have demonstrated that blocking PD-L1 in dogs enhances anti-tumor immune responses, making it a promising cross-species immunotherapy target.
By initially targeting diseases regulated by USDA-CVB rather than FDA-CVM, such as immunotherapies for cancer, we believe that we benefit from potentially faster and less costly manufacturing processes, as well as simpler pathways to conditional approval, streamlining the commercialization process. Our approach uses existing mAbs as benchmarks. Where suitable mAbs are unavailable, we develop and commercialize our own as lead products, such as AKS-701d serving as the mAb lead for the Ambifect® AKS-619d. For atopic dermatitis and chronic pain, we benchmark against existing commercial mAbs like Cytopoint® and Librela®, respectively. The Ambifect® products are designed to match or exceed established mAb therapies in antibody levels, target neutralization, duration of effect, and efficacy within targeted patient populations.
In-licensing opportunities
As part of our product selection and development effort, we seek out opportunities to enter into license agreements with human biopharmaceutical companies, veterinary pharmaceutical companies, and academic institutions to access certain product candidates. These agreements may comprise an option phase for a determined period of time to enable us to perform additional due diligence and further evaluate the product candidate prior to entering into a license. We negotiate the terms of the license at the time of the option agreement and those terms become effective only if we exercise the option. We have already entered into two such option agreements with Purdue and Energesis for the development of canine cancer immunotherapies and pet-specific obesity therapies, respectively.
Out-licensing opportunities for human product applications
Our Ambifect® veterinary products present significant opportunities for outlicensing to human health markets due to homologous disease pathways and therapeutic targets. Successful precedent exists for leveraging veterinary-developed biologics for human use, such as our long-acting once-a-week insulins initially developed for dogs and cats which were later licensed to Diamune for application in treating human diabetes. Additionally, Twilight has licensed our Ambifect® technology to develop therapeutic vaccines for neurodegenerative diseases such as ALS, Parkinson’s, and Alzheimer’s.
We are actively exploring outlicensing opportunities for Ambifect® products in cancer, metabolic disease, pain, and allergy — disease areas where veterinary and human pathways are conserved. Cross-species translational studies demonstrating efficacy and safety in veterinary models provide a strong foundation for human applications, enhancing commercial appeal.
Potential partnerships could include licensing agreements with human health companies seeking novel biologics for chronic pain management, cancer immunotherapy, metabolic disease control, and allergy therapeutics. Such agreements may involve upfront payments, milestones, and royalty payments or revenue sharing post-commercialization.
By leveraging established veterinary success and demonstrating therapeutic potential in homologous human conditions, we aim to attract partners interested in developing our Ambifect® platform for broader

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applications. Our strategy also includes co-development opportunities, where we retain control over manufacturing and clinical development while sharing the commercial rewards.
Sales and Marketing
We intend to employ a hybrid approach of direct sales and strategic distributor relationships to commercialize our oncology products in the United States. We intend to develop a direct sales organization, and, upon regulatory approval of our product candidates, we expect our direct sales organization will work alongside distributors to maximize market penetration, focusing on sales to veterinarians who typically resell therapeutic products to pet owners.
According to data from NVA and Ethos Veterinary Health, there are approximately 49,000 veterinary practices in the U.S., of which only about 10% are classified as specialty or emergency clinics. As of December 31, 2024, the AVMA reported 600 board-certified veterinary oncologists out of 18,049 board-certified veterinarians — less than 4% of the total. This limited number of specialty clinics and oncologists presents a strategic entry point for engagement, even with a modest sales and marketing force.
Educating the veterinary channel, particularly oncology specialists, is foundational to our launch strategy. Veterinary oncologists are evidence-driven and generally conservative when adopting new therapies, especially in complex disease areas like cancer. These specialists often follow protocols informed by academic guidelines, clinical trial data, or peer consensus, making trust and transparency essential. Early education efforts will focus on non-promotional, science-forward content shared through continuing education (CE), expert-led webinars, and advisory board discussions. General practitioners, while not typically initiators of novel oncology therapies, are a key part of the broader care team and should also receive relevant case-based education that enables them to support specialist-prescribed therapies. Without prior legacy in veterinary medicine, we must lead with science and align with respected institutions and key opinion leaders, or KOLs, to lay the foundation for clinical confidence.
We intend that our pre-launch marketing will prioritize market conditioning to prepare clinicians ahead of commercial activity. This strategy will include developing a consistent pipeline of scientific content and educational resources aligned with the product candidate’s therapeutic area, initiating KOL partnerships, and introducing the Akston brand through conference presence, peer publications, and collaborative research visibility, such as the ongoing work with Purdue University for AKS-701d. Additionally, we intend to develop digital and in-clinic resources to support veterinarian-pet parent conversations around immunotherapy, reinforcing treatment value and building credibility. Marketing activities will be synchronized with distribution planning and sales readiness efforts designed to ensure uniform messaging across all external channels. The overarching goal is to cultivate familiarity and demand well before any product becomes commercially available, potentially allowing clinicians to anticipate and seek it upon launch.
Marketing of conditionally approved biologics under the USDA-CVB generally requires adherence to specific guidelines and is subject to certain restrictions. We understand that conditional licenses are generally granted to provide early access to novel biologics when, among other things, there is an urgent need and reasonable expectation of efficacy and safety, but additional studies are required to complete full licensure. Marketing of conditionally licensed biologics must clearly include disclaimers indicating that the product is under conditional approval, rather than full licensure, and that acknowledge that efficacy and potency have not been fully demonstrated. We understand that any claims related to efficacy must be presented cautiously in light of this, emphasizing ongoing data collection and the need for further studies to demonstrate full efficacy and potency and to achieve full licensure. Additionally, all labels, advertising or promotional materials must be submitted to the USDA-CVB for review and approval prior to use.
Though we intend to develop our own sales, marketing, and distribution organization around our follow-on products, we acknowledge that unlike with cancer these markets are much larger in terms of number of patients and, in the case of dermatitis and pain, competitive alternative treatments. Therefore, we are actively seeking commercialization partners to handle the sales, marketing, and distribution of our products in exchange for sharing of revenue. These types of arrangements are common in the veterinary pharmaceutical industry.

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Manufacturing
Beverly, MA, USA Site
We operate an approximately 66,320 square-foot leased facility located at the Cummings Center, Beverly, MA. The lease is effective through February 28, 2030. We have the option to extend the lease for a first additional five-year term, followed by a second five-year term. The rental rate for the first additional term will be $1.00 less than the Lessor’s then-published annual rental rate for comparable space, but not lower than the current rate. For the second additional term, the rental rate will be the Lessor’s then-published annual rental rate for comparable space, again subject to a minimum of the current rate.
The facility is structured to accommodate various operational and research needs, including office space for administrative and management personnel, a research and development laboratory equipped with synthetic chemistry capabilities and a mouse vivarium for preclinical studies, and two process development laboratories designed for small-scale and pilot-scale manufacturing activities. Bioreactor capabilities range from shake flasks up to 10L and 200L systems for process development and scale-up. The facility also includes warehousing facilities providing storage for raw materials, intermediates, and finished products.
We maintain 8,000 square feet of on-site GMP warehouse space, with access to an additional 50,000+ square feet of contracted off-site GMP warehousing. Our site includes a dedicated Good Laboratory Practice (GLP) laboratory for non-clinical testing and research, and a cGMP Quality Control (QC) laboratory for testing and release of products. Our newly built and commissioned 8,000+ square foot multi-cleanroom, low-bioburden cGMP Drug Substance (DS) manufacturing facility is ideally suited for CHO cell production of mAbs and Fc-fusion proteins. This facility contains cGMP Grade B, C, and D cleanroom spaces for various manufacturing stages and containment requirements, utilizing single-use sterile or sanitizable components, including bioreactor systems with capacities up to 1,000L per batch. The facility was designed to avoid the long timelines, high costs, and lack of accountability associated with typical outsourced contract manufacturers. In addition, there is 15,185 square feet of available space for future manufacturing expansion or other facility needs.
The facility’s HVAC systems are designed to maintain controlled temperature, humidity, and particulate levels, adhering to ISO standards for cleanroom environments. Environmental monitoring systems are implemented, with routine assessments to ensure air quality, surface cleanliness, and microbial control. The facilities are regularly audited internally for cGMP compliance and adherence to FDA and EMA guidelines.
We employ a multidisciplinary team specializing in various aspects of manufacturing, QC, QA, regulatory compliance, engineering, facility maintenance, and production management. Organizational charts are established, defining clear reporting lines and responsibilities to ensure accountability and operational efficiency. Personnel are trained according to their roles, with ongoing training programs ensuring continuous skill enhancement and awareness of updated regulations and processes. Personnel hygiene, gowning, and access control procedures are strictly enforced to minimize contamination risks.
The production and analytical facilities are equipped with state-of-the-art manufacturing and analytical testing equipment, including bioreactors for cell culture production, tangential flow filtration systems, column chromatography units, high-performance liquid chromatography (HPLC), gas chromatography (GC), UV-Vis spectrophotometers, and ELISA plate readers. Additional systems include steam sterilizers and environmental monitoring systems.
We have developed comprehensive SOPs for each stage of production, including raw material handling, formulation, filtration, filling, packaging, labeling, and storage. Production processes are monitored to ensure consistent product quality and compliance. Batch records are meticulously maintained to ensure traceability, with each step of the production process documented and verified by authorized personnel. In-process controls are used to monitor critical parameters and their potential impact product quality. Change control procedures are implemented to manage modifications to manufacturing processes, ensuring ongoing compliance.

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We implement a rigorous QC system covering sampling, analytical testing, sterility assurance, endotoxin testing, identity, potency, purity, and stability testing. Qualification and validation of analytical methods ensures accuracy, precision, specificity, sensitivity, and reproducibility. Laboratory equipment is calibrated and maintained in accordance with cGMP requirements, ensuring reliable testing results. QC personnel are adequately trained and qualified, with periodic competency evaluations conducted.
Our QA program encompasses all aspects of cGMP compliance, including SOP management, document control, training programs, and internal auditing as well as change control management, equipment management, quality risk management, incident management, internal audits, Corrective and Preventive Action Plans, or CAPAs, vendor qualification, complaints, and product recall. Continuous improvement programs are established, with quality metrics monitored and reviewed on an ongoing basis.
All manufacturing activities, QC tests, deviations, change controls, complaints, and CAPAs are documented. Documentation practices ensure traceability, transparency, accountability, and compliance with regulatory requirements.
We seek to maintain compliance with FDA and EMA regulations through comprehensive validation, monitoring, and documentation systems. Regular internal audits and third-party inspections are conducted to assess compliance and identify areas for improvement. We have successfully passed two European Qualified Person, or QP, audits for our AKS-452 Covid-19 vaccine at the Beverly, MA site, with no critical findings reported.
This facility represents a substantial investment in our capabilities, allowing us to maintain end-to-end control over the manufacturing process. By eliminating dependence on outsourced contract manufacturers, we have achieved greater flexibility, efficiency, and accountability. The facility’s advanced infrastructure and operational expertise position us to support current and future manufacturing needs, including commercial-scale production, clinical trial support, and research and development efforts. The facility is utilized for the development of all compounds, commercial production of FDA-CVM compounds, and CDMO services, including large-scale cGMP batches for clinical trials of veterinary or human biologics regulated by the FDA. Additionally, it supports the preparation of buffers, media solutions, and assemblies for commercial production at the USDA facility, as well as the preparation of USDA-specific release assays through the validation stage.
Shreveport, LA, USA site
On May 29, 2025, we signed a lease to a new manufacturing site located in Shreveport, LA. We plan to dedicate this facility to the commercial manufacturing of our USDA-CVB-regulated products, including AKS-701d, AKS-619d, and AKS-699. The state-of-the-art biomanufacturing facility consists of a single-story, 31,711-square-foot building originally developed for the production of mAbs as well as diagnostic kits. Completed in December 2001, the facility is purpose-built for biologics manufacturing and features extensive infrastructure suited to our commercial manufacturing and development activities. Key functional areas within the building include approximately 7,500 square feet of cleanroom space, a 1,200-square-foot QC laboratory with Biosafety Level-3 capability, and approximately 5,500 square feet dedicated to warehouse, shipping, and loading dock operations. The facility also houses a 2,000-square-foot lounge and training area, 1,500 square feet of assembly and packaging space, and 650 square feet of cold storage. Additional features include multiple air handlers, a backup generator, redundant chiller systems, up to 24-foot finished ceilings, shower facilities, and a mechanical mezzanine built above the cleanroom zone for support infrastructure. The site is also secured by a comprehensive surveillance and access control system to maintain high levels of security and compliance.
Under the terms of the facility work plan described in the lease, responsibilities for the preparation and fit-out of the facility are divided between the Lessor, the Biomedical Research Foundation, or BRF, of Northwest Louisiana, and our company as the Lessee. BRF is responsible for a series of foundational infrastructure upgrades and facility readiness tasks to ensure the premises meet baseline operational and regulatory standards, including undertaking capital improvements to the building’s chiller system. Additional BRF responsibilities include minor structural modifications such as changes to casework, flooring upgrades, door

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replacements, and relocation of exhaust lines to support the installation of a vivarium. If BRF is unable to complete the work during the six-month work plan period, we may terminate the lease and receive a full refund of our security deposit.
Our responsibilities focus on customizing the facility to meet our operational and regulatory manufacturing needs. This includes installing gas piping systems for cleanroom operations — such as carbon dioxide, oxygen, nitrogen, and process air to support 200L and 1000L bioreactor trains — as well as building out utilities to support future installation of fill-finish equipment. To support QC and product stability efforts, we will configure designated rooms for QC stability chambers. Additional responsibilities include minor electrical upgrades to accommodate specialized processing equipment. These modifications are critical to meet USDA-CVB regulatory requirements for our anticipated commercial operations.
Most of the necessary processing equipment has already been acquired and will be installed and commissioned in accordance with our established quality system. To support the launch and initial market introduction of AKS-701d, we also plan to install and validate a vial filling line capable of producing approximately 3,000 vials per hour.
To that end, we have identified a blow-fill-seal (BFS) fill/finish unit that can be fully installed within 6-9 months. BFS is an advanced aseptic manufacturing technology in which containers are formed, filled, and sealed in a continuous process without human intervention, significantly reducing the risk of contamination. We are working with a company that specializes in rebuilding, upgrading, and re-manufacturing BFS equipment, and have engaged a BFS expert consultant with extensive operational and regulatory experience to support this effort.
If we encounter challenges related to cost, timing, or the overall suitability of BFS for our vial filling needs, we are also considering a USDA-licensed contract manufacturer specializing in sterile vial filling and packaging as an alternative. However, it is important to note that this alternative option would apply to traditional glass vial filling and finishing, rather than BFS.
Our approach includes hiring and training personnel, with a preference for those who previously worked at the facility or at similar manufacturing facilities in the region. We will work closely with regulatory consultants to guide the facility setup and submit the initial application for facility licensing and the outline of production. Our goal is to initiate up to three 200L pre-license serials for AKS-701d starting in 2026.
All assay development will occur at our Beverly facility, but we will establish the same equipment at the Shreveport site for critical product release assays. These assays will be transferred and validated at the Shreveport site prior to pre-license serial batch release in late 2026. The Shreveport facility will also feature a mouse vivarium similar to our R&D vivarium in Beverly, using a disposable cage system. USDA-CVB regulations typically require safety testing of each serial in mice or other required safety testing animal prior to batch release, depending on the product. In some cases, USDA-CVB may require safety testing in a limited number of laboratory dogs. To prepare for this, we are contracting with a CRO which claims to have the capacity to house laboratory dogs and conduct these tests to satisfy USDA-CVB product release requirements.
The establishment of the Shreveport facility represents a critical step in our strategic growth plan. We anticipate that this purpose-built manufacturing site will serve as a dedicated hub for the production and distribution of our USDA-CVB-regulated products. By securing this facility and optimizing its resources, we will enhance its ability to meet commercial demands and streamline its operational capabilities, positioning us for continued success in a highly regulated market.
Competition
The development and commercialization of new animal health medicines is highly competitive, and we expect considerable competition from major pharmaceutical, biotechnology, and specialty animal health medicines companies. As a result, there are, and likely will continue to be, extensive research and substantial financial resources invested in the discovery and development of new animal health medicines. Our potential

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competitors include leading animal health companies such as Zoetis Inc.; Elanco Animal Health Inc.; Merck Animal Health (a division of Merck & Co., Inc.); Boehringer Ingelheim Animal Health (a division of Boehringer Ingelheim GmbH); Virbac Group; Ceva Animal Health; Vetoquinol; and Dechra Ltd (including its InvetX division). In addition, several smaller, early-stage companies are actively developing pet therapeutics, including ELIAS Animal Health, VetmAbBio, Pexxes, Vetigenics, Loyal, Gallant Therapeutics, Rejuvenate Bio, Evax AG, Xeptiva Therapeutics, and Torigen Pharmaceuticals.
If approved, AKS-701d may face competition from the off-label use of Gilvetmab (Merck Animal Health), which targets the PD-1 receptor — a component of the same pathway as the PD-L1-specific AKS-701d. Although Gilvetmab is not currently approved for the treatment of bladder cancer in dogs, Merck Animal Health could conduct the necessary clinical studies and pursue regulatory approval to expand its label to include this indication. If approved, AKS-701d may also compete with other extra-label drug use (ELDU) therapies, including Palladia, Kinavet-CA1, Tanovea-CA1, Stelfonta, Oncept, Laverdia, and human generic chemotherapies such as doxorubicin, none of which are specifically approved for treating canine bladder cancer.
Since AKS-619d is the Ambifect® version of AKS-701d, we anticipate it will face similar competitive pressures, if approved, especially as we seek label expansion beyond bladder cancer to indications such as mast cell tumors and melanoma. Both AKS-701d and AKS-619d, if approved, may also encounter future competition from pipeline candidates being developed by the companies listed above.
If approved, AKS-699 would directly compete with Cytopoint® (Zoetis) for the treatment of atopic dermatitis in dogs. While AKS-699 is designed to require fewer injections and veterinary visits and to offer a lower annual treatment cost, it may prove challenging to displace the current market leader or compete in a price-driven market. If approved, AKS-699 will also face competition from small-molecule, non-injectable therapies such as Apoquel (Zoetis), Zenrelia (Elanco), Atopica (Elanco), and Cortavance (Virbac). Additionally, Zoetis, Elanco, and Dechra are developing longer-acting mAbs targeting IL-31, the same molecule targeted by Cytopoint® and AKS-699, which could pose further competition if approved.
If approved, AKS-548d will directly compete with Librela® (Zoetis) for the treatment of chronic osteoarthritis pain in dogs. While AKS-548d is designed to reduce dosing frequency and lower the annual cost of treatment, competing with an established product may be difficult. If approved, it will also face competition from widely used small-molecule NSAIDs, including carprofen (generic Rimadyl), meloxicam (generic Metacam), and grapiprant (Galliprant: Elanco). Like with dermatitis, companies such as Zoetis, Elanco, and Dechra are developing longer-acting monoclonal antibodies targeting NGF, the same molecule targeted by both Librela® and AKS-548d. In addition, because we expect AKS-548d to be regulated by the USDA-CVB while Librela®, a direct competitor, is regulated by the FDA-CVM, veterinarians may perceive AKS-548d, if approved, as less rigorously reviewed or held to different standards than products regulated by the FDA-CVM. Any such perception may create a competitive disadvantage for AKS-548d, if approved, in the market, regardless of its safety or efficacy profile, which may adversely affect the adoption of AKS-548d, if approved.
AKS-562c, if approved, may not face immediate direct competition, as there are currently no approved therapies for the treatment of obesity in cats. However, due to the large market opportunity and unmet need, it is likely that one or more of the aforementioned companies will develop competing products.
With respect to our Ambifect® platform designed to induce and maintain therapeutic antibodies for cancer, dermatitis, and pain, it is worth noting that in 2024, Boehringer Ingelheim Animal Health acquired Saiba Animal Health AG, a Swiss company focused on therapeutic vaccines for chronic pet diseases. While our platform utilizes Fc-fusion proteins, Saiba’s technology leverages virus-like particles to stimulate immune responses for conditions such as allergies, inflammation, and pain. Although Saiba-derived products are not yet on the market, if approved, we expect they would directly compete with our Ambifect® candidates.
Intellectual Property and License Agreements
We protect our products and technologies through a combination of patents, regulatory exclusivity, and proprietary know-how. Our goal is to obtain, maintain and enforce patent protection for our products,

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formulations, processes, methods, and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current compounds and any future compounds for development, proprietary information, and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. See “Risk Factors — Risks Related to Intellectual Property.”
To help accomplish our goals, we have developed a strategically structured and globally comprehensive intellectual property, or IP, portfolio that supports our proprietary Ambifect® platform technologies, development-stage clinical candidates, and commercial assets across both human and animal health markets. Our intellectual property strategy is designed to secure early priority filing dates, ensure robust protection in key jurisdictions, and maintain alignment with commercial development timelines.
Our intellectual property portfolio is organized by business segment — Human Health and Animal Health — with a mix of Akston-owned, in-licensed, and out-licensed patent families. Each asset class is supported by patent filings across the United States, Europe, and other international jurisdictions.
Akston-invented human health IP Portfolio
The human health IP portfolio comprises patents and patent applications covering our legacy human health products including those related to type 1 diabetes prevention, long-acting insulins for treating diabetes, anti-cancer agents acting through the downregulation of growth factor receptors, and temperature-stable, protein-based vaccines for infectious disease. The allowed and pending claims in this portfolio do not cover the full molecular structures of our lead candidates in animal health, but they may cover portions of these molecules. The human vaccine technologies and patents (9 granted patents and 2 allowed patent applications, with 20 active cases spanning 2 families) were recently transferred to our wholly-owned subsidiary Vakston, which was subsequently sold to Twilight. As part of this transaction, we received an exclusive license to use these patents in the field of animal health, including veterinary therapeutics. These patents cover the AKS-452 and AKS-457 COVID-19 vaccine technologies and may have applications to our Ambifect® platform for inducing antibody production in animals. Based on priority filing dates, these patents are expected to expire between 2040 and 2043. Additionally, we granted Twilight an exclusive, field-limited license to our platform for use in the specific fields of stimulation of immunity to treat or prevent diseases, including neurologic diseases, certain cancers, infections in humans for research and commercial purposes, entitling us to a percentage of any revenues Twilight generates from development programs or products derived from our platform regardless of whether they are covered by the acquired patents.
Excluding the patents covering our human vaccine technologies, we currently hold 20 granted patents and 1 allowed patent application, with 23 active cases spanning 7 patent families, which have been licensed to Diamune to develop and commercialize products for the diagnosis, prevention, amelioration, or treatment of diabetes and autoimmune diabetes in humans, including therapies targeting insulin receptors for cancer. These patents cover AKS-107 for human type 1 diabetes prevention, chimeric antigen receptor and T cell activating bispecific structures leveraging AKS-107 for treatment of human type 1 and type 2 diabetes, AKS-440 for ultra long-acting insulin for treating human type 1 and type 2 diabetes, and AKS-130, AKS-172, AKS-173, and AKS-428 for treating human cancers through growth factor receptor downregulation. In return for the license, we are due a royalty on all Diamune commercialized products, and we retain all intellectual property rights in animal health. Based on priority filing dates, these patents are expected to expire between 2040 and 2044. Diamune received an exclusive, field-limited license to our platform for use in the fields of diabetes, autoimmune diabetes or hyperglycemia, and certain cancer therapies in humans. Diamune’s field does not cover the field licensed to Twilight, the assets sold to Dechra, or veterinary therapeutics. As part of the license, we receive a portion of any Diamune revenues from development programs or products developed from these patents and/or platform regardless of whether they are covered by the acquired patents.

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A summary of our Human Health IP portfolio and status is provided in the table below:
Product	Sequence	Selected Patent Numbers and Patent Application	License/Commercialization Status
SARS-CoV-2 Vaccine	AKS-452	AU2021253926, AU2022231665, CA3146464, EP3972987, IL297064, JP7528249, US11213581, US11707517
Acquired by Twilight. Akston receives a royalty on all commercialized products in exchange for Ambifect® license. Akston has a perpetual, irrevocable, fully-paid, assignable, royalty-free, worldwide, sublicensable license to use, practice and otherwise exploit the intellectual property in animal health.

	AKS-457	WO2024186803, AU2024231716, BR112025018899.2, CA3283536, CN2024800166776 EP24767722.2, IL323166, IN202517090834, JP2025551786, KR1020257029950, NZ824463, SG112025056245, US19/162,564, ZA2025/07289
	AKS-451	US12343393
Type 1 Diabetes Prevention	AKS-107	AU2017371217, AU2020227002, CA3046337, CN110612112B, EP3551209, JP7170332, JP7614655, US10597435, US11359001
Patents licensed to Diamune for the diagnosis, prevention, amelioration or treatment of diabetes or autoimmune diabetes in humans including hyperglycemia or hyperglycemia-associated clinical signs. The field of use also includes limited cancer therapies in humans where such cancer therapies target insulin receptors as their mechanism of action. Akston receives a royalty on all commercialized products covered by the patents and all commercialized products derived from the field-limited Ambifect® license regardless of patent coverage. Akston retains all intellectual property rights in animal health.

Long-Acting Insulins	AKS-440	AU20200407365, EP4073098, JP7405486, NZ788617, US11352407, US11555058, ZA202206047, KR10286175
Oncology (Long-Acting)	AKS-130	US11667689
	AKS-428	US11198719, US12195511
	AKS-172, AKS-173	WO2024145006
Akston-invented animal health IP Portfolio
While the animal health IP portfolio is earlier in development, it is grounded in the same Ambifect® technology platform used to develop our legacy human products. As part of Dechra’s acquisition of our long-acting insulin products and related patents, we received an exclusive license to use these patents in the field of cancer in non-human animals (with specific exceptions related to the insulin moiety), and in any non-insulin-related conditions in non-human animals. Under this license, Fc and linker compositions covered by these patents are available to us for use in companion animals outside the insulin-Fc field. This includes direct application to AKS-562c, our long-acting Fc-GLP-1 technology, and other potential future long-acting therapeutic proteins. This divested portfolio comprises 20 granted patents, with 29 active cases spanning 5 patent families with expected expirations between 2038 and 2040 based on priority filing dates.
PD-L1-targeting agents in canine oncology including AKS-619d and backup candidates are covered by recently filed PCT and US patent applications and a granted US patent claiming composition of matter, methods of treatment, and manufacturing processes, and any granted valid claims are expected to expire on March 5, 2045 based on priority filing dates. NGF-targeting agents for chronic pain in dogs, including AKS-548d and backups are covered by PCT applications claiming composition of matter, methods of treatment, and manufacturing processes, and if valid claims are granted they are expected to expire on October 15, 2045. The once-weekly injectable GLP-1 therapies, including AKS-562c and backups, for the treatment of obesity in cats are covered by recently filed PCT patent applications claiming composition of matter, methods of treatment, and manufacturing processes, and if valid claims are granted they are expected

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to expire on August 11, 2045. IL-31-targeting agents for dermatologic conditions in dogs, including AKS-699, are the subject of provisional applications claiming composition of matter, methods of treatment, and manufacturing processes, with anticipated expiration dates, if valid claims are granted, on July 25, 2046 assuming PCT applications are filed on or before July 25, 2026.
IP Development strategy
We follow a structured, five-stage process to develop and protect IP across our product portfolio. The process begins with strategic selection of pharmacological targets and market areas, followed by the generation and testing of prototype sequences both in vitro and in vivo. Once lead sequences are optimized, provisional patent applications are drafted in-house and with our strategic IP consultants and then converted to full utility filings in collaboration with outside counsel. This disciplined approach ensures a high rate of transition from provisional to granted status.
To further strengthen and extend our patent coverage, we employ a modular “Stem and Leaf” filing strategy. Under this approach, a foundational “stem” patent application is filed early to capture the core invention and establish priority. As additional data become available and product development advances, supplementary “leaf” applications are filed to cover specific aspects such as therapeutic methods, formulations, manufacturing processes, and market-specific regulatory nuances. This strategy enables us to commercialize efficiently while preserving long-term IP optionality and value.
In-licensed intellectual property
In addition to pursuing our own inventions and patents, we actively seek opportunities to in-license technologies, product candidates, and supportive patent portfolios to augment our product pipeline. We currently hold the exclusive option to exclusively license patent applications from Purdue University (filed in the United States, Australia, Brazil, Canada, China, Europe, Israel, India, Japan, Korea, New Zealand, Singapore and South Africa) in the field of canine immunotherapies covering an anti-canine programmed death-ligand 1 (cPD-L1) mAb immunotherapy for treating cancer in dogs (AKS-701d). These patent applications seek to obtain claims on composition of matter, methods of treatment, and methods of manufacturing. Patents derived from this family, if granted, are expected to expire on November 14, 2043 based on the priority filing date. On May 13, 2025, the European National Phase application was filed as EP23892440.1, and on May 14, 2025, the United States National Phase application was filed as US19/129,848. Furthermore, on May 13, 2025, a United States Continuation in Part, or CIP, application was filed as US19/207,035.
The material terms of the license agreement are detailed in a binding term sheet signed by Purdue Research Foundation and our company in June 2024. Under the terms of the option agreement, we must execute the license agreement by the later of June 10, 2025 or six months following the receipt of the final study report for the pilot clinical study that is currently underway at Purdue University College of Veterinary Medicine. As of the date of this prospectus, we are actively engaged in research-phase development under the Purdue Research Foundation exclusive option contract within the option term, and we have not yet executed the option for the full license. While the in vivo study being conducted at Purdue is underway, we have not yet received the final written report from the study.
In addition, we currently hold the exclusive option to exclusively license patents, patent applications, and know-how from Energesis in the field of non-human health for the development of product candidates for the treatment of pet obesity using Energesis’ methods and compounds that target the generation of brown adipose tissue (BAT) to increase energy expenditure. Under the terms of the option agreement, we must execute the license agreement no later than August 1, 2026, the material terms of which are outlined in the agreement.
ExcellGene Master Service Agreement
In March 2025, we entered into the Master Service Agreement, or the MSA, with ExcellGene SA, or ExcellGene, which establishes a collaborative framework for the development of recombinant CHOExpress®-derived cell lines, master cell banks, and scalable manufacturing processes to support our animal health

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products. Under the MSA, we own the stable pools, master cell banks, and purified proteins, while ExcellGene retains rights to its proprietary vectors, media, and protocols. Either party may terminate the MSA with 30 days’ written notice. However, early termination of a work contract, unless for cause, may trigger additional fees.
We are granted a non-transferable, exclusive research license at a rate of CHF 10,000 per year, as well as a product license for monoclonal research cell bank clones for commercial use, until such that that we provide written notice to ExcellGene confirming that (i) the licensed materials and technology will no longer be used and that we’ve destroyed or deleted such information or (ii) we elected to convert the research license into a product license. The product license includes one-time fees of CHF 30,000 upon establishment of the master cell bank, CHF 50,000 upon manufacture of the first GMP batch, and CHF 90,000 upon market approval, subject to certain exceptions. The product license grants us the rights to develop, manufacture, and commercialize target proteins produced through the monoclonal research cell bank clones. There are no royalties associated with the ExcellGene commercial cell line license. Based on positive results from the AKS-701d and AKS-619d cell lines, we anticipate using ExcellGene for developing the AKS-562c, AKS-699, and AKS-548d cell lines.
ExcellGene may license such materials or technology to a third party for any purpose unrelated to our target protein. We retain ownership and the right to use our target protein for any purpose. If improvements to the licensed materials are based solely on our materials or intellectual property, then we will own such improvements. Similarly, if the improvements are based solely on ExcellGene’s materials or intellectual property, then ExcellGene will own such improvements. However, if the improvements could not have been created without both parties’ materials or intellectual property, then it will be considered jointly developed and co-owned by both parties.
As of the date of this prospectus, we are actively engaged in research-phase development under the ExcellGene MSA and research license, and have not yet executed a product license conversion or incurred any associated milestone payment obligation.
Energesis Exclusive Option Agreement
In August 2024, we entered into an exclusive option agreement with Energesis, securing the exclusive right to license Energesis’ Fc fusion protein technology for the development of novel anti-obesity therapeutics in the field of animal health. This technology works by stimulating brown fat cells in vivo to increase energy expenditure. Under the agreement, we hold an exclusive worldwide option to license the technology for non-human animal use, including the right to sublicense, in exchange for conducting a pilot study. The option period extends for the longer of 18 months from the effective date of the agreement or six months following submission of our final written report relating to the pilot study but may not exceed 24 months from the effective date. If we elect to exercise the option, the parties will negotiate the full terms and enter into an exclusive license agreement, which will provide that the license granted thereunder and the related royalty obligations will continue in full force and effect on a country-by-country basis in each applicable country unless earlier terminated pursuant to a provision of the agreement. During the option period and while a license agreement is being negotiated, Energesis has agreed not to grant similar rights to any other party in the animal health space.
We are required to reimburse Energesis during the term of the license for all expenses incurred in connection with the preparation, filing, prosecution, maintenance and defense of the patent rights. If the license is executed, we will pay an upfront licensing fee in the low five-figure range, along with annual license maintenance fees. Running royalties on product sales will generally fall within the low to mid-single-digit percentage range, with the higher mid-single-digit rates being applicable to products covered by existing Energesis patents. Revenue from sublicensing will be shared with Energesis based on a tiered structure, with sharing percentages ranging from the mid-single-digits to the low double-digits, depending on the nature of product coverage and the type of revenue involved.
We retain all rights to our own technologies. If either party makes an improvement to the licensed technology, the other party is granted (i) a non-exclusive worldwide, fully paid-up, royalty-free license to utilize such

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improvements solely for research purposes in accordance with the terms of this agreement and (ii) the right to enter into good faith negotiations to license the commercial rights to such improvements in a field to be agreed upon between the parties. Either party may terminate the agreement for a material breach that is not cured within 30 days of notice, or immediately upon the other party’s insolvency, bankruptcy, dissolution, liquidation, or similar event. As of the date of this prospectus, we were actively engaged in research-phase development under the Energesis exclusive option contract within the option period, and we have not yet executed the option for the full license. We have not paid to or received any payments from Energesis to date.
Purdue Exclusive Option Agreement
In June 2024, we entered into an agreement with the Purdue Research Foundation, or PRF, which grants to us an exclusive, non-transferable option to negotiate an exclusive commercial license for intellectual property related to an anti-PD-L1 antibody immunotherapeutic (AKS-701d), originally developed at Purdue University independently from our proprietary Ambifect® Fc-fusion protein platform. This option applies to the field of canine immunotherapies, including antibody-based inhibitors targeting PD-1/PD-L1 in dogs, as well as associated preclinical and clinical research in other animal models.
The option period extends until the later of twelve (12) months from the effective date of the agreement or six (6) months from Purdue’s delivery of a final study report on the funded in vivo study, unless extended by mutual written consent. To exercise the option, we must submit a written notice along with a commercialization plan. Upon exercise, the parties will negotiate the terms of a master license agreement, which will set forth customary terms for the patent and technology licenses.
These terms include an upfront license fee in the low five-figure range, along with annual maintenance fees in the mid five-figure range, which are creditable against future royalties. Milestone payments are also contemplated, with payments due upon initiation of the first pivotal trial and upon regulatory product approval, collectively amounting to the mid six-figure range. We are obligated to pay annual royalties that may reach the low five-figure range, as well as running royalties on net sales in the low single-digit percentage range. Revenue from sublicensing will be shared with PRF at rates generally ranging from the mid to high single-digit percentages, subject to a minimum floor based on the royalty that we would otherwise owe for direct sales.
Additionally, PRF maintains non-commercial rights to the licensed technology for internal research, education, and collaborations with other nonprofit institutions. While PRF retains sole authority for decisions regarding protection the intellectual property, we are responsible for reimbursing PRF for any expenses incurred by PRF for prosecution efforts undertaken at our request. We are also required to meet diligence milestones and uphold our financial obligations as specified, reinforcing our commitment to advancing the commercialization of the licensed technology. Either party may terminate the agreement if the other fails to perform or breaches a material obligation related to the in vivo canine PD1/PDL1 antibody research and does not cure such breach within 30 days.
As of the date of this prospectus, we are actively engaged in research-phase development under the PRF exclusive option contract within the option term, and we have not yet executed the option for the full license. While the in vivo study being conducted at Purdue is underway, we have not yet received the final written report from the study.
To secure the option, we agreed to supply small scale batches as well as one multi-gram sized batch of AKS-701d below cost to support research-phase development studies at Purdue under a separate procurement contract with the university. During this reporting period, we completed the manufacture, purification, and release of the AKS-701d batches, delivered the materials to Purdue University, and in exchange, we received payments from Purdue University of $0.4 million.
We worked with PRF in May 2025 to complete the national phase entries of Purdue University’s anti-canine PD-L1 mAb patent. In doing so, we are responsible for reimbursement of patent expenses to PRF under the option agreement.

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Diamune Exclusive License Agreement
In June 2025, we entered into an Exclusive License Agreement with Diamune under which we granted Diamune a worldwide, exclusive license to our Ambifect® Fc-fusion protein platform, including specified patents, patent applications, and related technical information and know-how, for the research, development, manufacture, and commercialization of products in the field of use, which is defined as diagnosis, prevention, amelioration, or treatment of diabetes and autoimmune diabetes in humans, including therapies targeting insulin receptors for cancer. The license excludes animal health uses, and other immunostimulatory mechanisms of action outside the defined therapeutic field. The term of the license begins on the effective date of the agreement and lasts in perpetuity, unless terminated earlier in accordance with the agreement.
The license also grants to Diamune the right to research and commercialize licensed products worldwide in the field of use, and to grant sublicenses to third parties, excluding rights to sublicense or disclose our trade secrets. Diamune is required to use commercially reasonable efforts to develop at least one licensed product and meet the following development milestones: (i) securing a minimum of $2.0 million in funding to support the development of at least one licensed product in the field of use by April 30, 2027 and (ii) dosing of the first patient in a phase I clinical trial of at least one licensed product in the field of use by April 30, 2031.
In consideration of the license, Diamune is required to pay us a total license issue fee in the low tens of millions of dollars, which may be satisfied through: (i) a high double-digit percentage of Diamune’s sublicense revenue; (ii) a low double-digit percentage royalty on net sales of licensed products; and (iii) a mid-single- digit percentage of proceeds from equity or debt financing. After the license issue fee has been fully satisfied, Diamune will pay us: (i) a mid-single-digit percentage royalty on net sales of each licensed product during the applicable royalty term, (ii) half that percentage royalty on net sales following expiration of the applicable royalty term, and (iii) a low double-digit percentage of any net sales based sublicensee revenue.
We retain all rights to our intellectual property outside the field of use and, to the extent Diamune develops patentable intellectual property using our licensed intellectual property, Diamune grants to us a non-exclusive, worldwide, royalty-free license for use in non-competing products outside the field of use. Any improvements developed by Diamune to the Ambifect® Fc-fusion platform are also licensed back to us for unrestricted use outside the field of use. If either party becomes aware of any suspected infringement of any licensed patents or any claim that any licensed patents are invalid or unenforceable, we have the first right, but not the obligation, to bring an infringement action or to defend any judgement action concerning any licensed patents. If a party undertakes the enforcement or defense of any licensed patents, the other party is required to provide reasonable cooperation and assistance, at the enforcing party’s expense.
The license agreement outlines specific obligations related to the AKS-107 compound, which received prior financial support from the Leona M. and Harry B. Helmsley Charitable Trust, or HCT. Pursuant to the license agreement, Diamune assumes responsibility for development of AKS-107 and is required to pay us an annual royalty, which is calculated as a mid-single-digit percentage of Diamune's gross revenue from commercial sales of AKS-107 until the total payments equal $12,388,000, which represents two times the loan amount of $6,194,000 from HCT, or the Loan Amount. These payments are intended to fulfill our financial obligations to HCT arising from HCT's earlier support of the AKS-107 program.
In addition, Diamune must pay us an amount equal to the Loan Amount, once Diamune's cumulative gross revenue from AKS-107 sales first reaches $300.0 million, and an additional amount equal to two times the Loan Amount once Diamune’s cumulative gross revenue from sales first reaches $600.0 million. We may terminate the agreement if Diamune, an affiliate or sublicensee fails to cure a material breach within 90 days of providing notice, or immediately upon Diamune’s insolvency, dissolution, bankruptcy or similar events.
As of the date of this prospectus, Diamune has not yet secured the development funding or initiated clinical trials required under the agreement, and we have not recognized any revenues under the license agreement.
In November 2025, we entered into a Royalty and Revenue Assignment Agreement, or the R&R Agreement, with Todd C. Zion, Willard Umphrey and the Stuart B. Abelson 2012 Irrevocable Trust, or the Assignees.

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Pursuant to the R&R Agreement, the Assignees will receive their respective pro-rata share (based on their investment in the November 2025 SAFE financing described above), for the license issue fees, royalties, sublicense revenues (each as defined in the Diamune License), and accrued interest owed by Diamune to us under the Diamune License. In November 2025, we also entered into a Consent to Assignment with Diamune, pursuant to which Diamune agreed to our assignment to the Assignees of specified future payment rights as specified under the Diamune License.
Twilight Bioscience License Agreement
In June 2024, we entered into an Amended and Restated License Agreement with Twilight, or the Twilight Agreement, which superseded a prior license agreement dated August 17, 2023. Under the Twilight Agreement, we granted Twilight a field-limited, exclusive, worldwide, royalty-bearing license, with the right to sublicense through multiple tiers, to certain intellectual property related to our Ambifect® Fc-fusion protein platform. This license allows Twilight to research, develop, manufacture, and commercialize products using our Ambifect® Fc-fusion protein platform in the field of use, which is defined as the stimulation of immunity to treat or prevent diseases, including neurological diseases, certain cancers, or infections in humans for research and commercial purposes. The field of use expressly excludes (i) any use or activities related to mechanisms of action other than the stimulation of immunity in humans, (ii) any use or activities related to animal health (including veterinary therapeutics), or the treatment of non-human animals, other than for research purposes, as necessary for the development of the human treatments, (iii) the treatment or prevention of autoimmune diabetes, and (iv) specific molecules enumerated in the license. The term of the license begins on the effective date of the agreement and lasts in perpetuity, unless terminated earlier in accordance with the agreement.
Under the Twilight Agreement, Twilight is obligated to meet specific development milestones. These milestone obligations are extinguished if Twilight raises at least $7.0 million in capital.
As consideration for the license, Twilight issued 805,631 shares of its common stock to us in June 2024, in addition to the 648,148 shares issued under the original 2023 license, resulting in our ownership representing approximately 19.95% of Twilight on a fully diluted basis at that time. In late 2024, we distributed our Twilight shares pro rata to our then-existing common and preferred stockholders.
As further consideration for the license, we are eligible to receive a royalty of a low single-digit percentage on net sales of licensed products, payable on a country-by-country basis for 20 years following the first commercial sale. Twilight must also pay us a low single-digit percentage of sublicense revenue received from sublicensees. Royalties are calculated based on net sales and are subject to customary reductions. Twilight is also obligated to provide us with annual progress reports and permits us to use non-competing development data for our own purposes.
The license includes restrictions on competition, prohibiting Twilight from using the licensed technology outside of the defined field of use and from developing or commercializing competing products. Additionally, any improvements or intellectual property developed by Twilight using our technology must be licensed back to us for use outside of the field of use on a royalty-free basis. We may terminate the agreement if Twilight, an affiliate or sublicensee fails to cure a material breach within 90 days of providing notice, or immediately upon Twilight’s insolvency, dissolution, bankruptcy or similar events.
As of the date of this prospectus, we have not recognized any revenue related to royalties or sublicensing under this agreement.
Cell line licenses
CHO cells are the most commonly used mammalian cell lines for the commercial production of mAbs and our Ambifect® Fc-fusion proteins, due to their ability to produce complex, properly-folded, and glycosylated proteins. Developing CHO cell lines for FDA-CVM or USDA-CVB-regulated manufacturing involves critical steps such as vector construction, transfection, selection, and screening of high-producing clones. Optimized clones are adapted to suspension culture in chemically-defined media for large-scale production,

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followed by rigorous characterization and creation of regulatory-compliant Master and Working Cell Banks, or Cell Stocks as referred to by USDA-CVB.
Many commercially-used CHO cell lines are proprietary, developed by biotechnology companies that enhance productivity, stability, glycosylation patterns, or growth characteristics through genetic modifications and optimized culture conditions. These proprietary lines are protected by patents and trade secrets, necessitating the acquisition of licenses for their use. Licensing agreements typically outline scope of use, geographical territory, exclusivity, sublicensing rights, and financial obligations such as upfront fees, royalties, and milestone payments. Compliance with regulatory standards and confidentiality obligations are also common requirements.
We currently hold an exclusive, worldwide, royalty-bearing license with LakePharma (acquired by Curia) covering the use, sale, offer for sale, or distribution of their proprietary CHO GSN K1 cell lines for producing the legacy human health products, AKS-107 and AKS-452, for all research and commercial applications.
In June 2025, we granted Diamune a one-year exclusive option to obtain an exclusive sublicense under the LakePharma license. This sublicense would allow Diamune to use and commercialize the AKS-107 RCB clone(s) and their progeny (e.g., MCB(s)) in support of its activities under the Diamune License. Diamune is responsible for any administrative fees we incur to keep the LakePharma license in good standing.
In March 2025, we executed the MSA with ExcellGene (Monthey, Switzerland) for developing cell lines for AKS-701d and AKS-619d production. ExcellGene’s proprietary CHOExpress® platform is designed for high-yield production of complex biologics, including mAbs, bispecifics, fusion proteins, and vaccines. Notably, ExcellGene claims that CHOExpress® enables rapid development from DNA to stable clone within eight weeks, achieving titers exceeding 14 g/L in chemically defined media, and scalability up to 5,000L without productivity loss. Research-use licensing terms include annual payments of less than $50k, while commercial-use licenses for each cell line include a one-time fee of less than $50k upon establishment of the Master Cell Bank or Master Cell Stock, about $50k upon manufacturing of the first GMP batch, and < $150k upon market approval. There are no royalties associated with the ExcellGene commercial cell line license. Based on positive results from the AKS-701d and AKS-619d cell lines, we anticipate using ExcellGene for developing the AKS-562c, AKS-699, and AKS-548d cell lines.
Trademarks
Our current trademark portfolio includes comprehensive protection for two core trademarks, AMBIFECT and HEBDOLIN, across major global markets. The AMBIFECT trademark, covering pharmaceutical drug development services, research, and the development of pharmaceutical preparations, is granted in Australia, Brazil, Canada, China, the European Union, Israel, India, Japan, Korea, New Zealand, the UK, the US, and South Africa. The HEBDOLIN trademark, which pertains to insulin and veterinary preparations for treating diabetes, is registered in Australia, Brazil, Canada, China, the European Union, Japan, New Zealand, and the US. This robust trademark coverage provides strong legal protection and brand recognition across North America, Europe, Asia, Oceania, and other key jurisdictions, establishing a solid foundation for continued growth and market expansion. Additionally, the HEBDOLIN mark is currently under evaluation for licensing by Diamune to cover the long-acting human insulins for once-a-week diabetes treatment that were licensed from us.
Our trademark strategy for AKSTON emphasizes broad and adaptable protection through prioritized applications filed on March 7, 2025. In the United States, the AKSTON mark proceeded to registration on October 28, 2025, and was assigned U.S. Reg. No. 8004112. The registration will remain in effect subject to the timely filing of a Declaration of Use between the fifth and sixth year following registration (initial deadline October 28, 2031) and a Renewal Application between the ninth and tenth year (subsequent deadline October 28, 2035), with successive renewals each ten-year period thereafter. Additionally, we are protecting the “Paw Logo” through a grayscale application to ensure coverage across all color variations, even when used independently of the AKSTON brand name. The Paw Logo mark proceeded to registration on October 28, 2025, and was assigned U.S. Reg. No. 8004115, subject to the same maintenance and renewal requirements. The highest priority is securing the registration of the AKSTON word mark, which offers comprehensive

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protection across various forms and media, regardless of capitalization or stylization. To address potential U.S. PTO challenges related to the mark being perceived as a surname, we have provided evidence of long-term use, distinctive branding efforts, and consumer recognition. In October 2025, we received our certificate of registration from the World Intellectual Property Organization for our international trademark application covering AKSTON. This robust trademark coverage is intended to provide strong international legal protection and brand recognition across Australia, Brazil, Canada, China, European Union, India, Israel, Japan, New Zealand, Republic of Korea, and the United Kingdom.
Beyond these core marks, we have filed an application for the tagline “BIOTECH BUILT FOR PETS.” This mark proceeded to registration in the United States on November 4, 2025, and was assigned U.S. Reg. No. 8010122. The registration will remain in effect subject to the timely filing of a Declaration of Use between the fifth and sixth year following registration (initial deadline November 4, 2031) and a Renewal Application between the ninth and tenth year (subsequent deadline November 4, 2035), with successive renewals each ten-year period thereafter. As with the AKSTON mark, in October 2025, we received our certificate of registration from the World Intellectual Property Organization for our international trademark application covering “BIOTECH BUILT FOR PETS.” This robust trademark coverage is intended to provide strong international legal protection and brand recognition across Australia, Brazil, Canada, China, European Union, India, Israel, Japan, New Zealand, Republic of Korea, and the United Kingdom.
As part of our strategy, we will also review other product names, excluding AMBIFECT, which is already registered, to evaluate their eligibility for protection. Our strategy includes regular monitoring for potential infringements, maintaining an updated trademark portfolio, and expanding protections internationally through the Madrid Protocol or direct jurisdictional filings where necessary. This comprehensive approach ensures robust brand protection and value creation as we continue to grow.
Know-how and Trade Secrets
We depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as those of our advisors, consultants, and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and inventions for which patents may be difficult to obtain or enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we generally require all of our employees, consultants, advisors, and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries, and inventions important to our business.
Government Regulation
The development, approval, and sale of animal health products are governed by the laws and regulations of each country in which we intend to sell our products. In an effort to comply with these regulatory requirements, we have established processes and resources to provide oversight of the development and launch of our products and their maintenance in the market.
United States
Three federal regulatory agencies regulate the health aspects of animal health products in the United States: the FDA; the USDA; and the Environmental Protection Agency, or the EPA.
The CVM at the FDA regulates animal pharmaceuticals under the Food, Drug and Cosmetics Act. The CVB at the USDA regulates veterinary vaccines and some biologics pursuant to the Virus-Serum-Toxin Act. The EPA regulates veterinary pesticides under the Federal Insecticide, Fungicide and Rodenticide Act. Many topical products used for treatment of flea and tick infestations are regulated by the EPA.
We believe our current product candidates are biologic pharmaceuticals that are regulated by the FDA-CVM or by the USDA-CVB in the U.S., depending on the outcomes of joint agency jurisdictional review. Manufacturers of animal health pharmaceuticals, including our company, must as a general matter show

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their products to be safe, effective and produced by a consistent method of manufacture, among other things, and must be approved under applicable law.
Regulatory oversight of biologics for pets is complex and which body is in charge of such oversight depends largely on the mechanism of action and the intended indication of the product. Biologics like ours are regulated either the USDA-CVB or the FDA-CVM. According to the USDA Animal and Plant Health Inspection Service, or APHIS, and FDA, the USDA-CVB typically regulates biologics intended to diagnose, cure, mitigate, treat, or prevent disease in animals, when they work primarily through an immune process, and the FDA-CVM generally regulates biologics whose primary mechanisms are not immunological or are undefined. A detailed description of the criteria used for jurisdictional selection can be found in a Memorandum of Understanding between the USDA-CVB and FDA-CVM.
If regulated by CVM, the basis for approving a drug application is documented in a Freedom of Information Summary. We will be required to conduct post-approval monitoring of FDA- and EMA-approved pharmaceutical products and to submit reports of product quality defects, adverse events, or unexpected results to the CVM’s Surveillance and Compliance group.
European Union
The European Medicines Agency, or the EMA, regulates the scientific evaluation of applications for marketing authorizations via the centralized procedure for medicines developed by pharmaceutical companies for use in the European Union, or the EU. Its veterinary review section is distinct from the review section for human medicines. The Committee for Medicinal Products for Veterinary Use, or CVMP, is responsible for scientific review of the submissions for animal pharmaceuticals and vaccines. The CVMP’s scientific opinion on whether the veterinary medicine may be authorized or not is sent to the European Commission, which formally grants the marketing authorization. Once a centralized marketing authorization is granted by the European Commission, it is valid throughout the European Economic Area (meaning the Member States of the EU plus Norway, Iceland, and Liechtenstein). The centralized procedure is mandatory for approval of certain veterinary medicines, including those derived from certain biotechnology processes, veterinary medicines containing an active substance which has not been authorized as a veterinary medicines in the EU before, and veterinary medicines for use as growth or yield enhancers. Other veterinary medicines not falling within the mandatory scope of the centralized procedure may be approved via the centralized procedure if no other marketing authorization has been granted for the product in the EU. We believe our current product candidates contain new active substances and thus will be subject to approval by the European Commission via the centralized procedure.
For all other products, the competent authorities of the EU Member States are responsible for granting marketing authorizations for products that are sold in their markets. Applicants who intend to market such products in more than one Member State may seek marketing authorizations under the mutual recognition procedure or the decentralized procedure, which are procedures designed to streamline and harmonize approval in multiple EU Member States. If the product has already been authorized in one EU Member State, the mutual recognition procedure facilitates mutual recognition of the existing authorization (so called “reference Member State” approval), in another EU Member State. The decentralized procedure, on the other hand, may be used in cases where the product has not received a marketing authorization in any EU Member State. Under this procedure, the applicant submits an identical dossier to each relevant Member State, and one, known as the reference Member State, takes the lead in reviewing the application. Under both procedures, other EU Member States are required to accept the reference Member State’s view on the approvability of the product unless they can identify significant public health reasons not to do so.
In general, the requirements for regulatory approval of an animal health product in the EU are similar to those in the United States, requiring demonstrated evidence of purity, safety, efficacy, and consistency of manufacturing processes.
Rest of World
Each other country has its own regulatory requirements for approving and marketing veterinary pharmaceuticals. For example, in Brazil, the Ministry of Agriculture, Livestock Products and Supply, or

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MAPA, is responsible for the regulation and control of pharmaceuticals, biologicals, and feed additives for animal use. MAPA’s regulatory activities are conducted through the Secretary of Agricultural Defense and its Livestock Products Inspection Department. In addition, regulatory activities are conducted at a local level through the Federal Agriculture Superintendence. These activities include the inspection and licensing of both manufacturing and commercial establishments for veterinary products, as well as the submission, review, and approval of pharmaceuticals, biologicals, and feed additives.
In Australia, the Australian Pesticides and Veterinary Medicines Authority, or APVMA, is the Australian government statutory authority for the registration of all agricultural and veterinary products. The APVMA assesses applications from manufacturers of veterinary pharmaceuticals and related products.
Many country-specific regulatory laws contain provisions that include requirements for labeling, safety, efficacy, and manufacturers’ quality control procedures to assure the consistency of the products, as well as company records and reports. With the exception of the EU, the regulatory agencies of most other countries generally refer to the FDA, USDA, EMA, and other international animal health entities, including the World Organization for Animal Health and the Codex Alimentarius Commission, in establishing standards and regulations for veterinary pharmaceuticals and vaccines.
Other Regulatory Considerations
Regulatory rules relating to human food safety, food additives, or drug residues in food will not apply to the product candidates we currently are developing because our products are not intended for use in food production animals. However, there will be additional regulatory requirements to meet and approvals to obtain for our product candidates.
For instance, advertising and promotion of animal health products is controlled by regulations in many countries. These rules generally restrict advertising and promotion to those claims and uses that have been reviewed and authorized by the applicable agency. We will conduct a review of advertising and promotional material for compliance with the local and regional requirements in the markets where we sell pet therapeutics, and such materials may be subject to review and approval by such regulators.
Requirements for Approval of Veterinary Pharmaceuticals for Pets
As a condition to regulatory approval for sale of animal products, regulatory agencies worldwide generally require, in addition to other laws, regulations or other requirements that may vary from jurisdiction to jurisdiction, that a product to be used for pets be demonstrated to:
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be safe for the intended use in the intended species;

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have substantial evidence of effectiveness for the intended use;

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have a defined manufacturing process that ensures that the product can be made with high quality consistency; and

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be safe for humans handling the product and for the environment.

Safety.   To determine that a new veterinary drug is safe for use, we expect regulatory agencies will generally require us to provide data from a safety study generated in laboratory cats and/or dogs or other animals, tested at doses higher than the intended label dose, over a period of time determined by the intended length of dosing of the product. In the case of the FDA-CVM, the design and review of the safety study and the study protocol are completed prior to initiation of the study to help assure that the data generated will meet FDA-CVM requirements. These studies are conducted under rigorous quality control, including GLP, to assure integrity of the data. They are designed to clearly define a safety margin, identify any potential safety concerns, and establish a safe dose for the product. This dose and effectiveness is evaluated in the pivotal field effectiveness study where the product is studied in the animal patient population in which the product is intended to be used. Field safety data, obtained in a variety of breeds and animals kept under various conditions, are evaluated to assure that the product will be safe in the target population. Safety studies are

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governed by regulations and regulatory pronouncements that provide the parameters of required safety studies and are utilized by regulatory bodies in the United States, the European Union, Japan, and other countries.
Effectiveness.   Early pilot studies may be done in laboratory cats or dogs or other animals to establish effectiveness and the dose range for each product. Data on how well the drug is absorbed when dosed by different routes and the relationship of the dose to the effectiveness are studied. When an effective dose is established, a study protocol to test the product in real world conditions is developed prior to beginning the study. In the case of the FDA-CVM, the pivotal effectiveness field study protocol is submitted for review and concurrence prior to study initiation, to help assure that the data generated will meet requirements.
The pivotal field effectiveness study must be conducted with the formulation of the product that is intended to be commercialized, and is a multi-site, randomized, controlled study, generally with a placebo control. To reduce bias in the study, individuals doing the assessment are not told whether the subject is in the group receiving the treatment being tested or the placebo group. In both the United States and the European Union, it is generally understood that, in practice, many pivotal field effectiveness studies for veterinary pharmaceuticals enroll enough animals to yield approximately 100 to 150 complete cases treated with the test product, along with a comparable number of subjects in the control group receiving a placebo. However, regulatory agencies in both regions do not mandate specific sample sizes for such studies. Instead, they emphasize that studies must be adequately powered to detect statistically significant effects, with sample sizes determined by sound statistical principles. In many cases, a pivotal field study may be designed with clinical sites in both the European Union and the United States, and this single study may satisfy regulatory requirements in both the European Union and the United States.
Chemistry, Manufacturing and Controls, or CMC.   To assure that the product can be manufactured consistently, regulatory agencies will require us to provide documentation of the process by which the active pharmaceutical ingredient (API) is made and the controls applicable to that process that assure the API and the formulation of the final commercial product meet certain criteria, including purity and stability. After a product is approved, we will be required to communicate with the regulatory bodies any changes in the procedures or manufacturing site. For FDA and EMA approvals, both pharmaceutical API and commercial formulations are required to be manufactured at facilities that practice cGMP.
Environmental and Human Safety.   We will not be required under United States law to provide an environment impact statement for products currently in development if the products are given at the home of the pet’s owner or in a veterinary hospital. If products might result in some type of environmental exposure or release, the environmental impact must be assessed. For approval in the United States and EU, a risk assessment for potential human exposure will be required.
Labeling, All Other Information, and Freedom of Information Summary.   We also will be required to submit the intended label for the product candidates, and also any information regarding additional research that has been conducted with the drug, to the FDA-CVM and other regulatory bodies for review. We will draft, and submit for regulatory review, the Freedom of Information Summary for use in the United States. This summary outlines the studies and key information that FDA-CVM uses to assess the drug’s safety and effectiveness. After approval, the Freedom of Information Summary is published on the FDA’s website.
Regulatory Process at the FDA
To begin the development process for our products in the United States, we establish an Investigational New Animal Drug, or INAD, file with the CVM. We then hold a pre-development meeting with the CVM to reach a general agreement on the plans for providing the data necessary to fulfill requirements for a New Animal Drug Application, or NADA. During development, we will submit pivotal protocols to the CVM for review and concurrence prior to conducting the required studies. We will gather and submit data on manufacturing, safety, and effectiveness to the FDA-CVM for review, and this review will be conducted according to timelines specified in the Animal Drug User Fee Act. Once all data have been submitted and reviewed for each major technical section — safety, effectiveness, and CMC — the FDA-CVM will issue us a technical section complete letter as each section review is completed, and when the three letters have

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been issued, we will compile a draft of the Freedom of Information Summary, the proposed labeling, and all other relevant information, and submit these as an administrative NADA for FDA-CVM review. Generally, if there are no deficiencies in the submission, the NADA will be issued within four to six months after submission of the administrative NADA. After approval, we will be required to collect reports of adverse events and submit them on a regular basis to the FDA-CVM.
The FDA-CVM has an alternative approval process for drugs used in minor species, or for drugs that are used for a ‘minor use’ in a major species. This process is called MUMS which stands for minor use, minor species. For example, if it can be documented that the population of cats or dogs that contract a specific condition is below a specified number, a company can apply to the FDA-CVM for MUMS designation. Once designation has been granted, then we must submit the same safety and CMC data as required for a full NADA, and also submit some evidence of effectiveness. After a review period, the FDA-CVM can then grant a conditional approval which allows commercialization. Because in many cases the CMC section of the submission takes the longest, MUMS conditional approval may not shorten the time to commercialization. We do not believe that any of our product candidates are currently eligible for MUMS designation.
In recent years, the CVM has introduced a new commercialization pathway for products intended for major non-food species (e.g., dogs, cats, and horses). This pathway allows for conditional approval of products that meet two key criteria: 1) the product addresses a significant unmet medical need and 2) demonstrating effectiveness requires a particularly complex or difficult clinical study. As with MUMS conditional approvals, the safety and CMC technical sections must be complete and approved. Additionally, the sponsor must submit data supporting a reasonable expectation of effectiveness. Upon FDA-CVM review and acceptance, the product may be commercialized while the pivotal effectiveness study is conducted. Sponsors have five years to complete and submit the results of the pivotal study. If accepted by the CVM, a full NADA is then issued.
Depending on the indication, this conditional approval route may provide a faster path to market for future development candidates in our pipeline.
Requirements for Approval of USDA-regulated Veterinary Biologics for Pets
There are many parallels between the requirements to receive approvals for a veterinary pharmaceutical product and a veterinary biologics product. The terminology differs but the three main components are the same: efficacy, manufacturing, and safety. USDA regulations are designed to ensure that veterinary biologics are pure, safe, potent, and effective. We understand that the differences compared to pharmaceutical product regulations are based on the immunological nature of the mode of action of the product and the manufacturing process involving living organisms.
Efficacy.   Documentation requirements depend significantly on product type and typically include data from preliminary dose determination studies and immunogenicity/efficacy studies.
Safety.   Typical safety documentation includes safety data from laboratory animal studies, typically rodents or similar test subjects, studies in host animals, typically laboratory dogs or cats, in biocontainment, and field safety studies conducted in client-owned animals.
Manufacturing.   The required documentation must include, among other documentation, an Outline of Production, MCS Reports, and Summary Information Formats, or SIFs, for novel live biological products and products based on recombinant DNA technology. SIFs contain additional safety and identity data to help establish proper biocontainment requirements and to conduct confirmatory testing. Other supportive documentation is product-type specific and includes in-process procedures and corresponding validation reports, potency test development report, stability reports, and veterinary biologics production and test for satisfactory three consecutive pre-licensing serials (numbered lots) of product.
Other information includes labels or label sketches.
A unique requirement for veterinary biologics regulated by USDA-CVB in the United States is that manufacturers must hold a U.S. Veterinary Biologics Establishment License to produce licensed veterinary

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biologicals, as well as generally must hold a U.S. Veterinary Biological Product License for each product prepared in such establishment. An establishment license will only be issued if at least one biological product qualifies for a license. Applications for veterinary biologics establishments include articles of incorporation for the applicant, qualifications of veterinary biologics personnel for key employees, water quality statement, facility blueprints, plot plans, and legends.
Regulatory Process at the USDA Overview
Applicants are encouraged to contact the USDA-CVB early in the product development process. A licensing reviewer will be assigned to help with the regulatory process. Initially, the USDA-CVB will confirm that the proposed product meets the definition of a veterinary biologic and is subject to regulation by the USDA-CVB. The USDA-CVB then recommends that applicants submit a licensing plan, including pivotal study protocols, for review and comment prior to initiating work that will be used to support product licensure. The USDA provides a comprehensive list of guidance documents named “Veterinary Services Memorandums” that lay out data requirements and regulatory process. Applicants that do not hold a U.S. Veterinary Biologics Establishment License need to submit the required documentation for the establishment and the product concurrently.
Study protocols and reports can be submitted any time after the initial applications have been made. The administrative process is facilitated by forms (APHIS Forms) that accompany the submissions and capture regulatory actions. The USDA-CVB provides official responses to submissions in hard copy mail indicating if more data are needed or that the submission was satisfactory to support licensure. When master seed and master cell reports have been found to be satisfactory, samples have to be submitted to the USDA-CVB laboratory for confirmatory testing. Assuming all requirements have been satisfactorily met, the USDA-CVB will issue a veterinary biological product license.
In cases of emergencies or cases in which there is no approved product available, the USDA-CVB may issue a time-limited conditional license after, among other things, the manufacturing and safety requirements have been substantially fulfilled, and a reasonable expectation of efficacy has been established. The applicant has to continue the pivotal efficacy program and product testing validation. The conditional license can be extended if reasonable progress towards full licensure can be demonstrated.
We understand that there are no statutory review times and that submissions enter the review queue in chronological order. Hence predictions of development timelines and time to approval are difficult to make. However, we believe the typical time to achieve conditional licensure is approximately three years and the typical time to achieve full licensure is approximately five years. However, our product candidates may not achieve conditional or full licensure on this timeline or at all.
European Regulatory Process
The EMA is responsible for coordinating scientific evaluation of applications for marketing approval via the centralized procedure for pet therapeutics in the EU. To perform these evaluations the EMA established a specific scientific committee, the CVMP. The CVMP considers applications submitted by companies for the marketing approval of individual pet therapeutics and evaluates whether or not the medicines meet the necessary quality, safety, and efficacy requirements. Assessments conducted by the CVMP are based on scientific criteria and are intended to ensure that pet therapeutics reaching the marketplace have a positive benefit-risk balance in favor of the pet population for which they are intended. Based on the CVMP’s recommendation, a centralized marketing authorization is granted by the European Commission, which allows the product to be marketed throughout the EEA. The CVMP is also responsible for various post-authorization and maintenance activities, including the assessment of modifications or extensions to an existing marketing authorization.
To obtain a centralized marketing authorization from the European Commission, we must submit a marketing authorization application called a dossier. The dossier is the EMA’s equivalent of the FDA’s NADA and includes data from studies showing the quality, safety, and efficacy of the product. The CVMP reviews and evaluates the dossier. For any dossier, a rapporteur and co-rapporteur are appointed from the

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members of the CVMP. Their role is to lead the scientific evaluation and prepare the assessment report. The rapporteur can utilize experts to assist it in performing its assessment. The report is critiqued by the co-rapporteur and other members of the CVMP before the CVMP makes its determination. The final opinion of the CVMP is generally given within 210 days of the submission of a dossier (not including clock-stops, where the applicant provides answers to questions from the CVMP).
For products that are not eligible for centralized approval, the competent authorities of the EU Member States are responsible for granting marketing authorizations for products that are sold in their markets. Such products may be approved nationally in one EU Member State, or in multiple EU Member States via the mutual recognition procedure or the decentralized procedure.
In the EU, products for minor use or minor species may be eligible for a limited marketing authorization and certain regulatory incentives such as free scientific advice and reduced data requirements. For a medicine to be eligible for a limited market authorization it must meet the following two criteria: (i) it must be intended for a limited market, such as the treatment or prevention of diseases that occur infrequently or in limited geographical areas or for animal species other than cattle, sheep for meat production, pigs, chickens, dogs, and cats, and (ii) the benefit of its availability on the market to animal or public health is greater than the risk inherent in the fact that less than usual data is provided. An applicant may apply for a limited marketing authorization for any product irrespective of the intended route of approval (i.e., centralized, decentralized, or national approval). Before submitting an application for a limited market authorization, applicants are advised to request that the CVMP confirm a product meets the above eligibility criteria. The CVMP has established scientific guidelines specific to products intended for a limited market, relating to the data requirements for all sections of the application, i.e., quality, safety, and efficacy and which vary depending on the type of product. Consequently, there may be scope for a reduced quality data package. Similarly, the safety and efficacy sections might be abridged to a certain extent, provided reasonable evidence of safety and effectiveness are submitted. However, the CVMP and national veterinary medicines regulators have significant discretion in this respect. Overall, data requirements for demonstrating quality, efficacy, and safety in the target species for limited market indications of a new medicine will be determined on a case-by-case basis. Any potential applicant for a limited marketing authorization should seek scientific advice on specific data requirements to guide its research and development activities.
Employees and Human Capital Resources
As of the date of this prospectus, we have 56 full-time and 3 part-time employees. We have 7 employees with D.V.M. and/or Ph.D. degrees. We have the following number of employees in each of our departments: 7 in Quality Assurance, 12 in Quality Control, 8 in Process Development, 12 in Manufacturing, 9 in Research, 9 in Finance and Administration, 1 in Clinical Development and 1 in Regulatory Affairs. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.
Our human capital resources objectives include identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees, advisors, and consultants. The principal purposes of our equity incentive plan is to attract, retain, and reward personnel through the granting of equity-based compensation awards in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Properties
Our corporate headquarters are located in a multi-tenant building in Beverly, Massachusetts, where we lease and occupy approximately 66,320 square feet of office, laboratory, and manufacturing space pursuant to a lease with Cummings Properties, LLC that expires on February 28, 2030, with our option to extend the lease for two additional five-year terms. We currently pay $107,253 per month for the Beverly, MA rental space. Increases in the lease payment are limited to changes in the Consumer Price Index for our area.
We entered into a lease agreement, effective as of May 29, 2025, with the Biomedical Research Foundation, or BRF, of Northwest Louisiana for a 31,711-square-foot facility located at InterTech Park, 2001 Kings

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Highway, Shreveport, Louisiana. The premises include warehouse, office, quality control testing, and manufacturing space, and the lease also provides us with exclusive rights to the associated premises and existing furniture, fixtures, and equipment. The lease term commences on July 1, 2025, and continues for an initial term of five years, expiring on June 30, 2030, with up to three automatic five-year renewal terms unless we provide six months’ prior notice of non-renewal. The lease includes a 60-day due diligence period during which time we may terminate for any reason, as well as termination rights if certain improvement work is not completed by November 15, 2025. Finally, we have the right to terminate the lease at any time if certain economic incentives are not approved.
The lease is triple net to the landlord, meaning that we pay for base rent plus additional rent comprising operational costs that include property taxes, insurance, utilities, and maintenance. Base rent during the initial term begins at $63,422 per month ($761,064 annually) and escalates at 6% annually to $80,069 per month ($960,826 annually) in the fifth year. 6% annual rent increases continue through the first renewal period (Years 6 through 10), and then rent increases reduce to 4% annually during renewal periods 2 and 3 (Years 11 through 15; Years 16 through 20), reaching a maximum of $158,609 per month (approximately $1.9 million annually) in the twentieth year. In addition to base rent, we are responsible for our share of property taxes and operating expenses, excluding a comprehensive list of non-reimbursable costs such as capital expenditures, legal fees unrelated to the lease, and BRF overhead. A security deposit of $190,266 (equivalent to three months’ Year 1 rent) is held by BRF and refundable subject to the terms of the lease.
We will use the premises for office, laboratory, manufacturing, distribution, and sale of our pharmaceutical products. The lease includes detailed provisions regarding initial improvements, with BRF responsible for certain infrastructure upgrades while we are responsible for additional build-out tailored to our operational requirements. We are responsible for maintaining compliance with environmental laws, and BRF represents that the property is free of hazardous materials at delivery and complies with applicable building codes.
The lease permits assignment or subleasing only with BRF’s consent, which may not be unreasonably withheld, although several categories of transfers (e.g., corporate reorganizations, affiliate transfers, IPOs, and acquisitions) are expressly exempt from the consent requirement. The agreement includes mutual indemnification provisions, limitations on liability, and a right of first offer and right of first refusal for us to purchase the property in the event of a proposed sale of the property.
Legal Proceedings
We are not currently a party to any material legal proceedings.

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Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers:
Todd C. Zion, Ph.D.	49	President, Chief Executive Officer, Director and Chairman of the Board
Thomas M. Lancaster, Ph.D.	48	Chief Scientific Officer
James Herriman	70	Vice President, Operations and Chief Financial Officer
Thillainayagam Sathiyaseelan, Ph.D.	65	Vice President, Quality and Compliance
Non-Employee Directors:
Lovick E. Cannon, Ph.D.	79	Director
Robyn C. Davis	64	Director
Linda Rhodes, VMD, Ph.D.	76	Director
Rahul Bhansali	42	Director
Michael Hall	53	Director

1)
Member of the compensation committee.

2)
Member of the nominating and corporate governance committee.

3)
Member of the audit committee.

Executive Officers
Todd C. Zion, Ph.D. has served as our President and Chief Executive Officer and Chairman of the Board since December 2011. Before joining Akston, Dr. Zion was President and CEO of SmartCells, Inc., or SmartCells, developer of SmartInsulin — the first clinically tested glucose-responsive insulin, from its founding in 2003 through its sale to Merck & Co., Inc. in December 2010. Currently, Dr. Zion serves on the board of directors of Energesis Pharmaceuticals, a private biotechnology company focused on discovering and developing drugs to treat obesity and diabetes, and Diamune Therapeutics, a private biotechnology company focused on developing novel therapeutics for the treatment and prevention of Type 1 Diabetes. Dr. Zion is a member of the Scientific Advisory Board of MelliCell, Inc., a private early-stage biotechnology company and Ordaos Bio, an private agricultural biotechnology company. Dr. Zion earned a Ph.D. in Chemical Engineering at the Massachusetts Institute of Technology and a B.S. in Chemical Engineering from Cornell University. Dr. Zion currently sits on the M.I.T. and the Cornell Chemical Engineering Visiting Committees. We believe Dr. Zion is qualified to serve as a member of our board of directors due to the valuable experience he brings in his capacity as Chief Executive Officer, along with his extensive experience in the field of chemical engineering and specialization in proteins for therapeutic areas.
Thomas M. Lancaster, Ph.D. is a co-founder of Akston and has served as our Chief Scientific Officer since October 2025. Dr. Lancaster served as our Vice President, Manufacturing and Product Research and Development from October 2019 through October 2025, and prior to that served as our Vice President, Research and Development from October 2012 to October 2019. Dr. Lancaster has served on our Board since December 2011. Prior to co-founding Akston, Dr, Lancaster served as the Vice President, Research and Development at SmartCells from February 2004 through its sale to Merck & Co., Inc. in December 2010, and then as a consultant for Merck. Dr. Lancaster earned his Ph.D. in Chemical Engineering at the Massachusetts Institute of Technology where he was an NSF Graduate Fellow and an Elf Autochem Fellow and his B.S. in Chemical Engineering at the Pennsylvania State University. We believe Dr. Lancaster

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is qualified to serve as a member of our board of directors due to his technical background and extensive experience in protein conjugation, and recombinant protein therapeutics and vaccines for over 19 years.
James Herriman is a co-founder of Akston and has served as our Vice President, Operations since October 2012 and is also the corporate Treasurer. Before co-founding Akston, Mr. Herriman served as Vice President of Operations at SmartCells from 2004 through its sale to Merck & Co., Inc. in December 2010. Before joining SmartCells, Mr. Herriman was the Vice President of Operations of MediaUnbound, Inc., a music recommendation company acquired by Rovi (Nasdaq: ROVI), from its founding in 2000 to 2003. Before his time at MediaUnbound, Mr. Herriman was Vice President of Product Development at Neuromedical Systems, Inc. (Nasdaq: NSIX) where he led development of its PapNet System for computer-assisted pap smear screening and the first medical device based on artificial intelligence to receive premarket approval by the U.S. Food and Drug Administration. Prior to that, he was co-founder and President of Aspex Incorporated, a manufacturer of computer vision systems. Mr. Herriman earned his B.A. in Philosophy from Emory University.
On October 3, 2025, we entered into a transition and separation agreement with Mr. Herriman, pursuant to which Mr. Herriman’s employment with us will end on December 31, 2025. Pursuant to the transition and separation agreement, during the period commencing on September 19, 2025 and ending on December 31, 2025, Mr. Herriman will remain employed by us and continue to perform his duties and responsibilities and assist in connection with the transition of his duties to his successor.
Thillainayagam Sathiyaseelan, Ph.D. has served as our Vice President, Quality and Compliance since October 2025, our Vice President, Quality and Regulatory Affairs from August 2019 through October 2025 and our Senior Director, Bioanalytical & Preclinical Research from August 2012 to August 2019. He was also previously the Director of Bioanalytical Development at SmartCells, Inc. and has worked in therapeutics and vaccine industry for over 20 years. Dr. Sathiyaseelan earned his Ph.D. in immunology from the University of Massachusetts at Amherst and his Bachelor of Veterinary Medicine and Surgery from the University of Peradeniya in Sri Lanka. Dr. Sathiyaseelan also holds a professional certificate in Drug and Biologics Development, Clinical Trial Design & Management, Pharmacokinetics and Toxicology from UC San Diego Division of Extended Studies.
Non-Executive Directors
Lovick E. Cannon, Ph.D. has served on our board of directors since November 2015. Dr. Cannon is the founder of NovAb, Inc., a private biotechnology company developing a novel class of antibody therapeutics, where he has served as the President and Chief Executive Officer since January 2014. He was formerly a founder and CSO of Hygeia Sciences, developer of the First Response™ home pregnancy and ovulation prediction diagnostic products, a founder and President of the Therapeutics Division of Dyax Corp, developer of the Kalbitor® therapy for hereditary angioedema, the President and CEO of Unigen Pharmaceuticals, the President and CEO of AdipoGenix, and the founding CEO of Elixir Pharmaceuticals. Dr. Cannon currently serves on the board of NovAb, Energesis Pharmaceuticals, Inc., a private biotechnology company focused on discovering and developing drugs to treat obesity and diabetes, and Diamune Therapeutics, a private biotechnology company focused on developing novel therapeutics for the treatment and prevention of Type 1 Diabetes. Dr. Cannon is also a member of the compensation committees of the boards of NovAb, Energesis and Diamune. Dr. Cannon earned his Ph.D. in biochemistry from the University of Georgia, trained in molecular immunology at Harvard Medical School and has held faculty positions at Brandeis University and University of Massachusetts Medical School. We believe Dr. Cannon is qualified to serve as a member of our board due to his extensive background and leadership in biotechnology.
Robyn C. Davis has served on our board of directors since November 2015. Ms. Davis has been the managing director of Angel Healthcare Investors, LLC, an early-stage investment group focused on medical devices, life sciences and specialty pharmaceutical companies, since 2000. Additionally, Ms. Davis is a global Executive Coach at The Leadership Consortium. Prior to Angel Healthcare, Ms. Davis was a director of the merchant banking services practices for Barents Group, LLC, a strategy consultant at Bain & Company and a consultant at Computer Sciences Corporation. Ms. Davis has managed the investment process and diverse portfolio of early-stage investments in medical devices, life sciences, pharmaceuticals,

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and professional services. Ms. Davis currently serves on the boards of Azenta Life Sciences (Nasdaq: AZTA), a provider of life sciences sample management solutions, and Psychemedics Corporation (OTC: PMDI), a company providing testing services for the detection of drugs of abuse. Ms. Davis earned her M.B.A. from Harvard Business School and her B.A. in International Relations from Tufts University. Ms. Davis also holds an Executive Masters Professional Director Certification from the American College of Corporate Directors. We believe Ms. Davis is qualified to serve as a member of our board of directors due to her particular knowledge and experience in value-creation, growth strategy, cost reduction, and leadership development.
Linda Rhodes, VMD, Ph.D. has served on our board of directors since June 2024. Since 2003, Dr. Rhodes has served as an adjunct faculty member of the Graduate Program in Endocrinology and Animal Biosciences at Rutgers University in New Brunswick, New Jersey. From September 2012 to May 2016, Dr. Rhodes served as Chief Scientific Officer of Aratana Therapeutics and served as its Chief Executive Officer and as a member of its Board of Directors from February 2011 to September 2012. During her tenure at Aratana, Dr. Rhodes oversaw Aratana’s drug development and strategy for commercialization and gained significant marketing and sales experience. Dr. Rhodes has extensive experience as a research scientist, academic, veterinary practitioner and business leader, spanning over 30 years across the animal health industry. She is a co-founder of AlcheraBio, LLC, a veterinary contract research organization (currently named Argenta) founded in 2001, and held various research and development positions with Merial, Merck and Company, and Sterling-Winthrop Drug Company. Dr. Rhodes served on The Alliance for Cats and Dogs Board of Directors for 17 years, and now serves on their Scientific Advisory Board. She also serves on the Scientific Advisory Board of the Michelson Prize and Grants Program. Dr. Rhodes previously served on the board of directors of Zoetis Inc. (NYSE: ZTE) from August 2017 to May 2024. Currently, Dr. Rhodes serves on the boards of Dalan Animal Health, a private animal health company, and Loyal, a private clinical-stage veterinary medicine company. In 2017, she founded Feather in Her Cap Association, dedicated to recognizing high-achieving women in the animal health industry. In 2019, she was the recipient of the Iron Paw Award for outstanding achievements in the animal health industry. In 2024, she was inducted into the S&P Global Animal Health Hall of Fame. Dr. Rhodes earned her VMD from the University of Pennsylvania and her Ph.D. in Physiology from Cornell University. We believe that Dr. Rhodes is qualified to serve as a member of our board of directors due to her experience as a research scientist, academic, veterinary practitioner, entrepreneur and business leader, her public company board experience and her knowledge of the animal health business.
Rahul Bhansali has served on our board of directors since May 2024. Since 2018, Mr. Bhansali has served as the Managing Partner of Formation Venture Engineering Management, LLC, a venture investing firm focused on emerging life science technologies. As the co-founder and Managing Director of Indlak Group from 2009-2014, Mr. Bhansali built a financial and operational consulting business for miners and manufacturers. Mr. Bhansali served as a Risk Analyst with RBC Capital Markets from 2005-2009, managing a $12 billion hedge fund portfolio, and co-founded StrongArm Tech, where he developed machine learning and IoT technology for workplace injury reduction. Mr. Bhansali also founded Ehsaas Organic, the first organic food home delivery company in India. Currently Mr. Bhansali serves as a board member of a number of privately held companies in the life science technology and vaccine research and biologic therapeutic fields, including Sam AI, Inc., Amprion, Inc., Vakston, Inc., LeviSense Medical, Inc. and Twilight Bioscience, Inc. Mr. Bhansali earned his M.B.A. from Babson College and his B.S. in Finance and International Business from the Pennsylvania State University. We believe Mr. Bhansali is qualified to serve as a member of our board of directors due to his extensive experience in investment management and entrepreneurship, particularly in life sciences, finance, and technology.
Michael Hall has served on our board of directors since August 2025. Mr. Hall is the founder of Shady Grove Road Investments, LLC, or SGR, where he has served as the Chief Executive Officer since August 2022. SGR is the Hall family’s private investment office with a focus on energy projects, real estate/land holdings, private credit and passive investments in start-up bioscience companies. Prior to forming SGR, Mr. Hall was formerly the Managing Partner of Mas Energy, LLC since September 2008. Under his leadership, Mas Energy became a leading biogas to energy company that developed, owned, and operated assets with an enterprise value in excess of $1.5 billion. Before Mas Energy, Mr. Hall served as Vice President of Business Development for Veolia Energy North America, the North American business of international energy

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company Veolia Energy, focused on district energy, cogeneration and utilities outsourcing. He was a key member of the senior management team responsible for leading their business and project development efforts in the US. Prior to working at Veolia, Mr. Hall held various management and development positions within the energy industry at Fortune 500 companies including Johnson Controls, General Electric, and Southern Company. Mr. Hall currently serves on the board of Viridi Energy LLC, a private renewable natural gas project developer, owner and operator funded by Warburg Pincus. Mr. Hall holds a Bachelor of Science in Mechanical Engineering from Mississippi State University’s Bagley College of Engineering and is Distinguished Alumni Fellow. We believe Mr. Hall is qualified to serve as a member of our board of directors due to his extensive experience in executive leadership and business development.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors, which currently consists of seven members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.
Ms. Davis and Mr. Bhansali were elected to our board of directors pursuant to the provisions of the Seventh Amended and Restated Stockholders Agreement, dated as of May 16, 2024, between us and our Series G preferred stockholders. Mr. Hall was elected to our board of directors pursuant to the terms of the Loan and Security Agreement, dated as of August 19, 2025, with Shady Grove Road Investments, LLC. The board composition provisions pursuant to the Seventh Amended and Restated Stockholders Agreement will terminate upon the completion of this offering. Upon the termination of such provisions, there will be no further contractual obligations regarding the election of our directors. Our nominating and corporate governance committee and our board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our eighth amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and our amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Staggered Board
Our eighth amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and our amended and restated bylaws, which will be effective upon the effectiveness of the registration statement of which this prospectus forms a part, will permit our board of directors to establish the authorized number of directors from time to time by resolution. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal. In accordance with our eighth amended and restated certificate of incorporation, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

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•
the Class I directors will be        ,        and         and their terms will expire at our first annual meeting of stockholders following this offering, to be held in         ;

•
the Class II directors will be         and         and their terms will expire at our second annual meeting of stockholders following this offering, to be held in         ; and

•
the Class III directors will be         and         and their terms will expire at our third annual meeting of stockholders following this offering, to be held in         .

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
Director Independence
Under the listing standards, requirements and rules of the NYSE American, independent directors must comprise a majority of our board of directors as a listed company within one year of the listing date.
Pursuant to the corporate governance standards of the NYSE American, a director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment, and affiliations, including family relationships, our board of directors has determined that Linda Rhodes, VMD, Ph.D, Lovick E. Cannon, Ph.D., Robyn C. Davis and Michael Hall are “independent” as that term is defined under the listing standards, requirements and rules of the NYSE American, or the NYSE American Listing Rules. Our board of directors has determined that Dr. Zion and Dr. Lancaster, by virtue of their employment relationships with us, and Raul Bhansali, by virtue of his executive officer role at Twilight Bioscience, Inc., are not independent under applicable rules and regulations of the SEC and the NYSE American. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”
Board Diversity Policies
In connection with this offering, we intend to adopt policies and procedures for director candidates for our nominating and corporate governance committee, which will provide that the value of diversity of personal and professional experiences, opinions and perspectives should be considered in determining director candidates, as well as other factors, such as a candidate’s character, judgment, skills, education, expertise, and absence of conflicts of interest. Our priority in selection of board members will be identification of members who will further the interests of our stockholders through their established records of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape in which we operate and adherence to high ethical standards. The nominating and corporate governance committee and the full board of directors are committed to creating a board of directors with diversity, including diversity of expertise, experience, and background.
Board Leadership Structure and Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and

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commercialization activities, operations, strategic direction, and intellectual property as more fully discussed in the section titled “Risk Factors” appearing elsewhere in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Committees of Our Board of Directors
Our board of directors will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee intends to adopt a written charter that satisfies the application rules and regulation of the SEC and the NYSE American, which we will post to our website at www.akstonbio.com upon the completion of this offering. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that our audit committee will consist of Lovick E. Cannon, Ph.D., Robyn C. Davis and Michael Hall, and the chair of our audit committee is expected to be Mr. Hall. Our board of directors has determined that each member of the audit committee is independent under NYSE American Listing Rules and Rule 10A-3(b)(1) of the Exchange Act and can read and understand fundamental financial statements in accordance with applicable requirements. Our board of directors has also determined that Mr. Hall is an “audit committee financial expert” within the meaning of SEC regulations. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:
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helping our board of directors oversee our corporate accounting and financial reporting processes;

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managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing related person transactions;

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establishing insurance coverage for the company’s officers and directors;

•
overseeing the preparation of the company’s annual proxy statement, reviewing with management the company’s financial statements to be included in the company’s quarterly reports to be filed with the SEC, and reviewing with management the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures in the company’s periodic reports filed with the SEC; and

•
approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, which will be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable NYSE American Listing Rules.
Compensation Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that our compensation committee will consist of Linda Rhodes, VMD, Ph.D., Lovick E. Cannon, Ph.D. and Michael Hall, and the chair of our compensation committee is expected to be Dr. Cannon. Our board of directors has determined that each member of the compensation committee is independent under the NYSE American Listing Rules and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
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reviewing and approving the compensation of our chief executive officer, other executive officers, and senior management;

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reviewing and recommending to our board of directors the compensation paid to our directors;

•
reviewing and approving the compensation arrangements with our executive officers and other senior management;

•
administering our equity incentive plans and other benefit programs;

•
reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management;

•
reviewing, evaluating and recommending to our board of directors succession plans for our executive officers; and

•
reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee will operate under a written charter, which will be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable NYSE American Listing Rules.
Nominating and Corporate Governance Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that our nominating and corporate governance committee will consist of Linda Rhodes, VMD, Ph.D., Lovick E. Cannon, Ph.D., and Robyn C. Davis, and the chair of our nominating and corporate governance committee is expected to be Dr. Rhodes. Our board of directors has determined that each member of the nominating

MANAGEMENT

and corporate governance committee is independent under the NYSE American Listing Rules, a non-employee director, and free from any relationship that would interfere with the exercise of his or her independent judgment.
The primary purpose of the nominating and corporate governance committee is to discharge the responsibilities of our board of directors with respect to our corporate governance functions and to identify, communicate with, evaluate and recommend candidates for our board of directors. Specific responsibilities of our nominating and corporate governance committee include:
•
identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•
considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•
instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•
developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•
overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors and management.

Our nominating and corporate governance committee will operate under a written charter, which will be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable NYSE American Listing Rules.
Code of Business Conduct and Ethics
In connection with this offering, we intend to adopt a written code of business conduct and ethics that applies to all our employees, officers, and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our code of business conduct and ethics will be posted on our website at www.akstonbio.com. We intend to disclose on our website any future amendments of our code of business conduct and ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the code of business conduct and ethics. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only an inactive textual reference.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our officers currently serve, or have served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Compensation Recovery
In connection with this offering, we intend to adopt a compensation recovery policy that applies to our executive officers. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our chief executive officer and chief financial officer. In October 2022, the SEC also adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executive officers if the company is found to have misstated its financial results.

EXECUTIVE COMPENSATION
The following discussion may contain forward looking statements that are based on our current plans, considerations, expectations and determinations regarding our future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The compensation provided to our named executive officers for the fiscal year ended December 31, 2024 is detailed in the 2024 Summary Compensation Table and accompanying footnotes and narrative that follow. Our named executive officers for the fiscal year ended December 31, 2024 are:
•
Todd C. Zion, Ph.D., our President and Chief Executive Officer;

•
Thomas M. Lancaster, Ph.D., our Chief Scientific Officer; and

•
James Herriman, our Chief Financial Officer and Vice President, Operations.

To date, the compensation of our named executive officers has consisted of a combination of base salary, cash bonuses and long-term incentive compensation in the form of restricted stock awards and stock options. Our named executive officers who are full-time employees are eligible to participate in our health and welfare benefit plans and SIMPLE IRA plan like all of our full-time employees. As we transition from a private company to a publicly traded company, we intend to evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require.
2024 Summary Compensation Table
The following table shows the total compensation earned by, or paid to, our named executive officers for services rendered to us in all capacities during the fiscal year ended December 31, 2024.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation(3)	Total ($)
Todd C. Zion, Ph.D. President and Chief Executive Officer	2024	351,420	1,000	29,359(4)	71,457	453,236
Thomas Lancaster, Ph.D. Chief Scientific Officer	2024	301,420	150,000	23,048(5)	7,750	482,218
James Herriman Vice President of Operations and Chief Financial Officer	2024	300,420	—	24,052	—	324,472

1)
For Dr. Zion, the amount reported reflects a $1,000 patent bonus paid during the year ended December 31, 2024. For Dr. Lancaster, the amount reported reflects a one-time discretionary bonus of $150,000 awarded for performance during the same period.

2)
The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officers during the 2024 fiscal year, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to our financial statements included elsewhere in this prospectus. The amount reported in this column reflects the accounting cost for these stock option awards and does not correspond to the actual economic value that may be received by the named executive officers upon the vesting of the stock options or any sale of the shares.

EXECUTIVE COMPENSATION

3)
For Dr. Zion, the amounts reported represent (i) the Company’s subsidization of his membership in a CEO peer advisory group sponsored by Vistage Worldwide, Inc., at $20,622 in 2024, which the Company has determined provides Dr. Zion with useful insight into CEO performance across industries; (ii) the utilization of his executive assistant for non-business related matters at $40,730 in 2024, calculated as 25% of the assistant’s total time spent working; and (iii) $10,105 in 2024 in employer matching contributions to Dr. Zion’s SIMPLE IRA. For Dr. Lancaster, the amounts reported represent employer matching contributions made to his SIMPLE IRA, along with $1,000 in a patent bonus in 2024.

4)
The amount reported consists of an option to purchase 2,202 shares of common stock, which was granted to Dr. Zion in connection with his service as a member of our board of directors.

5)
The amount reported consists of an option to purchase 2,202 shares of common stock, which was granted to Dr. Lancaster in connection with his service as a member of our board of directors.

Narrative Disclosure to Summary Compensation Table
2024 Base Salaries
We use base salaries to recognize the services rendered as well as the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual employee performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
For fiscal year 2024, the base salaries for Dr. Zion, Dr. Lancaster, and Mr. Herriman were $351,420, $301,420, and $300,420, respectively. For 2025, the base salaries for Dr. Zion, Dr. Lancaster, and Mr. Herriman are unchanged.
2024 Cash Bonuses
We may pay discretionary cash bonuses to reward our executives for their performance over the fiscal year, based on the achievement of certain corporate performance goals, as further described below. We believe such bonuses properly incentivize our named executive officers and allow us to remain competitive within the marketplace.
For fiscal year 2024, we paid a discretionary cash bonus of $150,000 to Dr. Lancaster. Dr. Zion and Mr. Herriman were not awarded discretionary cash bonuses for fiscal year 2024.
Equity-Based Compensation
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. During the year ended December 31, 2024, we granted awards of stock options pursuant to our 2024 Plan (described in further detail below) to each of the named executive officers, as described in more detail in the “Outstanding Equity Awards at 2024 Fiscal Year-End” table.
Perquisites/Personal Benefits
We provide certain limited perquisites and other personal benefits to our named executive officers, principally to encourage their longevity in the Company, as well as to encourage their growth and continued performance improvement in their positions. Dr. Lancaster and Dr. Zion are eligible to receive employer matching contributions to certain SIMPLE IRA retirement accounts, as is the case for all other full-time employees. In addition, we subsidize Dr. Zion’s participation in a CEO peer advisory group sponsored by Vistage Worldwide, Inc., as we believe there is always more to learn, and we encourage Dr. Zion’s continued

EXECUTIVE COMPENSATION

learning in his position. Dr. Zion also has an executive assistant who, from time to time, is utilized by Dr. Zion in a personal capacity in order to allow him to devote more of his time to the business. We have calculated this to be 25% of Dr. Zion’s assistant’s working time, which we have computed based on his annual salary and included in the Summary Compensation Table above. We do not regularly offer perquisites as part of our compensation philosophy, and have carefully considered the impact of providing these benefits to our named executive officers, and believe they are appropriate and aligned with the Company’s compensation philosophy.
Individual Retirement Account (IRA) Plan
We currently maintain a tax-qualified SIMPLE IRA retirement savings plan for all of our full-time employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the IRA plan on the same terms as other full-time employees. Our SIMPLE IRA plan is intended to qualify for favorable tax treatment under Section 408(p) of the Code. We provided a company matching payment of up to 3% of the amount an employee contributes to their IRA account, in accordance with applicable regulations, during the fiscal year ended December 31, 2024. We believe that providing a vehicle for tax-deferred retirement savings though our IRA plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Outstanding Equity Awards at 2024 Fiscal Year End
	Option Awards
NAME	Grant Date	VESTING COMMENCEMENT DATE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Todd C. Zion, Ph.D.	12/23/2019	10/1/2019	5,067	0	3.88	12/23/2029
	12/23/2019	1/1/2020	3,750	0	3.88	12/23/2029
	2/9/2021	1/1/2021	1,875	0	6.45	2/9/2031
	2/9/2021	1/1/2021	4,053	0	6.45	2/9/2031
	7/26/2022	7/27/2022	6,600	0	12.01	7/26/2032
	4/21/2023	1/1/2024	20,178	6,726(1)	12.01	4/21/2033
	11/14/2024	11/1/2024	2,202	0	12.01	11/14/2034
	11/14/2024	12/31/2023	603	0	12.01	11/14/2034
Thomas Lancaster, Ph.D.	12/23/2019	10/1/2019	7,500	0	3.88	12/23/2029
	12/23/2019	1/1/2020	5,067	0	3.88	12/23/2029
	2/9/2021	1/1/2021	3,750	0	6.45	2/9/2031
	2/9/2021	1/1/2021	4,053	0	6.45	2/9/2031
	7/26/2022	7/27/2022	6,600	0	12.01	7/26/2032
	4/21/2023	1/1/2024	20,178	6,726(1)	12.01	4/21/2033
	11/14/2024	11/1/2024	2,202	0	12.01	11/14/2034
James Herriman	12/23/2019	10/1/2019	10,134	0	3.88	12/23/2029
	12/23/2019	1/1/2020	7,500	0	3.88	12/23/2029
	2/9/2021	1/1/2021	3,750	0	6.45	2/9/2031
	2/9/2021	1/1/2021	8,106	0	6.45	2/9/2031
	7/26/2022	7/27/2022	6,600	0	12.01	7/26/2032
	11/14/2024	12/31/2023	2,298	0	12.70	11/14/2034

1)
1/8th of the shares subject to each award vest on the quarterly anniversary of the vesting commencement date.

EXECUTIVE COMPENSATION

Executive Compensation Arrangements
We have entered into offer letters with each of our named executive officers. Each offer letter or employment agreement provides for “at-will” employment and the compensation and benefits described below. In connection with this offering, we intend to enter into a new employment agreement with our named executive officers that will be effective as of the closing of this offering, including new severance and change in control benefits.
Executive Employment Arrangements
Employment Arrangements in Place Prior to The Offering for Named Executive Officers
Todd C. Zion, Ph.D.
Effective as of March 9, 2016, we entered into an offer letter with Dr. Zion, or the Zion Offer Letter, which revised an offer letter from October 24, 2012. The Zion Offer Letter provides for at-will employment with a base salary of $200,000, which has subsequently been increased. The Zion Offer Letter also provided for a grant of 7,500 shares of restricted stock, subject to certain vesting provisions detailed in the equity award document. In connection with his employment, Dr. Zion has also signed customary restrictive covenants. The Zion Offer Letter does not contain any severance or post-termination benefits.
Thomas M. Lancaster, Ph.D.
Effective as of March 9, 2016, we entered into an offer letter with Dr. Lancaster, or the Lancaster Offer Letter, which revised an offer letter from October 24, 2012. The Lancaster Offer Letter provides for at-will employment with a base salary of $200,000, which has subsequently been increased. The Lancaster Offer Letter also provided for a grant of 7,500 shares of restricted stock, subject to certain vesting provisions detailed in the equity award document. In connection with his employment, Dr. Lancaster has also signed customary restrictive covenants. The Lancaster Offer Letter does not contain any severance or post-termination benefits.
James Herriman
Effective as of March 9, 2016, we entered into an offer letter with Mr. Herriman, or the Herriman Offer Letter, which revised an offer letter from October 24, 2012. The Herriman Offer Letter provides for at-will employment with a base salary of $200,000, which has subsequently been increased. The Herriman Offer Letter also provided for a grant of 7,500 shares of restricted stock, subject to certain vesting provisions detailed in the equity award document. In connection with his employment, Mr. Herriman has also signed customary restrictive covenants. The Herriman Offer Letter does not contain any severance or post-termination benefits.
On October 3, 2025, we entered into a transition and separation agreement with Mr. Herriman, pursuant to which Mr. Herriman’s employment with us will end on December 31, 2025. The transition and separation agreement supersedes and replaces Mr. Herriman’s offer letter. Pursuant to the transition and separation agreement, during the period commencing on September 19, 2025 and ending on December 31, 2025, Mr. Herriman will remain employed by us and continue to perform his duties and responsibilities and assist in connection with the transition of his duties to his successor. During this period, Mr. Herriman will continue to be paid his current annual base salary. Following such transition period, Mr. Herriman will be entitled to certain severance benefits, including: (1) continuation of base salary for six (6) months following the date of termination; (2) continuation of health insurance until the earlier of (x) six (6) months following the date of termination, (y) expiration of continuation coverage under COBRA, or (z) the date upon which Mr. Herriman becomes eligible for substantially equivalent health insurance coverage in connection with new employment; and (3) extension of the exercise period for all outstanding options through their original expiration date and acceleration of vesting for all outstanding stock options.

EXECUTIVE COMPENSATION

New Employment Arrangements with Named Executive Officers in Connection with the Offering
In connection with this offering, we intend to enter into a new employment agreement with each of Dr. Zion and Dr. Lancaster that will be effective upon closing of the offering and replace each of their prior employment offer letters.
Employee Benefit and Equity Compensation Plans
2012 Stock Option and Grant Plan
Our 2012 Plan was initially approved and adopted by our board of directors and stockholders on December 20, 2012 and has been subsequently amended from time to time thereafter to increase the number of shares reserved for issuance thereunder. Under the 2012 Plan, we have reserved for issuance an aggregate of 535,500 shares of our common stock for the issuance of stock options and other equity awards under the 2012 Plan. This number of shares of common stock reserved for issuance is subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. As of December 31, 2024, options to purchase 432,642 shares of common stock were outstanding under the 2012 Plan. Our board of directors determined not to make any further awards under the 2012 Plan following the expiration of the plan in 2022, but all outstanding awards under the 2012 Plan will continue to be governed by their existing terms. The maximum number of shares that may be issued as incentive stock options under the 2012 Plan may not exceed 15,216 shares. In connection with this offering, we intend to adopt a new incentive equity plan under which we will grant equity-based awards following this offering, as described below under “2025 Stock Option and Grant Plan.” This summary is not a complete description of all provisions of the 2012 Plan and is qualified in its entirety by reference to the 2012 Plan, which will be filed as an exhibit to the registration statement of which this prospectus is part.
The shares of common stock underlying any awards that are forfeited, cancelled, reacquired by us prior to vesting, satisfied without the issuance of stock, or otherwise terminated (other than by exercise), or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding under the 2012 Plan are added back to the shares of common stock available for issuance under the 2012 Plan.
Our board of directors has acted as administrator of the 2012 Plan. The administrator has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award, and to determine the specific terms and conditions of each award, subject to the provisions of the 2012 Plan. Persons eligible to participate in the 2012 Plan are those full or part-time officers, employees, non-employee directors, consultants, and key persons as selected from time to time by the administrator in its discretion.
The 2012 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option has been determined by the administrator of the 2012 Plan but may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of an incentive stock option granted to a 10% owner, the exercise price shall not be less than 110% of the fair market value of our common stock on the date of grant. The term of each option is fixed by the plan administrator and may not exceed ten years from the date of grant, or five years from the date of grant in the case of an incentive stock option granted to a 10% owner. The 2012 Plan administrator will determine at what time or times each option may be exercised.
The 2012 Plan administrator may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment or other service relationship with us through a specified vesting period and/or the achievement of certain performance goals.
The 2012 Plan administrator may also grant shares of common stock that are free from any restrictions under the 2012 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

EXECUTIVE COMPENSATION

In the event of certain corporate transactions and events, including a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar changes to the Company’s capital stock, the 2012 Plan administrator shall make appropriate adjustments to the maximum number of shares reserved for issuance under the 2012 Plan, the number and kind of securities subject to outstanding awards under the 2012 Plan, and the repurchase or exercise price of any outstanding awards under the 2012 Plan.
Upon the effective time of a “sale event” (as defined in the 2012 Plan), all outstanding option awards granted under the 2012 Plan and the 2012 Plan shall terminate unless assumed or continued by a successor entity. In the event of such termination, individuals holding options will be permitted to exercise such options within a specified period of time prior to the sale event. In the event of a sale event, all unvested restricted stock awards and restricted stock units (other than those that become vested as a result of the sale event) will be forfeited unless assumed or continued by a successor entity. With respect to individuals holding restricted stock, if such restricted stock is forfeited upon a sale event, such restricted stock shall be repurchased by the Company at a price per share equal to the original per share purchase price paid by the holder for such shares of restricted stock. In addition, in connection with the termination of our 2012 Plan upon a sale event, we may make or provide for a cash payment, in cash or in kind, to participants holding vested and exercisable in exchange for the cancellation of their options (to the extent then vested and exercisable, including by reason of acceleration in connection with such sale event) or outstanding restricted stock or restricted stock units, in an amount equal to the difference between (a) the per share cash consideration payable to stockholders in the sale event times the number of shares subject to such awards being cancelled and (b) the aggregate price paid, (or exercise price, as applicable), if any, of the awards.
Our board of directors may amend or discontinue the 2012 Plan and the 2012 Plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under any outstanding award without the holder’s consent. Certain amendments to the 2012 Plan require the approval of our stockholders. The 2012 Plan administrator may exercise its discretion to reduce the exercise price of outstanding stock options or to effect repricing through the cancellation of outstanding stock options and grant of replacement awards.
2024 Stock Option and Grant Plan
Our 2024 Plan was initially approved and adopted by our board of directors and stockholders on May 24, 2024 and has been subsequently amended from time to time thereafter to increase the number of shares reserved for issuance thereunder. Under the 2024 Plan, we have reserved for issuance an aggregate of 814,338 shares of our common stock for the issuance of stock options and other equity awards under the 2024 Plan. This number of shares of common stock reserved for issuance is subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. As of December 31, 2024, options to purchase 48,546 shares of common stock and no shares of restricted stock were outstanding under the 2024 Plan. Our board of directors has determined not to make any further awards under the 2024 Plan following the adoption of the 2025 Plan, but all outstanding awards under the 2024 Plan will continue to be governed by their existing terms. The maximum number of shares that may be issued as incentive stock options under the 2024 Plan may not exceed 1,339,401 shares. In connection with this offering, we intend to adopt a new incentive equity plan under which we will grant equity-based awards following this offering, as described below under “2025 Stock Option and Grant Plan.” This summary is not a complete description of all provisions of the 2024 Plan and is qualified in its entirety by reference to the 2024 Plan, which will be filed as an exhibit to the registration statement of which this prospectus is part.
The shares of common stock underlying any awards that are forfeited, cancelled, reacquired by us prior to vesting, satisfied without the issuance of stock, or otherwise terminated (other than by exercise), or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding under the 2024 Plan are added back to the shares of common stock available for issuance under the 2024 Plan (and, following the completion of this offering, will be added back to the shares of common stock available for issuance under the 2025 Plan (as defined below)).
Our board of directors has acted as administrator of the 2024 Plan. The administrator has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards

EXECUTIVE COMPENSATION

will be granted, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Plan. Persons eligible to participate in the 2024 Plan are those full or part-time officers, employees, non-employee directors, consultants, and key persons as selected from time to time by the administrator in its discretion.
The 2024 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option has been determined by the administrator of the 2024 Plan but may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of an incentive stock option granted to a 10% owner, the exercise price shall not be less than 110% of the fair market value of our common stock on the date of grant. The term of each option is fixed by the plan administrator and may not exceed ten years from the date of grant, or five years from the date of grant in the case of an incentive stock option granted to a 10% owner. The 2024 Plan administrator will determine at what time or times each option may be exercised.
The 2024 Plan administrator may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment or other service relationship with us through a specified vesting period and/or the achievement of certain performance goals.
The 2024 Plan administrator may also grant shares of common stock that are free from any restrictions under the 2024 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.
In the event of certain corporate transactions and events, including a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar changes to the Company’s capital stock, the 2024 Plan administrator shall make appropriate adjustments to the maximum number of shares reserved for issuance under the 2024 Plan, the number and kind of securities subject to outstanding awards under the 2024 Plan, and the repurchase or exercise price of any outstanding awards under the 2024 Plan.
Upon the effective time of a “sale event” (as defined in the 2024 Plan), all outstanding option awards granted under the 2024 Plan and the 2024 Plan shall terminate unless assumed or continued by a successor entity. In the event of such termination, individuals holding options will be permitted to exercise such options within a specified period of time prior to the sale event. In the event of a sale event, all unvested restricted stock awards and restricted stock units (other than those that become vested as a result of the sale event) will be forfeited unless assumed or continued by a successor entity. With respect to individuals holding restricted stock, if such restricted stock are that is forfeited upon a sale event, such restricted stock shall be repurchased by the Company at a price per share equal to the original per share purchase price paid by the holder for such shares of restricted stock. In addition, in connection with the termination of our 2024 Plan upon a sale event, we may make or provide for a cash payment, in cash or in kind, to participants holding vested and exercisable in exchange for the cancellation of their options (to the extent then vested and exercisable, including by reason of acceleration in connection with such sale event) or outstanding restricted stock or restricted stock units, in an amount equal to the difference between (a) the per share cash consideration payable to stockholders in the sale event times the number of shares subject to such awards being cancelled and (b) the aggregate price paid, (or exercise price, as applicable), if any, of the awards.
Our board of directors may amend or discontinue the 2024 Plan and the 2024 Plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under any outstanding award without the holder’s consent. Certain amendments to the 2024 Plan require the approval of our stockholders. The 2024 Plan administrator may exercise its discretion to reduce the exercise price of outstanding stock options or to effect repricing through the cancellation of outstanding stock options and grant of replacement awards.
No awards may be granted under the 2024 Plan after the date that is ten years from the effective date of the 2024 Plan.

EXECUTIVE COMPENSATION

2025 Stock Option and Incentive Plan
Our 2025 Plan was adopted by our board of directors on,         , 2025, approved by our stockholders on         , 2025 and will become effective upon the date immediately preceding the date on which the registration statement of which this prospectus is part is declared effective by the SEC. The 2025 Plan will replace the 2012 Plan as our board of directors has determined not to make additional awards under the 2012 Plan following the closing of our initial public offering. However, the 2012 Plan will continue to govern outstanding equity awards granted thereunder. The 2025 Plan allows us to make equity-based and cash-based incentive awards to our officers, employees, directors and consultants.
We have initially reserved         shares of our common stock for the issuance of awards under the 2025 Plan, or the Initial Limit. The 2025 Plan provides that the number of shares reserved and available for issuance under the 2025 Plan will automatically increase on January 1, 2026 and each January 1 thereafter, by         percent of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee, or the Annual Increase. The number of shares reserved under the 2025 Plan is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
The shares we issue under the 2025 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards under the 2025 Plan and the 2012 Plan that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2025 Plan.
The maximum number of shares of common stock that may be issued in the form of incentive stock options shall not exceed the Initial Limit, cumulatively increased on January 1, 2026 and on each January 1 thereafter by the lesser of the Annual Increase for such year or         shares of common stock.
The grant date fair value of all awards made under our 2025 Plan and all other cash compensation paid by us to any non-employee director in any calendar year for services as a non-employee director shall not exceed $      ; provided, however, that such amount shall be $      for the calendar year in which the applicable non-employee director is initially elected or appointed to the board of directors.
The 2025 Plan will be administered by our compensation committee. Our compensation committee has the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and the number of shares subject to such awards, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2025 Plan. Persons eligible to participate in the 2025 Plan will be those full or part-time officers, employees, non-employee directors and consultants as selected from time to time by our compensation committee in its discretion.
The 2025 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but generally may not be less than 100 percent of the fair market value of our common stock on the date of grant unless the option (i) is granted pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code, (ii) is granted to an individual who is not subject to U.S. income tax or (iii) complies with Section 409A of the Code. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each option may be exercised.
Our compensation committee may award stock appreciation rights under the 2025 Plan subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right will be determined by our compensation committee but

EXECUTIVE COMPENSATION

generally may not be less than 100 percent of the fair market value of our common stock on the date of grant unless the stock appreciation right (i) is granted pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code, (ii) is granted to an individual who is not subject to U.S. income tax or (iii) complies with Section 409A of the Code. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.
Our compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of common stock that are free from any restrictions under the 2025 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.
Our compensation committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.
Our compensation committee may grant cash bonuses under the 2025 Plan to participants, subject to the achievement of certain performance goals.
The 2025 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2025 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2025 Plan. To the extent that awards granted under the 2025 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In the event of such termination, (i) individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event or (ii) we may make or provide for a payment, in cash or in kind, to participants holding vested and exercisable options and stock appreciation rights equal (A) the difference between the per share cash consideration payable to stockholders in the sale event and the per share exercise price of the options or stock appreciation rights, multiplied by (B) the number of shares subject to such outstanding vested and exercisable options and stock appreciation rights (to the extent exercisable at prices not in excess of the per share cash consideration), and we may make or provide for a payment, in cash or in kind, to participants holding other vested awards equal to the per share cash consideration multiplied by the number of vested shares underlying such awards.
Our board of directors may amend or discontinue the 2025 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2025 Plan require the approval of our stockholders. The administrator of the 2025 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants without stockholder consent. No awards may be granted under the 2025 Plan after the date that is 10 years from the effective date of the 2025 Plan. No awards under the 2025 Plan have been made prior to the date of this prospectus.
2025 Employee Stock Purchase Plan
Our 2025 Employee Stock Purchase Plan, or the ESPP, was approved by our board of directors on        , approved by our stockholders on         2025, and will become effective on the date immediately preceding the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC. The ESPP is intended to have two components: a component intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, or the 423 Component, and a component that is not intended to qualify, or the Non-423 Component. Except as otherwise provided, the Non-423 Component will be operated and administered in the same manner as the 423 Component, except

EXECUTIVE COMPENSATION

where prohibited by law. The following summary describes the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which will be filed as an exhibit to the registration statement to which this prospectus is a part.
The ESPP initially reserves and authorizes the issuance of up to a total of         shares of our common stock to participating employees. The ESPP provides that the number of shares reserved and available for issuance will automatically increase on January 1, 2026 and each January 1 thereafter through January 1, 2035, by the least of (i)       shares of common stock, (ii)        % of the outstanding number of shares of common stock on the immediately preceding December 31, or (iii) such lesser number of shares of common stock as determined by the administrator of the ESPP. The number of shares reserved under the ESPP is subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization.
All individuals classified as employees on the payroll records of the Company or a “designated company” (as defined in the ESPP) as of the first day of the applicable offering period, or the Offering Date, are eligible to participate in the ESPP; provided that the administrator of the ESPP may determine, in advance of any offering period, that employees are eligible only if, as of the Offering Date, they (a) are customarily employed by us or a designated company for more than 20 hours a week, (b) are customarily employed by us or a designated company for more than five months per calendar year, and/or (c) have completed at least         of employment (or other such period as determined by the administrator of the 2025 ESPP, provided such service requirement does not exceed two years of employment). All employees who are customarily employed by us or one of our designated subsidiaries for more than         hours per week and who have been employed for at least         days are eligible to participate in the ESPP. However, any employee who owns, or as a result of participation in the 2024 ESPP would own or hold, 5% or more of the total combined voting power or value of all classes of our stock will not be eligible to purchase shares of common stock under the ESPP.
We may make one or more offerings each year to our employees to purchase shares under the ESPP. The first offering period under the ESPP will begin and end on the dates determined by the administrator of the ESPP. Offerings will usually begin on each and        and will continue for six-month periods, referred to as offering periods. Each eligible employee may elect to participate in any offering by submitting an enrollment form by such deadline as is established by the administrator of the ESPP at least 15 business days before the applicable offering date.
Each employee who is a participant in the ESPP may purchase shares of our common stock by authorizing payroll deductions of up to        % of his or her eligible compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase shares of our common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the shares of common stock on the first business day or the last business day of the offering period, whichever is lower, provided that no more than a number of shares of common stock determined by dividing $25,000 by the fair market value of our common stock on the offering date of such offering (or such other lesser maximum number of shares as may be established by the administrator) may be purchased by any one employee during any offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of shares of our common stock, valued at the start of the offering period, under the ESPP in any calendar year during which any option granted to the employee is outstanding at any time.
In the case of and subject to the consummation of a “sale event,” as defined in the ESPP, the administrator of the ESPP, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions under the ESPP or with respect to any right under the ESPP or to facilitate such transactions or events: (a) provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the administrator of the ESPP in its sole discretion; (b) provide that the outstanding options under the ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock

EXECUTIVE COMPENSATION

of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) make adjustments in the number and type of shares of common stock (or other securities or property) subject to outstanding options under the ESPP and/or in terms and conditions of outstanding options and options that may be granted in the future; (d) provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering period will end; and (e) provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.
The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.
The ESPP may be terminated or amended by our board of directors at any time. An amendment that increases the number of shares of our common stock authorized under the ESPP and certain other amendments require the approval of our stockholders.
Senior Executive Cash Incentive Bonus Plan
On        , 2025 our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan provides for annual cash bonus payments based upon the attainment of Company and individual performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our Company, or the Corporate Performance Goals, as well as individual performance objectives.
Our compensation committee may select Corporate Performance Goals from among the following: research, pre-clinical, non-clinical, developmental, publication, clinical or regulatory milestones; scientific or technological advances; R&D capabilities; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation, and amortization; net income (loss) (either before or after interest, taxes, depreciation, and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions or strategic transactions, including collaborations, joint ventures, or promotion arrangements; operating income (loss); return on capital assets, equity, or investment; stockholder returns; sales; net sales; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our common stock; bookings, new bookings, or renewals; sales or market shares; number of customers, number of new customers, or customer references; operating income and/or net annual recurring revenue; organizational health; or any other performance goal as selected by the compensation committee, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, as compared to results of a peer group, against the market as a whole, compared to applicable market indices, and/or measured on a pre-tax or post-tax basis.
Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The Corporate Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the Corporate Performance Goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but no later than 74 days after the end of the fiscal year in which such performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion.

DIRECTOR COMPENSATION
2024 Director Compensation Table
The following table presents the total compensation paid by the Company to non-employee members of our board of directors during the fiscal year ended December 31, 2024. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2024 for their services as members of the board of directors. Dr. Zion, our Chief Executive Officer, and Dr. Lancaster, our Chief Scientific Officer, received compensation from the Company for their service on our board of directors through stock option grants. See the section titled “Executive Compensation” for more information on the compensation paid to or earned by each of Dr. Zion and Dr. Lancaster for the years ended December 31, 2023 and 2024.
Name	Option Awards ($)(1)	Total ($)
Robyn C. Davis(2)	$20,693	$20,693
Lovick E. Cannon, Ph.D.(2)	$20,693	$20,693
Rahul Bhansali(2)	$20,693	$20,693
Linda Rhodes, VMD, Ph.D.(2)	$20,693	$20,693

1)
The amounts reported represents the aggregate grant date fair value of the stock options awarded to our directors during the fiscal year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 11 of our consolidated financial statements included elsewhere in this prospectus. The amount reported in this column reflects the accounting cost for the option and does not correspond to the actual economic value that may be received by our directors upon the exercise of the option or any sale of the underlying shares.

2)
As of December 31, 2024, Ms. Davis and Dr. Cannon held 1,250 and 7,500 shares of restricted stock, respectively and Ms. Davis, Dr. Cannon, Mr. Bhansali and Dr. Rhodes held outstanding options to purchase an aggregate of 11,904, 29,106, 2,202 and 2,202 shares of our common stock, respectively.

On August 19, 2025, our board approved an increase in the size of our board from six directors to seven directors, and appointed Michael Hall to serve as a director of our board effective August 19, 2025. Accordingly, Mr. Hall did not receive any compensation during the 2024 fiscal year.
Non-Employee Director Compensation
In connection with this offering, we intend to adopt a new non-employee director compensation policy that will become effective as of the completion of this offering and will be designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors.
Under the policy, our non-employee directors will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

DIRECTOR COMPENSATION

Annual Retainer for Board Membership
Members	$
Additional Retainer for Lead Independent Director	$
Additional Annual Retainer for Committee Membership
Audit Committee Chairperson:	$
Audit Committee member (other than Chairperson):	$
Compensation Committee Chairperson:	$
Compensation Committee member (other than Chairperson):	$
Nominating and Corporate Governance Committee Chairperson:	$
Nominating and Corporate Governance Committee member (other than Chairperson):	$
Science & Technology Committee Chairperson:	$
Science & Technology Committee member (other than Chairperson):	$
In addition, our policy will provide that, upon initial election or appointment to our board of directors, each new non-employee director will be granted a one-time grant of a non-statutory stock option to purchase        shares of our common stock on the date of such director’s election or appointment to the board of directors, or the Director Initial Grant. The Director Initial Grant will vest in substantially equal annual installments over three years, subject to the non-employee director’s continued services to us. On the date of each annual meeting of stockholders of our company following the completion of this offering, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of a non-statutory stock option to purchase         shares of common stock, or the Director Annual Grant. The Director Annual Grant will vest in full on the earlier of the first anniversary of the grant date or on the date of our next annual meeting of stockholders, subject to the non-employee director’s continued services to us. If a new non-employee director joins our Board on a date other than the date of the Company’s annual meeting of stockholders, then such non-employee director will be granted a pro rata portion of the Director Annual Grant based on the time between such non-employee director’s appointment and such next annual meeting of stockholders on the first eligible grant date following such non-employee director’s appointment to our board of directors. Such awards are subject to full acceleration vesting upon the sale of our company.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period will not exceed $         in the first calendar year such individual becomes a non-employee director and $         in any other calendar year.
We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.
Employee directors will receive no additional compensation for their service as a director.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, and indemnification arrangements discussed, when required, in the sections titled “Management” and “Executive Compensation” and the registration rights described in the section titled “Description of Capital Stock — Registration Rights,” the following is a description of all transactions since January 1, 2022 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•
any of our directors, executive officers or holders of more than 5% or more of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities or affiliated entities, had or will have a direct or indirect material interest.

Preferred Stock Financings
Series G Convertible Preferred Stock Financing
From February 2022 through September 2022 we issued and sold to investors an aggregate of 78,060 shares of Series G convertible preferred stock at a purchase price of $97.50 per share for an aggregate consideration of $7,610,850.
Each outstanding share of Series G preferred stock will be converted into one share of common stock immediately prior to the completion of this offering. The following table summarizes the shares our Series G convertible preferred stock issued to our related parties:
Purchasers(1)	Series G Convertible Preferred Stock	Total Purchase Price
Entities affiliated with Formation Venture Engineering(2)	32,268	$3,146,130
AHI/SC2 Associates, LLC(3)	2,256	$219,960
Willard Umphrey	10,257	$1,000,058
Stuart Abelson	2,096	$204,360

1)
Additional details regarding these stockholders and their equity holdings are included in the section titled “Principal Stockholders.”

2)
Consists of shares of Series G preferred stock held by Formation Venture Engineering SPV VII, LLC, or Formation SPV VII, and Formation Venture Engineering Fund II, LP, or FVE Fund. Formation SPV VII and FVE Fund are entities affiliated with Formation Venture Engineering Management, LLC, or Formation Venture. Rahul Bhansali, a member of our board of directors, is the Managing Partner and Cofounder of Formation Venture.

3)
Robyn Davis, a member of our board of directors, is the Managing Director of AHI/SC2.

Conversion of Royalty and Revenue Purchase Agreement Rights to Series G Convertible Preferred Stock
As more fully described in the section titled “Recent Sales of Unregistered Securities”, on February 15, 2024, we accepted certain Royalty and Revenue Purchase Agreement Rights as an in-kind payment for the purchase of Series G Convertible Preferred shares at $97.50 per share. The aggregate consideration was $2,001,675 and these transactions resulted in the issuance of 20,530 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following table summarizes the related parties in this transaction:
Purchasers(1)	Series G Convertible Preferred Stock	Total Purchase Price
Entities affiliated with Formation Venture Engineering(2)	9,113	$888,518
Willard Umphrey	3,937	$383,858

1)
Additional details regarding these stockholders and their equity holdings are included in the section titled “Principal Stockholders.”

2)
Consists of shares held by Formation SPV VII and FVE Fund, which are entities affiliated with Formation Venture. Rahul Bhansali, a member of our board of directors, is the Managing Partner and Cofounder of Formation Venture.

Convertible Note Financing
Starting in July 2023 and ending in September 2023, we sold secured convertible bridge notes to thirty (30) purchasers at an interest rate of 8% per annum representing a total principal amount of $3,741,163. The following table summarizes the related parties in this transaction:
Purchasers(1)	Aggregate Purchase Price
Formation Venture Engineering SPV VII, LLC(2)	$2,433,095
AHI/SC2 Associates, LLC(3)	$234,948

1)
Additional details regarding these stockholders and their equity holdings are included in the section titled “Principal Stockholders.”

2)
Formation SPV VII participated in the Convertible Note Financing, which is an entity affiliated with Formation Venture. Rahul Bhansali, a member of our board of directors, is the Managing Partner and Cofounder of Formation Venture.

3)
Robyn Davis, a member of our board of directors, is the Managing Director of AHI/SC2.

Sale of Promissory Notes
In February 2024, we sold promissory notes totaling $2,475,000 to six (6) investors. The promissory notes were repaid in May 2024. The following related party participate in this transaction:
Purchasers(1)	Aggregate Purchase Price
Willard Umphrey	$495,000

1)
Additional details regarding this stockholder and its equity holdings are included in the section titled “Principal Stockholders.”

SAFE Financing
As more fully described in the section titled “Recent Sales of Unregistered Securities”, starting in February 2025 and through April 30, 2025, we concluded a financing through agreements (simple agreements for future equity or “SAFEs”) with fifty-two (52) purchasers representing a total principal amount of $7,937,590.
In November 2025, the Company reopened the SAFE financing with eleven (11) purchasers representing a total principal amount of $7,700,205.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Each of the outstanding SAFEs will be converted immediately prior to the completion of this offering. The following table summarizes the related parties that participated in the 2025 SAFE financing transaction:
Purchasers(1)	Aggregate Purchase Price
Entities affiliated with Formation Venture Engineering(2)	$1,438,285
AHI/SC2 Associates, LLC(3)	$1,846,000
Todd Zion(4)	$1,200,000
Willard Umphrey	$3,042,266
Stuart Abelson	$4,000,000

1)
Additional details regarding these stockholders and their equity holdings are included in the section titled “Principal Stockholders.”

2)
Each of Formation SPV VII Series 4, LLC and Formation Venture Engineering SPV VII Series 5, LLC participated in the SAFE financing transaction, which are entities affiliated with Formation Venture. Rahul Bhansali, a member of our board of directors, is the Managing Partner and Cofounder of Formation Venture.

3)
Robyn Davis, a member of our board of directors, is the Managing Director of AHI/SC2.

4)
Todd Zion is our President and Chief Executive Officer and Chairman of our board of directors.

Shady Grove Loans
On August 19, 2025, our board of directors approved the appointment of Michael Hall, the Founder and Chief Executive Officer of Shady Grove Road Investments, LLC, or Shady Grove, as a director.
In May 2024, we entered into a Loan and Security Agreement, or the 2024 Loan Agreement, with Shady Grove. Pursuant to the 2024 Loan Agreement, Shady Grove provided us with a term loan, or the 2024 Loan, in the principal amount of $8.0 million which bears 14.0% interest per annum. The 2024 Loan was secured by a security interest in substantially all of our assets and had an initial maturity date of twelve months from the closing date, which could be extended by a period of up to two years with the prior written consent of the lender. As additional consideration for entering into the 2024 Loan Agreement, we issued to Shady Grove a warrant, or the 2024 Warrant, to purchase 29,109 shares of our common stock at an exercise price of $12.01 per share, which is exercisable until the fifth anniversary of the issuance date thereof. The 2024 Warrant provides for the automatic exercise in the event of an initial public offering at any time prior to the expiration date of such warrant. The 2024 Loan was fully repaid in July 2024, including cumulative interest of $1,120,000, and is no longer outstanding. The 2024 Warrant remains outstanding as of the date of this prospectus.
In August 2025, we entered into a Loan and Security Agreement, or the 2025 Loan Agreement, with Shady Grove. Pursuant to the 2025 Loan Agreement, Shady Grove provided us with a term loan, or the 2025 Loan, in the aggregate principal amount of $10.0 million which bears 14.0% interest per annum. The 2025 Loan consists of (i) a $7.0 million term loan funded at closing, or Loan A, and (ii) up to $3.0 million in additional advances, or Loan B, available in minimum increments of $500,000 during the fifteen months following the closing date, subject to the terms of the 2025 Loan Agreement. The 2025 Loan is secured by a security interest in substantially all of our assets. Loan A has an initial maturity date of twelve months from the closing date and Loan B has an initial maturity date of twelve months from the loan date, each of which may be extended by a period of up to two years with the prior written consent of the lender. In October 2025, we amended the 2025 Loan Agreement to revise the conversion price from 30% to 40%. Pursuant to the 2025 Loan Agreement, upon the consummation of an initial public offering, the outstanding principal and accrued interest of Loan A will automatically convert into shares of our common stock, with the conversion amount calculated based on interest that would have accrued through the initial maturity date if the initial public offering occurs prior to that that date, or based on actual accrued interest if the initial public offering occurs thereafter. As a condition to closing, the 2025 Loan Agreement required us to appoint Michael Hall, the Founder and Chief Executive Officer of Shady Grove, as a director. As additional

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

consideration for entering into the 2025 Loan Agreement, we issued to Shady Grove a warrant, or the 2025 Warrant, to purchase 29,244 shares of our common stock at an exercise price of $12.70 per share, which is exercisable until the fifth anniversary of the issuance date thereof. The 2025 Warrant provides for the automatic exercise in the event of an initial public offering at any time prior to the expiration date of such warrant. As of the date hereof, we have paid $0 in principal and $0 in interest, with $7.0 million of principal remaining outstanding under Loan A. As of the date hereof, we have not exercised our option to draw additional amounts under Loan B, and the 2025 Warrant remains outstanding.
Stockholders Agreement
On May 16, 2024, we entered into a Seventh Amended and Restated Stockholders Agreement with our preferred stockholders and key holders, which amended and restated the prior agreement in full. The agreement governs the composition and election of our board of directors, including the designation of preferred and at-large directors, and includes customary investor protections such as rights of first refusal and co-sale, drag-along rights, a market stand-off provision, and a right of first offer on future securities issuances. It also imposes transfer restrictions, requires investor approval for certain corporate actions, and provides for financial reporting and confidentiality obligations. The agreement remains in effect until the earlier of an initial public offering or a sale of the Company, with certain provisions surviving termination.
License Agreement with Twilight
On June 9, 2024, we entered into an Amended and Restated License Agreement with Twilight. The agreement grants Twilight an exclusive worldwide license to our Ambifect™ Fc-fusion protein platform for the research, development, manufacture, and commercialization of products in the field of use, which is defined as the stimulation of immunity to treat or prevent diseases, including neurological diseases, certain cancers, or infections in humans for research and commercial purposes. In consideration, Twilight issued additional shares bringing our total equity to approximately 19.95% on a fully diluted basis and agreed to specified development milestones and ongoing royalty and sublicense revenue payments and other standard commercial terms. Twilight’s majority stockholder is Formation Venture Engineering, a holder of more than 5% of our capital stock. Additionally, Rahul Bhansali, a member of our board of directors, is the co-founder, treasurer, and board member of Twilight. From October through December 2023, we distributed our equity stake in Twilight to holders of our convertible preferred and common shares on a pro rata basis.
License Agreement with Energesis
On August 1, 2024, we entered into an option agreement with Energesis providing us with a limited license to use Energesis’ proprietary Fc fusion protein technology for a pilot research project focused on developing animal-specific fusion proteins. The agreement also grants us an exclusive option, exercisable within a defined period, to obtain a worldwide exclusive license to Energesis’ technology for commercialization in animal health in exchange for consideration to be determined by the parties negotiating in good faith. If exercised, we will be obligated to achieve diligence milestones and to pay an upfront fee, an annual license maintenance fee, and royalties on net sales of covered products. Todd Zion, our Chairman, President and Chief Executive Officer and Lovick Cannon, a member of our board of directors, are both members of the board of directors of Energesis.
Distribution of Diamune Shares and License Agreement with Diamune
In January and February 2025, we distributed all of our shares in Diamune, which had been our wholly-owned subsidiary since its founding in July 2023, to holders of our convertible preferred and common shares on a pro rata basis. At the time of share distribution Diamune had no significant operations or assets. In June 2025, we entered into an Exclusive License Agreement with Diamune granting it a worldwide, exclusive license to specified patents, know-how, and proprietary technology related to our Ambifect™ Fc-fusion protein platform for the research, development, manufacture, and commercialization of biologics in the field of diabetes and certain oncology indications in humans. The agreement includes a license issue fee payable from Diamune’s sublicensing and financing proceeds, royalties on product sales and sublicensing revenue, development milestone obligations, and other customary terms. We receive a non-exclusive license to any

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

future improvements developed by Diamune. The agreement incorporates provisions related to our continuing obligations under a loan agreement with The Leona M. and Harry B. Helmsley Trust. Todd Zion, our President and Chief Executive Officer, is the chairman of the board of Diamune. Lovick Cannon, a member of our board of directors, is a member of the board of directors of Diamune.
Royalty and Revenue Assignment Agreement
In November 2025, we entered into a Royalty and Revenue Assignment Agreement, or the R&R Agreement, with Todd C. Zion, Willard Umphrey and the Stuart B. Abelson 2012 Irrevocable Trust, or the Assignees. Pursuant to the R&R Agreement, the Assignees will receive their respective pro-rata share (based on their investment in the November 2025 SAFE financing described above), for the license issue fees, royalties, sublicense revenues (each as defined in the Diamune License), and accrued interest owed by Diamune to us under the Diamune License.
Employment Arrangements
We have entered into offer letter agreements with certain of our executive officers, and granted stock options to our executive officers, as more fully described in the section titled “Executive Compensation.”
Equity Grants
We have granted options to purchase shares of our common stock to certain of our executive officers and directors. For more information regarding the options granted to our executive officers and directors, see the sections titled “Executive Compensation” and “Management — Non-Employee Director Compensation.”
Indemnification Agreements
Our eighth amended and restated certificate of incorporation will contain provisions limiting the liability of directors and officers, and our amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our eighth amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by our board of directors. In addition, we have entered into or intend to enter into an indemnification agreement with each of our directors and executive officers, which will require us to indemnify them. For more information regarding these agreements, see “Executive Compensation — Limitations on Liability and Indemnification.”
Policies and Procedures for Transactions with Related Persons
Prior to completion of this offering, we intend to adopt a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any series of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any series of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our capital stock as of November 7, 2025 by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power. Unless otherwise indicated below, to our knowledge the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of common stock subject to options that are currently exercisable or exercisable within 60 days of November 7, 2025 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Applicable percentage ownership before the offering is based on an aggregate of 9,454,656 shares of common stock deemed to be outstanding as of November 7, 2025, which gives effect to the automatic conversion of all outstanding shares of convertible preferred stock into 3,812,109 shares of common stock, the automatic conversion of all our outstanding SAFEs in the aggregate amount of $15.6 million into 2,667,361 shares of common stock, the automatic conversion of $4.4 million in aggregate principal and unpaid interest amounts of convertible promissory notes into an aggregate of 739,248 shares of common stock, and the automatic conversion of $8.0 million in principal and unpaid interest of the outstanding loan with Shady Grove Road Investments, LLC into an aggregate of 1,477,778 shares of common stock, and assuming an initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
Applicable percentage ownership after the offering is based on 11,676,878 shares of common stock assumed to be outstanding immediately after the completion of this offering (assuming (i)  the sale of 2,222,222 shares of common stock in this offering and (ii) no exercise of the underwriters’ option to purchase additional shares).
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Akston Biosciences Corporation, 100 Cummings Center, Suite 454C, Beverly, MA 01915.

PRINCIPAL STOCKHOLDERS

		Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering
5% or Greater Stockholders:
Entities affiliated with Formation Venture Engineering(1)	1,224,907	12.9%	10.5%
AHI/SC2 Associates, LLC(2)	725,521	7.7%	6.2%
Willard Umphrey(3)	775,356	8.2%	6.6%
Stuart Abelson(4)	735,619	7.8%	6.3%
Named Executive Officers and Directors:
Todd C. Zion, Ph.D.(5)	802,141	8.4%	6.8%
Thomas M. Lancaster, Ph.D.(6)	548,771	5.8%	4.7%
James Herriman(7)	320,604	3.4%	2.7%
Lovick E. Cannon, Ph.D.(8)	35,012	*	*
Robyn C. Davis(2)	—	*	*
Linda Rhodes, VMD, Ph.D.(9)	4,404	*	*
Rahul Bhansali(1)	—	*	*
Michael Hall(10)	1,477,778	15.6%	12.7%
All executive officers and directors as a group (9 persons)(11)	1,787,993	18.5%	15.0%

*
Represents beneficial ownership of less than 1%.

1)
Consists of (A) (i) 103,815 shares of common stock issuable upon the conversion of Series F preferred stock held by Formation Venture Engineering SPV III, LLC (“FVE SPV III”), (ii) 293,487 shares of common stock issuable upon the conversion of Series F preferred stock held by Formation Venture Engineering SPV V, LLC (“FVE SPV V”), (iii) 3,696 shares of common stock issuable upon the conversion of Series G preferred stock held by Formation Venture Engineering Fund II, LP (“FVE Fund”), (iv) 120,447 shares of common stock issuable upon the conversion of Series G preferred stock, 241,500 shares of common stock issuable upon the conversion of the SAFEs and 457,558 shares of common stock issuable upon the conversion of convertible promissory notes, each of which are held by Formation Venture Engineering SPV VII, LLC (“FVE SPV VII”) and (B) 4,404 shares of common stock issuable upon the exercise of options held by Rahul Bhansali that are exercisable within 60 days of November 7, 2025 held by Mr. Bhansali for the benefit, and direction of Formation Venture Engineering Management, LLC (“Formation Venture”). FVE SPV III, FVE SPV V, FVE Fund and FVE SPV VII are entities affiliated with Formation Venture. Mr. Bhansali is a member of our board of directors and is the managing partner and cofounder of Formation Venture and may be deemed to share voting, investment and dispositive power with respect to these shares owned by Formation Venture. Each of Formation Venture and Mr. Bhansali disclaim beneficial ownership over such shares, except to the extent of their respective pecuniary interest therein. The business address for Formation Venture is 100 Cummings Center, Suite 207-P, Office 214, Beverly, MA 01915.

2)
Consists of (A) (i) 107,112 shares of common stock issuable upon the conversion of Series B preferred stock held by AHI/SC2 Associates, LLC (“AHI/SC2”), (ii) 88,452 shares of common stock issuable upon the conversion of Series C preferred stock held by AHI/SC2, (iii) 70,071 shares of common stock issuable upon the conversion of Series D preferred stock held by AHI/SC2, (iv) 55,020 shares of common stock issuable upon the conversion of Series E preferred stock, (v) 27,801 shares of common stock issuable upon the conversion of Series F preferred stock held by AHI/SC2, (vi) 7,587 shares of common stock issuable upon the conversion of Series G preferred stock held by AHI/SC2, (vii) 302,541 shares of common stock issuable upon the conversion of the SAFEs and (viii) 51,283 shares of common stock issuable upon the conversion of convertible promissory notes and (B) (i) 3,750 shares of common stock held by Ms. Davis and (ii) 11,904 shares of common stock issuable upon the exercise of options held by

PRINCIPAL STOCKHOLDERS

Ms. Davis that are exercisable within 60 days of November 7, 2025. Ms. Davis is the Managing Director of AHI/SC2 and may be deemed to share voting, investment and dispositive power with respect to these shares owned by AHIS/SC2. Each of AHI/SC2 and Ms. Davis disclaim beneficial ownership over such shares, except to the extent of their respective pecuniary interest therein. The business address for AHI/SC2 is 72 Yarmouth Road, Wellesley, MA 02481.

3)
Consists of (i) 15,825 shares of common stock issuable upon the conversion of Series D preferred stock, (ii) 106,581 shares of common stock issuable upon the conversion of Series E preferred stock, (iii) 99,894 shares of common stock issuable upon the conversion of Series F preferred stock, (iv) 42,582 shares of common stock issuable upon the conversion of Series G preferred stock and (v) 510,474 shares of common stock issuable upon the conversion of the SAFEs, each of which are held by Mr. Umphrey.

4)
Consists of (A)(i) 27,009 shares of common stock issuable upon the conversion of Series E preferred stock, (ii) 6,288 shares of common stock issuable upon the conversion of Series G preferred stock and (iii) 370,371 shares of common stock issuable upon the conversion of the SAFEs, each of which are held by Mr. Abelson and (B) (i) 14,490 shares of common stock issuable upon the conversion of Series F preferred stock and (ii) 317,461 shares of common stock issuable upon the conversion of the SAFEs, each of which are held by the Stuart Abelson 2012 Irrevocable Trust, as to which Mr. Abelson has shared voting and dispositive power.

5)
Consists of (A) (i) 52,098 shares of common stock issuable upon the conversion of the Series A preferred stock, (ii) 20,322 shares of common stock issuable upon the conversion of the Series B preferred stock, (iii) 19,410 shares of common stock issuable upon the conversion of Series C preferred stock, (iv) 30,405 shares of common stock issuable upon the conversion of Series D preferred stock, (v) 58,737 shares of common stock issuable upon the conversion of Series E preferred stock, (vi) 195,769 shares of common stock issuable upon the conversion of the SAFEs, (vii) 21,774 shares of common stock issuable upon the conversion of the convertible promissory notes, (viii) 83,751 shares of common stock held by Dr. Zion and (ix) 55,158 shares of common stock issuable upon the exercise of options held by Dr. Zion that are exercisable within 60 days of November 7, 2025 and (B) (i) 52,095 shares of common stock issuable upon the conversion of the Series A preferred stock held by Dr. Zion’s former spouse, Karyn Zion, (ii) 20,319 shares of common stock issuable upon the conversion of the Series B preferred stock held by Ms. Zion, (iii) 19,410 shares of common stock issuable upon the conversion of Series C preferred stock held by Ms. Zion, (iv) 30,405 shares of common stock issuable upon the conversion of Series D preferred stock held by Ms. Zion, (v) 58,737 shares of common stock issuable upon the conversion of Series E preferred stock held by Ms. Zion and (vi) 83,751 shares of common stock held by Ms. Zion. All of the shares held by Ms. Zion are subject to a separation agreement by and between Ms. Zion and Dr. Zion, that grants voting power to Dr. Zion, as proxy.

6)
Consists of (A) (i) 140,220 shares of common stock issuable upon the conversion of the Series A preferred stock, (ii) 12,801 shares of common stock issuable upon the conversion of the Series B preferred stock, (iii) 22,389 shares of common stock issuable upon the conversion of Series E preferred stock, (iv) 307,500 shares of common stock, (v) 6,482 shares of common stock issuable upon the conversion of the SAFEs and (vi) 59,379 shares of common stock issuable upon the exercise of options held by Dr. Lancaster that are exercisable within 60 days of November 7, 2025.

7)
Consists of (A) (i) 99,033 shares of common stock issuable upon the conversion of the Series A preferred stock, (ii) 24,762 shares of common stock issuable upon the conversion of the Series B preferred stock, (iii) 5,823 shares of common stock issuable upon the conversion of Series C preferred stock, (iv) 142,298 shares of common stock, (v) 2,778 shares of common stock issuable upon the conversion of the SAFEs and (vi) 40,710 shares of common stock issuable upon the exercise of options held by Mr. Herriman that are exercisable within 60 days of November 7, 2025, (B) 2,600 shares of common stock held by Mr. Herriman’s daughter, Eleanor Herriman and (C) 2,600 shares of common stock held by Mr. Herriman’s son, Charles Herriman.

8)
Consists of (i) 7,500 shares of common stock, (ii) 3,704 shares of common stock issuable upon the conversion of the SAFEs and (iii) 23,808 shares of common stock issuable upon the exercise of options held by Dr. Cannon that are exercisable within 60 days of November 7, 2025.

9)
Consists of 4,404 shares of common stock issuable upon the exercise of options held by Dr. Rhodes that are exercisable within 60 days of November 7, 2025.

10)
Consists of 1,477,778 shares of common stock issuable upon the conversion of $8.0 million in principal

PRINCIPAL STOCKHOLDERS

and unpaid interest from the Loan and Security Agreement, dated as of August 19, 2025, with Shady Grove Road Investments, LLC (“Shady Grove”). Mr. Hall is the founder and Chief Executive Officer of Shady Grove and may be deemed to share voting, investment and dispositive power with respect to these shares. Mr. Hall disclaims beneficial ownership over the shares held by Shady Grove, except to the extent of his pecuniary interest therein.

11)
Consists of (i) 343,446 shares of common stock issuable upon the conversion of the Series A preferred stock, (ii) 78,204 shares of common stock issuable upon the conversion of the Series B preferred stock, (iii) 44,643 shares of common stock issuable upon the conversion of Series C preferred stock, (iv) 60,810 shares of common stock issuable upon the conversion of Series D preferred stock, (v) 139,863 shares of common stock issuable upon the conversion of Series E preferred stock, (vi) 208,733 shares of common stock issuable upon the conversion of the SAFEs, (vii) 21,774 shares of common stock issuable upon the conversion of the convertible promissory notes, (viii) 667,998 shares of common stock and (ix) 222,522 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 7, 2025.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock and certain provisions of our eighth amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the eighth amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and the amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect on the completion of this offering.
Upon filing of our eighth amended and restated certificate of incorporation and the completion of this offering, our authorized capital stock will consist of        shares of common stock, par value $0.000001 per share, and        shares of preferred stock, par value $0.000001 per share, all of which shares of preferred stock will be undesignated.
As of September 30, 2025, there were 4,570,269 shares of common stock outstanding and held of record by 185 stockholders. This amount assumes the conversion of all outstanding shares of our convertible preferred stock into common stock, which will occur immediately prior to the completion of this offering.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.
Preferred Stock
Immediately prior to the completion of this offering, all outstanding shares of our convertible preferred stock will be converted into shares of our common stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to        shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.
Stock Options
As of September 30, 2025, 430,953 shares of common stock were issuable upon the exercise of outstanding stock options under the 2012 Plan, at a weighted-average exercise price of $8.45 per share; 94,704 shares

DESCRIPTION OF CAPITAL STOCK

of common stock were issuable upon the exercise of outstanding stock options under the 2024 Plan, at a weighted-average exercise price of $12.70 per share; no shares of common stock were issuable upon exercise of outstanding stock options outside of our 2012 Plan and 2024 Plan; and        shares of our common stock reserved for future issuance under the 2025 Plan, which will become effective once the registration statement of which this prospectus forms a part is declared effective, as well as any future automatic annual increases in the number of shares of common stock reserved for issuance under the 2025 Plan and any shares underlying outstanding stock awards granted under the 2012 Plan, that expire or are repurchased, forfeited, cancelled, or withheld. For additional information regarding terms of our equity incentive plans, see the section titled “Executive Compensation — Equity benefit plans.”
Registration Rights
Following the completion of this offering, certain holders of shares of our common stock, including those shares of our common stock that will be issued upon the conversion of our convertible preferred stock in connection with this offering, will be entitled to rights with respect to the registration of these shares under the Securities Act. These shares are referred to as registrable securities. These rights are provided under the terms of a registration rights agreement, which registration rights include       .
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law
Our eighth amended and restated certificate of incorporation and amended and restated bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies
Our eighth amended and restated certificate of incorporation will provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our eighth amended and restated certificate of incorporation also will provide that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.
No Written Consent of Stockholders
Our eighth amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our amended and restated bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Meetings of Stockholders
Our eighth amended and restated certificate of incorporation and amended and restated bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before

DESCRIPTION OF CAPITAL STOCK

meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Certificate of Incorporation and Bylaws
Any amendment of our eighth amended and restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our eighth amended and restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our amended and restated bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the amended and restated bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.
Undesignated Preferred Stock
Our eighth amended and restated certificate of incorporation provides for        authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our third amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Section 203 of the Delaware General Corporation Law
Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

DESCRIPTION OF CAPITAL STOCK

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Choice of Forum
Our amended and restated bylaws will provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our eighth amended and restated certificate of incorporation or amended and restated bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.
However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, this choice of forum provision would not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction or the Securities Act. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
In addition, our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us,

DESCRIPTION OF CAPITAL STOCK

our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Additionally, our amended and restated bylaws will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.
Limitations on Liability and Indemnification
See the section titled “Executive Compensation — Limitations on liability and indemnification.”
Exchange Listing
Our common stock is currently not listed on any securities exchange. We intend to apply to have our common stock approved for listing on the NYSE American under the symbol “AXTN.”
Transfer Agent and Registrar
On the completion of this offering, the transfer agent and registrar for our common stock will be Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital. Although we intend to apply to list our common stock on the NYSE American, we cannot assure you that there will be an active public market for our common stock.
Following the completion of this offering, based on our shares outstanding as of September 30, 2025, a total of 11,676,878 shares of common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•
1% of the number of shares of common stock then outstanding, which will equal approximately 116,769 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us; or

•
the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 under the Securities Act, or Rule 701, generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.

SHARES ELIGIBLE FOR FUTURE SALE

Form S-8 Registration Statements
We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable under the 2012 Plan, 2024 Plan, 2025 Plan, and the ESPP. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.
Lock-up Arrangements
We, all of our directors and executive officers, and the holders of all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into lock-up agreements with the underwriters and/or are subject to market standoff agreements or other agreements with us, which prevents them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 180 days from the date of this prospectus without the prior written consent of ThinkEquity LLC, subject to certain exceptions. See the section titled “Underwriting” appearing elsewhere in this prospectus for more information.
Registration Rights
Upon completion of this offering, certain holders of our securities will be entitled to various rights with respect to registration of their shares, including shares issued upon the conversion of our convertible preferred stock, under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See the section titled “Description of Capital Stock — Registration rights” appearing elsewhere in this prospectus for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS
The following discussion is a summary of material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock issued pursuant to this offering. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the “Code”), Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, and judicial decisions, all as in effect on the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code, and also does not address any U.S. federal non-income tax consequences, such as estate or gift tax consequences, or any tax consequences arising under any state, local or non-U.S. tax laws. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including:
•
certain former citizens, or long-term residents of the United States;

•
partnerships or other entities or arrangements treated as pass-through or disregarded entities for U.S. federal income tax purposes (and investors therein);

•
“controlled foreign corporations”;

•
“passive foreign investment companies”;

•
corporations that accumulate earnings to avoid U.S. federal income tax;

•
banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•
tax-exempt organizations and governmental organizations;

•
tax-qualified retirement plans;

•
persons who acquire our common stock through the exercise of an option or otherwise as compensation;

•
qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•
persons that elect to apply Section 1400Z-2 of the Code to gains recognized with respect to shares of our common stock;

•
persons that own, or have owned, actually or constructively, more than 5% of our common stock;

•
persons who have elected to mark securities to market; and

•
persons holding our common stock as part of a hedging or conversion transaction or straddle, or synthetic security or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of owning and disposing of our common stock.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of non-U.S. holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is for U.S. federal income tax purposes:
•
a non-resident alien individual;

•
a corporation or any organization taxable as a corporation for U.S. federal income taxes that is not created or organized under the laws of the United States, any state thereof, or the District of Columbia; or

•
a foreign trust or estate, the income of which is not subject to U.S. federal income tax on a net income basis.

Distributions on our common stock
As described under “Dividend Policy,” we do not currently anticipate declaring or paying, for the foreseeable future, any distributions on our capital stock. However, if we were to distribute cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “— Gain on sale or other taxable disposition of our common stock” below.
Subject to the discussions below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of the dividends and must be updated periodically. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty, are attributable to such holder’s permanent establishment or fixed base in the United States), the non-U.S. holder generally will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder generally must furnish a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States to the applicable withholding agent.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected dividends, as adjusted for certain items.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on disposition of our common stock
Subject to the discussions below regarding backup withholding and FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other taxable disposition of our common stock, unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded” on an established securities market during the calendar year in which the sale or other disposition occurs.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.- source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our worldwide real property interests and our other trade or business assets. We believe that we are not currently and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. Even if we are treated as a USRPHC, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is “regularly traded” on an established securities market within the meaning of applicable U.S. Treasury regulations. There can be no assurance that our common stock qualifies as regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information reporting and backup withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of distributions on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption, and if the payor does not have actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on foreign entities
Sections 1471 through 1474 of the Code, which are commonly referred to as FATCA, impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent a certification that it does not have any “substantial United States owners” or provides information identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock and would have applied also to payments of gross proceeds from the sale or other disposition of our common stock. However, proposed regulations under FATCA provide for the elimination of the federal withholding tax of 30% applicable to gross proceeds of a sale or other disposition of from property of a type that can produce U.S. source dividends or interest. Under these proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization), FATCA withholding does not apply to gross proceeds from sales or other dispositions of our common stock.
Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT AND PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING
We have entered into an underwriting agreement, dated     , 2025, with ThinkEquity LLC, acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below have agreed to purchase, and we have agreed to sell to it, the number of shares of common stock listed next to its name at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:
Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken.
We have agreed to indemnify the underwriters and certain of their affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
Discounts, Commissions and Expenses
The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters.
The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7.0% of the public offering price. We have paid a $50,000 advance to the Representative, which shall be applied against actual out-of-pocket-accountable expenses, and which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).
	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price
Underwriting discount (7.0%)
Proceeds, before expenses, to us

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option).

UNDERWRITING

We have also agreed to pay certain of the representative’s expenses relating to the offering, including without limitation: (a) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering (including the over-allotment Shares) with the Commission; (b) all filing fees and expenses associated with the review of the Offering by FINRA; (c) all fees and expenses relating to the listing of such Shares on the NYSE American and on such other stock exchanges as the Company and the Representative together determine, including any fees charged by The Depository Trust Company (DTC) for new securities; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the Representative may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Shares under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as the Representative may reasonably deem necessary; (h) the costs and expenses of our public relations firm; (i) the costs of preparing, printing and delivering certificates representing the Shares; (j) fees and expenses of the transfer agent for the Common Stock; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Representative; (l) the costs associated with post-Closing advertising the Offering in the national editions of the Wall Street Journal and New York Times; (m) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the Closing in such quantities as the Representative may reasonably request, in an amount not to exceed $3,000; (n) the fees and expenses of the Company’s accountants; (o) the fees and expenses of the Company’s legal counsel and other agents and representatives; (p) the fees and expenses of the Underwriter’s legal counsel not to exceed $125,000; (q) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the Offering; (r) $5,000 for data services and communications expenses; (s) up to $10,000 of the Representative actual accountable “road show” expenses; and (t) up to $30,000 of the Representative’s market making and trading, and clearing firm settlement expenses for the Offering.
Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions and excluding the non-accountable expense allowance, are approximately $2.5 million.
Over-Allotment Option
We have granted a 45-day option to the Representative to purchase up to 333,333 additional shares of common stock from us solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.
Representative’s Warrants
Upon closing of this offering, we have agreed to issue to the Representative, or its designees, as compensation warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.
The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction

UNDERWRITING

that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
We have agreed that, for a period of six months from the closing of the offering, we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; (c) complete any offering of debt securities of our Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our Company, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of capital stock of our Company or such other securities, in cash or otherwise, subject to certain exceptions.
Moreover, pursuant to “lock-up” agreements, our executive officers, directors and all stockholders have agreed for a period of six months from the date of this prospectus, subject to customary exceptions, without the prior written consent of the Representative, not to, directly or indirectly (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of any shares of Common Stock, any warrant or option to purchase such shares or any other of our securities or of any other entity that is convertible into, or exercisable or exchangeable for, shares of our Common Stock or any other of our equity securities (each a “Relevant Security” and collectively, “Relevant Securities”), in each case owned beneficially owned by them or otherwise publicly disclose the intention to do so, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act with respect to any Relevant Security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.
Right of First Refusal
We have granted the Representative a right of first refusal, for a period of eighteen (18) months from the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings (each, a

UNDERWRITING

“Subject Transaction”), or any successor (or any of our subsidiaries), on terms and conditions customary to the Representative for such Subject Transactions. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the Representative. The Representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.
We have applied to have our shares of common stock listed on the NYSE American under the symbol “AXTN”. Our application might not be approved and the consummation of this offering is contingent upon such approval.
Price Stabilization, Short Positions and Penalty Bids
In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.
The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.
Other Relationships
From time to time, the underwriters and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which

UNDERWRITING

they will receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters or any of their affiliates for any further services.
Pricing of the Offering
The public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop or that, after the offering, the shares will trade in the public market at or above the public offering price.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or Prospectus Directive, as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

UNDERWRITING

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•
to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

Hong Kong
Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or SFO, and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong), or the CO, or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

UNDERWRITING

United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS
The validity of the shares of our common stock being offered in this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Sheppard, Mullin, Richter & Hampton LLP, New York, New York is representing the underwriters in this offering.
EXPERTS
The financial statements as of December 31, 2024 and 2023 and for the years then ended included in this prospectus have been so included in reliance on the report of dbbmckennon, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 (File Number 333-290778) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov/edgar.
We currently do not file periodic reports with the SEC. On the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the website of the SEC referred to above.
We also maintain a website at www.akstonbio.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference. Upon completion of this offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reported filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

The accompanying consolidated financial statements give effect to a 3.0-for-1 stock split of the common stock of Akston Biosciences Corporation, which will become effective prior to the completion of this offering. The following report is in the form which will be furnished by dbbmckennon, an independent registered public accounting firm, upon completion of the 3.0-for-1 stock split of the outstanding common stock of Akston Biosciences Corporation described in Note 2 to the consolidated financial statements assuming that from July 25, 2025, to the date of such completion, no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.
/s/ dbbmckennon
Newport Beach, California
November 14, 2025
Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Akston Biosciences Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Akston Biosciences Corporation and subsidiaries (collectively the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited capital and expects to experience operating losses for the foreseeable future, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon
Newport Beach, California
July 25, 2025, except for the effects of the stock split discussed in Note 2 to the financial statements, as to which the date is November   , 2025.
We have served as the Company’s auditor since 2024.

Akston Biosciences Corporation
Consolidated Balance Sheets
As of December 31, 2024 and 2023
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$1,890,461	$805,267
Accounts receivable, net	360,840	161,252
Inventories	694,383	7,476,915
Total Current Assets	2,945,684	8,443,434
Non-Current Assets
Property and equipment, net	1,547,669	2,954,340
Intangible assets, net	401,035	787,825
Right of use assets under finance leases, net	—	6,053
Right of use assets under operating leases, net	5,117,877	688,827
Other assets	358,495	358,495
Total Assets	$10,370,760	$13,238,974
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,789,435	$2,594,552
Accrued expenses	950,127	480,896
Deferred revenue	72,577	10,281,655
Construction loan	—	252,238
Operating lease liabilities	764,873	601,622
Finance lease liabilities	—	6,258
Total Current Liabilities	3,577,012	14,217,221
Non-Current Liabilities
Convertible notes payable, net of discount	950,211	934,813
Convertible notes payable – related parties, net of discount	2,695,530	2,646,770
Royalty rights liability	—	4,002,310
Derivative liability	764,000	307,000
Other non-current liabilities	324,608	324,608
Operating lease liabilities, net of current portion	4,353,004	87,205
Program-related loan, net of discount	2,333,378	2,154,082
Total Liabilities	14,997,743	24,674,009
Commitments and Contingencies (See Note 15)
Stockholders’ Deficit
Series A preferred stock, $0.000001 par value, 139,075 shares authorized, 139,075 shares issued and outstanding at December 31, 2024 and 2023 (liquidation value of $1,988,199 as of December 31, 2024)	$1,043,069	$1,043,069
Series B preferred stock, $0.000001 par value, 121,934 shares authorized, 121,934 shares issued and outstanding at December 31, 2024 and 2023 (liquidation value of $2,886,166 as of December 31, 2024)	1,621,743	1,621,743
Series C preferred stock, $0.000001 par value, 176,954 shares authorized, 176,954 shares issued and outstanding at December 31, 2024 and 2023 (liquidation value of $5,756,031 as of December 31, 2024)	3,418,749	3,418,749
Series D preferred stock, $0.000001 par value, 166,706 shares authorized, 166,706 shares issued and outstanding at December 31, 2024 and 2023 (liquidation value of $7,313,965 as of December 31, 2024)	4,741,119	4,741,119
Series E Preferred stock, $0.000001 par value, 247,400 shares authorized, 247,400 shares issued and outstanding at December 31, 2024 and 2023 (liquidation value of $11,478,199 as of December 31, 2024)	8,287,900	8,287,900
Series F preferred stock, $0.000001 par value, 320,044 shares authorized, 320,044 shares issued and outstanding at December 31, 2024 and 2023 (liquidation value of $27,408,949 as of December 31, 2024)	21,295,728	21,295,728
Series G preferred stock, $0.000001 par value, 160,000 shares authorized, 98,590 and 78,060 shares issued and outstanding at December 31, 2024 and 2023, respectively. (liquidation value of $11,381,093 as of December 31, 2024)	9,612,508	7,610,833
Common stock, $0.000001 par value, 2,050,000 authorized, 758,160 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Treasury stock, at cost, 300,000 shares	(3,202)	(3,202)
Additional paid-in capital	7,392,080	6,393,738
Accumulated deficit	(62,036,678)	(65,844,713)
Total Stockholders’ Deficit	(4,626,983)	(11,435,035)
Total Liabilities and Stockholders’ Deficit	$10,370,760	$13,238,974
The accompanying notes are an integral part of these consolidated financial statements.

Akston Biosciences Corporation
Consolidated Statements of Operations
For the Years Ended December 31, 2024 and 2023
	2024	2023
Revenue
Product and development revenue	$16,239,953	$4,818,040
Service revenue	245,415	296,529
Total Revenue	16,485,368	5,114,569
Cost of Revenue
Cost of product and development revenue	13,424,906	1,837,280
Cost of service revenue	21,274	28,170
Total Cost of Revenue	13,446,180	1,865,450
Gross Profit	3,039,188	3,249,119
Operating Expenses
Selling, general and administrative	11,304,893	7,172,192
Research and development	6,577,536	5,159,332
Total Operating Expenses	17,882,429	12,331,524
Loss from Operations	(14,843,241)	(9,082,405)
Other Income (Expense)
Gain on sale of assets	21,529,090	—
Loss on disposal of assets	(115,688)	—
Change in fair value of derivative liability	(457,000)	(102,000)
Interest income	8,628	2,943
Interest expense	(2,208,754)	(365,523)
Total Other Income (Expense)	18,756,276	(464,580)
Income (Loss) before provision for income taxes	3,913,035	(9,546,985)
Provision for income taxes	(105,000)	—
Net Income (Loss) from Operations	$3,808,035	$(9,546,985)
Net Income (Loss) per Common Share, basic and diluted	$(0.21)	$(17.65)
Weighted average shares used to compute net income (loss) per share, basic and diluted	758,160	757,317
The accompanying notes are an integral part of these consolidated financial statements.

Akston Biosciences Corporation
Consolidated Statements of Stockholders’ Deficit
For the Years Ended December 31, 2024 and 2023
	Preferred Stock Series A, B, C, D, E, F, G		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Cost
Balance at January 1, 2023	1,250,173	$48,019,141	756,471	$1	300,000	$(3,202)	$5,875,257	$(56,297,728)	$(2,406,531)
Stock-based compensation	—	—	—	—	—	—	501,758	—	501,758
Exercise of options	—	—	1,689	—	—	—	16,723	—	16,723
Net loss	—	—	—	—	—	—	—	(9,546,985)	(9,546,985)
Balance at December 31, 2023	1,250,173	48,019,141	758,160	1	300,000	(3,202)	6,393,738	(65,844,713)	(11,435,035)
Stock-based compensation	—	—	—	—	—	—	763,367	—	763,367
Issuance of warrant with term loan	—	—	—	—	—	—	234,975	—	234,975
Issuance of Series G preferred stock in conversion of royalty rights liability	20,530	2,001,675	—	—	—	—	—	—	2,001,675
Net income	—	—	—	—	—	—	—	3,808,035	3,808,035
Balance at December 31, 2024	1,270,703	$50,020,816	758,160	$1	300,000	$(3,202)	$7,392,080	$(62,036,678)	$(4,626,983)
The accompanying notes are an integral part of these consolidated financial statements.

Akston Biosciences Corporation
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2024 and 2023
	2024	2023
Cash Flows from Operating Activities:
Net Income (loss)	$3,808,035	$(9,546,985)
Adjustments to reconcile net income (loss) to net cash used in operations:
Depreciation and amortization	1,338,893	1,372,933
Amortization of finance lease right of use assets	6,052	21,472
Change in fair value of derivative liability	457,000	102,000
Amortization of debt discount from warrant issued with Term Loan	234,975	—
Amortization of debt discount on program related loan	179,295	165,085
Amortization of debt discount on convertible notes	15,398	10,903
Amortization of debt discount on convertible notes – related parties	48,760	34,527
Gain on sale of assets	(21,529,090)	—
Loss on disposal of assets	115,688	—
Stock-based compensation	763,367	501,758
Other changes in assets and liabilities:
Accounts receivable	(199,588)	389,953
Inventories	6,782,532	(7,036,093)
Prepaid expenses and other assets	—	4,180
Security deposits	—	(97,595)
Accounts payable	(805,117)	406,596
Deferred revenue	(5,227,585)	8,906,655
Accrued expenses and other current liabilities	469,253	40,806
Other non-current liabilities	—	324,608
Net cash used in operating activities	(13,542,132)	(4,399,197)
Cash Flows from Investing Activities:
Purchases of property and equipment	(22,507)	(519,197)
Sale of intellectual property to Dechra (See Note 3)	15,000,000	—
Sale of intellectual property to Vakston (See Note 3)	1,100	—
Purchases of intangible assets	(92,772)	(227,822)
Net cash provided by (used in) investing activities	14,885,821	(747,019)
Cash Flows from Financing Activities:
Payments on finance lease obligations (principal portion only)	(6,257)	(22,052)
Payments on construction loan	(252,238)	(311,956)
Proceeds from issuance of short-term notes	1,980,000	—
Proceeds from issuance of short-term notes – related party	495,000	—
Payments on short-term notes	(1,980,000)	—
Payments on short-term notes – related party	(495,000)	—
Proceeds from issuance of term loan	8,000,000	—
Payments on term loan	(8,000,000)	—
Proceeds from issuance of convertible notes	—	973,110
Proceeds from issuance of convertible notes – related parties	—	2,768,043
Proceeds from exercise of options	—	16,723
Net cash (used in) provided by financing activities	(258,495)	3,423,868
Net Increase (Decrease) in Cash	$1,085,194	$(1,722,348)
Cash, Beginning of Year	805,267	2,527,615
Cash, End of Year	$1,890,461	$805,267
Cash paid for income taxes	$—	$—
Cash paid for interest	$1,429,797	$33,750
Non-cash investing and financing activities:
Lease assets obtained in exchange for operating lease obligations	$5,003,816	$—
Conversion of royalty rights to Series G preferred stock	$2,001,675	$—
The accompanying notes are an integral part of these consolidated financial statements.

AKSTON BIOSCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization and Description of Business
Akston Biosciences Corporation (the “Company” or “Akston”) is a pet biotechnology company focused on the development and commercialization of innovative biopharmaceutical products for cats, dogs, and other companion animals. The Company was incorporated in Delaware in December 2011 and is headquartered in Beverly, Massachusetts.
The Company is subject to risks and uncertainties common to early stage companies in the pet biotechnology industry, including, but not limited to, completing preclinical studies and clinical studies, obtaining regulatory approval for product candidates, market acceptance of products, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, and the ability to raise additional capital to fund operations. The Company’s product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical studies and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant sustained revenue from product sales.
Licensing and Development of Canine and Feline Insulins to Dechra
In August 2019 we entered into an exclusive, royalty-bearing license with Dechra Limited (“Dechra”) for our canine ultra long-acting insulin candidate, or AKS-321d. In February 2021, we entered into a similar exclusive, royalty-bearing license with Dechra for our feline ultra long-acting insulin candidate, AKS-425c. Along with the licenses, we entered into exclusive agreements with Dechra for research and development as well as commercial supply to Dechra of each candidate. The agreements with Dechra included various licenses, milestones based on specified events, and manufacturing of both engineering and Good Manufacturing Practices (“GMP”) batches of AKS-321d and AKS-425c drug substance. Prior to 2023, revenue related to licenses was deemed earned based on the underlying intellectual property being considered functional. During 2023, revenue from this contract was primarily related to the release of engineering batches totaling $4.5 million; and as of December 31, 2023, all engineering batches based on the contractual milestones specified in the contract were released to Dechra and the GMP batches under the supply agreement were in process. Our work in-process at December 31, 2023 related directly to these batches (see Note 2). During the year ended December 31, 2024, the GMP batches that were completed had all been released to Dechra and the related product revenue totaling $13.8 million and cost of product and development revenue were recognized.
In July 2024, we agreed to sell our interests in the AKS-321d and AKS-425c programs to Dechra through an Asset Purchase Agreement (“Dechra APA”), and an associated Transition Services Agreement (“Dechra TSA”). See Note 3.
Liquidity and Capital Resources
The accompanying consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.
As of December 31, 2024, the Company had an accumulated deficit of $62.0 million and cash and cash equivalents of $1.9 million. The Company expects its operating losses to continue into the foreseeable future as it continues to pursue its research and development efforts. Based upon our available cash resources and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Description of Business (continued)
current operating plans, there is substantial doubt regarding our ability to continue as a going concern for a period of one year after the date that our consolidated financial statements for the year ended December 31, 2024 are issued. We will need to raise substantial additional funds in the future in order to complete product development and future commercialization efforts.
We have historically funded our operations through sales of our convertible preferred stock, convertible debt notes and term loans, program related loans, revenue producing activities, and in 2025, simple agreements for future equity (see Note 17). The Company expects to continue to use the proceeds from previous transactions and also intends to raise additional funds by way of private or public offering. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as found in the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the accounts of Akston Biosciences Corporation, and its wholly owned subsidiaries, Siege Therapeutics, Inc., Vakston, Inc. (“Vakston”) and Diamune, Inc. (“Diamune”). During 2024, the Company sold Vakston (see Note 16). All intercompany balances and transactions have been eliminated in consolidation.
Stock Split
The Company intends to effect a 3.0-for-1 stock split of its outstanding common stock, which will become effective prior to the completion of this offering. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this intended stock split. There will be no effect on the number of shares of common stock or preferred stock authorized for issuance under the Company’s certificate of incorporation or the par value of such securities.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (a) no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities and expenses and the related disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimate and assumptions reflected within the consolidated financial statements include, but are not limited to, the valuation of the Company’s common shares in connection with the accounting for stock-based awards and warrants, as well as the fair value of its derivative liability. The Company bases its estimates on historical experience and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances and facts. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.
Concentrations of Credit Risk, Significant Customers and Significant Suppliers
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, revenue and accounts receivable, net.
Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held at a financial institution that management believes to be of high credit quality and the Company has not experienced any losses on these deposits. As of December 31, 2024, the Company’s cash and cash equivalents were held with one financial institution.
Significant customers are those which represent more than 10% of the Company’s total revenue for the years ended December 31, 2024 and 2023 or accounts receivable, net as of December 31, 2024 and 2023. The following table presents customers that represent 10% or more of the Company’s total revenue and accounts receivable, net:
	Revenue Years Ended December 31,		Accounts Receivable December 31,
	2024	2023	2024	2023
Dechra Limited	95%	97%	91%	37%
Twilight Neuroscience, Inc.	N/A	N/A	N/A	60%

The loss of one or more of these customers may have a material effect on the Company’s operations. Following the sale of intellectual property to Dechra, the Company is not expected to generate any future income from Dechra after December 31, 2024, with the exception of the potential for approximately $0.9 million in transition services and $6.0 million in possible contingent payments under the Dechra APA. See Note 3.
The Company relies on a limited number of third parties for the suppliers for parts and components for its products as well as third-party logistics and service providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers of parts and components to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships
Fair Value Measurements
Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
Level 1:
Quoted prices in active markets for identical assets or liabilities.

Level 2:
Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3:
Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.
See Note 7 for fair value disclosures of the Company’s derivative liability.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents typically include cash held in deposit accounts and money market funds.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are reported at their net realizable value. In accordance with ASC 326, the Company provides an allowance for credit losses based on known accounts receivable balances that are determined to be uncollectible, historical experience and other currently available evidence. The Company’s management reviews accounts receivables on a periodic basis to determine if any receivables may be potentially uncollectable. An amount is written off against the allowance after all attempts have failed to collect the receivable and when management determines that collection is not probable. As of December 31, 2024 and 2023, no allowance for credit losses was recorded as all accounts were considered collectible.
Inventories
Inventories are stated at the lower of cost (first-in, first-out) and net realizable value.
Inventories consisted of the following:
	December 31,
	2024	2023
Raw materials	$650,244	$1,216,560
Work in-process	44,139	6,260,355
Total Inventories	$694,383	$7,476,915

As of December 31, 2023, our engineering batches were released to Dechra and our GMP batches were in process. Our work in process at December 31, 2023 was primarily related to the GMP batches. During the year ended December 31, 2024, the GMP batches had all been released to Dechra.
Property and Equipment
Property and equipment, net, which consists primarily of leasehold improvements, are carried at cost less accumulated depreciation. Depreciation for leasehold improvements is computed over the shorter of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
estimated useful lives or the term of the respective leases. Depreciation for all other property and equipment assets is recorded over the useful lives of the respective assets, generally five to ten years, using the straight-line method.
Impairment of Long-lived Assets
We periodically review our long-lived and amortizable intangible assets, including patents, for impairment and assess whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Such circumstances may include a significant decrease in the market price of an asset, a significant adverse change in the manner in which the asset is being used or in its physical condition or a history of operating or cash flow losses associated with the use of an asset. We recognize an impairment loss when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss is the excess of the asset’s carrying value over its fair value. In addition, we periodically reassess the estimated remaining useful lives of our long-lived and amortizable intangible assets. During the year ended December 31, 2024 and 2023 there were no impairments related to long-lived assets. Costs incurred to renew or extend the term of a recognized patent are expensed when incurred.
Convertible Instruments
The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with ASC Topic 815, Derivatives and Hedging. The accounting treatment of derivative financial instruments requires that the Company record qualifying embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash gain or loss for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Embedded conversion options classified as derivative liabilities and any related equity classified freestanding instruments are recorded as a discount to the host instrument.
Leases
Arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. In calculating the right of use asset and lease liability, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.
Classification of Warrants
The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet the liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815”). In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other non-operating gains (losses) in the consolidated statements of operations. If a warrant meets both conditions for equity classification, and is issued with a debt instrument, the warrant is initially recorded at its relative fair value on the date of issuance, in stockholders’ deficit in the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.
Convertible Preferred Stock
ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.
Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.
Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.
Revenue Recognition
We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies each performance obligation.
We enter into contracts where, at times, customers agree to purchase a combination of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The timing of revenue recognition, billings, and cash collections result in accounts receivable and contract liabilities or deferred revenue as a result of receiving consideration in advance of revenue recognition within our consolidated balance sheets.
Product and development revenue:   We recognize revenue from product sales at a point in time when obligations under the terms of a contract with the customer are satisfied; generally, this occurs with the transfer of control of the goods to the customers. Certain performance obligations have terms where control of the underlying product transfers to the customer immediately upon shipment from our facility, while others contain bill-and-hold transaction terms due to the sensitive nature of the products, and need for temporary storage while the customer arranges transportation and storage solutions such that preservation of the product can be achieved.
Under bill-and-hold transactions, control is deemed to have transferred on the date the product is made available for pickup or shipment from the Company’s facilities, the product has been produced to the customer specifications, the customer has a present obligation to pay for the product, and the ability to direct its use. In addition, the reason for the bill and hold arrangement is substantive, the customer has requested

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
the hold, the product has been identified as separately belonging to the customer, the product is currently ready for physical transfer to the customer, and the Company does not have the ability to use the product or direct it to another customer.
Development revenue represents arrangements with customers focused on the development of specified product, which may include certain activities in support of regulatory approval of the product and eventual scaled production. Development revenue is recognized at a point in time in which the Company achieves the performance obligations associated with the milestones specified in the contract, which is typically when control passes to the customer. Prior to achieving the milestone, revenue is constrained.
Service revenue:   The Company generates service revenue by managing development projects for customers. Revenue is recognized on a net basis, based on an underlying expense being incurred by the Company, for which it has a unilateral right to bill the customer for.
In determining whether the company is the principal or agent of the transaction, we assess if we control the good or service or act as an agent and do not obtain control. During the 2024 and 2023 periods, all service revenue was recorded on a net basis, as we determined we were the agent of the transaction.
As of December 31, 2024 and 2023, deferred revenue was as follows:
	2024	2023
Beginning of year	$10,281,655	$1,375,000
Additions	9,335,805	13,724,695
Less: revenue recognized	(16,239,953)	(4,818,040)
Less: Deferred revenue relieved from gain on sale of IP	(3,304,930)	—
End of year	$72,577	$10,281,655

Deferred revenue is expected to be recorded in the year following deferral.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs incurred for research activities, including discovery efforts and the development of the Company’s programs and platform and include third party contractors, manufacturing of materials under development, employee related expenses, facility and related costs, licensing and compliance fees.
Stock-Based Compensation
The Company accounts for share-based compensation arrangements granted to employees and non-employees in accordance with ASC 718, Share-based Compensation (ASC 718), by measuring the grant date fair value of each award and recognizing the resulting expense over the period during which the recipient is required to perform services in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the applicable performance conditions will be achieved.
The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. Forfeitures of options are recognized as they occur.
Net Income (Loss) Per Share
The computation of basic earnings per share (“EPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net income per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share. Therefore, when calculating EPS if the Company experienced a loss, there is no inclusion of dilutive securities as their inclusion in the EPS calculation is antidilutive. The Company uses the treasury stock method to determine whether there is a dilutive effect of outstanding potentially dilutive securities, and the if-converted method to assess the dilutive effect of the convertible notes and options.
The shares listed below were not included in the computation of diluted losses per share because to do so would be antidilutive for the periods presented:
	Year Ended December 31,
	2024	2023
Convertible preferred stock	3,812,109	3,750,552
Warrants	29,109	—
Stock options to purchase common stock	492,450	439,365
	4,333,668	4,189,917

Convertible debt is convertible into a undeterminable number of shares due to its variable nature. See Note 8.
See Note 14 for net income (loss) per share calculations.
Related Parties and Transactions
The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.
Related parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition.
Segment Information
In accordance with ASC 280, Segment Reporting (“ASC 280”), we identify our operating segments according to how our business activities are managed and evaluated. ASC 280 establishes standards for companies to report financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
Our Chief Executive Officer (“CEO”) is our Chief Operating Decision Maker (“CODM”). The CODM reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment.
The key measures of segment profit or loss reviewed by our CODM are consolidated net income or loss, which is consistent with the amounts reported in the Company’s consolidated financial statements prepared in accordance with U.S. GAAP. These metrics are reviewed and monitored by the CODM to manage and forecast cash. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. The consolidated financial statements reflect the financial results of the Company’s one reportable operating segment, and no discrete financial information is reviewed at a lower level for decision-making purposes.
Income Taxes
The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. The Company establishes a valuation allowance if management believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. The Company’s policy for classifying interest and penalties associated with unrecognized income tax benefits is to include such items as tax expense.
Recently Adopted Accounting Pronouncements
Changes to U.S. GAAP are established by FASB, in the form of Accounting Standards Updates (“ASUs”), to the FASB’s ASC. The Company will adopt these changes according to the various timetables the FASB specifies. There were no recently adopted accounting standards which had a material impact on the Company’s consolidated financial position, results of operations, changes in stockholders’ equity and cash flows.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (ASC 326), which provides guidance on measurement of credit losses on financial instruments. This ASU adds a current expected credit loss impairment model to U.S.GAAP that is based on expected losses rather than incurred losses whereby a broader range of reasonable and supportable information is required to be utilized in order to derive credit loss estimates. The effective date of the new guidance as amended by ASU No. 2019-10 is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (continued)
Company adopted ASU 2016-13 effective January 1, 2023, which did not have a material impact on the Company’s consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis, primarily disclosure of significant segment expense categories and amounts for each reportable segment. The new standard is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 in the annual consolidated financial statements for the twelve months ended December 31, 2024. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements other than the requirement of disclosure.
New Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which requires greater disaggregation of income tax disclosures related to the income tax reconciliation and income taxes paid. The amendments improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The new standard is effective for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company does not believe this will have a significant impact on the Company’s consolidated financial statements.
Note 3 — Gain on Sale of Assets
Sale of Intellectual Property (IP) to Dechra
On July 13, 2024, the Company entered into the Dechra APA with Dechra, pursuant to which the Company agreed to sell its intellectual property that was previously licensed to Dechra. The Company completed the sale with Dechra for a base consideration of $15.0 million. The proceeds from the sale were used toward the payoff of our $8.0 million Term Loan (see Note 8), $1.1 million in interest expense on the Term Loan, and $2.5 million in direct legal and advisory expenses. Dechra will be obligated to pay to the Company a contingent amount up to $6.0 million payable on achievement of certain milestones. Furthermore, on July 26, 2024, the Company and Dechra entered into the Dechra TSA, pursuant to which the Company agreed to provide transition related services to facilitate the complete transfer of assets to Dechra over a six-month service period following the closing date. Total consideration in exchange for these services was provided in the amount of $1.7 million. Additionally, the Company received payments totaling $3.3 million for purchase orders and regulatory milestones that were cancelled as part of the Dechra APA and included in the gain on sale. These payments were considered part of the gain on sale as the requirements were generally not related to the Company’s normal revenue generating services, and were directly attributable to assisting in transitioning the IP to Dechra. Prior to the sale, the Company had a commercial relationship with Dechra, which included licensing IP, manufacturing of product and product development. The revenue generated from this relationship was a significant concentration. See Note 2.
Sale of Intellectual Property (IP) to Vakston and Stock Purchase
On December 21, 2024, the Company entered into an IP purchase agreement with its wholly owned subsidiary, Vakston, Inc., pursuant to which Akston transferred, for nominal consideration, the remaining $2.0 million liability associated with the sale of royalty and revenue rights (See Note 8), and other intellectual property, including its SARS-CoV-2 vaccine candidates. On December 30, 2024, Akston completed a stock purchase agreement with Twilight for nominal consideration, resulting in gain on sale of assets of $1.8 million after considering the patents sold. See Note 16.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Gain on Sale of Assets (continued)
The following table summarizes the gain on sale of assets for the year ended December 31, 2024:
	Sale of IP — Dechra	Sale of IP — Vakston	Total Gain on Sale
Purchase price	15,000,000	1,100	15,001,100
Less:
Patents, net book value	(238,567)	(215,592)	(454,159)
Plus:
Liabilities assumed		2,000,656	2,000,656
Cancellation of purchase orders
Product and development and regulatory milestones	3,304,930		3,304,930
Transition services	1,676,563		1,676,563
Total	19,742,926	1,786,164	21,529,090

Note 4 — Property and Equipment, Net
Property and equipment, net consisted of the following:
	December 31,
	2024	2023
Leasehold improvements	$3,291,276	$3,291,276
Lab equipment	1,875,925	2,000,986
Furniture and equipment	1,635,248	1,700,241
Total	6,802,449	6,992,503
Less: Accumulated depreciation and amortization	(5,254,780)	(4,038,163)
Property and equipment, net	$1,547,669	$2,954,340

Depreciation expense was approximately $1.3 and $1.4 million for the years ended December 31, 2024 and 2023, respectively.
Note 5 — Intangible Assets, Net
Intangible assets, net consists of developed intellectual property including the following:
	December 31,
	2024	2023
Non-amortizing patents pending	$201,274	$373,867
Amortizing issued patents	210,010	439,115
Trademarks	32,886	28,386
Less: accumulated amortization	(43,135)	(53,543)
Intangible assets, net	$401,035	$787,825

Issued patents are amortized on a straight-line basis over the useful life of 20 years. Trademarks are amortized over their estimated useful life of 10 years. Amortization expense was $25,404 and $22,086 for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Intangible Assets, Net (continued)
the years ended December 31, 2024 and 2023, respectively. The expected annual amortization expense of patents and trademarks for the next five years from 2025 to 2029 is approximately $13,400 each year. During 2024, the Company sold certain intellectual property to Dechra and Vakston. See Note 3.
Note 6 — Accrued Expenses
Accrued expenses and other current liabilities consisted of the following:
	December 31,
	2024	2023
Accrued paid time off	$425,205	$361,087
Accrued interest	419,922	119,809
Accrued federal income tax	105,000	—
Accrued expenses	$950,127	$480,896

Note 7 — Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:
	December 31, 2024
Description	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$—	$—	$764,000
	$—	$—	$764,000

	December 31, 2023
Description	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$—	$—	$307,000
	$—	$—	$307,000

Derivative Liability
In connection with the Company’s convertible notes, the Company recorded a derivative liability (see Note 8). The estimated fair value of the derivative liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.
The fair value of the derivative liability is valued using a probability-weighted scenario analysis utilizing the terms of the notes and assumptions regarding cash settlement or conversion to equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (continued)
The following table sets forth a summary of changes in the fair value of our Level 3 financial instrument liabilities for the years ended December 31, 2024 and 2023:
Derivative Liability
Outstanding as of January 1, 2023	$—
Issuance	205,000
Change in fair value	102,000
Outstanding as of December 31, 2023	307,000
Change in fair value	457,000
Outstanding as of December 31, 2024	$764,000

Note 8 — Notes Payable and Other Non-Current Liabilities
Short-Term Notes
In February 2024, the Company issued short-term promissory notes for which the Company received $2,475,000 in proceeds, including $495,000 from related parties. In connection with these notes, the Company agreed to pay a 4 percent capital access fee to each noteholder based on the capital call amount pledged by that noteholder. Additionally, the Company agreed to pay a fixed amount of 7 percent of each note’s principal at the time the note’s principal was repaid. The notes matured in early May 2024, but several notes were extended until the end of May 2024. A two percent extension fee applied to each of the extended notes. The Company paid off the notes, inclusive of all fees by the end of May 2024. During 2024, the Company paid total interest and fees to the noteholders of $302,950, of which $64,550 was paid to related parties, and all of which has been recorded as interest expense in the accompanying consolidated statements of operations.
Construction Loan
In October 2019, the Company executed a lease extension with its landlord for leased property located in Beverly, Massachusetts. The lease agreement called for $2,597,034 in construction spending, of which the Company paid for 50% of the improvements and the remaining 50% financed by the landlord over a term of 5 years at 8% interest per annum. The loan requires monthly payments of $26,329, inclusive of principal and interest. Additional construction costs were incurred during 2020 which increased the loan amount by $108,929 ($2,479 per month), which the landlord agreed to finance on substantially the same terms with all loans due and payable by September 1, 2024. The loans were paid off as of December 31, 2024. The Company incurred interest expense on the construction loan of $6,847 and $33,750 during the years ended December 31, 2024 and 2023, respectively.
Term Loan
In May 2024, the Company entered into a term loan agreement with a private lender for total proceeds of $8 million. The note bore an interest rate of 14% per annum, payable on maturity date, unless extended. In connection with the Term Loan, the Company issued an aggregate of 29,109 warrants to purchase common stock at an exercise price of $12.01 per share. The Company recognized $234,975 as a debt discount based on the relative fair value of the warrants using the Black-Scholes option model (See Note 11), which was fully amortized upon the note’s repayment in July 2024. The term loan was secured by all assets of the Company, with all other notes subordinated during the period the term loan was outstanding. The term loan was paid off in July 2024, together with cumulative interest of $1,120,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Notes Payable and Other Non-Current Liabilities (continued)
Convertible Notes
Between July and September of 2023, the Company issued approximately $3.7 million of convertible notes (the “Notes”) to certain investors, including $2.8 million issued to related parties (see Note 16) under Convertible Note Purchase Agreements and Convertible Promissory Notes. The Notes bear interest at a rate of 8.0% per annum, payable at the earlier of maturity, acceleration, or conversion as defined below. There are no financial covenants under the terms of the Note agreements. The Notes are initially convertible at the Series G Conversion Price ($32.50 per share) (the “Conversion Financing” of Preferred Stock (defined as the Company’s next sale of preferred stock which exceeds $1 million). The conversion of the notes is automatic upon the earlier of 1) a “Next Financing” at the 20% discount into the Next Financing Preferred Stock Series 2) Sale of the Company, into Series G Preferred Stock, or cash at the request of the investors, or 3) maturity into shares of the Series G Preferred Stock. The original maturity date of the notes was February 28, 2025, which was extended in May 2024 to February 1, 2026. Additionally, the conversion terms were amended allowing, at the option of the noteholders, cash settlement at maturity, or conversion to such number of shares of Series G preferred stock as is equal to the outstanding balance divided by the Series G Conversion price. The Company determined that debt modification accounting applied to the transaction and no gain or loss was recognized.
The Company evaluated the terms of the conversion features of the Notes as noted above and determined that the conversion feature, which is akin to a redemption feature, meets the definition of a liability. The notes contain a redemption feature which provides for conversion into a variable number of shares determined at the time of conversion. Therefore, the Company bifurcated the conversion feature and accounted for it as a separate derivative liability. Upon issuance of the Notes, the Company recognized a derivative liability at a fair value of $205,000 (see Note 7), which was recorded as a debt discount and was amortized over the life of the notes.
For the years ended December 31, 2024 and 2023, the Company amortized $64,158 and $45,430 of the debt discount to interest expense, respectively. The unamortized discount was $95,412 and $159,570 as of December 31, 2024 and 2023, respectively. The Company incurred interest expense on the convertible loans of $300,113 and $119,809 during the years ended December 31, 2024 and 2023, respectively.
Program-Related Note
The Company entered into a loan agreement dated March 6, 2017, as amended on July 15, 2019, with a private charitable trust (the “Trust”) to fund pre-clinical steps toward regulatory approval of human studies of its type 1 diabetes compound (AKS-107). The terms of the loan agreement provided principal up to $6.2 million, through an unsecured, general recourse, zero-interest loan, with a maturity date of March 1, 2037. In consideration for the Trust’s making the loan, Akston agreed to pay the Trust a royalty based on 5 percent of gross revenue related to AKS-107, paid annually, up to two times the loan amount. An additional royalty is payable under the terms of the loan agreement when cumulative sales related to AKS-107 reach $300 and $600 million, but only if achieved on or before the maturity date of the loan. Use of the proceeds was restricted to furthering the Trust’s mission of improving the lives of all people living with type 1 diabetes. As of December 31, 2024 and 2023, the principal outstanding on the loan was $6.2 million.
The note is considered to be a financing transaction in nature with a below market rate of interest. Accordingly, the Company imputed the interest, using an 8% rate, The resulting discount is being accreted using the effective interest method. For the years ended December 31, 2024 and 2023, the Company amortized $179,295 and $165,085 of the debt discount to interest expense, respectively. The remaining unamortized discount at December 31, 2024 and 2023 was $3,860,622 and $4,039,918, respectively, and will be amortized through 2037.
Royalty and Revenue Purchase Agreement
In November 2022, the Company entered into a Royalty and Revenue Purchase Agreement, whereby certain investors purchased rights to a share of future royalty payments and net profits associated with our

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Notes Payable and Other Non-Current Liabilities (continued)
AKS-452 COVID vaccine candidate for cash in the amount of $4,002,310. In February 2024, all investors transferred 50% of their rights back to us as in-kind payment for the purchase of Series G convertible preferred shares at $97.50 per share. In December 2024, as part of the sale of assets to Vakston, we transferred the remaining 50% of the investors’ rights to our subsidiary Vakston, Inc. See Note 3.
Note 9 — Preferred Stock
The Company has issued Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (collectively, the “Preferred Stock”).
Voting
Holders of the preferred stock have voting rights on any matter presented to the stockholders of the Company for their action or consideration in any meeting of the stockholders of the Company. Holders of the preferred stock vote together with the holders of common stock as a single class on an as-converted to common stock basis.
Conversion
The preferred stock includes optional and mandatory conversion features. Holders of the preferred stock may convert, at any time, their shares into common stock at the conversion price in effect at the time of conversion. Mandatory conversion of the preferred stock shall occur upon either the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering or as specified by vote or written consent of the requisite holders.
Dividends
From and after the date of the issuance of the various series of preferred stock, dividends shall accrue at their respective rates per annum. The accruing dividends shall accrue from day to day, whether or not declared, and shall be cumulative, provided, however, that such accruing dividends shall be payable only when, as, and if declared by the board of directors and the Company shall be under no obligation to pay such accruing dividends (other than in a deemed liquidation event).
Liquidation
The preferred stock contains preference in liquidation to which the holders are entitled to payment. In the event of liquidation, dissolution, or winding up of the Company, liquidation distribution payments shall first be paid to the holders of the preferred stock, followed by payment to holders of the common stock. Therefore, the preferred stock provides preference in liquidation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Preferred Stock (continued)
At the balance sheet dates, Preferred Stock consisted of the following:
	December 31, 2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value (in thousands)	Liquidation Preference (in thousands)	Common Stock Issuable Upon Conversion
Series A Preferred Stock	139,075	139,075	$1,043	1,988	417,225
Series B Preferred Stock	121,934	121,934	1,622	2,886	365,802
Series C Preferred Stock	176,954	176,954	3,419	5,756	530,862
Series D Preferred Stock	166,706	166,706	4,741	7,314	500,118
Series E Preferred Stock	247,400	247,400	8,288	11,478	742,200
Series F Preferred Stock	320,044	320,044	21,296	27,409	960,132
Series G Preferred Stock	160,000	98,590	9,612	11,381	295,770
	1,332,113	1,270,703	$50,021	68,212	3,812,109

	December 31, 2023
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value (in thousands)	Liquidation Preference (in thousands)	Common Stock Issuable Upon Conversion
Series A Preferred Stock	139,075	139,075	$1,043	1,904	417,225
Series B Preferred Stock	121,934	121,934	1,622	2,756	365,802
Series C Preferred Stock	176,954	176,954	3,419	5,482	530,862
Series D Preferred Stock	166,706	166,706	4,741	6,936	500,118
Series E Preferred Stock	247,400	247,400	8,288	10,826	742,200
Series F Preferred Stock	320,044	320,044	21,295	25,712	960,132
Series G Preferred Stock	157,950	78,060	7,611	8,630	234,180
	1,330,063	1,250,173	$48,019	62,246	3,750,519

Note 10 — Common Stock
The Company has authorized a total of 2,050,000 shares of Common Stock, $0.000001 par value per share. The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.
Note 11 — Warrants and Options
Warrants
In connection with the term loan, the Company issued to the lender an aggregate of 29,109 warrants to purchase common stock at an exercise price equal to $12.01. The Company valued the warrants with similar inputs to those described in the Option section below. The value was determined to be $234,975 on a relative fair value basis. The warrants expire in five (5) years and are immediately exercisable. See Note 8.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Warrants and Options (continued)
A summary of information related to common stock warrants for the years ended December 31, 2024 and 2023 is as follows:
	Common Stock Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2023	—	$—
Granted	29,109	12.01
Exercised	—	—
Forfeited	—	—
Outstanding – December 31, 2024	29,109	12.01
Exercisable at December 31, 2024	29,109	12.01

Options
The Company has in effect the Akston Biosciences Corporation 2024 Stock Option and Grant Plan (“2024 Plan”). The 2024 Plan was adopted in May 2024 by the Company’s Board of Directors and is authorized to grant stock-based awards to directors, officers, employees and consultants. The 2024 Plan provided for certain categories of grants, including Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, and Restricted Stock Units, or any combination thereof. The 2024 Plan replaced the Akston Biosciences Corporation 2012 Stock Option and Grant Plan (“2012 Plan”). The maximum number of shares reserved and available for issuance under the 2024 Plan is 814,338 shares, plus any expired, terminated, forfeited, or otherwise reacquired or withheld shares in accordance with the 2012 Plan, but not exceeding 1,339,401 shares at December 31, 2024.
As of December 31, 2024, 846,951 shares were available for future issuance under the 2024 Plan.
The Company recorded share-based compensation expense in the following expense categories of its accompanying consolidated statements of operations:
	Year Ended December 31,
	2024	2023
Cost of revenue	$171,304	$106,114
Research and development	131,794	81,611
Selling, general and administrative	460,269	314,033
Total stock-based compensation expense	$763,367	$501,758

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Warrants and Options (continued)
The following table presents the range of inputs used in the Black-Scholes option pricing model to determine the grant-date fair value of stock options granted:
	Year Ended December 31,
	2024	2023
Fair value of common stock	$12.01 – $12.70	$12.01
Risk-free interest rate	4.20% – 4.38%	3.62% – 4.83%
Expected term (in years)	6	6
Expected Volatility	85.00%	85.00%
Expected dividend yield	0.00%	0.00%
Weighted average grant date fair value	$9.28	$8.82

The following table summarizes stock option activity under the 2012 and 2024 Plans:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)
Outstanding at December 31, 2022	340,251	$7.41	8.11	$1,563,352
Granted	118,959	12.01	10.00	—
Exercised	(1,689)	9.91		—
Forfeited or cancelled	(18,156)	11.42		—
Outstanding at December 31, 2023	439,365	$8.48	7.66	$1,549,121
Granted	65,832	12.55	10.00	—
Exercised	—	—		—
Forfeited or cancelled	(12,747)	11.03		—
Outstanding at December 31, 2024	492,450	$8.96	7.03	$1,843,886
Vested and exercisable at December 31, 2024	383,370	$8.08	6.56	$1,773,685
Vested and expected to vest at December 31, 2024	492,450	$8.96	7.03	$1,843,886

Stock options typically range from immediate vesting to four years. Non-vested stock options that were outstanding as of December 31, 2024 and 2023:
	Number of Options	Weighted- Average Exercise Price
Non-vested options, December 31, 2023	139,567	$11.58
Granted during the year	65,832	12.55
Vested during the year	(89,261)	11.71
Forfeited or expired during the year	(12,747)	11.21
Non-vested options, December 31, 2024	103,391	12.06

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Warrants and Options (continued)
As of December 31, 2024, there was $932,430 of unrecognized stock compensation expense related to non-vested options. The weighted-average period over which unrecognized stock compensation was expected to be recognized was approximately 1.7 years at December 31, 2024.
Note 12 — Employee Benefit Plan
The Company maintains a Simple IRA retirement savings plan for the benefit of employees, including certain named executive officers, who satisfy certain eligibility requirements. Under the Simple IRA, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code (“IRC”), on a pre-tax basis through contributions to the Simple IRA plan. The Simple IRA plan authorizes employer safe harbor matching contributions equal to 3% of covered compensation for eligible employees. The Simple IRA plan is intended to qualify under Sections 401(a) and 501(a) of the IRC. The Company’s matching contributions for eligible employees was $160,467 and $144,194 for the years ended December 31, 2024 and 2023, respectively.
Note 13 — Income Taxes
The Company’s income and loss before income taxes consist solely of income or loss from domestic operations.
The Company’s deferred tax assets and liabilities at December 31, 2024 and 2023 are as follows:
	2024	2023
Net operating losses	$8,210,570	$10,557,025
Accrued expenses and other	123,309	104,715
R&D credit carryforward	4,766,477	4,706,086
R&D capitalization	7,563,682	6,948,750
Depreciation	400,363	81,436
Other	(3,017)	59
Total gross deferred tax assets/(liabilities)	21,061,384	22,398,071
Less valuation allowance	(21,061,384)	(22,398,071)
Net deferred tax assets/(liabilities)	$—	$—

The income tax for the years ended December 31, 2024 and 2023 differed from the amounts computed by applying the U.S. federal income tax rate of 21% to income or loss before tax as a result of nondeductible expenses, tax credits generated, utilization of net operating loss carryforwards, and increases in the Company’s valuation allowance.
	2024	2023
Federal statutory rate	21.0%	21.0%
State tax expense, net of federal benefit	1.7%	1.7%
Stock-based compensation	4.1%	(1.1)%
R&D credits	(5.4)%	—%
Other temporary differences	7.2%	(1.6)%
Research and development expense	11.4%	(9.2)%
Other permanent differences	5.2%	(0.7)%
Change in valuation allowance	(42.5)%	(10.1)%
Effective tax	2.7%	—%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Income Taxes (continued)
The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to cumulative losses through December 31, 2024, and no consistent history of generating taxable income. Therefore, valuation allowances of $21,061,384 and $22,398,071 at December 31, 2024 and 2023, respectively, were necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The valuation allowance was reduced by $1,336,687 as of December 31, 2024, primarily due to the utilization of net operating losses during the year ended December 31, 2024.
Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 27.3%. The effective rate is reduced to 0% for 2024 and 2023 due to the full valuation allowance on its net deferred tax assets.
At December 31, 2024 and 2023, the Company had gross U.S. Federal income tax net operating loss (“NOL”) carryforward of approximately $27,799,997 and $35,721,044, respectively that may be used to offset future taxable income. The majority of the NOL was generated after 2017 and can be carried forward indefinitely under the Tax Cuts and Jobs Act. The Company also had $29,657,109 of gross state net operating losses that will begin to expire in 2038. At December 31, 2024, the Company had approximately $3,252,955 of federal Research and Development (R&D) tax credit carry-forwards. If not utilized, the federal R&D credits will begin to expire in 2037. At December 31, 2024, the Company also had approximately 1,513,522 of state Research and Development (R&D) tax credit carry-forwards. If not utilized, the state R&D credits will begin to expire in 2038.
The IRC contains limitations on the use of net operating loss carryforwards after the occurrence of a substantial ownership change as defined by IRC Section 382. The Company has not performed a detailed analysis, however utilization of such net operating loss carryforwards may be significantly limited in the future.
The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.
The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though all tax years from 2021 on remain open to examination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Net Income (Loss) Per Share
The following table sets forth the computation of the Company’s basic and diluted net income (loss) per share for the years presented:
	Year Ended December 31,
	2024	2023
Numerator:
Net income (loss) for the year	$3,808,035	$(9,546,985)
Preferred dividends	(3,963,722)	(3,821,271)
Net loss attributable to common shareholders	$(155,687)	$(13,368,256)
Denominator:
Weighted-average shares used in computing net income (loss) per share, basic and diluted	758,160	757,317
Net income (loss) per share, basic and diluted	$(0.21)	$(17.65)

Note 15 — Commitments and Contingencies
Contingencies
From time to time, the Company may be involved in legal and administrative proceedings and claims of various types. The Company records a liability in its consolidated financial statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. Management reviews these estimates in each accounting period as additional information becomes known and adjusts the loss provision when appropriate. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. If a loss is probable but the amount of loss cannot be reasonably estimated, the Company discloses the loss contingency and an estimate of possible loss or range of loss (unless such an estimate cannot be made). The Company does not recognize gain contingencies until they are realized. Legal costs incurred in connection with loss contingencies are expensed as incurred.
In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon its financial condition, results of operation or cash flows.
Veeda Parties Agreement
In 2025, we came to an agreement with Veeda Clinical Research Ltd. and its affiliates, Bioneeds India Private Limited and Ingenuity Biosciences Private Limited, or, collectively, the Veeda Parties, resolving a dispute concerning invoices issued for services provided by the Veeda Parties in India for the clinical testing of our AKS-452 COVID-19 human vaccine. The Veeda Parties invoiced us for services rendered, of which $0.9 million remained outstanding as of the date of the agreement. We agreed to a structured payment plan extending from May 2025 through September 2026 with $0.2 million paid on the date of the agreement and monthly payments, thereafter until paid in full. The accrual of these amounts is included in accounts payable and other non-current liabilities in the accompanying consolidated balance sheets as of December 31, 2024.
Leases
The Company has operating and financing leases including approximately 66,320 square feet of corporate office, laboratory, and manufacturing facilities in Beverly, Massachusetts, and for certain equipment. The Company’s leases require monthly payments ranging from $19,840 to $50,082 per month, with annual escalation based on an index. The leases expire February 28, 2030, with an option to extend the leases for two additional five-year terms. Finance leases are secured by the underlying property and were paid off at December 31, 2024.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Commitments and Contingencies (continued)
In connection with its lease agreement, the Company’s landlord financed construction and build out of certain leased spaces, based on market rate terms. See Note 8.
The following summarizes the line items in the balance sheets which include amounts for operating and finance leases as of December 31:
	2024	2023
Operating Leases
Right of use assets under operating leases	$5,566,776	$1,600,164
Accumulated amortization	(448,899)	(911,337)
Right of use assets under operating leases, net	$5,117,877	$688,827
Finance Leases
Right of use assets under finance leases	$48,997	$48,997
Accumulated amortization	(48,997)	(42,944)
Right of use assets under finance leases, net	$—	$6,053
Current Liabilities
Finance lease liabilities	$—	$6,258
Operating lease liabilities	$764,873	$601,622
Noncurrent Liabilities
Operating lease liabilities	$4,353,004	$87,205

The following summarizes the weighted average remaining lease term and discount rate as of December 31:
	2024	2023
Weighted average remaining lease term
Operating leases	5.2 years	1.2 years
Finance leases	—	0.3 years
Weighted average discount rate
Operating leases	8.00%	8.00%
Finance leases	8.00%	8.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Commitments and Contingencies (continued)
The maturities of operating lease liabilities as of December 31, 2024 were as follows:
Year Ending December 31:	Operating
2025	$1,141,000
2026	1,173,000
2027	1,206,000
2028	1,240,000
2029	1,275,000
Thereafter	275,848
Total lease payments	6,310,848
Less: interest	(1,192,971)
Present value of lease liabilities	$5,117,877

Lease costs that are directly attributable to production are capitalized into inventory and subsequently recognized in cost of goods sold when the inventory is sold. Accordingly, such lease costs are not presented as lease expense within operating expenses described below. Lease costs not directly tied to production activities, such as corporate office leases, are recognized as lease expense in operating expenses. The following summarizes the line items in the statements of operations which include the components of lease expense for the years ended December 31:
	2024	2023
Operating lease costs:
Expenses included in selling, general and administrative	$352,171	$298,370
Expenses included in research and development	$235,568	$206,865
Finance lease costs:
Amortization of lease assets included in selling, general and administrative expenses	$6,052	$21,472
Interest on lease liabilities included in interest expense	$378	$1,468

The following summarizes cash flow information related to leases for the years ended December 31:
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,049,299	$880,494
Financing cash flows from finance leases	$6,430	$22,940

Note 16 — Related Party Transactions
Revenue from Related Parties
Twilight Neuroscience, Inc.’s majority stockholder is Formation Venture Engineering, a holder of more than 5% of Akston’s capital stock. Rahul Bhansali, an Akston Director, is a Twilight executive. The Company generated product and service revenue from Twilight totaling $516,418 and $134,153 during the years ended December 31, 2024 and 2023, respectively. See below for additional information related to Twilight.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Related Party Transactions (continued)
Issuance of Convertible Notes
From July 2023 through September 2023, the Company issued secured convertible notes to various purchasers, including holders of more than 5% of the Company’s capital stock. See Note 8.
Conversion of Royalty and Revenue Purchase Agreement Rights to Series G Convertible Preferred Stock
On February 15, 2024, Akston accepted certain Royalty and Revenue Purchase Agreement Rights as an in-kind payment for the purchase of Series G Convertible Preferred shares at $97.50 per share. The aggregate consideration was $2,001,675 and these transactions resulted in the issuance of 20,530 shares. The participants in these transactions included three holders of more than 5% of Akston’s capital stock.
Issuance of Short-term Notes
In February 2024, the Company sold promissory notes totaling $2,475,000 to six investors, including a single holder of more than 5% of the Company’s capital stock. See Note 8.
Akston License Agreement with Twilight
On August 17, 2023, Akston entered into a license agreement with Twilight Neuroscience, Inc. (“Twilight”). The License granted Twilight a right to certain intellectual property for use in developing its products. Twilight issued Akston 648,148 shares in consideration of the license, which at the time represented 10% of the issued and outstanding stock of Twilight on a fully diluted basis. On June 9, 2024, Akston entered into an Amended and Restated License Agreement with Twilight, replacing the prior August 2023 agreement. The agreement grants Twilight an exclusive worldwide license to Akston’s Ambifect™ Fc-fusion protein platform for the research, development, manufacture, and commercialization of products within a defined Field of Use, which includes vaccines for neurological, oncologic, and infectious diseases in humans. In consideration, Twilight issued additional shares bringing Akston’s total equity in Twilight at that time to approximately 19.95% on a fully diluted basis and agreed to specified development milestones and ongoing royalty and sublicense revenue payments and other standard commercial terms. The agreement also calls for royalty rights from sales related to the licensed product as well as a percentage of any sublicense revenue. As part of the contract, Twilight has various milestones it must meet during the course of the agreement. Failure to achieve these milestones would be a breach of contract, whereby the company would have the right to terminate if the breach is not cured. Twilight’s majority stockholder is Formation Venture Engineering, a holder of more than 5% of Akston’s capital stock. Rahul Bhansali, an Akston Director, is a Twilight executive. In the fourth quarter of 2024, Akston distributed its equity stake in Twilight to holders of Akston’s convertible preferred and common shares on a pro rata basis. The Twilight shares received and distributed were believed to have nominal value and therefore there was no value assigned to the shares. As of December 31, 2024 the Company had no investment in Twilight and there was no revenue recognized from royalty rights.
Transfer of Assets to Vakston and Sale of Vakston to Twilight
On December 21, 2024, the Company transferred intellectual property and its SARS-CoV-2 vaccine candidates-related assets to its wholly owned subsidiary, Vakston, Inc., pursuant to an Intellectual Property Purchase Agreement (the “IPPA”) and related transaction documents, in exchange for nominal consideration and the assumption of obligations associated with the Royalty and Revenue Purchase Agreements. The IPPA also includes a license back to Akston for use of the intellectual property in the field of animal health. Akston then sold all of its shares in Vakston to Twilight in exchange for nominal consideration, under a Stock Purchase Agreement dated December 30, 2024. As of December 31, 2024 the Company had no investment in Vakston. See Note 3 for gain on sale of Vakston.
Distribution of Diamune Shares and License Agreement with Diamune
In January and February 2025, Akston distributed its shares in Diamune Therapeutics, Inc. (“Diamune”), which had been its wholly-owned subsidiary since its founding in July 2023, to holders of Akston’s convertible

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Related Party Transactions (continued)
preferred and common shares on a pro rata basis. At the time of share distribution Diamune had no significant operations or assets. On June 6, 2025, Akston entered into an Exclusive License Agreement with Diamune granting it a worldwide, exclusive license to specified patents, know-how, and proprietary technology related to Akston’s Ambifect™ Fc-fusion protein platform for the research, development, manufacture, and commercialization of biologics in the field of diabetes and certain oncology indications in humans. The agreement includes a license issue fee payable from Diamune’s sublicensing and financing proceeds, royalties on product sales and sublicensing revenue, development milestone obligations, and other customary terms. Akston receives a non-exclusive license to any future improvements developed by Diamune. The agreement incorporates provisions related to Akston’s continuing obligations under Program-Related Note (See Note 8).
Note 17 — Subsequent Events
Subsequent to December 31, 2024, the Company completed the following transactions:
Since January 1, 2025, we have granted our directors, officers and employees options to purchase an aggregate of 46,158 shares of our common stock with an exercise price of $12.70 per share, under our 2024 Plan.
In February 2025, the Company received $3 million in milestone payments in relation to the Dechra TSA. See Note 3.
On February 14, 2025, Akston raised working capital through the issuance and sale of the first Simple Agreement for Future Equity (“SAFE”). As of July 25, 2025, Akston had raised $7,937,590 from the sale of SAFEs. The SAFEs have various provisions for their conversion into the next round of equity financing or upon an IPO including a valuation cap of $97.50 per share. They are convertible at a 40% discount to the share price if the SAFE was purchased before March 1, 2025, or 20% if purchased later but before April 1, 2025. Of the total SAFEs sold, all but $536,750 is eligible to be convertible at 40% discount to the share price.
See Note 16 for distribution of Diamune shares and license agreement.
On May 29, 2025, Akston entered into an agreement with a Lessor for a leasehold interest in a manufacturing building located in Shreveport, LA. The lease has a term of five years, with Company options for three additional five-year terms. The base rent is $761,064 per annum.
We have evaluated subsequent events through July 25, 2025, the date the financial statements were available to be issued and November 14, 2025 for the stock split described in Note 2.

Akston Biosciences Corporation
Unaudited Condensed Consolidated Financial Statements
As of September 30, 2025 and December 31, 2024
And for the Nine Months Ended September 30, 2025 and 2024

Akston Biosciences Corporation
Condensed Consolidated Balance Sheets
As of September 30, 2025 and December 31, 2024
(unaudited)
	As of
	September 30, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$2,624,469	$1,890,461
Accounts receivable, net	35,186	360,840
Inventories	2,254,836	694,383
Prepaid and other current expenses	421,225	—
Total Current Assets	5,335,716	2,945,684
Non-Current Assets
Property and equipment, net	1,691,465	1,547,669
Intangible assets, net	518,677	401,035
Right of use assets under operating leases, net	7,872,812	5,117,877
Deferred offering costs	816,307	—
Other assets	558,761	358,495
Total Assets	$16,793,738	$10,370,760
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,668,269	$1,789,435
Accrued expenses	1,710,133	950,127
Term loan – related party, net of discount	5,185,074	—
Deferred revenue	152,744	72,577
Operating lease liabilities	1,359,937	764,873
Total Current Liabilities	10,076,157	3,577,012
Non-Current Liabilities
Convertible notes payable, net of discount	611,535	950,211
Convertible notes payable – related parties, net of discount	1,623,054	2,695,530
SAFE liability	7,007,918	—
SAFE liability – related parties	4,492,082	—
Derivative liabilities	3,660,000	764,000
Operating lease liabilities, net of current portion	6,627,604	4,353,004
Program-related loan, net of discount	2,476,768	2,333,378
Other non-current liabilities	—	324,608
Total Liabilities	$36,575,118	$14,997,743
Commitments and Contingencies (See Note 12)
Stockholders’ Deficit
Series A preferred stock, $0.000001 par value, 139,075 shares authorized, 139,075 shares issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation value of $2,051,199 at September 30, 2025)	$1,043,069	$1,043,069
Series B preferred stock, $0.000001 par value, 121,934 shares authorized, 121,934 shares issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation value of $2,983,522 at September 30, 2025)	1,621,743	1,621,743
Series C preferred stock, $0.000001 par value, 176,954 shares authorized, 176,954 shares issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation value of $5,961,262 at September 30, 2025)	3,418,749	3,418,749
Series D preferred stock, $0.000001 par value, 166,706 shares authorized, 166,706 shares issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation value of $7,597,163 at September 30, 2025)	4,741,119	4,741,119
Series E Preferred stock, $0.000001 par value, 247,400 shares authorized, 247,400 shares issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation value of 11,966,759 at September 30, 2025)	8,287,900	8,287,900
Series F preferred stock, $0.000001 par value, 320,044 shares authorized, 320,044 shares issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation value of 28,682,029 at September 30, 2025)	21,295,728	21,295,728
Series G preferred stock, $0.000001 par value, 160,000 shares authorized, 98,590 shares issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation value of 11,956,719 at September 30, 2025)	9,612,508	9,612,508
Common stock, $0.000001 par value, 2,050,000 authorized, 758,160 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Treasury stock, at cost, 300,000 shares	(3,202)	(3,202)
Additional paid-in capital	8,121,089	7,392,081
Accumulated deficit	(77,920,083)	(62,036,678)
Total Stockholders’ Deficit	(19,781,380)	(4,626,983)
Total Liabilities and Stockholders’ Deficit	$16,793,738	$10,370,760
See accompanying notes to unaudited condensed consolidated financial statements.

Akston Biosciences Corporation
Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2025 and 2024
(unaudited)
	September 30, 2025	September 30, 2024
Revenue
Product and development revenue	$25,500	$10,133,779
Service revenue	—	245,413
Total Revenue	25,500	10,379,192
Cost of Revenue
Cost of product and development revenue	7,458	8,608,441
Cost of service revenue	—	37,390
Total Cost of Revenue	7,458	8,645,831
Gross Profit	18,042	1,733,361
Operating Expenses
Selling, general and administrative	7,143,890	8,910,321
Research and development	8,639,325	5,686,961
Total Operating Expenses	15,783,215	14,597,282
Loss from Operations	(15,765,173)	(12,863,921)
Other Income (Expense)
Gain on sale of assets	3,715,552	18,602,286
Change in fair value of derivative liability	(106,000)	(307,000)
Change in fair value of SAFEs	(3,562,410)	—
Gain on extinguishment	752,801	—
Interest income	7,992	6,613
Interest expense	(926,167)	(2,069,249)
Total Other Income (Expense)	(118,232)	16,232,650
(Loss) Income before Provision for Income Taxes	(15,883,405)	3,368,729
Provision for income taxes	—	—
Net (Loss) Income from Operations	$(15,883,405)	$3,368,729
Net (loss) income per common share, basic	$(24.89)	$0.53
Net (loss) income per common share, diluted	$(24.89)	$0.44
Weighted average shares used to compute net (loss) income per share, basic	758,160	758,160
Weighted average shares used to compute net (loss) income per share, diluted	758,160	905,412
See accompanying notes to unaudited condensed consolidated financial statements.

Akston Biosciences Corporation
Condensed Consolidated Statements of Stockholders’ Deficit
For the Nine Months Ended September 30, 2025 and 2024
(unaudited)
	Preferred Stock Series A, B, C, D, E, F, G		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Cost
Balance at December 31, 2023	1,250,173	$48,019,141	758,160	$—	300,000	$(3,202)	$6,393,739	$(65,844,713)	$(11,435,035)
Stock-based compensation	—	—	—	—	—	—	458,469	—	458,469
Issuance of warrant with 2024 term loan	—	—	—	—	—	—	234,975	—	234,975
Issuance of Series G preferred stock in conversion of royalty rights liability	20,530	2,001,675	—	—	—	—	—	—	2,001,675
Net income	—	—	—	—	—	—	—	3,368,729	3,368,729
Balance at September 30, 2024	1,270,703	$50,020,816	758,160	$—	300,000	$(3,202)	$7,087,183	$(62,475,984)	$(5,371,187)
Balance at December 31, 2024	1,270,703	$50,020,816	758,160	$—	300,000	$(3,202)	$7,392,081	$(62,036,678)	$(4,626,983)
Stock-based compensation	—	—	—	—	—	—	635,308	—	635,308
Issuance of warrant with 2025 term loan	—	—	—	—	—	—	93,700	—	93,700
Net loss	—	—	—	—	—	—	—	(15,883,405)	(15,883,405)
Balance at September 30, 2025	1,270,703	$50,020,816	758,160	$—	300,000	$(3,202)	$8,121,089	$(77,920,083)	$(19,781,380)
See accompanying notes to unaudited condensed consolidated financial statements.

Akston Biosciences Corporation
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2025 and 2024
(unaudited)
	September 30, 2025	September 30, 2024
Cash Flows from Operating Activities:
Net (loss) income	$(15,883,405)	$3,368,729
Adjustments to reconcile net (loss) income to net cash used in operations:
Depreciation and amortization	875,514	1,037,120
Change in fair value of derivative liability	106,000	307,000
Change in fair value of SAFE liability	3,562,410	—
Gain on extinguishment of convertible notes	(752,801)	—
Interest expense on issuance of warrant	11,295	234,975
Amortization of finance lease right of use assets	—	6,052
Amortization of debt discount on program related loan	143,390	132,870
Amortization of debt discount on convertible notes	42,046	11,164
Amortization of debt discount on convertible notes – related parties	119,603	35,353
Amortization of debt discount on term loan – related party	237,479	—
Stock-based compensation	635,308	458,469
Gain on sale of assets	—	(18,602,286)
Other changes in assets and liabilities:
Accounts receivable	325,654	(15,683)
Inventories	(1,560,453)	3,955,959
Prepaid expenses and other assets	(421,225)	—
Security deposits	(200,266)	—
Operating lease liability	114,729	—
Accounts payable	(270,046)	(981,579)
Deferred revenue	80,167	(1,172,851)
Accrued expenses and other current liabilities	604,684	479,493
Other non-current liabilities	(324,608)	—
Net cash used in operating activities	(12,554,525)	(10,745,215)
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,009,163)	(15,296)
Sale of intellectual property to Dechra (See Note 3)	—	15,000,000
Purchases of intangible assets	(127,789)	(92,304)
Net cash (used in) provided by investing activities	(1,136,952)	14,892,400
Cash Flows from Financing Activities:
Payments on finance lease obligations (principal portion only)	—	(6,257)
Payments on construction loan	—	(252,238)
Payment of deferred offering costs	(512,105)	—
Proceeds from SAFE Investment	4,837,039	—
Proceeds from SAFE Investment – related parties	3,100,551	—
Proceeds from short term notes	—	1,980,000
Proceeds from short term notes – related parties	—	495,000
Payments on short term notes	—	(1,980,000)
Payments on short term notes – related parties	—	(495,000)
Proceeds from issuance of term loan	—	8,000,000
Payments on term loan	—	(8,000,000)
Proceeds from the issuance of term loan – related party	7,000,000	—
Net cash provided by (used in) financing activities	14,425,485	(258,495)
Net Increase in Cash	$734,008	$3,888,690
Cash, Beginning of Period	1,890,461	805,267
Cash, End of Period	$2,624,469	$4,693,957
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$1,429,797
Non-cash investing and financing activities:
Conversion of royalty rights to Series G preferred stock	$—	$2,001,675
Lease assets obtained in exchange for operating lease obligations	$3,517,138	$2,191,742
Deferred offering costs in accounts payable	$148,880
Deferred offering costs in accrued expenses and other current liabilities	$155,322
See accompanying notes to unaudited condensed consolidated financial statements.

Akston Biosciences Corporation
Notes to the Unaudited Condensed Consolidated Financial Statements
Note 1 — Organization and Description of Business
Akston Biosciences Corporation (the “Company” or “Akston”) is a pet biotechnology company focused on the development and commercialization of innovative biopharmaceutical products for cats, dogs, and other companion animals. The Company was incorporated in Delaware in December 2011 and is headquartered in Beverly, Massachusetts.
The Company is subject to risks and uncertainties common to early stage companies in the pet biotechnology industry, including, but not limited to, completing preclinical studies and clinical studies, obtaining regulatory approval for product candidates, market acceptance of products, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, and the ability to raise additional capital to fund operations. The Company’s product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical studies and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant sustained revenue from product sales.
Licensing and Development of Canine and Feline Insulins to Dechra
In August 2019 we entered into an exclusive, royalty-bearing license with Dechra Limited (“Dechra”) for our canine ultra long-acting insulin candidate, or AKS-321d. In February 2021, we entered into a similar exclusive, royalty-bearing license with Dechra for our feline ultra long-acting insulin candidate, AKS-425c. Along with the licenses, we entered into exclusive agreements with Dechra for research and development as well as commercial supply to Dechra of each candidate. The agreements with Dechra included payments for our manufacture of both engineering and Good Manufacturing Practices (“GMP”) batches of AKS-321d and AKS-425c drug substance.
In July 2024, we agreed to sell our interests in the AKS-321d and AKS-425c programs to Dechra through an Asset Purchase Agreement (“Dechra APA”), and an associated Transition Services Agreement (“Dechra TSA”).
As of December 31, 2024, the GMP batches had all been released to Dechra in accordance with the Dechra APA and the related product revenue and cost of product revenue were recognized. As of September 30, 2025, the only remaining business with Dechra consisted of an outstanding milestone of $3 million which had not been achieved. The likelihood of achievement of this outstanding milestone is not certain.
Liquidity and Capital Resources
The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.
As of September 30, 2025, the Company had a working capital deficit of approximately $4.7 million and cash and cash equivalents of $2.6 million. The Company expects its operating losses to continue into the foreseeable future as it continues to pursue its research and development efforts. Based upon our available cash resources and current operating plans which require substantial additional funds to complete product development and commercialization efforts, there is substantial doubt regarding our ability to continue as a going concern for a period of one year after the date that our condensed consolidated financial statements for the nine months ended September 30, 2025 are issued.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Description of Business (continued)
The Company has historically funded its operations through sales of our convertible preferred stock, convertible debt notes, and simple agreements for future equity. The Company expects to continue to use the proceeds from previous transactions and also intends to raise additional funds by way of private or public offering. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as found in the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”). The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Siege Therapeutics, Inc., Vakston, Inc. (“Vakston”) and Diamune, Inc. (“Diamune”). During 2024 and the first half of 2025, the Company sold Vakston and distributed all shares of Diamune to existing Akston shareholders, respectively (see Note 13). All intercompany transactions and balances have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC applicable to interim period financial statements and do not include all of the information and disclosures required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and the results of operations for the periods presented.
These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2024. Interim results are not necessarily indicative of the results that may be expected for a full year.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities and expenses and the related disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within the consolidated financial statements include, but are not limited to, the valuation of the Company’s common shares in connection with the accounting for stock-based awards and fair value of its derivative and SAFE liabilities. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances and facts. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.
Stock Split
The Company intends to effect a 3.0-for-1 stock split of its outstanding common stock, which will become effective prior to the completion of this offering. Accordingly, all share and per share amounts for all periods presented in the accompanying condensed consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this intended stock split. There will be no effect on the number of shares of common stock or preferred stock authorized for issuance under the Company’s certificate of incorporation or the par value of such securities.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (continued)
Concentrations of Credit Risk, Significant Customers and Significant Suppliers
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, revenue and accounts receivable, net.
Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held at a financial institution that management believes to be of high credit quality and the Company has not experienced any losses on these deposits. As of September 30, 2025 and December 31, 2024, the Company’s cash and cash equivalents were held with one financial institution.
The Company relies on a limited number of third parties for the suppliers for parts and components for its products as well as third-party logistics and service providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers of parts and components to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships
Fair Value Measurements
Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1:
Quoted prices in active markets for identical assets or liabilities.

Level 2:
Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3:
Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.
See Note 7 for fair value disclosures of the Company’s derivative and SAFE liabilities.
Inventories
Inventories are stated at the lower of cost (first-in, first-out) and net realizable value.
Inventories consisted of the following:
	As of
	September 30, 2025	December 31, 2024
Raw materials	$374,259	$650,244
Work in-process	1,880,577	44,139
Total Inventories	$2,254,836	$694,383

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (continued)
Convertible Instruments
The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with ASC Topic 815, Derivatives and Hedging. The accounting treatment of derivative financial instruments requires that the Company record qualifying embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash gain or loss for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Embedded conversion options classified as derivative liabilities and any related equity classified freestanding instruments are recorded as a discount to the host instrument.
Leases
Arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. In calculating the right of use asset and lease liability, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.
Classification of Warrants
The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet the liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815”). In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.
If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other non-operating gains (losses) in the consolidated statements of operations. If a warrant meets both conditions for equity classification, and is issued with a debt instrument, the warrant is initially recorded at its relative fair value on the date of issuance, in stockholders’ deficit in the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.
Simple Agreement for Future Equity
The Company accounts for a Simple Agreement For Equity (“SAFE”) as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (continued)
Convertible Preferred Stock
ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.
Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.
Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.
Revenue Recognition
We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies each performance obligation.
We enter into contracts where, at times, customers purchase combinations products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The timing of revenue recognition, billings, and cash collections result in accounts receivable and contract liabilities or deferred revenue as a result of receiving consideration in advance of revenue recognition within our consolidated balance sheets.
Product and development revenue:   We recognize revenue from product sales at a point in time when obligations under the terms of a contract with the customer are satisfied; generally, this occurs with the transfer of control of the goods to the customers. Certain performance obligations have terms where control of the underlying product transfers to the customer immediately upon shipment from our facility, while others contain bill-and-hold transactions terms due to the sensitive nature of the products, and need for temporary storage while the customer arranges transportation and storage solutions such that preservation of the product can be achieved.
Under bill-and-hold transactions, control is deemed to have transferred on the date the product is made available for pickup or shipment from the Company’s facilities, the product has been produced to the customer specifications, the customer has a present obligation to pay for the product, and the ability to direct its use. In addition, the reason for the bill and hold arrangement is substantive, the customer has requested the hold, the product has been identified as separately belonging to the customer, the product is currently ready for physical transfer to the customer, and the Company does not have the ability to use the product or direct it to another customer.
Development revenue represents arrangements with customers focused on the development of specified product, which may include certain activities in support of regulatory approval of the product and eventual scaled production. Development revenue is recognized at a point in time in which the Company achieves

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (continued)
the performance obligations associated with the milestones specified in the contract, which is typically when control passes to the customer. Prior to achieving the milestone, revenue is constrained.
Service revenue:   The Company generates service revenue by managing development projects for customers. Revenue is recognized on a net basis, based on an underlying expense being incurred by the Company, for which it has a unilateral right to bill the customer for.
In determining whether the company is the principal or agent of the transaction, we assess if we control the good or service or act as an agent and do not obtain control.
As of September 30, 2025 and December 31, 2024, deferred revenue was as follows:
September 30, 2025
Beginning of period	$72,577
Additions	105,667
Less: revenue recognized	(25,500)
Less: deferred revenue relieved from gain on sale of IP	—
End of period	$152,744

Deferred revenue is expected to be recorded in the year following deferral.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs incurred for research activities, including discovery efforts and the development of the Company’s programs and platform and include third party contractors, manufacturing of materials under development, employee related expenses, facility and related costs, licensing and compliance fees.
Deferred Offering Costs
The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.
Stock-Based Compensation
The Company accounts for share-based compensation arrangements granted to employees and non-employees in accordance with ASC 718, Share-based Compensation, by measuring the grant date fair value of each award and recognizing the resulting expense over the period during which the recipient is required to perform services in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the applicable performance conditions will be achieved. Forfeitures are accounted for when the forfeitures occur.
The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (continued)
and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. Forfeitures of options are recognized as they occur.
Net (Loss) Income per Share
Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of September 30, 2025, diluted net loss per share is the same as basic net loss per share for the period.
The following table presents the reconciliation of basic to diluted weighted average shares used in computing net (loss) income per share of common stock attributable to common stockholders:
	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Weighted average shares used in computing net (loss) income per share of common stock, basic	758,160	758,160	758,160	757,317
Add:
Stock-based awards	—	145,881	—	—
Warrants	—	1,371	—	—
Weighted average shares used in computing net (loss) income per share of common stock, diluted	758,160	905,412	758,160	757,317

Potentially dilutive items outstanding as of September 30, 2025 and 2024 are as follows:
	As of September 30,
	2025	2024
Convertible preferred stock	3,812,109	3,812,109
Warrants	58,353	29,109
Stock options to purchase common stock	525,657	440,952
	4,396,119	4,282,170

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (continued)
Excluded in the table of September 30, 2025, are the number of shares that would be issuable upon the conversion of Simple Agreements for Future Equity, for which the number of shares are indeterminable as of the nine months then ended.
Convertible debt is convertible into an indeterminable number of shares due to its variable nature. See Note 8.
Related Parties and Transactions
The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.
Related parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition.
Segment Information
In accordance with ASC 280, Segment Reporting (“ASC 280”), we identify our operating segments according to how our business activities are managed and evaluated. ASC 280 establishes standards for companies to report financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
Our Chief Executive Officer (“CEO”) is our Chief Operating Decision Maker (“CODM”). The CODM reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment.
The key measures of segment profit or loss reviewed by our CODM are consolidated net income or loss, which is consistent with the amounts reported in the Company’s consolidated financial statements prepared in accordance with U.S. GAAP. These metrics are reviewed and monitored by the CODM to manage and forecast cash. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. The consolidated financial statements reflect the financial results of the Company’s one reportable operating segment, and no discrete financial information is reviewed at a lower level for decision-making purposes.
New Accounting Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires the disaggregation of certain expenses in the notes of the financial statements to provide enhanced transparency into the expense captions presented on the face of the statements of operations. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, and may be applied either prospectively or retrospectively. Early adoption is permitted. The adoption will require certain additional disclosure in the notes to the Company’s consolidated financial statements.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 3 — Gain on Sale of Assets
Sale of Intellectual Property (IP) to Dechra
On July 13, 2024, the Company entered into the Dechra APA with Dechra, pursuant to which the Company agreed to sell its intellectual property that was previously licensed to Dechra. During the nine months ended September 30, 2025, the Company collected $3.0 million in contingent payments from Dechra. Dechra will be obligated to pay to the Company an additional contingent amount up to $3.0 million payable on achievement of certain milestones. Furthermore, on July 26, 2024, the Company and Dechra entered into the Dechra TSA, pursuant to which the Company agreed to provide transition related services to facilitate the complete transfer of assets to Dechra over a six month service period following the closing date. During the nine months ended September 30, 2025, the Company collected $0.9 million in service fees and paid $0.2 million in employee related expenses related to the transition. These payments were considered part of the gain on sale as the requirements were generally not related to the Company’s normal revenue generating services, and were directly attributable to assisting in transitioning the IP to Dechra.
The following table summarizes the gain on sale of assets for the nine months ended September 30, 2025:
Gain on Sale of IP — Dechra
Transition milestones	3,000,000
Transition services	715,552
Total	3,715,552

Note 4 — Property and Equipment, Net
Property and equipment, net consisted of the following:
	As of
	September 30, 2025	December 31, 2024
Leasehold improvements	$3,292,105	$3,291,276
Lab equipment	2,423,025	1,875,925
Furniture and equipment	2,096,608	1,635,248
Total cost	7,811,738	6,802,449
Less: Accumulated depreciation and amortization	(6,120,273)	(5,254,780)
Property and equipment, net	$1,691,465	$1,547,669

Depreciation expense was approximately $0.9 million and $1.0 million for the nine months ended September 30, 2025 and 2024, respectively.
Note 5 — Intangible Assets, Net
Intangible assets, net consists of developed intellectual property including the following:
	As of
	September 30, 2025	December 31, 2024
Non-amortizing patents pending	$329,063	$201,274
Amortizing issued patents	210,010	210,010

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 5 — Intangible Assets, Net (continued)
	As of
	September 30, 2025	December 31, 2024
Trademarks	32,886	32,886
Less: accumulated amortization	(53,282)	(43,135)
Intangible assets, net	$518,677	$401,035

Issued patents are amortized on a straight-line basis over the useful life of 20 years. Trademarks are amortized over their estimated useful life of 10 years. Amortization expense was $10,147 and $21,110 for the nine months ended September 30, 2025 and 2024, respectively. The expected annual amortization expense of patents and trademarks for the next five years from 2025 to 2029 is approximately $13,800 each year.
Note 6 — Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:
	As of
	September 30, 2025	December 31, 2024
Accrued paid time off	$514,340	$425,205
Accrued interest	792,277	419,922
Other accrued liabilities	298,516	—
Accrued federal income tax	105,000	105,000
Accrued expenses	$1,710,133	$950,127

Note 7 — Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:
	September 30, 2025
Description	Level 1	Level 2	Level 3
Liabilities:
Derivative liability (convertible notes)	$—	$—	$1,650,000
Derivative liability (term loan)	—	—	2,010,000
SAFE investment	—	—	11,500,000
	$—	$—	$15,160,000

	December 31, 2024
Description	Level 1	Level 2	Level 3
Liabilities:
Derivative liability (convertible notes)	$—	$—	$764,000
	$—	$—	$764,000

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 7 — Fair Value Measurements (continued)
Derivative Liability (Convertible Notes)
In connection with the Company’s convertible notes, the Company recorded a derivative liability (see Note 8). The estimated fair value of the derivative liability (convertible notes) is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.
The fair value of the derivative liability (convertible notes) is valued using a probability-weighted scenario analysis utilizing the terms of the notes and assumptions regarding cash settlement or conversion to equity.
On August 15, 2025, the Company modified the terms of the convertible notes, which was determined to qualify as an extinguishment (See Note 8). The fair value of the derivative liability (convertible notes) was determined up to the modification date, as of the modification date, and through September 30, 2025. The significant inputs, including unobservable inputs (Level 3 inputs), used in measuring the derivative liability (convertible notes) during the nine months ended September 30, 2025, is as follows:
	Prior to Modification	Modification Date	September 30, 2025
Time to various qualifying events (years)	0.17 – 0.38	0.21 – 0.24	0.09 – 0.12
Probability of conversion upon qualifying events	20.00% – 45.00%	20.00% – 60.00%	20.00% – 60.00%
Discount rate	20.00%	20.00%	20.00%

Derivative Liability (Term Loan)
In connection with the Company’s term loan — related party, the Company recorded a derivative liability (see Note 8). The estimated fair value of the derivative liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.
The fair value of the derivative liability (term loan) is valued using a probability-weighted scenario analysis utilizing the terms of the notes and assumptions regarding cash settlement or conversion to equity. The significant inputs, including unobservable inputs (Level 3 inputs), used in measuring the derivative liability (term loan) during the nine months ended September 30, 2025, is as follows:
	Issuance Date	September 30, 2025
Time to various qualifying events (years)	0.24	0.12
Probability of conversion upon an IPO	60.00%	60.00%
Discount rate	17.50%	17.50%

Simple Agreement for Future Equity
During the nine months ended September 30, 2025, the Company entered into SAFE agreements with certain investors totaling $7.9 million. As of September 30, 2025, the fair value of the SAFE liability was $11.5 million, resulting in a cumulative change in fair value of approximately $3.6 million for the nine months ended September 30, 2025. Of the total SAFEs issued, $3.1 million in proceeds were received from related parties with a fair value of $4.5 million as of September 30, 2025.
The Company utilized a probability-weighted average approach based on the estimated fair value of the future security upon a qualifying event, which included a liquidity event or future equity financing as well

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 7 — Fair Value Measurements (continued)
as other settlement alternatives. Both the estimated fair value of the underlying securities and the probability of the settlement outcomes include unobservable Level 3 inputs.
A summary of significant unobservable inputs (Level 3 inputs) used in measuring the SAFE during the nine months ended September 30, 2025, is as follows:
September 30, 2025
Time to various qualifying events (years)	0.09 – 2.00
Probability of conversion upon qualifying events	10.00% – 60.00%
Discount rate	5.50%

The following table sets forth a summary of changes in the fair value of our Level 3 financial instrument liabilities for the nine months ended September 30, 2025 and 2024:
	Derivative Liability (convertible notes)	Derivative Liability (term loan)	SAFE Investment
Outstanding as of December 31, 2023	$307,000	$—	$—
Change in fair value	307,000	—	—
Outstanding as of September 30, 2024	$614,000	$—	$—
Outstanding as of December 31, 2024	$764,000	$—	$—
Issuance	—	1,970,000	7,937,590
Change in fair value	66,000	40,000	3,562,410
Extinguishment, net	820,000	—	—
Outstanding as of September 30, 2025	$1,650,000	$2,010,000	$11,500,000

Extinguishment, net includes the reduction of liability from extinguishment of $790,000 and an increase in liability of $1,610,000 related to the new derivative liability.
Note 8 — Notes Payable and Other Non-Current Liabilities
Short-Term Notes
In February 2024, the Company issued short-term promissory notes to certain existing preferred stockholders for which the Company received $2,475,000 in proceeds, including $495,000 from related parties. In connection with these notes, the Company agreed to pay a 4 percent capital access fee to each noteholder based on the capital call amount pledged by that noteholder. Additionally, the Company agreed to pay a fixed amount of 7 percent of each note’s principal at the time the note’s principal was repaid. The notes matured in early May 2024, but several notes were extended until the end of May 2024. A two percent extension fee applied to each of the extended notes. The Company paid off the notes, inclusive of all fees by the end of May 2024. During the nine months ended September 30, 2024, the Company paid total interest and fees to the noteholders of $302,950, of which $64,550 was paid to related parties, and all of which has been recorded as interest expense in the accompanying statements of operations. As of September 30, 2025, the Company accrued interest of $148,500 in relation to these short-term notes.
Construction Loan
In October 2019, the Company executed a lease extension with its landlord for leased property located in Beverly, Massachusetts. The lease agreement called for $2,597,034 in construction spending, of which the

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 8 — Notes Payable and Other Non-Current Liabilities (continued)
Company paid for 50% of the improvements and the remaining 50% financed by the landlord over a term of 5 years at 8% interest per annum. The loan requires monthly payments of $26,329, inclusive of principal and interest. Additional construction costs were incurred during 2020 which increased the loan amount by $108,929 ($2,479 per month), which the landlord agreed to finance on substantially the same terms with all loans due and payable by September 1, 2024. The loans were paid off as of December 31, 2024. The Company incurred interest expense on the construction loan of $-0- and $8,435 during the nine months ended September 30, 2025 and 2024, respectively.
2024 Term Loan
In May 2024, the Company entered into a term loan agreement with a private lender for total proceeds of $8 million. The note bore an interest rate of 14% per annum, payable on maturity date, unless extended. In connection with the Term Loan, the Company issued an aggregate of 29,109 warrants to purchase common stock at an exercise price of $12.01 per share. The Company recognized $234,975 as a debt discount for the fair value of the warrant using the Black-Scholes option model, which was fully amortized upon the notes’ repayment in July 2024. The term loan was secured by all assets of the Company, with all other notes subordinated during the period the term loan was outstanding. The term loan was paid off in July 2024, together with cumulative interest of $1,120,000.
2025 Term Loan — Related Party
In August 2025, the Company entered into a term loan agreement with a related party lender for total proceeds of $7 million at closing and an additional $3 million in availability on the note. The note bears an interest rate of 14% per annum, payable on the maturity date of August 19, 2026, unless extended. In connection with the Term Loan, the Company issued an aggregate of 29,244 warrants to purchase common stock at an exercise price of $12.70 per share. The Company recognized $93,700 as a debt discount for the fair value of the warrant using the Black-Scholes option model, of which $11,295 was amortized to interest expense through September 30, 2025. The term loan was secured by all assets of the Company, with all other notes subordinated during the period the term loan was outstanding.
The term loan provides a mandatory redemption feature on achievement of an IPO at a 30% discount on the IPO price. The Company determined that this redemption feature represented an embedded derivative liability, and fair valued the liability at issuance, with subsequent changes to the fair value determined at each subsequent reporting date and reported as change in fair value of derivative liabilities in the accompanying condensed consolidated financial statements. See Note 7. In October 2025, the Company amended its 2025 term loan agreement to revise the conversion price from 30% to 40%, to require consent from the lender for any future advances, and to change other terms. See Note 14.
Convertible Notes
Between July and September of 2023, the Company issued approximately $3.7 million of convertible notes (the “Notes”) to certain investors, including $2.8 million issued to related parties (see Note 16 in the audited financial statements) under Convertible Note Purchase Agreements and Convertible Promissory Notes. The Notes bear interest at a rate of 8.0% per annum, payable at the earlier of maturity, acceleration, or conversion as defined below. There are no financial covenants under the terms of the Note agreements.
The Notes are convertible at the Series G Conversion Price ($32.50 per share). The conversion of the notes is automatic upon the earlier of 1) a “Next Financing” defined as the Company’s next sale of preferred stock which exceeds $1 million 2) Sale of the Company, into shares of the Series G Preferred Stock, or cash at the request of the investors, or 3) maturity into shares of the Series G Preferred Stock, or cash at the request of the investors.
In August 2025, the Notes were amended to extend the maturity date from February 1, 2026, to August 1, 2027. Additionally, the Notes now allow for conversion upon achievement of an IPO, based on the outstanding

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 8 — Notes Payable and Other Non-Current Liabilities (continued)
balance of the Notes divided by the lesser of 70% of the price per common share issued in the IPO and $97.50 per share. The discount associated with the remaining conversion events was increased to 30%. The Company determined the modification to be substantive and accounted for the modification under extinguishment accounting.
The Company evaluated the terms of the conversion features of the Notes as noted above and determined that the conversion feature, which is akin to a redemption feature, meets the definition of a liability. The notes contain a redemption feature which provides for conversion into a variable number of shares determined at the time of conversion. Therefore, the Company bifurcated the conversion feature and accounted for it as a separate derivative liability. As of the modification date of the Notes, the Company derecognized the prior derivative liability totaling $790,000 and recognized a new derivative liability at a fair value of $1,610,000 (see Note 7), which was recorded as a debt discount and was amortized over the life of the notes. As of September 30, 2025, the derivative liability was remeasured to fair value of $1,650,000, resulting in a change in fair value of the derivative liability of $40,000 recorded in the accompanying unaudited condensed consolidated statements of operations.
For the nine months ended September 30, 2025 and 2024, the Company amortized $161,649 and $46,517 of the debt discount to interest expense, respectively. The unamortized discount was $1,506,564 and $95,412 as of September 30, 2025 and December 31, 2024, respectively. The Company incurred interest expense on the convertible loans of $223,855 and $224,675 during the nine months ended September 30, 2025 and 2024, respectively.
Program-Related Note
The Company entered into a loan agreement dated March 6, 2017, as amended on July 15, 2019, with a private charitable trust (the “Trust”) to fund pre-clinical steps toward regulatory approval of human studies of its type 1 diabetes compound (AKS-107). The terms of the loan agreement provided principal up to $6.2 million, through an unsecured, general recourse, zero-interest loan, with a maturity date of March 1, 2037. In consideration for the Trust’s making the loan, Akston agreed to pay the Trust a royalty based on 5 percent of gross revenue related to AKS-107, paid annually, up to two times the loan amount. An additional royalty is payable under the terms of the loan agreement when cumulative sales related to AKS-107 reach $300 and $600 million, but only if achieved on or before the maturity date of the loan. Use of the proceeds was restricted to furthering the Trust’s mission of improving the lives of all people living with type 1 diabetes. As of September 30, 2025 and December 31, 2024, the principal outstanding on the loan was $6.2 million.
The note is considered to be a financing item in nature with a below market rate of interest. Accordingly, the Company imputed the interest, using an 8% rate, The resulting discount is being accreted using the effective interest method. For the nine months ended September 30, 2025 and September 30, 2024, the Company amortized $143,390 and $132,870 of the debt discount to interest expense, respectively. The remaining unamortized discount at September 30, 2025 and December 31, 2024 was $3,717,232 and $3,860,622, respectively, and will be amortized through 2037.
Royalty and Revenue Purchase Agreement
In November 2022, the Company entered into a Royalty and Revenue Purchase Agreement, whereby certain investors purchased rights to a share of future royalty payments and net profits associated with our AKS-452 COVID vaccine candidate. In February 2024, all investors transferred 50% of their rights back to Akston as in-kind payment for the purchase of Series G convertible preferred shares at $97.50 per share. See Note 13.
Note 9 — Preferred Stock
The Company has issued Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (collectively, the “Preferred Stock”).

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 9 — Preferred Stock (continued)
Voting
Holders of the preferred stock have voting rights on any matter presented to the stockholders of the Company for their action or consideration in any meeting of the stockholders of the Company. Holders of the preferred stock vote together with the holders of common stock as a single class on an as-converted to common stock basis.
Conversion
The preferred stock includes optional and mandatory conversion features. Holders of the preferred stock may convert, at any time, their shares into common stock at the conversion price in effect at the time of conversion. Mandatory conversion of the preferred stock shall occur upon either the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering or as specified by vote or written consent of the requisite holders.
Dividends
From and after the date of the issuance of the various series of preferred stock, dividends shall accrue at their respective rates per annum. The accruing dividends shall accrue from day to day, whether or not declared, and shall be cumulative, provided, however, that such accruing dividends shall be payable only when, as, and if declared by the board of directors and the Company shall be under no obligation to pay such accruing dividends (other than in a deemed liquidation event).
Liquidation
The preferred stock contains preference in liquidation to which the holders are entitled to payment. In the event of liquidation, dissolution, or winding up of the Company, liquidation distribution payments shall first be paid to the holders of the preferred stock, followed by payment to holders of the common stock. Therefore, the preferred stock provides preference in liquidation.
At the balance sheet dates, Preferred Stock consisted of the following:
	September 30, 2025
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value (in thousands)	Liquidation Preference (in thousands)	Common Stock Issuable Upon Conversion
Series A Preferred Stock	139,075	139,075	$1,043	$2,051	417,225
Series B Preferred Stock	121,934	121,934	1,622	2,983	365,802
Series C Preferred Stock	176,954	176,954	3,419	5,961	530,862
Series D Preferred Stock	166,706	166,706	4,741	7,597	500,118
Series E Preferred Stock	247,400	247,400	8,288	11,967	742,200
Series F Preferred Stock	320,044	320,044	21,296	28,682	960,132
Series G Preferred Stock	160,000	98,590	9,612	11,957	295,770
	1,332,113	1,270,703	$50,021	$71,198	3,812,109

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 9 — Preferred Stock (continued)
	December 31, 2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value (in thousands)	Liquidation Preference (in thousands)	Common Stock Issuable Upon Conversion
Series A Preferred Stock	139,075	139,075	$1,043	$1,988	417,225
Series B Preferred Stock	121,934	121,934	1,622	2,886	365,802
Series C Preferred Stock	176,954	176,954	3,419	5,756	530,862
Series D Preferred Stock	166,706	166,706	4,741	7,314	500,118
Series E Preferred Stock	247,400	247,400	8,288	11,478	742,200
Series F Preferred Stock	320,044	320,044	21,296	27,409	960,132
Series G Preferred Stock	160,000	98,590	9,612	11,381	295,770
	1,332,113	1,270,703	$50,021	$68,212	3,812,109

Note 10 — Common Stock
The Company has authorized a total of 2,050,000 shares of Common Stock, $0.000001 par value per share. The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.
Note 11 — Warrants and Options
In connection with the 2025 term loan, the Company issued to the lender an aggregate of 29,244 warrants to purchase common stock at an exercise price equal to $12.70 for a relative fair value of $93,700. The warrants are for a term of five years and are immediately exercisable. See Note 8.
In connection with the 2024 term loan, the Company issued to the lender an aggregate of 29,109 warrants to purchase common stock at an exercise price equal to $12.01 for a relative fair value of $234,975. The warrants are for a term of five years and are immediately exercisable. See Note 8.
The Company has in effect the Akston Biosciences Corporation 2024 Stock Option and Grant Plan (“2024 Plan”). The 2024 Plan was adopted in May 2024 by the Company’s Board of Directors and is authorized to grant stock-based awards to directors, officers, employees and consultants. The 2024 Plan provided for certain categories of grants, including Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, and Restricted Stock Units, or any combination thereof. The 2024 Plan replaced the Akston Biosciences Corporation 2012 Stock Option and Grant Plan (“2012 Plan”). The maximum number of shares reserved and available for issuance under the 2024 Plan is 814,338 shares, plus any expired, terminated, forfeited, or otherwise reacquired or withheld shares in accordance with the 2012 Plan, but not exceeding 1,339,401 shares at September 30, 2025 and December 31, 2024.
As of September 30, 2025 there were 724,221 shares available for future issuance under the 2024 Plan.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 11 — Warrants and Options (continued)
The Company recorded share-based compensation expense in the following expense categories of its accompanying condensed consolidated statements of operations:
	Nine Months Ended September 30,
	2025	2024
Cost of revenue	$—	$104,356
Research and development	182,415	71,623
Selling, general and administrative	403,764	282,490
Total stock-based compensation expense	$586,179	$458,469

The following table presents the range of inputs used in the Black-Scholes option pricing model to determine the grant-date fair value of stock options granted:
	Nine Months Ended September 30,
	2025	2024
Fair value of common stock	$12.70	$12.01
Risk-free interest rate	4.14% – 4.18%	4.20%
Expected term (in years)	7	6
Expected volatility	85.00%	85.00%
Expected dividend yield	0.00%	0.00%
Weighted average grant date fair value	$9.85	$8.87

The following table summarizes stock option activity under the 2012 and 2024 Plans:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)
Outstanding at December 31, 2024	492,450	$8.96	7.03	$1,843,886
Granted	46,158	12.70	10.00	—
Exercised	—	—	—	—
Forfeited or cancelled	(12,951)	11.56	—	—
Outstanding at September 30, 2025	525,657	$9.22	6.51	$1,870,900
Vested and exercisable at September 30, 2025	448,865	$8.68	6.18	$1,847,410
Vested and expected to vest at September 30, 2025	525,657	$9.22	6.51	$1,870,900

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 11 — Warrants and Options (continued)
Stock options typically vest over one to four years. Non-vested stock options that were outstanding as of September 30, 2025:
	Number of Options	Weighted- Average Exercise Price
Non-vested options, December 31, 2024	103,391	$12.06
Granted during the period	46,158	12.70
Vested during the period	(67,365)	12.16
Forfeited or expired during the period	(5,518)	11.90
Non-vested options, September 30, 2025	76,666	$12.40

As of September 30, 2025, there was $711,898 of unrecognized stock compensation expense related to non-vested options. The weighted-average period over which unrecognized stock compensation was expected to be recognized was approximately 2.6 years at September 30, 2025.
Note 12 — Commitments and Contingencies
Contingencies
From time to time, the Company may be involved in legal and administrative proceedings and claims of various types. The Company records a liability in its financial statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. Management reviews these estimates in each accounting period as additional information becomes known and adjusts the loss provision when appropriate. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. If a loss is probable but the amount of loss cannot be reasonably estimated, the Company discloses the loss contingency and an estimate of possible loss or range of loss (unless such an estimate cannot be made). The Company does not recognize gain contingencies until they are realized. Legal costs incurred in connection with loss contingencies are expensed as incurred.
The Company may become a party to litigation in the normal course of business. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon its financial condition, results of operation or cash flows.
Veeda Parties Agreement
We have an agreement dated May 28, 2025 with Veeda Clinical Research Ltd. and its affiliates, Bioneeds India Private Limited and Ingenuity Biosciences Private Limited, or, collectively, the Veeda Parties, resolving a dispute concerning invoices issued for services provided by the Veeda Parties in India for the clinical testing of our AKS-452 COVID-19 human vaccine. The Veeda Parties had collectively invoiced us for services rendered in the total amount of approximately $5.37 million, of which $0.9 million remained outstanding as of the date of the agreement. We agreed to a structured payment plan extending from May 2025 through September 2026 with $0.2 million paid on the date of the agreement and monthly payments, thereafter until paid in full. The accrual of these amounts is included in accounts payable and other non-current liabilities in the accompanying consolidated balance sheets.
Leases
The Company has operating and financing leases including approximately 66,320 square feet of corporate office, laboratory, and manufacturing facilities in Beverly, Massachusetts, 31,711 square feet of warehouse,

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 12 — Commitments and Contingencies (continued)
office, and manufacturing space in Shreveport, Louisiana, and for certain equipment. The Company’s Massachusetts leases require escalating monthly payments ranging from $19,840 to $50,082 per month. The Massachusetts leases expire February 28, 2030, with an option to extend the leases for two additional five-year terms. The Louisiana lease expires June 30, 2030, with options to extend up to three additional 5-year terms. The Louisiana lease requires escalating monthly payments ranging from $63,422 to $80,069 per month. Finance leases are secured by the underlying property and were paid off at December 31, 2024.
In connection with its Massachusetts lease agreement, the Company’s landlord financed construction and build out of certain leased spaces, based on market rate terms. The Company paid 50 percent of the estimated construction cost up front and the landlord financed the remaining 50 percent over five years at 8.0 percent per annum. See Note 8.
The following summarizes the line items in the balance sheets which include amounts for operating and finance leases as of December 31:
	September 30, 2025	December 31, 2024
Operating Leases
Right of use assets under operating leases	$9,083,914	$5,566,776
Accumulated amortization	(1,211,102)	(448,899)
Right of use assets under operating leases, net	$7,872,812	$5,117,877
Finance Leases
Right of use assets under finance leases	$48,997	$48,997
Accumulated amortization	(48,997)	(48,997)
Right of use assets under finance leases, net	$—	$—
Current Liabilities
Operating lease liabilities	$1,359,937	$764,873
Noncurrent Liabilities
Operating lease liabilities	$6,627,604	$4,353,004

The following summarizes the weighted average remaining lease term and discount rate as of September 30, 2025 and December 31, 2024:
	September 30, 2025	December 31, 2024
Weighted average remaining lease term
Operating leases	4.5 years	5.2 years
Finance leases	—	—
Weighted average discount rate
Operating leases	8.00%	8.00%
Finance leases	8.00%	8.00%

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 12 — Commitments and Contingencies (continued)
The following summarizes the line items in the statements of operations which include the components of lease expense for the nine months ended September 30:
	2025	2024
Operating lease costs:
Expenses included in selling, general and administrative	$406,712	$217,268
Expenses included in research and development	$1,079,170	$212,480

The following summarizes cash flow information related to leases for the nine months ended September 30:
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,229,374	$984,113

Note 13 — Related Party Transactions
Revenue from Related Parties
Twilight Neuroscience, Inc.’s majority stockholder is Formation Venture Engineering, a holder of more than 5% of Akston’s capital stock. Rahul Bhansali, an Akston Director, is a Twilight executive. The Company generated product and service revenue from Twilight totaling $15,500 and $500,878 during the nine months ended September 30, 2025 and 2024, respectively.
Conversion of Royalty and Revenue Purchase Agreement Rights to Series G Convertible Preferred Stock
On February 15, 2024, Akston accepted certain Royalty and Revenue Purchase Agreement Rights as an in-kind payment for the purchase of Series G Convertible Preferred shares at $97.50 per share. The aggregate consideration was $2,001,675 and these transactions resulted in the issuance of 20,530 shares. The participants in these transactions included three holders of more than 5% of Akston’s capital stock.
Issuance of Short-term Notes
In February 2024, the Company sold promissory notes totaling $2,475,000 to six investors, including a single holder of more than 5% of the Company’s capital stock. See Note 8. As of September 30, 2025, the Company accrued $149,500 to a related party in relation to the short-term notes.
Distribution of Diamune Shares and License Agreement with Diamune
In January and February 2025, Akston distributed its shares in Diamune, which had been its wholly-owned subsidiary since its founding in July 2023, to holders of Akston’s convertible preferred and common shares on a pro rata basis. At the time of share distribution Diamune had no significant operations or assets. On June 6, 2025, Akston entered into an Exclusive License Agreement with Diamune granting it a worldwide, exclusive license to specified patents, know-how, and proprietary technology related to Akston’s Ambifect™ Fc-fusion protein platform for the research, development, manufacture, and commercialization of biologics in the field of diabetes and certain oncology indications in humans. The agreement includes a license issue fee payable from Diamune’s sublicensing and financing proceeds, royalties on product sales and sublicensing revenue, development milestone obligations, and other customary terms. Akston receives a non-exclusive license to any future improvements developed by Diamune. The agreement incorporates provisions related to Akston’s continuing obligations under a loan agreement with The Leona M. and Harry B. Helmsley Trust (See Note 8).

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 13 — Related Party Transactions (continued)
Simple Agreement for Future Equity
In February, March and April 2025, the Company issued SAFE agreements totaling approximately $7.9 million to existing and new investors, including certain holders of greater than 5% of the Company’s capital stock. See Note 7.
2025 Term Loan
In August 2025, the Company executed a term loan agreement with a related party in which the Company received $7,000,000 at closing with an additional $3,000,000 in availability under the term loan. See Note 8.
Note 14 — Subsequent Events
Simple Agreements for Future Equity
In November, 2025 Akston raised $7,700,205 in working capital through the issuance and sale of Simple Agreements for Future Equity (“SAFEs”), including to Related Parties. As of November 8, 2025, Akston had raised $15,637,795 from the sale of SAFEs, including $7,937,590 from the sale of SAFEs from February, 2025 through April, 2025.
The SAFEs sold in November 2025 have various provisions for their conversion, including a 30% discount into the next round of equity financing or upon an Initial Public Offering, subject to a valuation cap of $97.50 per share. Investors who purchased at least $1,000,000 in a SAFE on or before November 8, 2025 are considered Assignees for the purposes of the associated Royalty and Revenue Assignment Agreement (see below).
Diamune License Agreement
In November, 2025, Akston executed a Consent to Assignment with Diamune Therapeutics, Inc. (“Diamune”), pursuant to which Diamune consented to Akston’s assignment to certain investors (“Assignees”) of specified Future Payment rights under the Exclusive License Agreement between the parties dated June 6, 2025. The Future Payments include the License Issue Fee, royalties, sublicense revenues, and accrued interest related to the prevention of autoimmune diabetes in humans and exclude other revenues as well as payments for obligations owed to The Leona M. and Harry B. Helmsley Trust. Diamune agreed to remit such payments directly to the Assignees.
Royalty and Revenue Assignment Agreement
In November, 2025, Akston entered into a Royalty and Revenue Assignment Agreement with certain investors whereby its rights for specified Future Payments owed by Diamune under the Exclusive License Agreement. Pursuant to the Agreement, Akston transferred these receivable interests to the Assignees in connection with their prior SAFE purchases. The Agreement provides that the transfer constitutes a true sale of the revenue interests, not a loan or financing arrangement.
Term Loan Agreement
In October, 2025, Akston entered into a Consent to Assignment of Revenue Streams with Shady Grove Road Investments, LLC permitting Akston to sell and assign to certain investors specific future payments from its License Agreement with Diamune, limited to revenues related to the prevention of autoimmune diabetes. The consent releases the Lender’s security interest in those assets and amends the Loan Agreement dated August 20, 2025, to require written consent for any future Loan B Advances and to revise the Conversion Price definition from 30% to 40%. All other terms of the Loan Agreement remain unchanged.
Management has evaluated subsequent events through November 14, 2025, the date the financial statements were available to be issued.

2,222,222 Shares of Common Stock
Akston Biosciences Corporation

PRELIMINARY PROSPECTUS

ThinkEquity
           , 2025
Through and including            , 2025 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
Information not Required in Prospectus
Unless otherwise indicated, all references to “Akston,” the “company,” “we,” “our,” “us” or similar terms refer to Akston Biosciences Corporation and its wholly owned, consolidated subsidiary, or either or both of them as the context may require.
Item 13.
Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and NYSE American listing fee.
SEC registration fee	$2,762
FINRA filing fee	3,500
NYSE American listing fee	50,000
Printing and mailing expenses	245,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	100,000
Custodian transfer agent and registrar fees and expenses	20,000
Additional banking fee	300,000
Miscellaneous expenses	278,738
Total	$2,500,000

*
To be provided by amendment.

Item 14.
Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We will adopt provisions in our eighth amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and the amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, that limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as directors or officers, except for liability for:
•
any breach of their duty of loyalty to us or our stockholders;

PART II

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for our directors, any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions;

•
any transaction from which they derived an improper personal benefit; or

•
for our officers, any derivative action by or in the right of the corporation.

These limitations of liability do not alter director and officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our amended and restated bylaws will provide that:
•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.
The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.
Item 15.
Recent Sales of Unregistered Securities.

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act.
Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act.
(a)   Issuances of Capital Stock
From February 2022 through September 2022, pursuant to the Series G preferred stock purchase agreement, we issued and sold an aggregate of 78,060 shares of our Series G convertible preferred stock to certain investors at a purchase price of $97.50 for aggregate proceeds of $7,610,850.

PART II

In November 2022, we entered into a Royalty and Revenue Purchase Agreement with thirty-seven (37) investors, whereby each investor purchased rights to a share of future royalty payments and net profits associated with our AKS-452 COVID vaccine candidate, or the Rights. The total amount paid by the investors to us for such Rights was $4,000,000.
In February 2024, all thirty-seven investors subsequently transferred and assigned approximately 50% of their Rights, or the Transferred Interests. We agreed to accept these Transferred Interests as an in-kind payment for the purchase of Series G convertible preferred shares at $97.50 per share. The Transferred Interests were valued at the purchase price of the Rights and totaled $2,001,675.00. The transactions associated with the Transferred Interests resulted in the issuance of 20,530 shares of our Series G convertible preferred shares.
From February 2025 through April 30, 2025, we issued simple agreements for future equity or “SAFE”s with fifty-two (52) investors in the aggregate amount of approximately representing a total principal amount of $7,937,590.
As described under “Certain Relationships and Related Person Transactions-Shady Grove Loans” above, as consideration for entering into the Loan and Security Agreement in May 2024, we issued to Shady Grove Road Investments, LLC, or Shady Grove, a warrant to purchase 29,109 shares of our common stock at an exercise price of $12.01 per share. Additionally, as consideration for entering into the Loan and Security Agreement in August 2025, we issued to Shady Grove a warrant to purchase 29,244 shares of our common stock at an exercise price of $12.70 per share.
No underwriters were involved in the foregoing sales of securities. Unless otherwise stated, the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.
(b)   Convertible Notes
From July 2023 through September 2023, we sold secured convertible bridge notes, or the Notes, to thirty (30) purchasers representing a total principal amount of $3,741,163.07. Each of the Notes accrued interest at a rate of 8% per year and will convert into share sour Series G preferred stock at their respective maturity dates, absent a qualified financing of the Company.
No underwriters were involved in the foregoing sales of securities. Unless otherwise stated, the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.
(c)   Grants and exercises of stock options
Since January 1, 2022, we have granted stock option grants to employees, Board members, and consultants to purchase an aggregate of 345,243 shares of our common stock, with weighted average exercise price of $12.01 and $12.70 pursuant to our 2012 Plan and 2024 Plan, respectively.

PART II

From January 1, 2022 through the date of this registration statement, 1,239 shares of common stock have been issued upon the exercise of options by our employees and former employees, which were granted pursuant to the 2012 Plan.
The issuances of the securities under the 2012 Plan and 2024 Plan as described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

PART II

Item 16.
Exhibits and Financial Statement Schedules.

(a)   Exhibits.
Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1**	Seventh Amended and Restated Certificate of Incorporation, as amended, as currently in effect.
3.2*	Form of Eighth Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of this offering.
3.3**	Bylaws, as currently in effect.
3.4*	Form of Amended and Restated Bylaws, to be in effect as of the effectiveness of the registration statement of which this prospectus forms a part.
4.1*	Specimen Common Stock Certificate.
4.2*	Form of Representative’s Warrant Agreement.
5.1**	Opinion of Goodwin Procter LLP.
10.1**#	Akston Biosciences Corporation 2012 Stock Option and Grant Plan.
10.2**#	Form of Non-Qualified Stock Option Grant Notice, under the 2012 Stock Option and Grant Plan.
10.3**#	Form of Incentive Stock Option Grant Notice, under the 2012 Stock Option and Grant Plan.
10.4**#	Akston Biosciences Corporation 2024 Stock Option and Grant Plan.
10.5**#	Form of Non-Qualified Stock Option Grant Notice, under the 2024 Stock Option and Grant Plan.
10.6**#	Form of Early Exercise Non-Qualified Stock Option Grant Notice, under the 2024 Stock Option and Grant Plan.
10.7**#	Form of Incentive Stock Option Grant Notice, under the 2024 Stock Option and Grant Plan.
10.8**#	Form of Restricted Stock Agreement, under the 2024 Stock Option and Grant Plan.
10.9*#	Akston Biosciences Corporation 2025 Stock Option and Incentive Plan and form of award agreements thereunder.
10.10*#	Akston Biosciences Corporation 2025 Employee Stock Purchase Plan.
10.11*#	Form of Indemnification Agreement, by and between the Registrant and its directors and executive officers.
10.12*#	Senior Executive Cash Incentive Bonus Plan.
10.13*#	Non-Employee Director Compensation Policy.
10.14*#	Compensation Recovery Policy.
10.15**#	Offer Letter by and between the Registrant and Todd C. Zion, Ph.D., dated as of March 9, 2016.
10.16**#	Offer Letter by and between the Registrant and Thomas M. Lancaster, Ph.D., dated as of March 9, 2016.
10.17**#	Offer Letter by and between the Registrant and James Herriman, dated as of March 9, 2016.
10.18**#	Transition and Separation Agreement by and between the Registrant and James Herriman, dated as of September 19, 2025.
10.19**†	Option Agreement by and between the Registrant and Energesis Pharmaceuticals, Inc., dated as of August 1, 2024.
10.20**†	Option Agreement by and between the Registrant and Purdue Research Foundation, dated as of June 10, 2024.

PART II

Exhibit Number	Description
10.21**†	Master Service Agreement by and between the Registrant and ExcellGene SA, dated as of March 19, 2025.
10.22**†	Exclusive License Agreement by and between the Registrant and Diamune Therapeutics, Inc., dated as of June 6, 2025.
10.23**†	Amended and Restated License Agreement by and between the Registrant and Twilight Neuroscience, Inc., dated as of June 9, 2024.
21.1**	Subsidiaries of Registrant.
23.1	Consent of dbbbmckennon, Independent Registered Public Accounting Firm.
23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
107	Filing Fee Table.

*
To be filed by amendment.

**
Previously filed.

#
Indicates a management contract or any compensatory plan, contract or arrangement.

†
Portions of this exhibit (indicated by [***]) have been omitted because the registrant has determined that the information is both not material and is the type that the registrant treats as private and confidential.

+
Certain exhibits and schedules to these agreements have been omitted pursuant to Item 601(a)(5) and (6) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

(b)   Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.
Item 17.
Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

The registrant hereby undertakes that:
(a)
The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)
For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, Massachusetts, on the 14th of November, 2025.
AKSTON BIOSCIENCES CORPORATION
By:
/s/ Todd C. Zion

Name:
Todd C. Zion, Ph.D.

Title:
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date
/s/ Todd C. Zion Todd C. Zion, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2025
* James Herriman	Vice President, Operations and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 14, 2025
/s/ Thomas M. Lancaster Thomas M. Lancaster, Ph.D.	Chief Scientific Officer and Director	November 14, 2025
* Rahul Bhansali	Director	November 14, 2025
* Lovick E. Cannon, Ph.D.	Director	November 14, 2025
* Robyn C. Davis	Director	November 14, 2025
* Michael Hall	Director	November 14, 2025
* Linda Rhodes, VMD, Ph.D.	Director	November 14, 2025

*By:
/s/ Todd C. Zion, Ph.D.

Name: Todd C. Zion, Ph.D.

Title:
Attorney-in-Fact

*By:
/s/ Thomas M. Lancaster, Ph.D.

Name: Thomas M. Lancaster, Ph.D.

Title:
Attorney-in-Fact